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TABLE OF CONTENTS2
Item 8. Financial Statements and Supplementary Data
PART IV
MEMSIC, Inc. FORM 10-Q, March 31, 2013 TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MEMSIC, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)
Title of each class of securities to which transaction applies:

MEMSIC, Inc. common stock, par value $0.00001 per share (the "Common Stock"); restricted stock units with respect to the Common Stock; restricted stock awards with respect to the Common Stock; and options to purchase shares of Common Stock

(2)
Aggregate number of securities to which transaction applies:*

(a) 18,884,885 shares of Common Stock proposed to be acquired in the merger for the per-share merger consideration of $4.225, (b) 551,667 restricted stock units with respect to the Common Stock outstanding, entitled to receive the per share merger consideration of $4.225, (c) 52,500 restricted stock awards with respect to the Common Stock outstanding, entitled to receive the per share merger consideration of $4.225, and (d) 1,507,475 shares of Common Stock issuable pursuant to outstanding stock options, with exercise prices below the per share merger consideration of $4.225.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $84,497,176, which is the sum of (a) the product of (i) the 18,884,885 shares of Common Stock that are proposed to be converted into the right to receive the merger consideration, multiplied by (ii) the merger consideration of $4.225 per share of Common Stock, plus (b) the product of (i) the 551,667 restricted stock units, multiplied by (ii) the merger consideration of $4.225 per share of Common Stock, plus (c) the product of (i) the 52,500 restricted stock awards, multiplied by (ii) the merger consideration of $4.225 per share of Common Stock, plus (d) the product of (i) the 1,507,475 shares of Common Stock underlying options to purchase such shares at a per-share exercise price of less than $4.225, multiplied by (ii) the amount by which the per-share merger consideration exceeds the $2.648 per share weighted average exercise price of such options. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by 0.0001364.

	(4)	Proposed maximum aggregate value of transaction: $84,497,176

	(5)	Total fee paid: $11,525.41

☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

*
Pursuant to the Agreement and Plan of Merger, dated as of April 22, 2013, by and among MEMSIC, Inc. (hereinafter referred to as the "Company"), MZ Investment Holdings Limited ("Parent") and MZ Investment Holdings Merger Sub Limited, a Delaware corporation wholly owned by Parent ("Merger Sub"), Merger Sub will merge with and into the Company (the "merger"), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the effective time of the merger, the shares of Common Stock held by the Company as treasury stock, directly or indirectly by Parent or Merger Sub (including any Common Stock contributed to Parent prior to the effective time of the merger pursuant to the terms of a contribution agreement among Parent and certain stockholders), or by any wholly owned Company subsidiary (collectively, the "Cancelled Shares") will be cancelled and retired, and no consideration shall be delivered with respect thereto. The aggregate number of securities to which the transaction applies excludes the anticipated number of Cancelled Shares.

MEMSIC, INC.
One Tech Drive
Suite 325
Andover, Massachusetts 01810
Telephone: (978) 738-0900

, 2013

To the Stockholders of MEMSIC, Inc.:

        You are cordially invited to attend a special meeting of the stockholders of MEMSIC, Inc., a Delaware corporation ("MEMSIC," the "Company," "we," "our" or "us") which we will hold at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210 on                  , 2013, at 10:00 a.m., local time.

        At the special meeting, holders of our common stock, par value $0.00001 per share (the "Common Stock") will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of April 22, 2013 (as it may be amended from time to time, the "Merger Agreement"), by and among MEMSIC, MZ Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and MZ Investment Holdings Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "merger"), and each share of Common Stock outstanding at the effective time of the merger (other than certain excluded shares and shares for which appraisal rights have been exercised, as described below) will be cancelled and converted into the right to receive $4.225 per share in cash (the "merger consideration"), without interest, and less any applicable withholding taxes. Only stockholders who hold their shares of Common Stock at the close of business on                  , 2013 will be entitled to vote at the special meeting.

        Parent and Merger Sub are affiliates of IDG-Accel China Capital II L.P. ("Sponsor"). The Sponsor has agreed to purchase (or cause to be purchased) up to $86.3 million of Parent's equity shares, which Parent has agreed to use to fund the acquisition of MEMSIC and pay other expenses incurred pursuant to the Merger Agreement. Prior to the consummation of the merger, certain investment funds affiliated with Sponsor (the "IDG Funds") and sixteen executive officers and employees of MEMSIC (together with the IDG Funds, the "Rollover Holders") will contribute to Parent a combination of cash and Common Stock, in exchange for equity shares of Parent. If the merger is completed, the following shares of Common Stock will not be entitled to the merger consideration, and will be cancelled and retired with no merger consideration paid with respect thereto: (i) shares held, whether directly or indirectly, by Merger Sub or Parent (including any Common Stock held by the Rollover Holders and contributed to Parent prior to the merger); (ii) shares held by the Company as treasury stock or otherwise held, whether directly or indirectly, by any Company subsidiary; and (iii) shares held by any of the Company's stockholders who are entitled to and properly perfect their appraisal rights under Delaware law. Additional information regarding the exercise of appraisal rights is included in the enclosed proxy statement.

        On November 10, 2012, the Company received an unsolicited acquisition proposal from IDG-Accel China Growth Fund II L.P. ("IDG-Accel Growth II"), which is one of the IDG Funds, and a stockholder of MEMSIC. In the proposal, IDG-Accel Growth II, on behalf of itself and certain of its affiliated funds and their nominee entities, proposed to acquire all of the Common Stock that those entities did not already own. The Company's board of directors (the "Board") formed a committee consisting solely of its three independent and disinterested directors, Roger W. Blethen, Dr. Lawrence A. Kaufman and Michael Tung (the "Special Committee") to evaluate the proposal. The Special Committee considered this proposal and other alternatives available to the Company. In their evaluation of the merger and the Merger Agreement, the Special Committee and the Board considered, among other factors, the opinion of RBC Capital Markets, LLC, the financial advisor to the Special Committee, that, as of April 22, 2013, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the per share merger consideration to be received by holders of our Common Stock (other than the Rollover Holders) entitled to receive the per share merger consideration is fair, from a financial point of view, to those stockholders. The RBC Capital Markets fairness opinion is attached as Annex B to the enclosed proxy statement.

        Based upon the unanimous recommendation of the Special Committee, the Board, with Dr. Yang Zhao (our President and Chief Executive Officer, and also a Rollover Holder) and Dr. Quan Zhou (a director of the general partner of IDG-Accel Growth II) abstaining due to their respective interests in the merger, unanimously: (i) determined that the merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to and in the best interest of the Company and its stockholders; (ii) approved and declared advisable the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that the Company's stockholders adopt the Merger Agreement. Accordingly, the Board (with Drs. Zhao and Zhou abstaining) unanimously recommends that Company stockholders vote for "FOR" the proposal to adopt the Merger Agreement.

        On April 22, 2013, MEMSIC, Parent, the IDG Funds and certain other Rollover Holders entered into a voting agreement whereby the IDG Funds and such Rollover Holders committed to vote the shares of Common Stock over which they exercise voting control in favor of the approval of the merger and the adoption of the Merger Agreement. The IDG Funds and the other Rollover Holders party to the voting agreement beneficially own shares of Common Stock representing approximately 22.2% of the total voting power of the Common Stock. Under Delaware law and the Merger Agreement, consummation of the merger is conditioned upon approval of the proposal to adopt the Merger Agreement by the affirmative vote of stockholders representing at least a majority of the issued and outstanding Common Stock. Thus, your vote is important regardless of the number of shares you own. Your failure to vote will have the same effect as a vote against the Merger Agreement. At the special meeting you also will be asked to consider and vote on: (i) a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and (ii) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. The Board (with Drs. Zhao and Zhou abstaining) unanimously recommends that Company stockholders vote "FOR" each of these proposals.

        The enclosed proxy statement describes the Merger Agreement, the merger and related agreements and provides specific information concerning the special meeting. We urge you to read the entire proxy statement carefully, including the appendices, as it sets forth the details of the Merger Agreement and other important information related to the merger.

        While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to, or do not desire to, attend the special meeting. Accordingly, we have enclosed a proxy card that will enable your shares to be voted on the matters to be considered at the special meeting, even if you are unable to attend. If you desire your shares to be voted in accordance with the Board's recommendation, you need only sign, date and return the proxy card in the enclosed postage-paid envelope. Otherwise, please mark the proxy card to indicate your voting instructions; date and sign the proxy card; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

        Submitting a proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you have any questions

or require assistance in voting your shares, please call            , our proxy solicitor for the special meeting, toll-free at            or            .

Sincerely,
Roger W. Blethen Chairman of the Special Committee

          Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated                  , 2013 and is first being mailed to stockholders on or about                  , 2013.

MEMSIC, INC.
One Tech Drive
Suite 325
Andover, Massachusetts 01810
Telephone: (978) 738-0900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of MEMSIC, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of MEMSIC, Inc. (the "Company") will be held at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210 on                    , 2013, at 10:00 a.m., local time, for the following purposes:

  1.
  to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 22, 2013 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, MZ Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and MZ Investment Holdings Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent;

  2.
  to approve, on an advisory (non-binding) basis, certain compensation that may become payable to the named executive officers of the Company in connection with the merger;

  3.
  to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

  4.
  to act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The holders of record of our common stock, par value $0.00001 per share ("Common Stock"), at the close of business on                    , 2013, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

        The merger and the Merger Agreement are described in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. Company stockholders may be entitled to assert appraisal rights under Section 262 of the Delaware General Corporation Law. See the enclosed proxy statement, which includes as Annex C a copy of Section 262 of the Delaware General Corporation Law, for more information.

        Your vote is important, regardless of the number of shares of Common Stock you own. The adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, require the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

        You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

        If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement, in favor of the advisory (non-binding) proposal to approve certain compensation that may become payable to the named executive officers of the Company in connection with the merger, and in favor of the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. Your failure to vote or submit your proxy will have the same effect as a vote against the adoption of the Merger Agreement, and will not be counted for purposes of determining whether a quorum is present at the special meeting (in order for any matter to be considered at the special meeting, a quorum, consisting of the holders of a majority of the voting power of the shares of the Common Stock outstanding and entitled to vote on such matters as of the record date, must be present in person or by proxy). Failure to vote or submit your proxy will not affect the advisory vote to approve certain compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

        Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy by attending the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert L. Birnbaum Secretary

Dated                    , 2013
Andover, Massachusetts

i

SUMMARY TERM SHEET

        You are being asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of April 22, 2013, by and among MEMSIC, Inc., MZ Investment Holdings Limited ("Parent") and MZ Investment Holdings Merger Sub Limited, a Delaware corporation wholly owned by Parent ("Merger Sub"). This agreement, as amended from time to time, is referred to in this proxy statement as the "Merger Agreement," and is attached to this proxy statement as Annex A. The Merger Agreement provides for the merger of Merger Sub with and into MEMSIC, with MEMSIC as the surviving corporation (the "merger"). Immediately following the merger, Parent will own all of the outstanding capital stock of MEMSIC. Our board of directors (the "Board") has determined that the Merger Agreement is advisable and in the best interests of our company and our stockholders, unanimously approved the merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and unanimously recommended that our stockholders vote in favor of adoption of the Merger Agreement. This Summary Term Sheet briefly describes the most material terms of the proposed merger, the Merger Agreement and the other agreements entered into in connection with the merger, and may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including its annexes, which constitute part of this proxy statement. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger Agreement (Page     •    )

  MEMSIC, Inc.

        MEMSIC, Inc., which we refer to as "our company," "we," "our," "us," or, as the surviving corporation in the merger, the "Surviving Corporation," is a Delaware corporation incorporated in February 1999. We are headquartered in Andover, Massachusetts, and provide advanced semiconductor sensor and integrated sensing system solutions based on micro electromechanical systems, or "MEMS," technology and mixed signal circuit design. Our products include accelerometers, magnetic sensors and electronic compass solutions, integrated high performance inertial measurement units for industrial and avionics applications, MEMS flow sensing systems, and wireless sensing network systems. See "Important Information Regarding MEMSIC—Company Background" beginning on page     •    of this proxy statement. See also "The Parties to the Merger—MEMSIC, Inc." on page     •    of this proxy statement.

        Additional information about us can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, attached as Annexes D and E, respectively, each of which is included with these proxy materials and constitutes part of this proxy statement. See "Where You Can Find Additional Information" on page     •    of this proxy statement.

  MZ Investment Holdings Limited

        MZ Investment Holdings Limited, referred to as "Parent," is a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent is an affiliate of IDG-Accel China Capital II L.P., a limited partnership organized under the laws of the Cayman Islands and referred to as "Sponsor," and of the IDG Funds (as such term is defined below; for additional information, see "Important Information Regarding Parent, Merger Sub, IDG, and the Individual Rollover Holders—Parent, Merger Sub and the IDG Filing Persons"). Parent has not engaged in any business other than in connection with the merger and related transactions. See "The Parties to the Merger—MZ Investment Holdings Limited and MZ Investment Holdings Merger Sub Limited" on page     •    of this proxy statement.

  MZ Investment Holdings Merger Sub Limited

        MZ Investment Holdings Merger Sub Limited, referred to as "Merger Sub," is a newly formed Delaware corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and related transactions. Merger Sub has not engaged in any business other than in connection with the merger and related transactions. See "The Parties to the Merger—MZ Investment Holdings Limited and MZ Investment Holdings Merger Sub Limited" on page     •    of this proxy statement.

The Purpose of the Special Meeting (Page    •    )

        As holders of our common stock, par value $0.00001 per share, which we refer to as the "Common Stock," you will be asked to consider and vote upon the proposal to adopt the Merger Agreement (a copy of which is attached to this proxy statement as Annex A), which we refer to as the "Merger Proposal." The Merger Agreement provides that, at the closing, Merger Sub will be merged with and into our company, and each outstanding share of Common Stock (other than shares held by: (i) our company as treasury stock; (ii) Parent or Merger Sub, whether directly or indirectly; (iii) any of our subsidiaries; or (iv) stockholders who have properly exercised and perfected and not withdrawn or lost their appraisal rights under Delaware law), will be cancelled and converted into the right to receive $4.225 per share in cash (the "merger consideration"), without interest and less any applicable withholding taxes.

        Upon the effectiveness of the merger, we will become a privately held company, wholly owned by Parent. Parent will be owned by entities and individuals which will consist of:

  •
  the Sponsor, which has agreed to provide up to $86.3 million in cash consideration in exchange for equity shares of Parent, to aid Parent's financing of the merger and related expenses;

  •
  IDG-Accel China Growth Fund II L.P., IDG-Accel China Investors II L.P., IDG Technology Venture Investments, L.P., IDG Technology Venture Investments, LLC, and IDG Technology Venture Investment III, L.P. (collectively, the "IDG Funds," and together with Sponsor, "IDG"), which beneficially own 4,725,223 shares of Common Stock, and intend to roll over these shares in exchange for equity shares of Parent; and

  •
  sixteen of our executive officers and employees, including, among others, Dr. Yang Zhao, our President and Chief Executive Officer, Dr. Paul Zavracky, our President of North American and European Operations, and Ms. Patricia Niu, our Chief Financial Officer (such officers and employees, together with IDG, the "Rollover Holders"), who collectively have beneficial ownership of 683,550 shares of Common Stock, and who will acquire equity shares of Parent in exchange for cash consideration and/or contributions of Common Stock beneficially owned by them.

The Special Meeting (Page    •    )

        The special meeting will be held at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210 on                     , 2013, at 10:00 a.m., local time.

Record Date and Quorum (Page    •    )

        The holders of record of the Common Stock as of the close of business on                    , 2013 (the "record date"), are entitled to receive notice of and to vote at the special meeting.

        The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting us to conduct our proposed business at the special meeting.

 Required Vote for the Merger (Page    •    )

        To adopt the Merger Agreement, under Delaware law and under the Merger Agreement, the holders of a majority of the voting power of our outstanding Common Stock at the close of business on the record date must vote "FOR" the Merger Proposal. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the merger.

        On April 22, 2013, we entered into a voting agreement with Parent, the IDG Funds and certain other Rollover Holders (which we refer to as the "Voting Agreement") pursuant to which, and subject to certain exceptions, the IDG Funds and those Rollover Holders party to the Voting Agreement committed to vote the shares of Common Stock over which they exercise voting control in favor of the Merger Proposal, against certain Competing Transactions (as such term is defined in the Merger Agreement and described under "The Merger Agreement—Other Covenants and Agreements"), and against any action, agreement or transaction that could reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the merger or the other transactions contemplated by the Merger Agreement. See "Agreements Involving Common Stock—Voting Agreement" on page     •    of this proxy statement.

        As of the record date, there were            shares of Common Stock outstanding. The IDG Funds own, in the aggregate, 4,725,223 shares of Common Stock, representing approximately 19.4% of our outstanding voting power. As of such date, the Rollover Holders party to the Voting Agreement (including the IDG Funds) own, in the aggregate, 5,405,220 shares of Common Stock, representing approximately 22.2% of our outstanding voting power.

Conditions to the Merger (Page     •    )

        Each party's obligation to complete the merger is subject to the satisfaction of the following conditions:

  •
  approval of the Merger Proposal by the affirmative vote of stockholders representing at least a majority of our issued and outstanding shares of Common Stock, in accordance with the DGCL;

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (whether in effect, pending, proposed or threatened) that has or would have the effect of making the merger illegal or otherwise prohibiting the merger's consummation (an "injunction") in the United States, the People's Republic of China (the "PRC"), or any other jurisdiction where such an injunction would reasonably be expected to have a Company Material Adverse Effect (as such term is defined in the Merger Agreement, and described in this proxy statement in "The Merger Agreement—Representations and Warranties," beginning on page     •    ); and

  •
  procurement of all relevant regulatory approvals, except where a failure to obtain such approval(s) would not result in a Company Material Adverse Effect or prevent the consummation of the Merger.

        Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement relating to: (i) their authority relative to the Merger Agreement; (ii) the sufficiency of their financing to pay the aggregate merger consideration and other fees and expenses; (iii) the availability of their financing at the consummation of the merger; and (iv) the net worth and capitalization of the Surviving Corporation, must be true and correct both when made and at the closing date of the merger;

  •
  all remaining representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct both when made and as of the closing date of the merger, except with respect to certain representations and warranties made as of a specified date, and to the extent any failures of these representations and warranties to be true and correct, individually or in the aggregate, would not be reasonably expected to prevent the consummation of the merger or any other transactions set forth in the Merger Agreement;

  •
  Parent and Merger Sub must have performed or complied, in all material respects, with all agreements and covenants that they are required to perform or comply with under the Merger Agreement prior to the closing date of the merger; and

  •
  Parent must have delivered to us an executed officer's certificate stating that the conditions set forth above have been satisfied.

        The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  our representations and warranties in the Merger Agreement relating to: (i) the approval of the Merger Agreement by our Board and the Special Committee (as such term is defined below); (ii) our corporate authority relative to the Merger Agreement; and (iii) the inapplicability of any anti-takeover measures to the merger, must be true and correct in all respects both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date);

  •
  our representations and warranties in the Merger Agreement relating to our capitalization must be true and correct in all material respects both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date);

  •
  all of our remaining representations and warranties in the Merger Agreement must be true and correct both when made and as of the closing date of the merger, except with respect to certain representations and warranties made as of a specified date, and to the extent any failures of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

  •
  we must have performed or complied, in all material respects, with all agreements and covenants that we are required to perform or comply with under the Merger Agreement prior to the effective time of the merger;

  •
  we must have delivered to Parent an executed officer's certificate stating that the conditions set forth above have been satisfied; and

  •
  since the date of the Merger Agreement, there must have not occurred and be continuing any Company Material Adverse Effect.

When the Merger Will Become Effective (Page    •    )

        We anticipate completing the merger in the third quarter of 2013.

Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger (Page     •    )

        Because two of our Board members, Drs. Yang Zhao and Quan Zhou, have actual or potential conflicts of interest in evaluating the merger due to their status as Rollover Holders or affiliates of Rollover Holders, our Board appointed a special committee consisting solely of the three independent and disinterested directors remaining on our Board: Roger W. Blethen, Dr. Lawrence A. Kaufman and Michael Tung (the "Special Committee"). The Special Committee was responsible for evaluating the merger and other strategic alternatives available to us, negotiating with IDG and other potentially interested parties and making recommendations to our Board with respect thereto.

        Based upon the unanimous recommendation of the Special Committee, our Board, with Drs. Zhao and Zhou abstaining due to their respective interests in the merger, unanimously: (i) determined that the merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to and in the best interest of our company and our stockholders; (ii) approved and declared advisable the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that our stockholders adopt the Merger Agreement. Accordingly, our Board (with Drs. Zhao and Zhou abstaining) unanimously recommends that our stockholders vote for "FOR" the Merger Proposal. For a description of the reasons considered by the Special Committee and by our Board, see "Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger" beginning on page     •    of this proxy statement. For a description of the interests of our directors Drs. Zhao and Zhou in the consummation of the merger, see "Special Factors—Interests of Certain Persons in the Merger" beginning on page     •    of this proxy statement.

Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration (Page     •    and Annex B)

        The Special Committee retained RBC Capital Markets, LLC, which we refer to as "RBC," to act as its financial advisor in connection with the Merger. The Special Committee selected RBC to act as its financial advisor based on its qualifications, expertise, reputation and knowledge of our business and affairs and its experience with semiconductor companies and the industry in which we operate. RBC has delivered a written opinion to the Special Committee to the effect that, as of April 22, 2013 and based upon and subject to the considerations, assumptions, limitations, qualifications and other matters set forth therein, the merger consideration to be received by our stockholders (other than the Rollover Holders) pursuant to the merger was fair, from a financial point of view, to such stockholders. RBC's opinion was provided to the Special Committee in connection with the Special Committee's and our Board's evaluation of the merger consideration, and did not address any other aspect of the merger or constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

        The full text of RBC's written opinion, dated April 22, 2013, is attached to this proxy statement as Annex B, and constitutes part of this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBC in rendering its opinion. You should read the opinion carefully in its entirety. In the Special Committee's engagement letter with RBC, we agreed to pay RBC $400,000 upon rendering its written opinion, whether or not the opinion was favorable. If the merger is successfully completed, RBC will also receive an additional transaction fee of $1,850,000, against which all of the fee payable for the delivery of RBC's opinion will be credited. For a further discussion of RBC's opinion, our prior relationship with RBC and the terms of RBC's engagement, see "Special Factors—Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration" beginning on page     •    of this proxy statement.

Purposes and Reasons for the Merger (Page     •    )

        Our purpose in undertaking the merger is to enable our "unaffiliated security holders," as that term is defined under Rule 13e-3 of the Exchange Act (and which we refer to as "unaffiliated stockholders"), to realize the value of their investment in our Common Stock through their receipt of the merger consideration, which represents a premium of approximately 56% to the closing market price of the Common Stock on April 22, 2013, the last trading day before the public announcement of the signing of the Merger Agreement, and a premium of approximately 143% to the closing market price of our Common Stock on November 20, 2012, the last trading day before we announced that we had received a non-binding proposal from IDG-Accel China Growth Fund II L.P., one of the IDG Funds, to acquire our company for $4.00 per share.

        Additionally, becoming a private company is expected to allow us to reduce costs related to being a public company and allow our management and certain other employees to eliminate much of the time they devote to complying with our obligations as a public company. As a result, we may be better able to focus our resources as a private company.

        For Parent, Merger Sub and the Rollover Holders, the purposes of the merger include, but are not limited to, the following:

  •
  to allow Parent and the Rollover Holders (to the extent such Rollover Holders contribute cash and/or their Common Stock to Parent) to benefit from our future earnings and growth, if any, after the Common Stock ceases to be publicly traded;

  •
  to enable the Rollover Holders to immediately realize in cash the value of a portion of their Common Stock, to the extent such Common Stock is not "rolled over" into equity shares of Parent;

  •
  to allow the Rollover Holders to maintain a significant portion of their investment in our Common Stock through their commitments to exchange or roll over their Common Stock into equity shares of Parent; and

  •
  to afford the Surviving Corporation greater operating flexibility as a privately held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets.

Certain Effects of the Merger (Page     •    )

        If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will merge with and into our company, the separate corporate existence of Merger Sub will cease, and we will continue our corporate existence under Delaware law as the surviving corporation in the merger, with all of our rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, shares of our Common Stock, other than shares that we own or are otherwise owned by Parent (including shares contributed to Parent by the Rollover Holders prior to the closing of the merger), Merger Sub and any stockholders who have properly exercised and perfected and not withdrawn or lost their appraisal rights under Delaware law, will be converted into the right to receive $4.225 per share, without interest and less any applicable withholding taxes. Following the completion of the merger, our Common Stock will no longer be publicly traded, we will no longer file reports with the Securities and Exchange Commission (the "SEC"), and our stockholders (other than those Rollover Holders that have acquired equity shares of Parent in exchange for cash consideration and/or contributions of Common Stock) will cease to own any of our equity interests.

Treatment of Company Stock Options, Restricted Stock Awards and Restricted Stock Units (Page     •    )

        Company Stock Options.    Upon the consummation of the merger, each option to purchase our Common Stock that is then outstanding, whether or not vested (which options are referred to as "Company Options"), including those held by the Rollover Holders, will be cancelled and converted into the right to receive cash in an amount equal to: (a) the product of (i) the total number of shares of Common Stock subject to such Company Option immediately prior to the consummation of the merger (without regard to vesting), and (ii) the excess, if any, of $4.225 over the exercise price per share of Common Stock subject to such Company Option, less (b) any amounts that are required to be withheld or deducted under applicable tax provisions. Such amount will be paid as soon as reasonably practicable after the consummation of the merger. No holder of a Company Option that has an exercise price per share of Common Stock that is equal to or greater than the merger consideration will be entitled to any payment with respect to such cancelled Company Option before or after the effective time of the merger.

        Company Restricted Stock Awards.    Upon the consummation of the merger, each of our restricted stock awards that are granted and outstanding, including those held by the Rollover Holders and our directors, will be cancelled and converted into the right to receive the merger consideration, which amount will be paid net of any applicable taxes, as soon as reasonably practicable after the effective time of the merger.

        Company Restricted Stock Units.    Upon the consummation of the merger, each of our restricted stock units that are granted and outstanding, including those held by the Rollover Holders and our directors, will be cancelled and converted into the right to receive the merger consideration, which amount will be paid net of any applicable taxes, as soon as reasonably practicable after the effective time of the merger.

Interests of the Certain Persons in the Merger (Page    •    )

        In considering the recommendation of our Board with respect to the Merger Agreement, you should be aware that some of our directors, executive officers and other employees have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Because of their interests in the consummation of the merger, Dr. Yang Zhao (our Chairman, President and Chief Executive Officer, and also a Rollover Holder) and Dr. Quan Zhou (a director serving on our Board and an affiliate of IDG) abstained from our Board's unanimous recommendation that our stockholders vote for the Merger Proposal. The Special Committee and our Board were aware of these potential or actual conflicts of interest and considered them along with other matters when they resolved to recommend that our stockholders vote for the Merger Proposal. These interests, which are discussed in detail in the section entitled "Special Factors—Interests of Certain Persons in the Merger" beginning on page     •    of this proxy statement, include the following:

  •
  prior to the merger, two of our directors (Dr. Zhou, acting indirectly through the IDG Funds, and Dr. Zhao, our President and Chief Executive Officer and Chairman of our Board) will contribute to Parent a combination of cash consideration and Common Stock in exchange for equity shares of Parent, and will be among our ultimate beneficial owners following completion of the merger;

  •
  prior to the merger, Dr. Zhao, Dr. Paul Zavracky, our President of North American and European Operations and Ms. Patricia Niu, our Chief Financial Officer (collectively, our "executive officers"), ten of our other employees, and three employees of MEMSIC Semiconductor (WUXI) Co., Ltd., our wholly owned Chinese subsidiary (which we refer to as "MEMSIC WUXI"), will contribute to Parent a combination of cash consideration and Common Stock in exchange for equity shares of Parent, and will, along with IDG, be ultimate beneficial owners of the Surviving Corporation following the effective time of the merger;

  •
  the Rollover Holders will be able to immediately realize in cash the value of a portion of their Common Stock (to the extent such Common Stock is not "rolled over" into equity shares of Parent) while simultaneously maintaining a significant portion of their investments in our Common Stock through their commitments to exchange or roll over their Common Stock into equity shares of Parent;

  •
  our executive officers immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of the Surviving Corporation, until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws;

  •
  like other holders of Company Options, each Rollover Holder and each of our directors holding Company Options at the effective time of the merger (other than IDG, which does not hold any Company Options) will have the right to receive cash in respect of such Company Options, in an amount equal to: (a) the product of (i) the total number of shares of Common Stock subject to such Company Option immediately prior to the consummation of the merger (without regard to vesting), and (ii) the excess, if any, of $4.225 over the exercise price per share of Common Stock subject to such Company Option, less (b) any amounts that are required to be withheld or deducted under applicable tax provisions.

  •
  like other holders of our restricted stock awards and restricted stock units, each Rollover Holder and each of our directors holding such securities at the effective time of the merger (with the exception of IDG, which does not hold any of such securities) will have the right to receive cash in respect of each share or unit in the amount of the merger consideration, without interest and less any amounts that are required to be withheld or deducted under applicable tax provisions;

  •
  our directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and the organizational documents of the Surviving Corporation; and

  •
  in consideration of their service on the Special Committee, the members of the Special Committee are entitled to receive cash fees in the amount of $2,500 for each meeting of the Special Committee that they attend, and the Chairman of the Special Committee, Roger W. Blethen, is entitled to receive an additional one-time cash fee in the amount of $7,500. Each of Mr. Tung and Dr. Kaufman has received $57,500 in respect of these fees, and Mr. Blethen has received $65,000 in respect of these fees, including his one-time cash fee as Chairman of the Special Committee. An additional $15,000 is owed to each member of the Special Committee on account of these fees for meetings held during the second calendar quarter of 2013. On April 22, 2013 our Board approved an additional cash payment to each member of the Special Committee in the amount of $63,375 in consideration of his service on the Special Committee, and such amounts also remain payable. We expect to settle these amounts owed to our Special Committee members in July, 2013.

Financing (Page    •    )

        Parent estimates that the total amount of funds required to consummate the merger and related transactions and pay all other related fees, expenses and other amounts payable by Parent or the Surviving Corporation pursuant to the Merger Agreement will be approximately $    •     million. Parent expects this amount to be provided from the following sources:

  •
  an aggregate cash equity investment in Parent by the Sponsor of up to $86.3 million (as described in this proxy statement under "Special Factors—Financing—Equity Financing");

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  the Rollover Holders' acquisition of equity shares of Parent in exchange for cash consideration and/or contributions of Common Stock beneficially owned by these Rollover Holders (as described in this proxy statement under "Special Factors—Financing—Rollover Financing"); and

  •
  with respect to the payment of certain transaction-related fees and expenses, from our cash balances and the cash balances of IDG.

        The financing described above, when funded in accordance with the related equity commitment letter and contribution agreement, as applicable, will provide the cash proceeds sufficient for the consummation of the merger and the payment of all fees, expenses and other amounts payable pursuant to the Merger Agreement.

 Limited Guaranty (Page    •    )

        The Sponsor has agreed to guarantee certain obligations of Parent under the Merger Agreement, on the terms and subject to the conditions set forth in a limited guaranty, dated as of April 22, 2013, in our favor (which we refer to as the "Limited Guaranty"), in an amount up to $3.89 million. The obligations guaranteed by the Limited Guaranty includes the payment of the $3.54 million Parent Termination Fee (as such term is defined in the Merger Agreement, and described in this proxy statement under "The Merger Agreement—Termination Fees," beginning on page     •    ) and other specified costs and expenses that may become payable by Parent. See "Agreements Involving Common Stock—Limited Guaranty" beginning on page     •    of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (Page    •    )

        If you are a U.S. Holder (as such term is defined in this proxy statement under "Special Factors—Material U.S. Federal Income Tax Consequences of the Merger," beginning on page     •    ), the receipt of cash in exchange for shares of our Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors for a full understanding of the tax consequences of the merger, including the exchange of shares of Common Stock for cash or an exercise of related appraisal rights, in light of your particular circumstances, including the application and effect of any state, local or foreign income and other tax laws. See "Special Factors—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page     •    of this proxy statement for additional information.

Material People's Republic of China Income Tax Consequences of the Merger (Page    •    )

        We do not believe that we should be considered a "resident enterprise" under the Enterprise Income Tax Law (the "EIT Law") of the PRC, or that any gain recognized on the receipt of cash for the shares of our Common Stock pursuant to the merger by stockholders that are not PRC residents should be considered as income sourced from the PRC and subject to PRC tax. If, however, PRC tax authorities were to determine that we should be considered a resident enterprise or that the receipt of cash for shares of our Common Stock should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for shares of our Common Stock pursuant to the merger or through the exercise of appraisal rights by our stockholders who are not PRC residents could be treated as PRC-sourced income that would be subject to PRC income tax at a rate of 20%, in the case of individuals, or 10%, in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisors for a full understanding of the PRC tax consequences of the merger, including the exchange of Common Stock shares for cash or an exercise of related appraisal rights, in light of your particular circumstances. See "Special Factors—Material PRC Income Tax Consequences of the Merger" beginning on page     •    of this proxy statement for additional information.

Anticipated Accounting Treatment of the Merger (Page    •    )

        As the surviving corporation in the merger, we will account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price will be allocated to our assets and liabilities based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Regulatory Approvals (Page    •    )

        In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various PRC and U.S. federal and state governmental agencies. It is currently expected that no prior regulatory approvals, including under antitrust laws and regulations, will be required in order to complete the merger.

 Litigation (Page    •    )

        On May 14, 2013, a putative class action captioned Spencer v. Zhao et al., C.A. No. 13-1771-BLS, was filed in Massachusetts Superior Court in Suffolk County against us and our directors, as well as David Yang, a former director, and Merger Sub. An amended complaint was filed on June 4, 2013. The amended complaint alleges, among other things, that our directors breached their fiduciary duties of care, loyalty, good faith, candor and independence owed to our stockholders by engaging in an unfair process that resulted in the proposed merger at an inadequate price that is not in the best interests of our stockholders and that our officers and directors allegedly stand to gain unique benefits from the proposed transaction. The amended complaint also alleges that our management deterred other interested parties so that a deal with IDG could be reached. The amended complaint further alleges that that our directors breached their fiduciary duties by agreeing to non-solicitation and other deal protection provisions in the Merger Agreement, and that the preliminary version of this proxy statement that we filed with the SEC on May 21, 2013 fails to provide our stockholders with material information and/or provides them with materially misleading information thereby rendering our stockholders unable to make an informed decision as to how to vote at the special stockholder meeting. See "Special Factors—Litigation" beginning on page     •    of this proxy statement for additional information regarding this suit.

        The outcome of this lawsuit is uncertain and cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on our operations and liquidity. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely prevent completion of the merger. The defendants believe that the claims asserted against them in this lawsuit are without merit.

Appraisal Rights (Page     •    and Annex C)

        Under Delaware law, holders of our Common Stock who do not vote in favor of the Merger Proposal, who properly demand appraisal of their shares of Common Stock and who otherwise comply with the requirements of Section 262 of the DGCL, which we refer to as "Section 262," will be entitled to seek appraisal for, and obtain payment in cash of the judicially determined fair value of, their shares of Common Stock in lieu of receiving the merger consideration if the merger is completed. This value could be more than, the same as, or less than the merger consideration. Any holder of Common Stock intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to us prior to the vote on the Merger Proposal, must not vote in favor of the Merger Proposal and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

No Solicitation (Page     •    )

        Upon the execution of the Merger Agreement, we agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted prior to such time with respect to a Competing Transaction. We further agreed that neither we nor any of our directors, officers, subsidiaries or any of the directors or officers of our subsidiaries will, and that we will direct our agents, advisors and other representatives (including any investment banker, attorney or accountant retained by us or our subsidiaries), not to, in each case, directly or indirectly:

  •
  solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a manner designed to knowingly encourage), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including a proposal or offer to our stockholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction;

  •
  enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity (excluding our directors, officers, employees, financial advisors, attorneys, advisors and other representatives) in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction;

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  except as otherwise provided below, agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any Competing Transaction; or

  •
  authorize or permit any of our officers, directors or subsidiaries, or direct any investment banker, financial advisor, attorney, accountant or other representative retained by or acting directly or indirectly under our direction or the direction of our subsidiaries, to take any of the above actions.

        In addition, we may not release any third party whom we have reason to believe is seeking to make or has made a proposal or offer regarding Competing Transaction from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless our Board or an applicable committee of our Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of our Board or such committee.

        We agreed to notify Parent as promptly as practicable (and in any event within 48 hours after we have knowledge), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that would reasonably be expected to lead to a Competing Transaction, specifying:

  •
  the material terms and conditions of the proposal or offer (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements;

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  the identity of the party making such proposal or offer or the inquiry or contact; and

  •
  whether our Board (or an applicable committee thereof) has formed any intention to provide confidential information to such person.

        We are obligated to keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). We must provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of our Board or members of the Special Committee) of any meeting of our Board or the Special Committee at which our Board or the Special Committee, is reasonably expected to consider any Competing Transaction.

        Notwithstanding the restrictions described above, our Board (or an applicable committee thereof) may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if our Board (or an applicable committee thereof) has:

  •
  determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes or could be reasonably expected to lead to a Superior Proposal (as such term is defined in the Merger Agreement, and described in this proxy statement under "The Merger Agreement—Other Covenants and Agreements");

  •
  determined, in its good faith judgment (after consultation with its outside legal counsel), that, in light of such Superior Proposal or potential Superior Proposal, failure to furnish such information or enter into discussions would reasonably be expected to be inconsistent with its fiduciary obligations under applicable laws;

  •
  provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least one business day prior to taking any such action; and

  •
  obtained from such person an executed confidentiality agreement on terms no less favorable to us in the aggregate than those contained in the confidentiality agreement we have in place with Sponsor.

        We must concurrently make available to Parent any information concerning our company or our subsidiaries that we provide to any third party pursuant to the above provisions and which was not previously provided to Parent.

        Notwithstanding the provisions described above, the Merger Agreement does not prohibit our Board from disclosing to our stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act") and nothing in the Merger Agreement prohibits us, our Board or any committee of our Board from issuing a "stop, look and listen" statement or other communication pending disclosure of its position, as contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act. Additionally, our Board (or an applicable committee thereof) may, at any meeting at which, or in any written consent in which, it adopts resolutions authorizing the termination of the Merger Agreement to pursue a Superior Proposal, adopt further resolutions authorizing, agreeing to, approving, endorsing or recommending to our stockholders any Superior Proposal and any definitive agreement or agreements relating thereto.

Termination (Page    •    )

        The Merger Agreement may be terminated at any time prior to the effective time:

  •
  upon our mutual written agreement with Parent, with the approval of each of our respective boards of directors (and in our case, acting upon the recommendation of the Special Committee);

  •
  by us or by Parent, if:

  •
  there has been an Outside Date Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    );

  •
  any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any injunction that will have become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement is the primary cause of, or primarily resulted in or materially contributed to the enactment, issuance, promulgation, enforcement or entry of such injunction; or

  •
  there has been a Stockholder Vote Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    );

  •
  by us, if:

  •
  there has been a Superior Proposal Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    );

  •
  there has been a Parent Breach Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    ); or

  •
  there has been a Failure to Close Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    );

  •
  by Parent, if:

  •
  there has been a Company Breach Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    );

    •
    there has been a Change in Recommendation Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    ); or

    •
    there has been a Non-Solicitation Termination (as such term is defined in this proxy statement under "The Merger Agreement—Termination," beginning on page     •    ).

Termination Fees (Page    •    )

        We have agreed to pay Parent a termination fee of $1.77 million, which we refer to as the "Company Termination Fee," less any amounts described under "The Merger Agreement—Expenses" (beginning on page     •    of this proxy statement), paid or payable by us, if the Merger Agreement is terminated:

  •
  by Parent as a Change in Recommendation Termination or a Non-Solicitation Termination;

  •
  by us, as a Superior Proposal Termination; or

  •
  by Parent as a Company Breach Termination or by either of us or Parent as an Outside Date Termination or a Stockholder Vote Termination, if:

  •
  in the case of Stockholder Vote Termination, after the date of the Merger Agreement and prior to the special meeting, a bona fide Competing Transaction is made known to us, or is publicly announced or publicly made known, and has not been withdrawn; or

  •
  in the case of an Outside Date Termination or a Company Breach Termination, after the date of the Merger Agreement and before the effectiveness of such termination, a bona fide Competing Transaction is made known to us, or is publicly announced or publicly made known, and has not been withdrawn;

and, in each case, we, or one of our subsidiaries, consummate a Competing Transaction within twelve months after any such termination of the Merger Agreement, whether or not it is the same Competing Transaction (provided that for purposes of determining whether the Company Termination Fee shall be payable, all references to "20%" in the definition of "Competing Transaction" will be deemed to be references to "50%").

        Parent is required to pay us the $3.54 million Parent Termination Fee if we terminate the Merger Agreement as a Parent Breach Termination or a Failure to Close Termination.

        In the event that we fail to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of the Merger Agreement, either party, as the case may be, will be required to reimburse the other party for all costs and expenses reasonably incurred by the other party in connection with the collection of that fee, together with interest on such unpaid fee, commencing on the date that the Company Termination Fee or Parent Termination Fee became due, at a rate equal to the rate of interest publicly announced by Bank of America Corporation, from time to time, in The City of New York, as such bank's prime rate plus 1.00%. Such collection expenses will not otherwise diminish in any way the payment obligations under the Merger Agreement. Any such cost, expense or interest will be payable by us or by Parent only in the event the other party has obtained a final, non-appealable judgment for the failure to pay the relevant termination fee.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as one of our stockholders. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:    Why am I receiving this proxy statement?

A:
On April 22, 2013, we entered into the Merger Agreement, providing for our merger with Merger Sub, where we will survive the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Sponsor. You are receiving this proxy statement in connection with the solicitation of proxies by our Board in favor of the Merger Proposal and the other matters to be voted on at the special meeting.

Q:    What is the proposed transaction?

A:
The proposed transaction is our merger with Merger Sub pursuant to the Merger Agreement. Following the effective time of the merger, we will be privately held by Parent.

Q:    What will I receive in the merger?

A:
If the merger is completed, you will be entitled to receive $4.225 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own, unless: (i) you are a Rollover Holder contributing some or all of the Common Stock you beneficially own in exchange for equity shares of Parent (in which case you will receive the merger consideration, without interest and less any applicable withholding taxes, solely with respect to shares of Common Stock you sell in the merger); or (ii) you properly exercise and perfect, and do not withdraw or lose, appraisal rights under Section 262. For example, if you own 100 shares of Common Stock, are not a Rollover Holder, and do not exercise your appraisal rights, you will be entitled to receive $422.50 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not be entitled to receive shares in the Surviving Corporation.

Q:    Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Common Stock?

A:
Stockholders who do not vote in favor of the Merger Proposal, who properly demand appraisal of their shares of Common Stock, and who otherwise comply with the requirements of Section 262 are entitled to statutory appraisal rights, also known as dissenters' rights, under Delaware law in connection with the merger. This means that if you comply with the requirements of Section 262, you are entitled to have the "fair value" (as defined pursuant to Section 262) of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See "Appraisal Rights" beginning on page     •    of this proxy statement, and the text of Section 262, which is reproduced in its entirety as Annex C to this proxy statement.

Q:    Where and when is the special meeting?

A:
The special meeting will take place at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210 on                    , 2013, at 10:00 a.m., local time.

Q:    What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to adopt the Merger Proposal;

•
to approve, by a non-binding, advisory vote, certain compensation arrangements for our executive officers in connection with the merger, which we refer to as the "Golden Parachute

    Proposal" (see "Special Factors—Advisory Vote on Specified Compensation" and "Special Factors—Interests of Certain Persons in the Merger" for additional information);

  •
  to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the Merger Proposal, which we refer to as the "Adjournment Proposal;" and

  •
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Q:    Who can attend and vote at the special meeting?

A:
All holders of record of our Common Stock as of the close of business on                    , 2013, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any adjournment or postponement thereof. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver's license. If you wish to attend the special meeting and your shares of Common Stock are held in "street name" by your broker, bank or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. "Street name" holders who wish to vote at the special meeting will need to obtain a proxy executed in such holder's favor from the broker, bank or other nominee that holds their shares of Common Stock. Seating will be limited at the special meeting.

Q:    What is the quorum required to transact business at the special meeting?

A:
In order for any matter to be considered at the special meeting, there must be a quorum present. The presence, in person or represented by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date for the meeting will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a broker holding shares for a beneficial owner is precluded from exercising its voting discretion with respect to approving a "non-routine" proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Because there are no discretionary items to be voted upon at the special meeting, broker non-votes as to all matters will not be counted as presented and entitled to vote for purposes of determining a quorum . If a quorum is not present, the stockholders entitled to vote at the meeting who are present or represented by proxy may adjourn the meeting until a quorum is present. See "The Special Meeting—Record Date and Quorum" beginning on page     •    of this proxy statement.

Q:    What vote of our stockholders is required to approve the Merger Agreement?

A:
Under Delaware law and as a condition to the consummation of the merger, stockholders holding at least a majority of the shares of the Common Stock outstanding at the close of business on the record date must vote "FOR" the Merger Proposal. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the Merger Proposal.

  As of the record date, there were        shares of our Common Stock outstanding. Except in their capacities as members of our Board, as applicable, none of our officers or directors has made any recommendation either in support of or in opposition to the merger or the Merger Agreement.

  Our directors have informed us that, as of the date of this proxy statement, they intend to vote in favor of the Merger Proposal.

  In connection with our entry into the Merger Agreement, on April 22, 2013, we entered into the Voting Agreement, whereby the IDG Funds and the other Rollover Holders party thereto

  (including our executive officers) committed to vote the shares of Common Stock over which they have voting control in favor of the Merger Proposal, against certain Competing Transactions, and against any action, agreement or transaction that could reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the merger or the other transactions contemplated by the Merger Agreement. The IDG Funds beneficially own, in the aggregate, 4,725,223 shares of Common Stock, representing approximately 19.4% of our outstanding voting power, and the other Rollover Holders party to the Voting Agreement beneficially own, in the aggregate, 679,997 shares of Common Stock, representing approximately 2.8% of our outstanding voting power.

Q:    What vote of our stockholders is required to approve other matters to be discussed at the Special Meeting?

A:
The approval of the Golden Parachute Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast on those proposals.

Q:    What was the role and recommendation of the Special Committee?

A:
Because Drs. Zhao and Zhou have actual or potential conflicts of interest in evaluating the merger, our Board appointed the Special Committee to evaluate the merger and other strategic alternatives, and to make recommendations to our Board with respect thereto. The Special Committee had no obligation to recommend the adoption of the Merger Agreement, the merger or any other transaction. The Special Committee unanimously recommended that the Board: (i) determine that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable to us, and in our best interests; (ii) approve and declare advisable our execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the merger; and (iii) resolve to recommend that our stockholders adopt the Merger Agreement, in each case upon the terms and conditions set forth in the Merger Agreement.

  In arriving at its conclusion, the Special Committee considered, among other things, the opinion of RBC, that, as of the date of such opinion, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the per share merger consideration to be received by holders of our Common Stock (other than the Rollover Holders) is fair, from a financial point of view, to such stockholders. See "Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger" beginning on page     •    of this proxy statement.

Q:    How does the Board recommend that I vote?

A:
Our Board (with Drs. Zhao and Zhou abstaining) unanimously recommends that our stockholders vote:

•
"FOR" the Merger Proposal;

•
"FOR" the Golden Parachute Proposal; and

•
"FOR" the Adjournment Proposal.

  Our Board based its recommendation on the unanimous recommendation of the Special Committee, and also considered the fairness opinion of RBC. You should read "Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger" beginning on page     •    of this proxy statement, for a discussion of the factors that our Board (with Drs. Zhao and Zhou abstaining) considered in deciding to recommend that our stockholders vote in favor of the Merger Proposal. See also "Special Factors—Interests of Certain Persons in the Merger" beginning on page     •    of this proxy statement.

Q:    What effects will the merger have on MEMSIC and the Common Stock?

A:
Our Common Stock is currently registered under the Exchange Act and is listed on the NASDAQ Global Market, which we refer to as the "NASDAQ," under the symbol "MEMS." As a result of the merger, we will become wholly owned by Parent. Following the consummation of the merger, the registration of our Common Stock and our reporting obligations under the Exchange Act will be terminated, and our Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ. Unless you are a Rollover Holder or have properly exercised and perfected your appraisal rights, your Common Stock will represent only the right to receive the merger consideration.

Q:    When do you expect the merger to be completed?

A:
We will complete the merger as quickly as possible after the special meeting. In order to complete the merger, we must obtain the stockholder approvals described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. We hope to complete the merger during the third calendar quarter of 2013, although there can be no assurance that we will be able to do so.

Q:    Is the merger expected to be taxable to me?

A:
If you are a U.S. stockholder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a "Non-U.S. Holder" (as such term is defined in this proxy statement under "Special Factors—Material U.S. Federal Income Tax Consequences of the Merger," beginning on page     •    ), the receipt of cash for your shares of Common Stock pursuant to the merger will generally not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States. See "Special Factors—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page     •    of this proxy statement.

  We do not believe that we should be considered a "resident enterprise" under the PRC's EIT Law, or that any gain recognized on the receipt of cash for the shares of our Common Stock pursuant to the merger by stockholders that are not PRC residents should be considered as income sourced from the PRC and subject to PRC tax. If, however, PRC tax authorities were to determine that we should be considered a resident enterprise or that the receipt of cash for shares of our Common Stock should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for shares of our Common Stock pursuant to the merger or through the exercise of appraisal rights by our stockholders who are not PRC residents could be treated as PRC-sourced income that would be subject to PRC income tax at a rate of 20% in the case of individuals, or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisors for a full understanding of the PRC tax consequences of the merger, including the exchange of Common Stock shares for cash or an exercise of related appraisal rights, in light of your particular circumstances. See "Special Factors—Material PRC Income Tax Consequences of the Merger" beginning on page     •    of this proxy statement for additional information.

  You should consult your own tax advisors for a full understanding of the tax consequences of the merger, including the exchange of Common Stock shares for cash or an exercise of related appraisal rights, in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws, such as those of the PRC).

Q:    What happens if the merger is not consummated?

A:
If the Merger Agreement is not approved by our stockholders, or if the merger is not consummated for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain a public company and shares of Common

  Stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, we may be required to pay Parent and Merger Sub a termination fee of $1.77 million, or Parent may be required to pay us a termination fee of $3.54 million. See "The Merger Agreement—Termination" beginning on page     •    of this proxy statement.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, which constitute part of this proxy statement, and to consider how the merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by: (i) completing, signing, dating and returning your proxy card(s) in the enclosed envelope(s); (ii) submitting your proxy through the Internet at the address listed on the accompanying proxy card; or (iii) submitting your proxy using the toll-free telephone number listed on the proxy card.

  If you hold your shares in "street name" through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Proposal.

  If you sign your proxy card and do not indicate how you want to vote, your shares will be voted FOR the Merger Proposal, FOR the advisory Golden Parachute Proposal, FOR the Adjournment Proposal, and in accordance with the recommendations of our Board on other matters properly brought before the special meeting for a vote (provided we do not know, at a reasonable time before the special meeting, of all matters to be presented at the meeting).

Q:    When should I cast my vote?

A:
You should complete and submit your proxy card through the Internet or by telephone, or complete and mail in your proxy card as soon as possible, but in any event before    •    , so that your shares will be voted at the special meeting.

Q:    Should I send in my stock certificates or other evidence of ownership now?

A:
No. If the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in "street name" by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your "street name" shares in exchange for the merger consideration. Do not send in your certificates now.

Q:    What if I have lost a stock certificate?

A:
If you have lost a stock certificate, of if it has been damaged or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. You may also be required to post a bond in a customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such certificate. These procedures will be described in a letter of transmittal that you will receive after the effective time of the merger, which you should read carefully in its entirety. See "The Merger Agreement—Payment of the Merger Consideration" beginning on page     •    of this proxy statement.

Q:    What happens if I sell my shares of Common Stock before the completion of the merger?

A:
If you transfer your shares of Common Stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Common Stock through the completion of the merger.

Q:    Can I revoke my voting instructions?

A:
Yes. You can revoke your voting instructions at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying our Corporate Secretary in writing at MEMSIC, Inc., Attn: Corporate Secretary, One Tech Drive, Suite 325, Andover, Massachusetts 01810, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, if you are a stockholder of record, you may revoke your proxy by attending the special meeting. Please note that if you hold your shares in "street name" and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:    May I vote in person?

A:
Yes. You may attend the special meeting and vote your shares in person, whether or not you sign and return your proxy card(s). If your shares are held of record in "street name" by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting in case you are unable to attend.

Q:    What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted. If you vote by mail, please ensure that you return each proxy card in the return envelope that accompanies such proxy card.

Q:    What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, but only if the applicable company provides advance notice and follows certain procedures, and to the extent that stockholders have not provided contrary instructions (in which case, each stockholder sharing a household continues to receive a separate notice of the meeting, proxy statement and proxy card). Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notifications from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:    Who will count the votes?

A:
A representative of Computershare Trust Company, N.A. will count the votes and act as an inspector of election.

Q:    Who can help answer my other questions?

A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact    •    , which is acting as the proxy solicitation agent and information agent in connection with the merger.

  If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

        Our Board and senior management have periodically reviewed our long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, our Board and senior management have also from time to time reviewed strategic alternatives that may be available to us.

        In January 2012, our Board and management conducted a review of our operations and plans, our recently acquired systems business, and our strategic alternatives. While our 2011 revenue had grown substantially over 2010, this growth was due primarily to sales to a single customer, Samsung. The high concentration of our revenues in the price-sensitive mobile phone market had resulted in steadily declining gross margins, and we had incurred operating losses in each year since our initial public offering. Sales in the system solution business that we acquired in 2010 were declining, and in 2011 we wrote off a significant portion of the goodwill attributable to our acquisition of this business. Since our initial public offering at $10.00 per share in December 2007, our stock price had fallen to a low of $1.50 per share in 2008, and in early 2012 our shares had been trading below $4.00 per share for more than two years. Our Board concluded that it would be prudent to explore the sale of our company, as an alternative to remaining independent, as a means of making value available to our stockholders.

        In late February 2012, after interviewing several investment banking firms, our Board engaged RBC to undertake a process to explore our strategic alternatives, including by identifying parties that could potentially acquire our company. RBC is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Our Board selected RBC for this engagement based on its qualifications, expertise, reputation and knowledge of our business and affairs and its experience with semiconductor companies and the industry in which we operate. Over the next five months, representatives of RBC contacted 21 parties that it and our Board considered to be those most likely to be interested in acquiring us. RBC representatives contacted operating companies in the semiconductor industry and related industries, as well as private equity firms. Of the parties contacted by RBC, 17 expressed initial interest in evaluating the potential opportunity. Nine of these companies entered into nondisclosure agreements with us and held introductory due diligence meetings with our management. Dr. Quan Zhou, as a member of our Board, participated in our Board's deliberations and meetings with representatives of RBC throughout this process. IDG did not at this time express an interest in making a bid, and during this period we received no acquisition proposal from any of the parties contacted, or otherwise.

        On May 8, 2012, during our earnings call for the first quarter of 2012, we announced that we expected revenues from our largest customer, Samsung, which accounted for 37% of our sales in 2011, to decrease substantially in 2012. Our stock price dropped 40%, from a closing price of $3.81 on May 8, 2012 to $2.29 on May 9, 2012.

        On our earnings call for the second quarter of 2012 on August 2, 2012, we announced that we would pursue a new strategy to diversify our customer base and introduce higher-margin products, which would involve significant near term reductions in revenue and significant increases in research and development and other operating expenses.

        On August 9, 2012, our Board, having concluded that further exploration of a potential sale of our company was unlikely to be fruitful based on the recent deterioration in our business and stock price and the lack of interest in an acquisition from other parties, terminated the engagement of RBC.

        Over the next seven weeks, our stock price continued to decline steadily, to a closing price of $1.59 on September 28, 2012, close to its historic low of $1.50 in 2008.

        At a regularly scheduled Board meeting on November 6, 2012, Dr. Zhou informed the other directors that IDG was considering making a proposal to acquire us.

        On November 10, 2012, our Board received a letter containing a non-binding proposal from IDG-Accel China Growth Fund II L.P., for itself and on behalf of its affiliated funds and certain nominees, to acquire all outstanding shares of our Common Stock that were not then owned by IDG or its affiliates, for cash in the amount of $4.00 per share. The IDG proposal stated that, while IDG did not currently have any agreement, arrangement or understanding with Dr. Zhao or any other member of our management with respect to the proposed acquisition, IDG hoped to work with Dr. Zhao, subject to appropriate oversight by our Board, to formulate a definitive acquisition proposal and to invite Dr. Zhao and other selected members of the senior management of our company to roll over their Common Stock to an acquisition vehicle to be formed by IDG.

        On November 10, 2012, our lead director, Mr. Blethen, notified our two other independent directors, Dr. Kaufman and Mr. Tung, of his receipt of the IDG proposal, and they discussed the advisability of forming a Special Committee of the Board to consider and respond to the IDG proposal. Mr. Blethen also telephoned Dr. Yang Zhao, informed him of the IDG proposal, and instructed him, on behalf of the Board, not to communicate with IDG on our behalf concerning the IDG proposal or to engage in discussions concerning his role as a potential equity participant in the transaction.

        On November 11, 2012 Messrs. Blethen and Tung and Dr. Kaufman met by telephone with representatives of Foley Hoag LLP ("Foley Hoag"), our counsel. The representatives of Foley Hoag briefed the independent directors on our Board's fiduciary duties under Delaware law in connection with a potential sale of control of our company, including its duty to undertake a process calculated to obtain the best price reasonably available for our unaffiliated stockholders (as such term is defined in this section of the proxy statement, under the subheading "—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger"), should the Board determine to pursue a sale of control. The independent directors determined that it would be advisable to form the Special Committee, consisting of our three independent directors, to consider and respond to the IDG proposal and to explore any other strategic alternatives that might be available to us.

        The independent directors also agreed that it would be advisable to engage a financial advisor to assist the Special Committee in its evaluation of and response to the IDG proposal and exploration of other alternatives. They agreed that RBC would be well situated to perform this task, in light of its familiarity with us and our business and industry and its knowledge of, and contacts with, potential likely acquirers of our company as a result of the process undertaken earlier in 2012. RBC had performed no services for us other than in connection with its engagement by our Board to explore our strategic alternatives earlier in 2012, and has never performed any services for IDG or any affiliate of IDG. The independent directors authorized Mr. Tung to contact RBC with a view to negotiating the terms of a new engagement for RBC to serve as financial advisor to the Special Committee.

        On November 11, 2012, counsel to IDG, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), contacted Foley Hoag. They stated that IDG was mindful of the fiduciary duties of our directors and officers and was also aware of the provisions of Section 203 of the Delaware General Corporation Law, which we refer to as "Section 203," that limits business combinations between Delaware corporations and certain interested stockholders. They indicated that IDG would seek a waiver of Section 203 before reaching any agreement, arrangement or understanding with members of management concerning their willingness to join the buyer group.

        On November 13, 2012, our Board, acting by unanimous written consent, appointed the Special Committee, consisting of our three independent directors, Messrs. Blethen and Tung and Dr. Kaufman, and delegated to the Special Committee full authority to engage its own financial and legal advisors, review, evaluate and negotiate the terms and conditions, and determine the advisability of the IDG proposal, explore alternatives to the IDG proposal and recommend to our Board what action, if any, should be taken by the Board with respect to the IDG proposal or any alternative proposal or transaction.

        Between November 13, 2012 and November 21, 2012, the Special Committee and RBC negotiated the terms of RBC's engagement as financial advisor to the Special Committee.

        The Special Committee met on November 14, 2012 with representatives of Foley Hoag and RBC in attendance. The Special Committee discussed with representatives of RBC the process to be followed in order to evaluate the IDG proposal and to determine whether any superior alternative might be available, including the option of remaining independent. They discussed having RBC contact a number of the parties involved in the prior process to determine whether any of them might be receptive to a new approach in light of the IDG proposal. The representatives of RBC noted that one such party, a financial sponsor referred to herein as Company A, had during our earlier outreach process orally indicated interest in exploring a transaction at a price of up to $4.00 per share, although it never made a formal offer. The Special Committee discussed the possibility that Company A might be induced to make a bid at a price higher than the $4.00 per share offered by IDG.

        The Special Committee noted that our stock price had never recovered from the sharp drop it experienced in May 2012 following our announcement that we expected revenues from our largest customer to decrease substantially, and discussed other factors influencing our stock price, including our generally low gross margins, our dependence on the low-end China cellphone market and the lack of liquidity, limited research coverage and thin trading in the market for our Common Stock. The Special Committee noted that management had announced a new strategy to diversify our customer base and introduce higher-margin products, which would involve significant near term reductions in revenue and increases in operating expenses, and discussed the obstacles to execution of the new strategy and the risk that, even if executed successfully, it might not result in a value for our company that was higher than that offered by the IDG proposal. The Special Committee agreed to enquire of RBC concerning its views of our potential valuation as an independent company.

        The Special Committee met on November 16, 2012. The members discussed the negotiation of the RBC engagement letter. The Special Committee also discussed the importance of ensuring that management be reminded of their fiduciary duties to us and our stockholders and given clear instructions regarding their role in the process of exploring the IDG proposal and any others that might be received. The Special Committee requested that counsel prepare a memorandum to be delivered to Dr. Zhao, our Chief Financial Officer, Patricia Niu, and our President of North American and European Operations, Dr. Paul Zavracky, who are our three executive officers, for this purpose. The Special Committee also agreed to instruct management to provide to RBC updated projections for 2013 and 2014 reflecting management's new strategy to enable RBC to provide its updated views on our valuation. Mr. Blethen reported that he had informed Dr. Zhou that, given the potential for real or apparent conflicts of interest due to Dr. Zhou's role at IDG and IDG's interest in exploring management's potential participation in its bid, the Special Committee intended to proceed in a cautious and deliberate manner in a process that thoroughly and independently assessed all options. He said that Dr. Zhou understood and concurred in this approach. The representatives of Foley Hoag explained the provisions of Section 203 and their potential application to the IDG proposal to the Special Committee. The Special Committee concluded that it was premature to grant any waiver of

Section 203, and instructed counsel to remind management that they were not authorized to enter into discussions with IDG concerning their potential participation in the transaction at that time.

        The Special Committee met again telephonically on November 19, 2012, at which time it authorized execution of an engagement letter with RBC on terms discussed at the meeting, which the Special Committee considered to be favorable to us and to provide appropriate incentives to RBC to obtain the highest value available for our stockholders. Representatives of RBC then joined the meeting and the Special Committee discussed the potential value of our company, the likelihood that IDG would be prepared to increase its offer, and strategies that might be employed to achieve such increase. The Special Committee authorized RBC to engage in discussions with IDG concerning its proposal. They also directed RBC to pursue other potential offers, including by reaching out to parties contacted in our earlier outreach process that the Special Committee considered, based on the feedback received by RBC during that process, might be receptive to a renewed approach.

        On November 20, 2012, we announced publicly our receipt of the IDG proposal.

        Between November 20 and December 5, 2012, representatives of Foley Hoag and Skadden negotiated the terms of a non-disclosure agreement between IDG and us, Skadden presented IDG's legal due diligence request and Foley Hoag and Skadden discussed logistical arrangements for documentary due diligence. The non-disclosure agreement between us and IDG was executed on December 5, 2012.

        On November 21, 2012, we entered into a formal engagement letter with RBC with respect to RBC's engagement as financial advisor to the Special Committee. On the same date, the Special Committee met with Dr. Zhao and Ms. Niu to discuss communication with employees, investors and stock market analysts regarding the IDG proposal. The Special Committee also considered the benefits and risks of having RBC approach competitors as potential acquirers, and discussed ways in which we could make available to potential bidders that were also our competitors the confidential information that was required, while providing reasonable protection to us against those who might use such information to our detriment.

        Beginning in late November 2012 and continuing into January 2013, representatives of RBC contacted a total of 14 parties that RBC and the Special Committee believed might have some level of interest in the potential opportunity, in addition to IDG. These included 10 companies that had been contacted during the earlier February 2012 process and had demonstrated at least mild interest in the potential opportunity, and four others that had not been included in that earlier process. Of these 14 parties, 11 were operating companies in the semiconductor industry and related industries and three were financial sponsors known to have an interest in the semiconductor industry and MEMS technologies. As discussed further below, in the end none of these parties submitted a bid or acquisition proposal.

        On November 26, 2012, members of management spoke by telephone with representatives of Company A for preliminary due diligence.

        The Special Committee met next on November 30, 2012. Mr. Blethen reported that RBC was seeking to arrange meetings in California with four potentially interested parties, including Company A, as well as three potential strategic acquirers: a manufacturer of industrial products and equipment, Company B; a provider of MEMS-based motion processing products for consumer electronics, Company C; and a high performance analog semiconductor company, Company D. Companies A and B had also been contacted in RBC's earlier outreach process. The Special Committee decided that a member of the Special Committee would attend the scheduled meetings in California along with the representatives of management, and agreed that Dr. Zhao should be reminded of the importance of his maintaining a neutral stance in his communications with bidders on our behalf.

        Over the weekend of December 1 and 2, 2012, representatives of Company A had a second due diligence discussion by telephone with Dr. Zhao.

        On December 5, 2012, the Special Committee met to discuss preparations for the scheduled meetings with Companies A, B, C and D. At that meeting, the Special Committee also reviewed a recommendation by Foley Hoag that the Special Committee engage special Delaware counsel to advise the Special Committee with respect to its work. The Special Committee concurred and undertook to explore candidates.

        On December 6 and 7, 2012, representatives of RBC, the Special Committee and members of management held due diligence meetings in California with Companies B, C and D. Companies A, B, C and D, and all other parties contacted by RBC that proceeded to exploratory due diligence, were provided with a slide deck that included, among other things, our historical financial information and management's preliminary operating budget for 2013 (see "—Prospective Financial Information" in this section of the proxy statement). Company A cancelled its scheduled meeting. Representatives of RBC and the members of management made presentations regarding our business and prospects, including our new strategy to diversify our customer base and introduce higher-margin products, and responded to questions from the prospective bidders.

        The Special Committee convened its next meeting on December 10, 2012, with representatives of Foley Hoag and Richards, Layton & Finger, P.A. ("RLF") in attendance. The Special Committee approved the appointment of RLF as special counsel to the Special Committee. The Special Committee selected RLF due to its reputation, expertise in mergers and acquisitions and extensive knowledge of Delaware law. RLF had previously provided no services to us or to IDG. The Special Committee discussed the meetings that had taken place with Companies B, C and D. The Special Committee discussed the status of RBC's valuation analysis, noting that RBC was working with management, including our executive officers, to obtain a longer term forecast reflecting management's current strategy. The Special Committee considered that an updated forecast and valuation analysis would be useful in assisting the Special Committee in seeking to negotiate a higher price from IDG or another potential bidder and in evaluating our stand-alone prospects.

        Later on December 10, 2012, a telephonic due diligence meeting between us and representatives of IDG and RBC was held, with members of the Special Committee in attendance. At the meeting, management and representatives of RBC made presentations to IDG regarding the strategic benefits of acquiring us and responded to questions from IDG.

        The Special Committee met on December 14, 2012 to receive a report on the December 10 meeting with IDG. Representatives of RBC also orally summarized for the Special Committee the feedback RBC had been receiving from the parties it had contacted. The feedback was not positive. Company A had informed RBC that it would not submit a bid, based on several factors, including our financial performance and concerns about strategic fit and compatibility between Company A and our senior management. Company B was initially interested but it was now unclear whether they would engage in follow-up discussions with RBC. Company C was not interested in the consumer business and was concerned about our financial performance. Company D was not interested in our consumer and industrial businesses and was skeptical about the prospects for the automotive business. All potential bidders were interested in retaining the management team and, in particular, Dr. Zhao. Several bidders identified their lack of confidence in being able to retain the services of our management team following an acquisition of us as a factor in their decision not to submit a bid. Representatives of RBC reported that these responses were similar to feedback we had received from prospective purchasers contacted in RBC's unsuccessful outreach effort earlier in 2012.

        On December 16, 2012, representatives of RBC contacted Companies E, F and G, a provider of mixed signal and analog semiconductors, a financial sponsor and a manufacturer of electronic components, respectively, to ascertain their interest in entering into discussions with respect to possibly acquiring us. By December 20, 2012 each of these companies advised RBC that it was not interested due to a lack of fit with its strategic or investment priorities. Companies H and I, a financial sponsor and a semiconductor manufacturer, respectively, each of which had been contacted earlier by RBC, also withdrew from the process at this time, with the latter citing a lack of strategic need to acquire us.

        The Special Committee convened a meeting on December 18, 2012 at which representatives of RBC, RLF, Foley Hoag and RBC's counsel, O'Melveny & Myers LLP ("OMM") were present. Representatives of RBC first summarized its contacts with potential bidders. In total, nine initial potential parties other than IDG had been identified. Of these, eight expressed initial interest; four, including Companies A, B, C and D, had met with management; and, as of December 17, 2012, all nine of the contacted parties had either declined to participate or had formally withdrawn from the process after initial discussions.

        The Special Committee reconvened on December 19, 2012 along with representatives of RBC, RLF, Foley Hoag and OMM, at which time RBC representatives discussed the preliminary projections for 2013 and 2014. The projections for 2013 were consistent, in terms of revenues and gross margins, with the preliminary operating budget for 2013 included in the slide deck provided to potential bidders. The preliminary projections called for 11% revenue growth with modest gross margin improvement in 2013, accompanied by a 20% increase in operating expenses, resulting in a projected non-GAAP operating income in 2013 that was 45% lower than the projected 2012 non-GAAP operating income. Revenue in 2014 was projected to grow at a significantly greater rate, to $89 million, and EBITDA was projected to improve to $6.5 million. The Special Committee members noted that, in recent years, management had repeatedly missed internal projections based on similar plans for rapid improvement in our financial performance. Representatives of RBC and the Special Committee discussed the preliminary projections and the material risks inherent in them, including the difficulty of predicting financial results from new products and markets toward which we were still transitioning, and the possibility that larger than expected sales and marketing expenditures would be necessary to achieve management's aggressive revenue growth projection.

        Representatives of RBC presented orally the results of their preliminary analysis of our valuation on a stand-alone basis using the preliminary projections for 2013 and 2014. Using comparable companies identified on the basis of their financial performance and profiles, RBC's analyses indicated revenue and EBITDA multiples that implied a value per share of approximately $3.00 to $4.00. RBC's comparable precedent mergers and acquisitions analysis indicated valuations of approximately $3.70 to $4.50 per share. Representatives of RBC made it clear that the preliminary projections were still under development, and that this was a preliminary analysis and did not represent a formal opinion of RBC nor had the analyses been reviewed by its fairness opinion review committee. The Special Committee discussed this information and asked questions of RBC representatives. The Special Committee also discussed risks to us and our stockholders if IDG were to withdraw its bid and its fiduciary duties with respect to that possibility. The Special Committee agreed to meet again on December 21, 2012 to decide on a formal response to the IDG proposal. RBC undertook to provide a written summary of its preliminary valuation analysis for consideration by the Special Committee at that meeting.

        On December 19 and 20, 2012, representatives of RBC contacted three semiconductor manufacturers, Companies J, K and L, to ascertain their interest in entering into discussions regarding a possible acquisition of us. These companies, each of which had been contacted and conducted exploratory due diligence on us in the earlier outreach process and had decided not to submit any acquisition proposal at that time, each advised RBC that it still was not interested in acquiring us.

        On December 21, 2012, the Special Committee met with representatives of RLF and Foley Hoag present. The Special Committee reviewed a written presentation from representatives of RBC concerning RBC's preliminary valuation analysis that confirmed the oral presentation at the December 19, 2012 meeting. Representatives of RBC also summarized the results of RBC's outreach effort and the feedback received from the parties contacted, stating that at this time IDG was the only party that remained engaged in the process. The Special Committee instructed RBC to communicate to IDG that the Special Committee was prepared to enter into further discussions with IDG, but that

IDG's proposed $4.00 price per share was not a "preemptive price" that would justify entering into exclusive negotiations with IDG or waiving Section 203 to enable IDG to commence discussions with our management team. The Special Committee instructed RBC to encourage IDG to reconsider its views on valuation.

        On December 23, 2012, representatives of RBC spoke with representatives of IDG to deliver the message discussed at the last Special Committee meeting. IDG responded that it would be unable to increase its bid before hearing the Special Committee's views on valuation and that it wanted to move forward with due diligence. On December 24, 2012, IDG, through its counsel, renewed its request for a waiver of Section 203.

        On December 27, 2012, representatives of RBC and IDG spoke again telephonically during which conversation representatives of RBC led IDG through their views on market valuations potentially justifying a higher price. IDG again indicated that it would like to begin due diligence and meet with our management.

        On December 28, 2012, the Special Committee met by conference call to discuss the fact that IDG had contacted Mr. Blethen regarding starting due diligence, who had responded that the Special Committee would consider providing limited due diligence focused on items relevant to valuation that would assist IDG in improving its bid. Representatives of RBC reported that IDG had responded to RBC that IDG's offer was "fully valued" and provided a significant premium, and that IDG did not feel that it was under competitive pressure to increase its bid. The Special Committee discussed the risk that IDG might decrease or withdraw its offer if the process did not move at a reasonable pace and considered ways to incentivize IDG to offer a higher price.

        Between January 1, 2013 and January 8, 2013, representatives of RBC had a series of telephone conversations with IDG in which they provided to IDG their views on market valuation and relevant comparables and precedent transactions. IDG provided a preliminary due diligence request list and also requested a tour of our facility in Wuxi, China and meetings with our personnel there.

        On January 9, 2013, the Special Committee held a meeting with representatives of RLF and Foley Hoag present. The Special Committee discussed our prospects and value as an independent business and management's assumptions and expectations used in the management forecasts given to RBC for RBC's valuation analysis, and subsequently given to IDG. Foley Hoag and RLF explained the process and likely timeline for negotiating definitive agreements with IDG or any other party, and the Special Committee also discussed the risk of disruption to our business and distraction of management that could result from a lengthy course of negotiations.

        On January 11, 2013, our Board held a regularly scheduled meeting to review our preliminary financial results for the fourth quarter of 2012 and management's proposed operating budget for 2013. Management presented a revised 2013 operating budget, which was consistent in terms of revenues and gross margins with the preliminary operating budget for 2013 that had been included in the slide deck provided to potential bidders, but provided for a reduced level of planned operating expenses, with a view to reducing the operating loss reflected in the preliminary operating budget for 2013. Management also responded to numerous questions from the directors concerning the assumptions used in developing the revised 2013 operating budget.

        Later on January 11, 2013, the Special Committee received a presentation from members of management, including Dr. Zhao, who demonstrated to the Special Committee how management had been presenting us to potential bidders and discussed with the Special Committee how those potential bidders had responded to the presentations. Management was then excused and representatives of RBC joined the meeting. Representatives of RBC reported that they were working with management to prepare responses to IDG's initial due diligence questions, including a request for projections through 2016, and to schedule in-person meetings and a tour of the Wuxi facility for IDG. This set of meetings was scheduled for January 28, 2013. Representatives of RBC stated that IDG did not appear willing to increase its bid. Representatives of RBC also reported that another financial institution had contacted RBC about a manufacturer of electronic components, Company M, which was possibly interested in a strategic transaction with us. It was agreed that RBC should quickly engage with Company M while continuing to seek a higher price from IDG.

        During the week of January 14, 2013, representatives of RBC initiated contact with Company M. They also approached Company N, a provider of microcontroller, mixed-signal, analog and memory products that had first been contacted during RBC's earlier outreach process. Each of these companies expressed interest in exploring a possible transaction, and between January 14 and February 19, 2013, representatives of RBC and members of management engaged in exploratory due diligence discussions with Companies M and N, which included meetings attended by our personnel, and representatives of RBC and Company M at our facility in Wuxi.

        On January 17, 2013, representatives of RBC provided responses to IDG's due diligence requests and delivered to IDG management projections that covered 2013 by quarter and the full years 2014 through 2016, as discussed in this section of the proxy statement under the subheading "—Prospective Financial Information." The projections were consistent in all material respects with those for 2013 that had been discussed with the Special Committee at its January 11, 2013 meeting, and included revised projections for 2014 and projections for 2015 and 2016 that had been developed by management earlier in January.

        On January 21, 2013, representatives of RBC informed IDG that we were in discussions with two other companies that were interested in a potential transaction with us. IDG indicated that it might be willing to reconsider its price after the January 28, 2013 meeting with management in Wuxi.

        On January 23, 2013, the Special Committee met with representatives of RBC, Foley Hoag and RLF present. Representatives of RBC reported on the progress of discussions with Companies M and N.

        On January 28, 2013, representatives of each of RBC and our management, and other of our personnel, met with IDG in Wuxi for due diligence discussions and a tour of our Wuxi facility, and between January 28 and February 8, 2013, representatives of RBC and our management responded to further due diligence requests from IDG.

        On January 31, 2013, Company N withdrew from the process, stating that despite their positive reaction to the management presentations and to the potential strategic fit with Company N, they could not offer a valuation competitive with the $4.00 IDG proposal.

        On February 12, 2013, IDG submitted to RBC a revised acquisition proposal at a price of $4.15 per share, accompanied by IDG's proposed form of agreement and plan of merger.

        On February 15, 2013, the Special Committee met to discuss IDG's revised proposal. Representatives of RBC reported on IDG's meetings with our management and certain of our other employees in Wuxi as well as our meetings in Wuxi with Company M. These representatives noted that Company M's interest seemed to have cooled since that meeting based on concerns about compatibility with management and its ability to retain the services of our management team after the acquisition. RBC's representatives agreed to, and did subsequently, discuss with Company M ways of incentivizing management to remain with the company after a change in control. The Special Committee again weighed the relative merits of us remaining independent, and in particular whether remaining independent would result in an equal or better value for stockholders than taking the offer from IDG. The Special Committee agreed that it would be advisable to fully gauge the interest of Company M before responding to IDG.

        On February 16, 2013, Mr. Blethen spoke with a representative of Company M to encourage Company M to submit an acquisition proposal. The Company M representative stated that Company M was not confident of its ability to retain the services of our full management team after the acquisition, and on February 19, 2013, Company M informed the Special Committee that it was not interested in proceeding with a transaction.

        On February 20, 2013, the full Board met in Andover, Massachusetts without Dr. Quan Zhou. The purpose of the meeting was for management to formally present our revised strategy, discuss our prospects as a stand-alone company and review management's projections for 2013 through 2016 prepared for use by RBC and delivered to IDG. A lengthy discussion ensued, in which the directors questioned management, including Dr. Yang Zhao, at length about management's strategy and the assumptions underlying the projections and the risks and obstacles to achieving them. The directors present were skeptical to varying degrees about the likelihood of attaining the results predicted in the projections, which they considered to represent more of a statement of management's goals than an estimate having a high degree of reliability. Dr. Zhao stated that the probability of our fully achieving the projections was less than 50-50.

        Later that day, the Special Committee met separately to discuss its response to the revised IDG proposal. The Special Committee agreed that management's presentation and discussion with the Special Committee had been thorough, covering management's plans and strategies for the business and obstacles to their achievement, management's expectations regarding our anticipated revenues, major account opportunities and product development plans and its views of the risks and opportunities affecting our business prospects. The Special Committee agreed that it was not likely that we would exceed the projected revenues or earnings reflected in management's plan, which would be necessary in the Special Committee's view to make remaining independent a better option than being acquired at the $4.15 per share offered by IDG. After receiving further advice from its counsel on their fiduciary duties, the Special Committee members agreed that the revised IDG offer was sufficiently attractive to proceed with further negotiations. The Special Committee instructed RBC to counter IDG's new offer with a proposed price of $4.50 per share.

        Representatives of RBC conveyed the Special Committee's counterproposal to IDG on February 21, 2013.

        On February 23, 2013, IDG communicated to RBC a revised proposal, in which it offered to acquire us at a price of $4.35 per share. The revised offer, which IDG stated was its best and final offer, was conditional upon the Special Committee promptly waiving Section 203 and providing access to management to allow IDG to commence discussions with management of its participation in the proposed merger. IDG stated that if it was granted that access it could move very quickly to complete negotiations and sign a definitive merger agreement.

        On February 24, 2013, the Special Committee met to discuss the revised $4.35 offer. The Special Committee discussed certain key terms still being negotiated in the merger agreement. These terms included the scope of IDG's commitment to provide financing for the transaction, IDG's desire to provide for a minimum amount of cash on our balance sheet as a condition to its obligation to close, the definition of the term "Material Adverse Effect" and the availability of specific performance as a remedy, each of which the Special Committee considered to be important because it could adversely affect the certainty of deal closure, as well as the treatment of employee equity awards in the merger.

        The Special Committee again met on February 25, 2013 with representatives of RLF, Foley Hoag and RBC. The Special Committee considered the history of its negotiations with IDG and whether IDG could be induced to make a higher offer and concluded that in all likelihood $4.35 per share represented IDG's best and final offer. They also considered our prospects as an independent company following the new strategy announced by management, and the long-term revenue and earnings potential reflected in management's four-year projections. The Special Committee believed that the new strategy was unproven and subject to significant execution risk, and that improvement in our sales and profitability at the rate and of the magnitude predicted in the four-year projections was not likely. Notwithstanding that assessment, the Special Committee considered whether, if the four-year projections were accepted at face value as representing a "best case" estimate of our long-term financial performance as a stand-alone company, remaining independent would be superior from a financial point of view to the merger price of $4.35 per share offered by IDG, payable immediately in cash, and concluded that it would not. The Special Committee therefore agreed that IDG should be informed that the $4.35 price was acceptable in principle, and the Special Committee would be prepared to grant the requested Section 203 waiver, provided that the key issues in the proposed merger agreement that had been discussed at the February 24 meeting could be resolved in a satisfactory manner. These points were conveyed to IDG, along with our proposed mark-up of the related sections of the proposed merger agreement, on February 26, 2013.

        Between February 26, 2013 and March 13, 2013, discussions continued among the Special Committee, representatives of RBC, IDG and their respective counsel concerning these issues.

        Our full Board held a regularly scheduled meeting on March 1, 2013. At this meeting, management, including our executive officers, reported on our operations and our progress towards implementing management's new strategy. They informed the Board that the sales outlook for 2013 had deteriorated for a variety of reasons, and provided a revised sales forecast for the first quarter and full year of $13.1 million and $68.7 million, respectively. These figures were materially lower than management's prediction of $15.4 million for the first quarter and $72.1 million for the full year that had been provided to IDG and other bidders.

        Later that day the Special Committee met to discuss the progress of negotiations with IDG.

        On March 6, 2013, IDG, through its counsel, again renewed its request for a waiver of Section 203.

        On March 8, 2013 during our earnings call for the fourth quarter of 2012, we announced revenue guidance for the first quarter of 2013 of between $11 million and $12 million, compared with sales of $20 million in the first quarter of 2012. Following this call, each of the two research analysts that follow us substantially reduced his 2013 revenue estimate for us and increased his estimate of our losses for the year.

        On March 11, 2013, the full Special Committee again met, along with representatives of RLF and Foley Hoag. Foley Hoag and RLF reported that reasonable progress had been made toward resolving the key merger agreement terms that had been under discussion. The Special Committee concluded that at this point it would be beneficial to our stockholders to waive Section 203 to permit IDG to hold discussions with Dr. Zhao and other members of management concerning their willingness to join the IDG buyer group with respect to IDG's $4.35 offer, and to provide IDG with the additional due diligence it was requesting, so as to enable IDG to firm up its proposal regarding its financing commitment. Pursuant to the authority delegated to it by the full Board at the time of its formation, the Special Committee resolved to waive Section 203 with respect to IDG's $4.35 offer as to our executive officers and IDG was notified to that effect.

        Between March 11, 2013 and April 22, 2013, members of management, Wilmer Cutler Pickering Hale and Dorr LLP, as special counsel to our executive officers ("WilmerHale"), IDG and Skadden negotiated concerning the manner in which members of management would participate as equity investors in the acquisition vehicle to be organized by IDG for purposes of the merger.

        On March 13, 2013, IDG and its counsel were provided with access to an electronic data room that had been established by us for purposes of conducting documentary due diligence, and between March 13 and April 22, 2013 IDG continued its due diligence investigation.

        On March 17, 2013, Foley Hoag transmitted to Skadden the Special Committee's comments on the draft merger agreement, and between March 17, 2013 and April 22, 2013, Foley Hoag, RLF and Skadden negotiated the terms of the merger agreement and other related definitive agreements.

        On March 20, 2013, the Special Committee met, with representatives of RBC, RLF and Foley Hoag in attendance. At this meeting, the Special Committee discussed the recent downward movement in the trading price of the shares of our Common Stock, and agreed that they were unaware of any adverse developments relating to the potential transaction that might explain this movement. The Special Committee also discussed the progress of negotiations with IDG.

        On March 21, 2013, IDG contacted RBC and informed RBC that our reduced revenue projection for the first quarter of 2013, as reflected in our publicly-issued guidance on March 8, 2013, had raised significant concern on the part of IDG about our 2013 outlook as a whole, and that that in IDG's view, this negatively affected our valuation. IDG indicated that it would likely propose a new, lower price for the deal.

        After conferring with the Special Committee, representatives of RBC held telephone conversations with representatives of IDG on March 22 and March 26, 2013 in which RBC conveyed a message to IDG, on behalf of the Special Committee, that a price decrease at this point in negotiations would not be well received by the Special Committee and could put the deal at risk.

        On March 26, 2013, the Special Committee met, with representatives of RBC, RLF and Foley Hoag in attendance. At this meeting, the Special Committee discussed IDG's indication that it would likely propose a new, lower price for the deal, the Special Committee's potential response to that indication, and the progress of negotiations more generally.

        On March 27, 2013, the Special Committee met, with our executive officers in attendance. The Special Committee repeated its prior instructions to Dr. Zhao, Ms. Niu, and Mr. Zavracky that, in connection with the negotiations with IDG, their only role was to negotiate the terms of their individual agreements with IDG relating to the roll-over of certain management equity interests. The Special Committee also encouraged management to ensure that this issue would not delay the completion of a definitive agreement, should the Special Committee determine that such an agreement is advisable and in the best interest of us and our stockholders.

        On April 1, 2013, IDG formally communicated to RBC a revised price proposal of $4.10 per share. IDG indicated that it decreased the offer price based on, among other things, the following factors: our financial results for 2012 and the fourth quarter of 2012, which indicated continued deterioration in our business compared with previous projections; our revenue guidance for the first quarter of 2013, which indicated that our revenues would be significantly lower than in the projections provided to IDG in January 2013, casting doubt on the projections for the full year 2013; and the fact that our stock price was falling precipitously, despite investors' awareness of IDG's previously announced $4.00 per share offer. IDG also indicated that it was willing to move expeditiously to finalize the definitive documentations subject to the Special Committee's prompt consideration of the revised offer price.

        On April 2, 2013 the Special Committee met, with representatives of RBC, RLF and Foley Hoag present, to discuss the status of the negotiations over the definitive agreements and a response to IDG's price reduction proposal. Foley Hoag and RLF informed the Special Committee that several important issues remained to be resolved in the merger agreement, including the circumstances of payment of the termination fee payable by us in certain events and the amount of the reverse termination fee to be received by us in certain events. They also reported that IDG and management did not yet appear to have reached resolution on the roll-over of their outstanding equity awards and participation in the merger.

        On April 3, 2013, representatives of RBC, at the direction of the Special Committee, informed IDG that the $4.10 price was unacceptable and that the Special Committee would not entertain any discussion of a change in price until all other terms of the definitive agreements and IDG's arrangements with management had been finalized.

        Between April 3, 2013 and April 16, 2013, Skadden, Foley Hoag, RLF and WilmerHale continued to exchange revisions of the definitive agreements, and the Special Committee held telephone meetings on April 4, April 12 and April 16, 2013 to review the progress of these negotiations.

        In its meeting on April 16, 2013, the Special Committee received reports from representatives of RBC, Foley Hoag and RLF on the status of the negotiations and remaining open issues. The members of the Special Committee acknowledged that IDG's demand for a lower price was understandable in light of our reduced revenue projection for 2013 and discussed the possible effect on our stock price of announcing that the IDG proposal had been rejected or withdrawn. After extensive discussion, the Special Committee resolved to communicate to IDG a counterproposal for the resolution of all open issues, which included a price of $4.30 per share, a reverse termination fee of 4% of transaction value, and a termination fee of 2% of transaction value, reduced by the amount of any expenses to be reimbursed by us, to be capped at $700,000. This proposal was conveyed by representatives of RBC to IDG.

        On April 16 and 17, 2013, further negotiations occurred directly between Mr. Blethen and IDG, as a result of which IDG made a final oral offer of $4.225 per share in cash, and IDG also accepted the Special Committee's position on the other outstanding terms.

        On April 18, 2013, the Special Committee met again, with representatives of Foley Hoag and RLF, to discuss the progress of negotiations. Mr. Blethen reported on his direct negotiations with IDG, and the Special Committee discussed IDG's offer and the open issues in the merger agreement. Following discussion, the Special Committee agreed in principle that $4.225 per share in cash, subject to IDG accepting the Special Committee's position on the other outstanding terms, was acceptable. The Special Committee directed Mr. Blethen to convey this message to IDG, and directed counsel to deliver to IDG a final draft of the merger agreement, reflecting the terms discussed.

        Between April 18 and April 22, 2013, representatives of Foley Hoag, RLF and Skadden completed the preparation of the definitive Merger Agreement, the Equity Commitment Letter (as such term is defined in the Merger Agreement and described in this section of the proxy statement under the subheading "—Financing," beginning on page     •    ), the Limited Guaranty and the Voting Agreement and Skadden and WilmerHale completed the preparation of the definitive Contribution Agreement (as such term is defined in the Merger Agreement and described in this section of the proxy statement under the subheading "—Financing," beginning on page     •    ), among IDG, our executive officers and certain other members of our management.

        On April 22, 2013, the Special Committee met, along with representatives of RLF, Foley Hoag and RBC, to consider the definitive Merger Agreement and related agreements. Following a presentation by the Foley Hoag representatives, the Special Committee considered the key terms of the Merger Agreement, the Limited Guaranty and the Equity Commitment Letter, including in particular the terms of the non-solicitation covenant, the size of the termination fee, the ability to pursue superior offers or change the Board's recommendation under specified conditions, IDG's matching rights, the parties' remedies for breach, the provisions relating to the Parent Termination Fee, the terms under which the parties could terminate the Merger Agreement and the fees and expenses that would or might become payable upon or following termination.

        The RLF and Foley Hoag representatives then reviewed with the members of the Special Committee the fiduciary duties of our Board in connection with a decision to sell our company. The Special Committee considered the thoroughness of the sale process that RBC had conducted, the number of parties contacted since early 2012, the number of parties that conducted exploratory due diligence and the nature of their responses, the fact that, apart from IDG, no other party had submitted a formal bid at any price, and the unlikelihood, in its view, that IDG would be willing to agree to any higher price than $4.225 per share. The Special Committee considered whether the alternative of remaining a stand-alone company, in lieu of a sale, would offer better value to stockholders, and, in this connection, considered its prior discussions of our financial performance and stock price over recent periods, and its assessment of the probability that management's current strategic plan could be successfully executed and that management's related projections of our financial performance over the next four years could be attained.

        The representatives of RBC reviewed with the Special Committee RBC's financial analyses of the proposed transaction and, after discussion with the members of the Special Committee, delivered RBC's oral opinion, subsequently confirmed in writing, that, as of April 22, 2013, based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the cash merger consideration of $4.225 per share to be received by holders of shares of our Common Stock (other than the Rollover Holders) pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders.

        Following these presentations and the related discussions, the Special Committee unanimously determined to recommend to our Board that it approve the $4.225 per share price and the other terms of the transaction.

        Immediately following this meeting, a meeting of our full Board was convened, with all members of the Board participating in person or telephonically. The Special Committee presented its recommendation, whereupon the Board, with Drs. Zhao and Zhou abstaining and all other members voting in favor, determined that the Merger Agreement was advisable and in the best interests of our company and our stockholders, unanimously approved the merger in accordance with the DGCL, and unanimously recommended that our stockholders vote in favor of adoption of the Merger Agreement.

        Later that evening, we, Parent and Merger Sub executed the Merger Agreement and Sponsor delivered the executed Limited Guaranty and Equity Commitment Letter.

        On April 23, 2013, we issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger

        The Special Committee has unanimously determined that the merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interest of, our company and our unaffiliated stockholders.

        Additionally, the Special Committee unanimously approved the Merger Agreement and the transactions contemplated thereby (including, without limitation, the merger), determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of, and fair to, our company and our stockholders, and recommended that our Board:

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  approve and declare advisable the Merger Agreement and the transactions contemplated thereby (including the merger);

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  declare that it is in the best interests of our stockholders that we enter into the Merger Agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in Merger Agreement;

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  submit the Merger Agreement to our stockholders for adoption;

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  recommend that our stockholders adopt the Merger Agreement and approve the consummation of the transactions contemplated thereby; and

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  approve the Merger Agreement, the Limited Guaranty, the Equity Commitment Letter, the Contribution Agreement and the Voting Agreement and the transactions contemplated thereby for purposes of Section 203.

        Based upon the unanimous recommendations of the Special Committee, our Board unanimously (with Drs. Zhao and Zhou abstaining):

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  determined that the merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interest of, our company and our unaffiliated stockholders;

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  approved and declared advisable our execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby (including the merger); and

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  recommended that our stockholders vote for the Merger Proposal.

  Determinations of the Special Committee

        In approving the Merger Agreement and making its recommendations to our Board, the Special Committee, acting with the assistance of its legal and financial advisors, considered various factors relating to us, our business and prospects, the risks and challenges we faced, and the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the merger. In the view of the Special Committee, all of these factors generally supported the Special Committee's approval of the Merger Agreement, its aforementioned recommendations to our Board, and the Special Committee's belief that the merger is fair to our unaffiliated stockholders. In reaching its conclusions and making its recommendations to our Board, the Special Committee considered factors including, but not limited to, the following (which factors are not presented in any relative order of importance):

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  the advice of the Special Committee's independent legal counsel, RLF, regarding the fiduciary duties of the members of the Special Committee under applicable Delaware law;

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  the rules and procedures adopted by the Special Committee and agreed to by Parent and IDG with respect to their pursuit of their acquisition proposal and their interactions with us and our management, with the objective of achieving an even-handed, orderly and efficient process, directed, monitored and controlled by the Special Committee, for considering the proposal of Parent and IDG as well as other acquisition proposals that might be submitted to us;

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  the fairness opinion of RBC, the Special Committee's financial advisor, that, as of the date of such opinion, and based upon and subject to the considerations, assumptions, limitations, qualifications and other matters set forth therein, the merger consideration to be received by the holders of our Common Stock (other than the Rollover Holders) was fair, from a financial point of view, to such stockholders, as more fully described in this section of the proxy statement under the subheading entitled "—Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration," beginning on page     •    ;

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  the financial analyses and presentations provided by RBC to the Special Committee, including the presentation of the analyses underlying the fairness opinion of RBC, described in this section of the proxy statement under the subheading entitled "—Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration," beginning on page     •    ;

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  the current and historical market prices of our Common Stock, and the fact that the merger consideration represented a premium of approximately 56% to the closing market price of our Common Stock on April 22, 2013, the last trading day before the public announcement of the signing of the Merger Agreement, as well as a premium of approximately 143% to the closing market price of our Common Stock on November 20, 2012, the last trading day before we announced that we had received a non-binding proposal from IDG-Accel China Growth Fund II L.P., one of the IDG Funds, to acquire us for $4.00 per share;

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  that the Special Committee unanimously believed the merger consideration was more favorable to our unaffiliated stockholders than the potential value that might result from other alternatives reasonably available to us, including the alternative of remaining a stand-alone public company, in light of a number of factors, including the risks and uncertainty associated with those alternatives;

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    in this regard, the Special Committee considered the facts that our largest customer, Samsung, had, in early 2012, significantly reduced its purchases of our products; that for the full year 2012, sales had declined in each of our three largest markets, not only in the mobile phone market that was adversely affected by our loss of business from Samsung, but also in our markets for automotive and industrial applications, while only our smallest and most volatile market, for consumer applications, experienced growth; that we had recently adopted a new strategy to diversify our customer base and introduce higher-margin products, which strategy was as yet unproven and would involve significant near term reductions in revenue and significant increases in research and development and other operating expenses; that, following the announcement of the foregoing developments, our stock price had declined and remained at a level significantly below the $4.225 per share merger consideration, a development that the Special Committee did not consider merely a temporary phenomenon, but rather a market response to longer-term trends in our business that would require a change in strategy to reverse; that any estimate of our results of operations under our new strategy was subject to substantial execution risk and uncertainty; that for the first quarter of 2013, revenues declined in all four of our markets, to a total of $11.4 million, or 57% of the total in the comparable period in 2012, and significantly below our management's preliminary operating budget for 2013; that since our initial public offering in 2007, the market price of our Common Stock has been, and may in the future be, volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control; that our Common Stock is currently covered by research analysts at only two investment firms, is thinly traded and is relatively illiquid, limiting the ability of our stockholders to realize the value of their investment in us and our Common Stock;

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  the fact that approximately five months elapsed between the November 20, 2012 public announcement that IDG-Accel China Growth Fund II L.P. had submitted its non-binding proposal to acquire us and the April 22, 2013 execution of the Merger Agreement, during which we conducted a lengthy and thorough sale process with the assistance of RBC, and such efforts did not yield any alternative proposals to acquire us;

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  that, aside from the offers made by IDG and Parent prior to our entry into the Merger Agreement, the Special Committee and our Board had not received any offer for a merger, a sale of all or a substantial part of our assets, or a purchase of a controlling amount of our Common Stock at any time preceding the signing of the Merger Agreement;

  •
  the fact that, earlier in 2012, we had, with the assistance of RBC, conducted a five-month confidential process to evaluate our strategic alternatives, including a possible sale of our company, and that this confidential process, through which representatives of RBC contacted 21 parties, including both participants in our industry and private equity investors, and entered into nondisclosure agreements and due diligence discussions with 9 of those parties, had not resulted in any firm offer or proposal to acquire us at any price or to engage in any other strategic alternative involving a third party;

  •
  that $4.225 per share represented the highest price that any third party had been prepared to pay after having received nonpublic information from us and conducting due diligence;

  •
  that one of our substantial institutional stockholders, not known to the Special Committee to have any affiliation with IDG, had written to our Board to state that "We are strong supporters of the IDG proposal because of its large price premium at $4," adding "We will support a competitive auction if it can be conducted expeditiously. However we don't think this is necessary because IDG has offered a very big premium and being a board member they are already best placed to pay a good price."

  •
  the fact that on November 26, 2012, Potomac Capital (an unaffiliated institutional investor and beneficial owner of over 4% of our Common Stock at the time) filed a Schedule 13D with the SEC, announcing Potomac's support of the November 10, 2012 IDG-Accel China Growth Fund II L.P. unsolicited, non-binding proposal to acquire us for $4.00 per share;

  •
  in this regard, Potomac Capital referred to IDG-Accel China Growth Fund II L.P.'s $4.00 non-binding bid as "an attractive means to return capital to stockholders;"

  •
  that since November 20, 2012, our Common Stock had traded at a significant discount to the $4.00 per share price in the original IDG proposal, indicating to the Special Committee that our stockholders generally discounted the likelihood that any offer would be made at any higher price;

  •
  that the Special Committee believed the merger consideration was fair to our unaffiliated stockholders in light of the Special Committee's understanding of our business, assets, results of operations, financial condition, competitive position, strategy, prospects and projected financial performance, and the nature of the industry and regulatory environment in which we compete;

  •
  that the proposed merger consideration is all cash, so that the transaction allows our unaffiliated stockholders to realize a fair value, in cash, for their investment and provides such unaffiliated stockholders certainty of value for their shares, especially when viewed against the risks inherent in our business, including the various risks we have disclosed under Item 1A, "Risk Factors," of our Annual Report on Form 10-K, as filed with the SEC on March 22, 2013, and included with these proxy materials as Annex D, and the risks and uncertainties inherent in our new strategic plan;

  •
  The terms and conditions of the Merger Agreement and related transaction documents, including but not limited to:

  •
  the absence of a financing condition in the Merger Agreement;

  •
  the fact that Parent had, as of the signing of the Merger Agreement, obtained committed equity financing from Sponsor sufficient to pay the merger consideration for all stockholders other than the Rollover Holders;

  •
  the obligations of Parent and Merger Sub to obtain alternative financing, in an amount sufficient to consummate the merger and on terms not materially less favorable (in the aggregate), in the event such parties' financing becomes unavailable in the manner or from the sources contemplated in the Merger Agreement;

  •
  our ability, subject to the terms and conditions of the Merger Agreement, to seek specific performance of Parent's and Merger Sub's obligations to consummate the merger and obtain the financing contemplated by the Merger Agreement;

  •
  the representation of Parent and Merger Sub in the Merger Agreement that, subject to the accuracy of the information we have provided, upon the completion of the transactions contemplated by the Merger Agreement and at the effective time of the Merger, the Surviving Corporation will be solvent and will not have an unreasonably small amount of capital for the operation of its business;

  •
  the condition to the consummation of the merger that the Merger Agreement be adopted by the affirmative vote of stockholders representing a majority of the issued and outstanding Common Stock;

    •
    the fact that our Board or any applicable committee thereof may explore a Competing Transaction, including the provision of non-public information to and the entering of discussions with a potential competing acquirer, if the Board or any applicable committee thereof determines, in its good faith judgment after consultation with a financial advisor and outside legal counsel, that such Competing Transaction is or could reasonably be expected to lead to a Superior Proposal, and certain other conditions set forth in the Merger Agreement are met;

    •
    the ability of our Board or any applicable committee thereof to: (i) change, withhold, withdraw, qualify or modify its recommendation that our stockholders adopt the Merger Agreement; or (ii) adopt, approve or recommend a Competing Transaction, if, prior to the special meeting of our stockholders to be held for the purpose of voting upon the Merger Proposal, our Board or any applicable committee thereof determines in its good faith judgment, and after consultation with outside counsel, that failure to take these actions would reasonably be expected to be inconsistent with its fiduciary duties;

    •
    the provision of the Merger Agreement allowing us to terminate the Merger Agreement in certain circumstances relating to the presence of a Superior Proposal, subject to the payment of a termination fee of $1.77 million;

    •
    the fact that the $1.77 million termination fee, payable by us in certain circumstances, is relatively minor and reasonable in comparison to the aggregate value of the merger and the transactions contemplated by the Merger Agreement;

    •
    the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will be obligated to pay us a termination fee of $3.54 million, and the fact that such payment obligation is guaranteed by Sponsor pursuant to the Limited Guaranty;

    •
    the terms and conditions of the Voting Agreement, whereby certain of the Rollover Holders, including each of our executive officers, and each of the IDG Funds have agreed to vote in favor of the Merger Proposal; and

    •
    the fact that the Voting Agreement terminates upon any termination of the Merger Agreement and does not otherwise restrict our ability to explore a Superior Proposal in accordance with the terms and conditions of the Merger Agreement;

  •
  its assessment of the risk of non-consummation of the merger due to the failure to obtain the affirmative vote of stockholders representing a majority of the issued and outstanding Common Stock;

  •
  its view that there is a high degree of certainty that the merger can be consummated, in view of the terms of the Merger Agreement and related documents, the limited closing conditions and the absence of significant required regulatory approvals;

  •
  the likelihood that the merger can be consummated promptly;

  •
  the Special Committee's belief that Parent and IDG would likely be able to acquire us at a higher price per share than any potential competing bidder due to the significant equity position of the IDG Funds, especially if the IDG Funds were unwilling to sell their 19.4% stake in connection with any alternative transaction involving our acquisition;

  •
  the Special Committee's belief that the economic interests of each director on the Special Committee with respect to the merger are aligned with those of our unaffiliated stockholders whose shares of Common Stock will be converted in the merger into the right to receive the merger consideration, because the members of the Special Committee may be deemed to own, in the aggregate, 2,566,620 shares of our Common Stock (see "Important Information Regarding

    MEMSIC—Security Ownership of Certain Beneficial Owners and Management" beginning on page     •    of this proxy statement);

    •
    in this regard, Mr. Michael Tung, a member of the Special Committee, may be deemed to beneficially own 2,357,620 shares of Common Stock based on his position as Chief Financial Officer and Managing Partner of VentureStar-InveStar Capital Inc., an affiliate of InveStar Semiconductor Development Fund, Inc. (which holds 1,285,551 shares of Common Stock), and InveStar Semiconductor Development Fund, Inc. (II) LCD (which holds 1,072,069 shares of Common Stock);

  •
  the active and direct role of the chairman of the Special Committee, Roger W. Blethen, and the Special Committee's representatives in the negotiations with respect to the Merger Agreement, and the consideration by the Special Committee at numerous meetings of the status and key issues being discussed in such negotiations;

  •
  the negotiations that took place between the Special Committee and the Special Committee's representatives, on the one hand, and Parent, IDG and the representatives of Parent and IDG on the other hand, which resulted in the increase in the merger consideration from IDG-Accel China Growth Fund II L.P.'s initial non-binding offer of $4.00 per share to $4.225 per share, and the belief of the members of the Special Committee that $4.225 per share was the highest price that Parent and IDG would pay to our stockholders;

  •
  the availability of appraisal rights under Delaware law to our stockholders who do not vote in favor of the Merger Proposal and who otherwise comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;

  •
  the Special Committee's belief that it was fully informed about the extent to which the interests of Dr. Zhao, the other executive officers, and Dr. Zhou in the merger differed from those of our unaffiliated stockholders;

  •
  the fact that, in the absence of the merger, we would continue to incur significant expenses by remaining a public company, including the related legal, accounting, transfer agent, printing and filing fees, which could adversely affect our financial performance and the value of our Common Stock; and

  •
  such other factors, considerations, documents, information and advice as the Special Committee deemed necessary or appropriate in order to reach its decision whether to approve the Merger Agreement and recommend that the Board approve and recommend to our stockholders that they vote in favor of the Merger Proposal.

        The Special Committee believes that each of these factors supported its unanimous recommendations to the Board, as described above.

        In evaluating the fairness of the merger, the Special Committee did not consider:

  •
  our net book value, because the Special Committee believes that net book value is not a material indicator of the value of the Common Stock, but rather is an accounting concept indicative of historical asset costs (our net book value per share as of March 31, 2013 was approximately $3.10, assuming 24,296,504 shares of Common Stock outstanding as of May 10, 2013, which is approximately 27% lower than the merger consideration);

  •
  the purchase prices paid in the transactions described under "Important Information Regarding MEMSIC—Transactions in Common Stock" beginning on page     •    of this proxy statement, due to the isolated nature and limited magnitude of such transactions (though the Special

    Committee notes that the consideration to be received by our unaffiliated stockholders represents a premium over such prices);

  •
  any other firm offers for a merger, a sale of all or a substantial part of our assets, or a purchase of a controlling amount of our Common Stock, as the Special Committee (and the Board) were not aware of our having received any such firm offer(s) from anyone other than Parent, Merger Sub and the Rollover Holders in the two years preceding the signing of the Merger Agreement; and

  •
  our liquidation value, because the Special Committee considered us to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology.

        In addition, the Special Committee did not determine, nor did it ask RBC to formally estimate, a pre-merger going concern value for the Common Stock as such. The Special Committee did, however, consider relevant to our going concern value the discounted cash flow analysis performed by RBC, as described below under "Special Factors—Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration," beginning on page     •    of this proxy statement. The Special Committee does not believe there is a single reliable method of determining going concern value, although the Special Committee believes the analyses of RBC in their totality may, to some degree, be generally reflective of going concern value, and the Special Committee adopted RBC's discounted cash flow analysis in reaching its conclusion with respect to the fairness of the merger to our unaffiliated stockholders. Further, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Common Stock, the merger consideration represented a significant premium to that going concern value per share. The Special Committee did not specifically consider the high and low sales prices for the Common Stock as described under "Important Information Regarding MEMSIC—Market Price and Dividend Information" beginning on page     •    of this proxy statement, but did review trading prices of the Common Stock over the two-year period prior to the execution of the Merger Agreement. The Special Committee noted that the $4.225 merger consideration to be received by unaffiliated stockholders represented a substantial premium over the "high" sale prices of the Common Stock at all times since our announcement on May 8, 2012 that we expected revenues from our largest customer to decrease substantially in 2012.

        In the course of reaching the determinations and decisions and making the recommendations described above, the Special Committee also considered the following factors relating to the procedural safeguards that the Special Committee believed were and are present to ensure the fairness of the merger, each of which safeguards the members of the Special Committee believe supported their decision and provided assurances regarding the fairness of the merger:

  •
  that the Special Committee is composed of three independent directors who are not affiliated with Parent, Merger Sub or IDG and have never been employees of Parent, Merger Sub, or any affiliate of IDG;

  •
  that, following our November 20, 2012 disclosure of the non-binding proposal from IDG-Accel China Growth Fund II L.P. to acquire us for $4.00 per share and our appointment of the Special Committee to evaluate such proposal and other alternatives available to us, we did not receive any alternate bids at any price or other offers to enter into any other third party transaction(s), despite:

  •
  the Special Committee retaining RBC as its financial advisor to assist with evaluating IDG's proposal and exploring strategic alternatives;

  •
  the Special Committee conducting a lengthy and thorough sale process during which representatives of RBC, at the direction of the Special Committee, actively solicited a range of potential buyers to submit competing proposals to acquire us; and

    •
    the fact that any party expressing interest in a possible transaction with or acquisition of our company was permitted to conduct due diligence and make a proposal, subject only to the requirement that it enter into a customary confidentiality agreement;

  •
  that the Special Committee was advised by independent legal counsel and financial advisors in connection with exploring strategic alternatives and negotiating the terms of any transaction, including the merger;

  •
  that there were vigorous negotiations between the advisors of Parent and IDG and the advisors of the Special Committee, with the direct involvement of the chairman of the Special Committee, regarding the merger consideration and the other terms of the merger and the Merger Agreement;

  •
  that the Special Committee conducted extensive deliberations regarding the merger over a period of approximately five months;

  •
  the fact that the members of the Special Committee do not have a financial interest in the merger different from those of our unaffiliated stockholders, other than: (i) receipt of Board and Special Committee fees (which were not contingent upon the consummation of the merger or the recommendation of any transaction); (ii) customary and reasonable indemnification and director liability insurance rights under the Merger Agreement; and (iii) acceleration of unvested director equity awards upon consummation of the merger, on the same terms applicable to our employees holding such awards;

  •
  that the Special Committee, whose members comprise a majority of our Board, had the ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto;

  •
  that the Special Committee and our Board had no obligation to recommend any transaction;

  •
  that the Special Committee requested and received from RBC a written opinion dated April 22, 2013, that, as of that date and based upon and subject to the considerations, assumptions, limitations, qualifications and other matters set forth therein, the merger consideration to be received by our stockholders (other than the Rollover Holders) pursuant to the merger was fair, from a financial point of view, to such stockholders;

  •
  that the adoption of the Merger Agreement and the consummation of the merger is subject to the affirmative vote of stockholders representing a majority of the issued and outstanding Common Stock;

  •
  that we retain the ability to terminate the Merger Agreement in order to enter into an alternative agreement with respect to a Superior Proposal, subject to the terms and conditions of the Merger Agreement and our payment of a customary and reasonable termination fee;

  •
  that the Special Committee made its evaluation of the Merger Agreement and the merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of management and the interested directors (Drs. Zhao and Zhou) in the merger; and

  •
  that dissenting stockholders who oppose the merger may assert and demand appraisal rights under the DGCL.

        In light of the procedural safeguards described above, the Special Committee did not consider it necessary in order to adequately protect the interests of our stockholders to: (i) structure the merger such that approval of at least a majority of our unaffiliated stockholders is required to effect the transaction; or (ii) retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders to negotiate the terms of the Merger Agreement or prepare a report concerning the fairness of the Merger Agreement and the merger.

        In the course of reaching the determinations and decisions and making the recommendations described above, the Special Committee also considered a variety of risks and potentially negative factors relating to the Merger Agreement, the merger and the other transactions contemplated thereby. These factors included, but were not limited to, the following:

  •
  the fact that, following the merger, our stockholders (other than any Rollover Holders who will have become equity investors in Parent at the effective time of the merger) will have no ongoing equity participation in the Surviving Corporation following the merger, and that such stockholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Stock, and will not participate in any potential future sale of Parent or the Surviving Corporation to a third party;

  •
  the possibility that, after the completion of the merger, Parent could cause the Surviving Corporation to engage in unspecified transactions including restructuring efforts, special dividends or the sale of some or all of the shares or assets of the Surviving Corporation to one or more purchasers, which transactions could conceivably produce a higher aggregate value than that available to stockholders in the merger;

  •
  the fact that those directors that were not appointed to the Special Committee (Drs. Zhao and Zhou), have interests that are different from those of our unaffiliated stockholders, as described under this section of the proxy statement under the subheading "—Interests of Certain Persons in the Merger;"

  •
  the fact that, although the Special Committee expects the merger to be consummated, there can be no assurances that all conditions to the parties' obligations to complete the merger will be satisfied, and as a result, the merger may not be completed, even if the Merger Agreement is adopted by our stockholders;

  •
  the risk of non-completion of the merger as a result of the failure to obtain the affirmative vote of stockholders representing a majority of the issued and outstanding Common Stock;

  •
  the possibility that we could be required, under certain circumstances, to pay to Parent a termination fee of $1.77 million;

  •
  the risks to our business if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

  •
  the substantial expenses we have incurred and expect to incur in connection with the merger, including in connection with litigation resulting from the announcement or pendency of the merger;

  •
  the fact that the 19.4% ownership stake of the IDG Funds may have made a competing third-party offer at a value in excess of the $4.225 per share offered by Parent (which is an affiliate of Sponsor and the IDG Funds) less likely than if such ownership stake did not exist;

  •
  the Merger Agreement's restrictions on the conduct of our business before the completion of the merger, generally requiring us to conduct our business only in the ordinary course, subject to numerous limitations, which may delay or prevent us from undertaking valuable business opportunities that may arise before the completion of the merger; and

  •
  the fact that, for U.S. federal income tax purposes and under PRC tax law, the merger consideration could be taxable to those of our stockholders receiving the merger consideration.

        The foregoing discussion of the information and factors considered by the Special Committee includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee made its recommendations to our Board with respect to the Merger Agreement and the merger based upon the totality of the information it considered.

  Determinations of the Board of Directors

        Our Board consists of five directors: Roger Blethen, Dr. Lawrence Kaufman, Michael Tung, Dr. Yang Zhao and Dr. Quan Zhou. Drs. Zhao and Zhou were not appointed to the Special Committee because of their conflicts of interests with respect to the merger, as described under this section of the proxy statement under the subheading "—Interests of Certain Persons in the Merger" beginning on page     •    . On April 22, 2013, immediately following the meeting of the Special Committee at which the Special Committee determined to make the recommendations to our Board described above, our Board held a meeting, at which all five directors participated telephonically, to consider the recommendations of the Special Committee with respect to the merger. At the commencement of the meeting, Drs. Zhao and Zhou announced their intentions to abstain from voting with respect to the merger. Accordingly, the members of our Board who cast votes with respect to the merger were the same three directors who comprise the Special Committee. At the meeting, our Board, acting upon the unanimous recommendation of the Special Committee, unanimously (with Drs. Zhao and Zhou abstaining): (i) determined that the merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interest of, our company and our stockholders unaffiliated; (ii) approved and declared advisable our execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the merger; and (iii) resolved to recommend that our stockholders vote for the Merger Proposal. Accordingly, the merger was also approved by a majority of our directors that are not employees of our company or any of its subsidiaries.

        Because the members of our Board who cast votes with respect to the foregoing matters relating to the merger were the same three directors who comprise the Special Committee, the factors considered by our Board in taking the foregoing actions were the same as the factors considered by the Special Committee.

        The Board, with Drs. Zhao and Zhou abstaining, unanimously recommends that you vote "FOR" the adoption of the Merger Agreement.

 Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration

        On April 22, 2013, as financial advisor to the Special Committee, RBC rendered its written opinion to the Special Committee that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $4.225 per share in cash, without interest, for each share of our Common Stock was fair, from a financial point of view, to the holders of such Common Stock, other than the Rollover Holders. The full text of RBC's written opinion dated April 22, 2013 is attached to this proxy statement as Annex B and constitutes part of this proxy statement. RBC's opinion was approved by the RBC M&A Fairness Opinion Committee. This summary of RBC's opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read RBC's opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC.

        RBC's opinion was provided for the information and assistance of the Special Committee in connection with its consideration of the merger. RBC's opinion did not address the merits of our underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which we might engage. RBC's opinion and the analyses performed by RBC in connection with its opinion, as reviewed by the Special Committee, were only two of many factors taken into consideration by the Special Committee in connection with its evaluation of the merger. RBC's opinion does not constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the merger or any other proposal to be voted upon by them in connection with the merger.

        RBC's opinion addressed solely the fairness of the merger consideration, from a financial point of view, to the holders of such Common Stock, other than the Rollover Holders, and did not in any way address other terms or arrangements of the merger or the Merger Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or entered into in connection with, the Merger Agreement. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of our directors, officers or employees, or any class of such persons, relative to the consideration to be paid to holders of Common Stock.

        In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all the information that was publicly available to RBC and all of the financial, legal, tax, operating and other information that we provided to or discussed with RBC, including, without limitation, our financial statements and related notes thereto. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that all projections and forecasts we provided were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our future financial performance as a standalone entity. RBC expressed no opinion as to those projections and forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of our assets or liabilities, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of our properties or facilities. RBC did not investigate and made no assumption regarding any litigation or other claims affecting us.

        In rendering its opinion, RBC assumed, in all respects material to its analysis, that all conditions to the consummation of the merger would be satisfied without waiver. RBC further assumed that the executed versions of the Merger Agreement, the Contribution Agreement, the Voting Agreement, the Limited Guaranty, and the Equity Commitment Letter would not differ, in any respect material to its opinion, from the version thereof reviewed by RBC.

        RBC's opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC did not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of April 19, 2013, the trading day on which RBC finalized its analysis.

        In connection with its review of the merger and the preparation and rendering of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

  •
  reviewing the financial terms of (i) the execution copy of the Merger Agreement received by RBC on April 22, 2013, (ii) the execution copy of the Contribution Agreement received by RBC on April 22, 2013, (iii) the execution copy of the Voting Agreement received by RBC on April 22, 2013, (iv) the execution copy of the Limited Guaranty received by RBC on April 22, 2013, and (v) the execution copy of the Equity Commitment Letter received by RBC on April 22, 2013;

  •
  reviewing and analyzing certain of our publicly available financial and other data with respect to us and certain other relevant historic operating data relating to us, made available to RBC from published sources and our internal records;

  •
  conducting discussions with members of our senior management with respect to our business prospects and financial outlook as a standalone entity;

  •
  reviewing reported prices and trading activity for our Common Stock;

  •
  reviewing certain information relating to our historical, current and future operations, financial condition and prospects, as we made available to RBC, including financial projections prepared by our management for the fiscal years ending 2013 through 2016, with certain adjustments thereto based on guidance from our management, as publicly disclosed on March 8, 2013; and

  •
  performing other studies and analyses as RBC deemed appropriate.

        Set forth below is a summary of the material financial analyses performed by RBC in connection with the rendering of its opinion, as reviewed with the Special Committee at its meeting on April 22, 2013. The order of analyses described does not represent relative importance or weight given to those analyses by RBC. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

        For purposes of its analyses, RBC reviewed a number of financial and operating metrics, including:

  •
  Enterprise Value ("EV"), calculated as the value of the relevant company's outstanding equity securities (taking into account its convertible securities and other rights to acquire equity securities and other rights to acquire equity securities) based on the relevant company's closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of the specified date;

  •
  Earnings before interest, taxes, depreciation and amortization, adjusted for non-cash items (including stock-based compensation), and certain non-recurring and one-time charges, or "EBITDA;"

  •
  EBITDA less taxes, changes in working capital, and capital expenditures, or unlevered free cash flow (which we refer to as "UFCF").

        Unless the context indicates otherwise, each of: (i) historical financial information for the most recently completed twelve-month period for which financial information had been made public ("LTM"); and (ii) financial information for each company analyzed, to the extent applicable, excluded:

  •
  stock-based compensation expenses and long-term incentive programs;

  •
  restructuring and other related closure costs;

  •
  gain or loss on sales of assets;

  •
  impairment charges;

  •
  acquired inventory step-up and revaluation;

  •
  acquisition-related costs;

  •
  litigation costs;

  •
  start-up costs;

  •
  secondary offering expenses; and

  •
  write-offs of notes receivable.

Our EVs, and corresponding EV multiples, as described below, are based on debt, cash and cash equivalents as of December 31, 2012, and on estimated shares outstanding using the treasury stock method, as of April 22, 2013, based on our management's estimates. Our LTM multiples, as described below, are based on information as of December 31, 2012.

  Precedent Transaction Analysis

        RBC reviewed certain implied transaction multiples for a set of precedent merger and acquisition transactions as compared to the corresponding implied transaction multiples for the merger. In selecting these precedent transactions, RBC considered mergers and acquisitions publicly announced since January 1, 2009 in the semiconductor device industry, in which the publicly-traded target company had a transaction value between $25 and $275 million.

        RBC compared EV-to-LTM revenue and EV-to-LTM EBITDA multiples relating to the merger with corresponding LTM multiples in the selected precedent transactions. LTM amounts for the selected target companies were based on the most recently completed twelve-month period for which financial information had been made public at the time of the announcement of each transaction. EV data and other financial information for the selected transactions were based on publicly available information at the time of the relevant transaction. Financial data regarding the precedent transactions was taken from filings with the SEC and other public filings, Wall Street research, Dealogic, FactSet and Bloomberg.

Acquiror	Target
Diodes Incorporated	BCD Semiconductor Manufacturing Limited
Cypress Semiconductor Corporation	Ramtron International Corp.
Golden Gate Private Equity, Inc.	Conexant Systems Inc.
Zoran Corporation	Microtune, Inc.(1)
Microsemi Corporation	White Electronic Designs Corporation
Microchip Technology Inc.	Silicon Storage Technology, Inc.(1)
ON Semiconductor Corp.	California Micro Devices Corporation(1)
IXYS Corp.	Zilog Inc.(1)
Virage Logic Corporation	ARC International Limited(1)
Integrated Device Technology, Inc.	Tundra Semiconductor Corporation
Exar Corp.	Hifn, Inc.(1)
CSR plc	SiRF Technology Holdings, Inc.(1)

(1)
Indicates selected transactions with not meaningful EBITDA multiples when relevant figures are less than zero and EBITDA multiples are greater than 30.0x, which were excluded from the summary of calculations of EV as a multiple of LTM EBITDA in the table set forth below.

        The following table compares the selected implied transaction multiples for the merger with the corresponding multiples for the selected precedent transactions:

	Precedent Transactions				Our Company (As Implied by the Merger Per Share Price)
	Min.	Median	Mean	Max.
EV as a multiple of:
LTM Revenue	0.1x	0.9x	1.0x	1.7x	1.0x
LTM EBITDA	6.6x	7.9x	9.7x	14.6x	10.9x

        RBC noted that the EV-to-LTM revenue multiple implied by the merger consideration was within the range of such multiples for the selected precedent transactions and was above or equal to both the mean and median multiples found in such precedent transactions. RBC noted that the EV-to-LTM EBITDA multiple implied by the merger consideration was within the range of such multiples for the selected precedent transactions and was above both the mean and median multiples found in such precedent transactions.

  Public Company Analysis

        RBC reviewed certain financial and operating information and implied trading multiples for selected publicly-traded companies as compared to the corresponding information and implied trading multiples for us. In choosing the selected companies, RBC considered publicly traded companies focused primarily on semiconductor devices listed on public U.S. exchanges with projected revenue growth and historical gross margin and EBITDA margin profiles similar to ours.

        In this analysis, RBC compared our EV implied by the merger consideration, expressed as a multiple of our projected calendar year 2013 and 2014 revenue and EBITDA, to the corresponding multiples of projected calendar year 2013 and 2014 EV-to-revenue and EV-to-EBITDA of the selected companies implied by the public trading prices of their common stock. EV data for the selected companies was based on publicly available information for each company as of April 19, 2013. Stock market information was based on closing stock prices on April 19, 2013. Projected revenue and EBITDA were based on Wall Street research in our case, and, in the case of the selected companies, Capital IQ and FactSet consensus estimates.

  Selected Semiconductor Companies

  •
  Himax Technologies, Inc.;

  •
  International Rectifier Corporation;

  •
  IXYS Corp.;

  •
  MagnaChip Semiconductor Corporation;

  •
  Pericom Semiconductor Corp.;

  •
  RF Micro Devices Inc.;

  •
  STMicroelectronics NV;

  •
  Supertex Inc.; and

  •
  TriQuint Semiconductor, Inc.

        The following table presents our implied EV-to-revenue and EV-to-EBITDA multiples, and the corresponding multiples for the selected companies, for the periods reviewed by RBC in connection with its analysis:

	Selected Companies				Our Company (As Implied by the Merger Per Share Price)
	Min.	Median	Mean	Max.
EV as a multiple of:
2013F Revenue	0.4x	0.7x	0.9x	1.8x	0.9x
2014F Revenue	0.4x	0.6x	0.8x	1.6x	0.7x
2013F EBITDA	3.6x	8.0x	10.0x	21.5x	12.5x
2014F EBITDA	3.1x	4.7x	5.6x	11.8x	6.1x

        RBC noted that: (i) our EV-to-revenue multiple implied by the merger consideration for the projected calendar year 2013 was within the observed range of multiples, was above the median multiple and in-line with the mean multiple of the selected companies; (ii) our EV-to-revenue multiple implied by the merger consideration for the projected calendar year 2014 was within the observed range of multiples, was above the median multiple of selected companies analyzed and below the mean multiple of the selected companies; (iii) our EV-to-EBITDA multiple implied by the merger consideration for the projected calendar year 2013 was within the observed range of multiples and was above both the mean and median multiples of the selected companies; and (iv) our EV-to-EBITDA multiple implied by the merger consideration for the projected calendar year 2014 was within the observed range of multiples and was above both the mean and median multiples of the selected companies.

  Discounted Cash Flow Analysis

        RBC performed a discounted cash flow analysis to calculate the estimated present value of our standalone UFCF, based on forecasts and projections of our management from fiscal year 2013 through fiscal year 2016 (as presented in this section of the proxy statement under the subheading "—Prospective Financial Information" beginning on page     •    ), together with: (i) certain adjustments thereto based on our management's guidance, as publicly disclosed on March 8, 2013; and

(ii) projections for fiscal year 2017 based on discussions with, and assumptions provided by, our management.

        RBC performed such discounted cash flow analysis using discount rates reflecting a weighted-average cost of capital, or "WACC," ranging from 20.4% to 22.4% and, for purposes of calculating our terminal value at the end of the forecast period, terminal revenue and EBITDA multiples ranging from 0.6x to 0.8x and 3.0x to 5.0x, respectively. The WACC was calculated assuming no debt and a 10% tax rate, as per management estimates of our long-term capital structure and tax rate. Our derived cost of equity was calculated per the capital asset pricing model, plus a size premium based on the 2012 Ibbotson Risk Premia Report. Revenue and EBITDA terminal multiple methods yielded an implied per share equity value reference range for our Common Stock of $3.50 to $4.03 and $3.34 to $4.22, respectively, compared to the merger consideration of $4.225 per share.

  Overview of Analyses; Other Considerations

        No single company or transaction used in the above analyses as a comparison was identical to our company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

        The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBC, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

        The Special Committee selected RBC to render its opinion based on its qualifications, expertise, reputation and knowledge of our business and affairs and its experience with semiconductor companies and the industry in which we operate. RBC has advised on numerous acquisitions of unaffiliated third parties in the semiconductor market. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in our securities and receive customary compensation, and may also actively trade our securities for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities. Other than the engagements with us and with the Special Committee as described in the following paragraph, RBC has not provided any other financial advisory services to us or to the IDG Funds in the two years preceding the delivery of its opinion. In addition, RBC is not providing the IDG Funds, Parent or Merger Sub financing in connection with this transaction.

        Under its engagement agreement with the Special Committee, RBC became entitled to receive a fee of $400,000 upon the delivery of a fairness opinion in connection with the Merger Agreement, without regard to whether RBC's opinion was accepted or the merger contemplated by the proposed Merger Agreement was consummated. In addition, for its services as our financial advisor in connection with the merger, if the merger is successfully completed, RBC will receive an additional transaction fee of $1,850,000 against which all of the fee payable for the delivery of RBC's opinion will be credited. Further, in the event that the merger is not completed and we consummate at any time thereafter, pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the term of RBC's engagement or during the 12 months following the term, certain other defined business combinations, RBC will be entitled to the same transaction fee. In addition, we have agreed to indemnify RBC for certain liabilities that may arise out of RBC's engagement, including, without limitation, liabilities arising under the federal securities laws, and to reimburse certain out-of-pocket expenses incurred by RBC in performing its services. The terms of RBC's engagement letter were negotiated at arm's-length between the Special Committee and RBC, and the Special Committee was aware of this fee arrangement at the time it reviewed and approved the Merger Agreement. In addition, prior to RBC's engagement by the Special Committee, we had engaged RBC to provide financial advisory services with respect to a possible minority investment or sale transaction pursuant to a separate engagement letter dated February 12, 2012, which engagement letter we terminated by means of written notice to RBC, dated August 9, 2012.

        RBC has consented to the inclusion in this proxy statement of the full text of its opinion.

Position of Parent, Merger Sub and the Rollover Holders as to Fairness of the Merger

        Under the rules governing "going private" transactions under Rule 13e-3 under the Exchange Act, Parent, Merger Sub and the Rollover Holders, may be deemed to be engaged in a "going private" transaction and required to express their beliefs as to the fairness of the merger to unaffiliated stockholders. Parent, Merger Sub and the Rollover Holders are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of Parent, Merger Sub and the Rollover Holders as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the Merger Proposal. Parent, Merger Sub and the Rollover Holders have interests in the merger that are different from, and in addition to, those of the unaffiliated stockholders.

        Each of Parent, Merger Sub and the Rollover Holders believes that the interests of our unaffiliated stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. Parent, Merger Sub and the Rollover Holders attempted to negotiate a transaction that would be most favorable to them rather than our unaffiliated stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to such stockholders. Parent, Merger Sub and the Rollover Holders did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's independent legal or financial advisors as to, the fairness of the merger to the Company's unaffiliated stockholders.

        Based on their knowledge and analysis of available information regarding our company, as well as discussions with our management regarding us and our business, and the factors considered by, and findings of, the Special Committee and the Board (as discussed in this section of the proxy statement under the subheading "—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger," beginning on page     •    ), each of Parent, Merger Sub and the Rollover Holders believes that the merger is substantively fair to our unaffiliated stockholders based upon the following factors:

  •
  the current and historical market prices of the Common Stock, including the fact that the merger consideration of $4.225 per share of Common Stock represents a premium of approximately 143% over the $1.74 closing price of the Common Stock on November 20, 2012, the last trading day before the public announcement of IDG-Accel China Growth Fund II L.P.'s non-binding proposal to acquire the company for $4.00 per share, 144% over the Common Stock's average closing share price over the 90 calendar days ended on that date, and 56% over the Common Stock's closing share price of $2.71 on April 22, 2013, the last trading day before the public announcement of the signing of the Merger Agreement;

  •
  the merger consideration of $4.225 per share of the Common Stock is payable entirely in cash, thus allowing unaffiliated stockholders to immediately realize a determinate value for their shares;

  •
  the Special Committee determined, by the unanimous vote of all members of the Special Committee, and the Board determined, upon the unanimous vote of all members of the Board (with Dr. Zhao and Dr. Zhou abstaining), that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are in the best interests of the Company's unaffiliated stockholders;

  •
  the Sponsor has agreed to guarantee Parent's obligations under the Merger Agreement to pay, under certain circumstances, the Parent Termination Fee and certain other expenses;

  •
  the transactions contemplated by the Merger Agreement, including the merger, will not be funded by debt financing and will instead be funded by equity financing to be provided by Sponsor subject only to customary funding conditions, thereby providing a high degree of certainty with respect to the closing of the merger; and

  •
  the merger will provide liquidity for our unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

        Each of Parent, Merger Sub and the Rollover Holders believes that the merger is procedurally fair to our unaffiliated stockholders based upon the following factors:

  •
  the Special Committee, consisting entirely of independent and disinterested directors who are not affiliated with Parent, Merger Sub or any of the Rollover Holders, was established and given absolute authority to, among other things, review, evaluate and negotiate the terms of the merger and to decide not to engage in the merger;

  •
  the members of the Special Committee do not have any interests in the merger different from, or in addition to, those of our unaffiliated stockholders, other than the Special Committee members' receipt of Board and Special Committee compensation (which are not contingent upon the consummation of the merger or the special committee's or the Board's recommendation of the merger) and their indemnification and liability insurance rights under the Merger Agreement;

  •
  while each of Drs. Zhao and Zhou is a director of the Company, because of their respective participation in the transaction as a Rollover Holder and as an affiliate of IDG, neither of them served on the Special Committee, nor did they participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the Special Committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

  •
  the Special Committee and the Board had no obligation to recommend the adoption of the Merger Agreement;

  •
  the merger consideration and other terms and conditions of the Merger Agreement were the result of vigorous negotiations over an extended period of time between Parent, Merger Sub, the Rollover Holders and their legal and financial advisors, on the one hand, and the Special Committee and its independent legal and financial advisors, on the other hand;

  •
  RBC, the Special Committee's independent financial advisor, rendered an opinion, dated April 22, 2013, to the Special Committee that, as of such date and based on and subject to the assumptions, considerations, qualifications, and limitations set forth in the written opinion, the merger consideration of $4.225 per share to be received by holders of the Common Stock (other than the Rollover Holders) was fair, from a financial point of view, to such stockholders;

  •
  under the terms of the Merger Agreement, in certain circumstances, our company may furnish information to, and enter into discussions with, third parties with respect to a Competing Transaction, and the Board may also withdraw or modify the Company Recommendation (as such term is defined under "The Merger Agreement—Other Covenants and Agreements," beginning on page     •    of this proxy statement); and

  •
  our ability to terminate the Merger Agreement, in accordance with its terms, upon acceptance of a Superior Proposal.

        In light of the procedural safeguards described above, each of Parent, Merger Sub and the Rollover Holders did not consider it necessary in order to adequately protect the interests of our stockholders to: (i) structure the merger such that approval of at least a majority of our unaffiliated stockholders is required to effect the transaction; or (ii) have the Company retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders to negotiate the terms of the Merger Agreement or prepare a report concerning the fairness of the Merger Agreement and the merger.

        Each of Parent, Merger Sub and the Rollover Holders believes these factors provide a reasonable basis for his, her or its belief that the merger is both substantively and procedurally fair to our unaffiliated stockholders. This belief, however, is not intended to be and should not be construed as a recommendation to any holder of the Common Stock as to how such stockholder should vote with respect to the Merger Proposal. The aforementioned persons attempted to negotiate the terms of a transaction that would be most favorable to them, and not to our unaffiliated stockholders, and accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.

        In reaching the above conclusion, each of Parent, Merger Sub and the Rollover Holders did not consider:

  •
  our net book value, because they believe that net book value is not a material indicator of the value of the Common Stock, but rather is an accounting concept indicative of historical asset costs (our net book value per share as of March 31, 2013 was approximately $3.10, assuming 24,296,504 shares of Common Stock outstanding as of May 10, 2013, which is approximately 27% lower than the merger consideration);

  •
  the purchase price paid in the transactions described under "Important Information Regarding MEMSIC—Transactions in Common Stock" beginning on page    •    of this proxy statement, due to the isolated nature and limited magnitude of such transactions (though each of Parent, Merger Sub and the Rollover Holders notes that the consideration to be received by our unaffiliated stockholders represents a premium over such prices);

  •
  any other firm offer for a merger, a sale of all or a substantial part of our assets, or a purchase of a controlling amount of our Common Stock, as each of Parent, Merger Sub and the Rollover Holders was not aware of our having received any such firm offer(s) from anyone other than Parent, Merger Sub and the Rollover Holders in the two years preceding the signing of the Merger Agreement;

  •
  our liquidation value, because Parent, Merger Sub and the Rollover Holders consider us to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology; and

  •
  our pre-merger going concern value for the Common Stock as they did not believe there is a single reliable method of determining going concern value (though each of Parent, Merger Sub and the Rollover Holders notes that to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Common Stock, the merger consideration represented a significant premium to that going concern value per share).

Purposes and Reasons for the Merger

  Our Purposes and Reasons for the Merger

        Our purpose in undertaking the merger is to allow our unaffiliated stockholders to realize the value of their investment in our Common Stock in cash at a price that represents a premium of 143% to the closing market price of the Common Stock on November 20, 2012, the last trading day before we announced that it had received a non-binding proposal from IDG-Accel China Growth Fund II L.P. (one of the IDG Funds) to acquire us for $4.00 per share, and a premium of 56% over the closing market price of our Common Stock on April 22, 2013, the last trading day before the public announcement of the signing of the Merger Agreement. The Special Committee and our Board (with Drs. Zhao and Zhou abstaining) believe, based upon the reasons discussed in this section of the proxy statement under the subheading "—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger," that the transactions contemplated by the Merger Agreement, including the merger, are fair to, and in the best interests of, our company and our stockholders (to the extent such stockholders' shares of Common Stock are converted into the right to receive the merger consideration in the merger).

        Additionally, becoming a private company is expected to reduce most of our costs related to being a public company, including but not limited to legal costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual and special meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, and the expense of a transfer agent. Further, following the merger, at such time as we are no longer subject to the reporting requirements of the Exchange Act, our management will be able to eliminate much of the time it and certain of our other employees devote exclusively to comply with our obligations as a public company. As a result, we may be better able to focus our resources as a private company.

  Purposes and Reasons of the Merger for Parent, Merger Sub, and the Rollover Holders

        Under the rules governing "going private" transactions under Rule 13e-3, Parent, Merger Sub and the Rollover Holders may be deemed to be engaged in a "going private" transaction and required to express their reasons for the merger to our public stockholders. The aforementioned persons are making this statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        For the aforementioned persons, the purpose of the merger is to enable Parent to acquire control of our Company in a transaction in which the unaffiliated stockholders will receive $4.225 per share of Common Stock. After the merger, shares of the Common Stock will cease to be publicly traded, and Parent will bear 100% of the risks and rewards of ownership of the Surviving Corporation. In addition, the merger will allow the Rollover Holders to invest in the Company through their equity investments in Parent while simultaneously "cashing out" a portion of their Common Stock, as described in this proxy statement.

        Each of Parent, Merger Sub and the Rollover Holders believes that, as a privately-held entity, the Surviving Corporation's management will have greater flexibility to focus on improving its long-term profitability without the constraints caused by the public equity market's valuation of the company and emphasis on short-term period-to-period performance. As a privately-held entity, the Surviving Corporation will have greater flexibility to make decisions that might negatively affect short-term results, but that could increase its value over the long term.

        As a privately-held entity, the Surviving Corporation will also be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for a public company's management to be responsive to unaffiliated stockholders' concerns and to engage in dialogue with unaffiliated stockholders can also at times distract management's time and attention from the effective operation and improvement of the business, and this would no longer be an issue for the Surviving Corporation after the merger.

        Each of Parent, Merger Sub and the Rollover Holders decided to undertake the going-private transaction to take advantage of the benefits of owning the Surviving Corporation as a privately-held company as described above.

Certain Effects of the Merger

        If the Merger Agreement is adopted by our stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into our company and we will be the surviving corporation.

        Upon the consummation of the merger each share of our Common Stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares owned by us, shares held by any of our subsidiaries and shares held directly or indirectly by Parent and Merger Sub, including those shares contributed to Parent by the Rollover Holders, all of which will be cancelled, and shares held by holders who have perfected and not withdrawn a demand for appraisal rights) will immediately be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes.

        A primary benefit of the merger to our unaffiliated stockholders will be the right of such stockholders to receive a cash payment of $4.225, without interest, for each share of Common Stock held by such stockholders as described above, representing a premium of 143% to the closing market price of the Common Stock on November 20, 2012, the last trading day before we announced that we had received a non-binding proposal from IDG-Accel China Growth Fund II L.P. to acquire us for $4.00 per share, a premium of 144% over the average of the closing market price of the Common Stock over the 90 calendar days ended on November 20, 2012 and a premium of 56% over the closing market price of the Common Stock on April 22, 2013, the last trading day before the public announcement of the signing of the Merger Agreement. Additionally, such stockholders will avoid the risk of any possible decrease in our future earnings, growth or value.

        The primary detriments of the merger to our unaffiliated stockholders include the lack of an opportunity of such stockholders to participate in any potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of our Common Stock in the merger and may also be a taxable transaction under other applicable tax laws, including those of the PRC.

        Immediately following the merger, all of our equity interests will be owned, indirectly through Parent, by the Rollover Holders. If the merger is completed, the Rollover Holders will be the sole beneficiaries of our future earnings and growth, if any, and they will be the only ones entitled to vote, as stockholders of Parent, on matters affecting us following the merger.

        We have accrued net operating loss carryforwards. Parent, Merger Sub, and the Rollover Holders will become beneficiaries of the future use of these net operating loss carryforwards after the merger to the extent of their respective equity interests in Parent. At December 31, 2012 we had gross United States net operating loss carryforwards of $10.3 million, expiring in various amounts from 2028 through 2032. However, as a result of the merger, the ability to use these net operating loss carryforwards is expected to be limited by provisions of the Code.

        Our Common Stock is currently registered under the Exchange Act and is listed on the NASDAQ under the symbol "MEMS." As a result of the merger, we will be a privately held corporation, and there will be no public market for our Common Stock. After the merger, our Common Stock will cease to be listed on the NASDAQ, and price quotations for the Common Stock will no longer be available. In addition, registration of our Common Stock under the Exchange Act will be terminated, and we will no longer file reports with the SEC. Termination of registration of our Common Stock under the Exchange Act will reduce the information we are required to furnished to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to us. As a result, the Rollover Holders will, indirectly through Parent, benefit from any regulatory compliance cost savings realized by the Surviving Corporation following our ceasing to be a publicly traded company.

        As a private company, we will no longer have continued pressure to meet the quarterly expectations of analysts and investors. In contrast, as a publicly traded company, we currently faces pressure from analysts and investors to make decisions that may produce better short-term results, but that may not maximize long-term value. Further, we will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition, and we will have more flexibility to change our capital spending strategies, pricing strategies and make other changes to our business without the scrutiny of analysts and investors. This added flexibility may enable us to achieve better financial and operational results than it can presently achieve as a publicly traded company.

        The IDG Funds, Parent and Merger Sub have advised us that, except for the transactions contemplated by the Merger Agreement, they do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company or any of our subsidiaries;

  •
  the sale or transfer of a material amount of our assets or the assets of any of our subsidiaries; or

  •
  any other material changes in our business.

        At the effective time of the merger, Merger Sub's certificate of incorporation will become the certificate of incorporation of the Surviving Corporation, until amended, and Merger Sub's bylaws will become the bylaws of the Surviving Corporation, until amended, except that our name will remain unchanged. At that time, the directors of Merger Sub will become the directors of the Surviving Corporation.

        The IDG Funds and some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, including:

  •
  Dr. Quan Zhou is one of our directors and a general partner of IDG Capital Partners, which is affiliated with the IDG Funds. Dr. Zhou is also a managing member of the general partner of IDG Technology Venture Investments, L.P. and its successor funds and is a director of the general partner of each of IDG-Accel China Growth Fund I, IDG-Accel China Growth Fund II and IDG-Accel China Capital Fund. The IDG Funds collectively own approximately 19.4% of our Common Stock. In connection with the merger, the IDG Funds have agreed to roll over on a tax-free basis all 4,725,223 shares of their Common Stock into equity shares of Parent.

  •
  Dr. Yang Zhao, Dr. Paul Zavracky and Ms. Patricia Niu intend to roll over, on a tax-free basis, 169,943, 37,422 and 45,971 shares of Common Stock owned by them, respectively, into equity shares of Parent. In addition, Dr. Zavracky and Ms. Niu intend to apply a portion of the proceeds they will receive in consideration of their Company Options and restricted stock units to purchase an additional 43,276 and 17,289 equity shares of Parent, respectively, at a price of $4.225 per share.

  •
  the Merger Agreement provides for the vesting and cash-out of all Company Options, restricted stock awards and restricted stock units.

  •
  our executive officers as of the effective time of the merger will become the initial executive officers of the Surviving Corporation.

  •
  Our directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and our directors and executive officers are entitled to continued indemnification under the terms of our certificate of incorporation and bylaws.

        These interests are discussed in more detail in this section of the proxy statement under the subheading entitled "—Interests of Certain Persons in the Merger," beginning on page     •    .

        Following the merger, the primary detriments of the merger to the Rollover Holders include the fact that following the merger all of the risks of any possible decrease in our earnings, growth or value, and all other risks, will be borne by Parent and its shareholders. Additionally, the investment by the IDG Funds and the Rollover Holders in Parent will not be liquid, with no public trading market for such securities, and the equity shares of Parent may be subject to contractual restrictions on transfer.

        Parent does not currently own any interest in our company. Following the consummation of the merger, Parent will own 100% of our outstanding Common Stock, and will have a corresponding interest in our net book value and net earnings. Each shareholder of Parent will have an interest in our net book value and net earnings in proportion to such shareholder's ownership interest in Parent.

        The following table provides the direct and indirect interests of the Rollover Holders in our net loss and net book value prior to and immediately after the merger, based on our net book value of $75,337,334 and $77,176,588 at March 31, 2013 and December 31, 2012, respectively, and our net loss of $2,463,917 and $987,939 for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively.

	Before the merger					After the merger
Stockholder	Ownership interest(1)(2)(3)	Net book value as of March 31, 2013 ($)	Net book value as of December 31, 2012 ($)	Net loss for the three months ended March 31, 2013 ($)	Net loss for the year ended December 31, 2012 ($)	Ownership interest(4)	Net book value as of March 31, 2013 ($)	Net book value as of December 31, 2012 ($)	Net loss for the three months ended March 31, 2013	Net loss for the year ended December 31, 2012
IDG	19.4%	14,651,725	15,009,426	(479,187)	(192,136)	97.99%	73,824,469	75,626,788	(2,414,439)	(968,100)
Yang Zhao	4.0%	2,983,696	3,056,538	(97,582)	(39,127)	0.66%	498,820	510,998	(16,314)	(6,541)
Paul Zavracky	0.9%	642,471	658,156	(21,012)	(8,425)	0.31%	236,866	242,649	(7,747)	(3,106)
Patricia Niu	0.9%	709,811	727,140	(23,214)	(9,308)	0.25%	185,682	190,215	(6,073)	(2,435)
Yongyao Cai	0.4%	282,739	289,642	(9,247)	(3,708)	0.10%	78,229	80,139	(2,559)	(1,026)
Noureddine Hawat	0.0%	27,089	27,750	(886)	(355)	0.02%	16,164	16,559	(529)	(212)
Alexander Drinbinksy	0.3%	209,937	215,062	(6,866)	(2,753)	0.06%	46,823	47,966	(1,531)	(614)
Eric Chojnacki	0.0%	34,835	35,685	(1,139)	(457)	0.02%	18,310	18,757	(599)	(240)
James Fennelly	0.1%	77,836	79,736	(2,546)	(1,021)	0.04%	33,391	34,206	(1,092)	(438)
Dong An	0.1%	73,032	74,815	(2,389)	(958)	0.02%	18,512	18,964	(605)	(243)
Lei Zhang	0.1%	40,053	41,031	(1,310)	(525)	0.07%	55,000	56,343	(1,799)	(721)
Wei Zhang	0.4%	279,913	286,747	(9,155)	(3,671)	0.13%	98,832	101,245	(3,232)	(1,296)
Haidong Liu	0.4%	267,616	274,149	(8,752)	(3,509)	0.13%	94,907	97,224	(3,104)	(1,245)
Leyue Jiang	0.0%	25,809	26,439	(844)	(338)	0.04%	28,595	29,293	(935)	(375)
John Newton	0.0%	21,606	22,133	(707)	(283)	0.08%	58,704	60,138	(1,920)	(770)
Jose Rios	—	—	—	—	—	0.03%	22,014	22,552	(720)	(289)
Cheryl Merino	0.0%	8,104	8,302	(265)	(106)	0.03%	22,014	22,552	(720)	(289)

(1)
Calculation of pre-merger percentage ownership for IDG is based on ownership information set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on April 25, 2013 by IDG-Accel China Growth Fund II L.P., IDG Accel China Grown Fund II Associates L.P., IDG-Accel China Investors II L.P., IDG-Accel China Growth Fund GP II Associates Ltd., IDG Technology Venture Investments, LP, IDG Technology Venture Investments, LLC, IDG Technology Venture Investment III, L.P., IDG Technology Venture Investment III, LLC, Chi Sing Ho and Quan Zhou.

(2)
Calculation of pre-merger percentage ownership for Rollover Holders other than IDG is based on ownership information set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on June 26, 2013 by Yang Zhao, Paul Zavracky, Patricia Niu, Yongyao Cai, Noureddine Hawat,

  Alexander Drinbinksy, Eric Chojnacki, James Fennelly, Dong An, Lei Zhang, Wei Zhang, Haidong Liu, Leyue Jiang, John Newton, Jose Rios and Cheryl Merino.

(3)
Percentage ownership based on 24,296,504 shares of Common Stock outstanding as of May 10, 2013.

(4)
Calculation of post-merger percentage ownership assumes that:

•
Sponsor will invest $86.3 million in shares of Parent pursuant to the Equity Commitment Letter at a price per share equal to the merger consideration; and

•
each Rollover Holder will, to the maximum extent permitted under the Contribution Agreement, satisfy the purchase price for shares of Parent pursuant to the Contribution Agreement by the contribution of shares of Common Stock.

How We May be Affected if the Merger is not Completed

        If the Merger Agreement is not approved by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares of Common Stock in connection with the merger. Instead, we will remain a publicly traded company, our Common Stock will continue to be listed and traded on the NASDAQ, provided that we continue to meet NASDAQ's listing requirements, and we will remain subject to SEC reporting obligations. Therefore, our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Common Stock. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of our Common Stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under certain circumstances set forth in the Merger Agreement, we may be required to pay Parent a termination fee of $1.77 million, or Parent may be required to pay us a reverse termination fee of $3.54 million, in each case, as described under "The Merger Agreement—Termination Fees" beginning on page     •    of this proxy statement.

        If the merger is not completed, from time to time, our Board will evaluate and review, among other things, our business, operations, dividend policy and capitalization and make such changes as it deems appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or operational results will not be adversely impacted.

Prospective Financial Information

        We do not as a matter of course make public forecasts or projections as to future performance or earnings covering extended periods or issue guidance beyond the current quarter.

        However, we have presented below for your information certain forward-looking financial information that was generated for internal use and was available to IDG and certain other potential bidders, to RBC, and to the Special Committee to aid its evaluation of the merger. Such financial information includes the following:

  •
  In connection with our normal budget planning process, during the fourth quarter of 2012, our management prepared an operating budget covering each of the quarters of 2013, which we refer to as the "preliminary 2013 operating budget."

  •
  In preparation for our Board's approval of the 2013 operating budget in January 2013, management made adjustments to the preliminary 2013 operating budget, consisting primarily of reductions in operating expenses to reduce the operating loss projected for 2013. Additionally, our management generated forecasts for 2014 through 2016, which were provided to RBC in January 2013. The four-year forecast reflected changes in presentation compared to the preliminary 2013 operating budget and the inclusion of amortization, which had been omitted from the preliminary 2013 operating budget. We refer to this combined forecast for 2013 through 2016 as the "four-year projections."

  •
  In preparing its opinion regarding the fairness of the merger, from a financial point of view, to our stockholders other than the Rollover Holders (as such opinion is described in this section of the proxy statement under the subheading "—Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration," beginning on page     •    ), RBC relied on the four-year projections, which it further modified to reflect a reduced sales forecast for the first quarter of 2013, consistent with the guidance we issued on March 8, 2013, and to reflect changes in presentation. We refer to this revised forecast as the "revised four-year projections."

        The preliminary 2013 operating budget was included in the due diligence materials we shared with our potential bidders, beginning in December 2012. The four-year projections were reviewed with our Board on February 20, 2013 and relied upon by our Special Committee in its deliberations, and were shared with RBC and IDG.

        We have omitted certain forward-looking information that is discussed above under the heading "Background of the Merger," consisting of the following:

  •
  The preliminary projections for 2013 and 2014 that were discussed with the Special Committee on December 19 and 20, 2012 are not presented below. These projections were preliminary in nature, were still under development at the time they were reviewed with the Special Committee, and were superseded by the four-year projections that are presented below. These preliminary projections were not provided to IDG or to any other potential bidder, nor were they relied upon by the Special Committee in its decision to recommend the approval of the merger. These preliminary projections, and RBC's related informal valuation analysis, were relied upon by the Special Committee solely for the purpose of determining whether the IDG proposal at $4.00 per share was sufficiently attractive to warrant the initiation of negotiations with IDG in December 2012. For this reason, we do not believe that the preliminary projections for 2013 and 2014 are material to stockholders in considering how to vote on the merger proposal.

  •
  Management's revised operating budget for 2013 that was presented to our Board of Directors at its meeting on January 11, 2013, as part of our normal annual budget planning process, is not presented separately below. However, this revised operating budget for 2013 was consistent in all material respects with the projection for 2013 that is included in the four-year projections that are presented below.

        We did not provide RBC, IDG or any other party with projections of our free cash flow. However, at the request of RBC, in order to facilitate the discounted cash flow analysis RBC performed in connection with its preparation of its opinion (as described in this section of the proxy statement under the subheading "—Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration—Discounted Cash Flow Analysis" beginning on page     •    ), we provided certain assumptions and components used to calculate free cash flow, which are described below.

        The forward-looking information presented below, including the preliminary 2013 operating budget, the four-year projections, and the revised four-year projections, includes estimates and relies upon assumptions that involve substantial judgment and are therefore highly subjective. Additionally, the forward-looking information was not prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and excludes certain non-cash costs and expenses that would be required to be included in financial statements prepared in accordance with GAAP, as more fully explained below and in the footnotes to such forward-looking information. Because the treatment of non-cash expenses was not consistent among the preliminary 2013 operating budget, the four-year projections, and the revised four-year projections, and because of changes in the underlying management estimates, principally related to projected levels of operating expenses, the results reflected in the three sets of projections for a given period are not necessarily directly comparable with one another.

        The material estimates and assumptions used in developing the forward-looking information presented below are described below.

Preliminary 2013 operating budget

        The preliminary 2013 operating budget was initially developed by management during the fourth quarter of 2012 as part of our normal annual budget planning process. This process began with detailed, bottoms-up sales forecasts and spending proposals from each department for 2013. These were then reviewed and adjusted by our executive officers, using their collective judgment and experience, with a view to balancing competing spending priorities in light of our corporate goals and reasonable assumptions about our future growth.

        Because the preliminary 2013 operating budget was developed primarily to assist management in managing discretionary expense spending, it excluded the impact of certain non-cash costs and expenses, including amortization of intangible assets and stock-based compensation, and projected operating (loss) income and projected net (loss) income were presented on a non-GAAP basis, excluding the impact of these items.

        Key estimates and assumptions that were used in developing the preliminary 2013 operating budget included the following:

  •
  Revenue.  The 2013 revenue forecast took into account our management's assessment of general market conditions; individual customers' purchasing patterns and existing and planned product development programs; the future market success of these customers' product offerings in which our products were being utilized and the state of our relationships with these customers; the status of new design wins and competitions; the timing of our planned new product introductions; the size of the markets that could be addressed by our planned new products; and the rate and extent of market penetration we might achieve in these markets. We assumed that our sensor business revenues from Samsung would continue to decline markedly in 2013, and that revenue from our second largest customer, Autoliv, would also decline, but that these decreases would be more than offset by increased revenues from new design wins and new product introductions in the second half of the year. We assumed that revenue from our system solutions would improve modestly, to a level commensurate with 2011.

  •
  Cost of goods sold.  Key assumptions used to develop our projected cost of goods sold for 2013 included our management's estimates of the unit volume and mix of product sales during the year; the impact of downward pressure due to competition on prices for our existing products; the cost structure and market prices attainable for our new products; and the timing of our introduction of new products that we hoped would carry higher margins.

  •
  Operating expenses.  Projected research and development expense was based primarily on our planned new product development projects, and management's estimate of the engineering resources and costs necessary to complete these projects. Sales and marketing expenses were estimated following a review of departmental proposals for specific marketing projects and for headcount increases to strengthen our sales and marketing team, and also took into account added commission expense associated with projected revenue growth. Management assumed that growth in our general and administrative expenses would be minimal, consistent with inflation and modest merit increases for our staff.

Four-year projections.

        In preparation for our Board's approval of the 2013 operating budget in January 2013, management made adjustments to the preliminary 2013 operating budget, consisting primarily of reductions in operating expenses that management considered appropriate to reduce the operating loss projected for 2013. Additionally, in January 2013 our management generated a revised forecast for 2014 and forecasts for 2015 and 2016. These forecasts were top-down estimates based on assumptions that were consistent with our long term strategy but were, of necessity, more general in nature than those used to develop the preliminary 2013 operating plan.

        In the four-year projections, projected operating (loss) income and projected net (loss) income were presented on a non-GAAP basis, excluding the impact of stock-based compensation.

        Key estimates and assumptions that were used in developing the four-year projections included the following:

  •
  Revenue.  Management's long-term revenue forecasts took into account its assessment of general levels in demand for sensors and estimates of the size of the markets addressed by our planned new products and the rate and extent of market penetration we might achieve in these markets. Management assumed that we would significantly increase our revenue and grow our market share in a growing China mobile market through the introduction of new sensor products, such that by 2016 we would capture one third of this market; that we would begin to achieve significant revenue from our gas flow meter products starting in 2014; and that revenue in our automotive and industrial markets would experience significant growth beginning in 2015 as a result of planned new product introductions.

  •
  Cost of goods sold.  Management's long-range projections of cost of goods sold were based largely on its estimates of the manufacturing cost for our new products and assumptions about future sales volumes and our ability to reduce materials costs and achieve improvements in manufacturing efficiencies over time, and also took into account the estimated impact of depreciation related to planned capital expenditures for manufacturing facilities and equipment.

  •
  Operating expenses.  Operating expenses were forecast to grow to support our projected higher levels of business activity, but at a rate slower than our projected revenue growth. Management's estimate of research and development expenses also took into account its assessment of the level of headcount necessary to support our new product development plans. Sales and marketing expenses were estimated based on assumptions about the rate of increase in the number of our applications engineers and other sales staff, as well as estimates of commission expenses based on our current commission structure and projected revenues. Management assumed that growth in our general and administrative expenses would continue to be minimal, consistent with inflation and modest merit increases for our staff.

Revised four-year projections.

        The revised four-year projections were modified to reflect management's reduced sales forecast and related cost of goods sold for the first quarter of 2013, consistent with the guidance we issued on March 8, 2013. Also, the revised four-year projections were presented on a non-GAAP basis that excluded the impact of amortization and stock-based compensation. Otherwise, they were based on assumptions and estimates consistent with those employed in developing the four-year projections.

  Preliminary 2013 operating budget

	FY2013
	Q1	Q2	Q3	Q4	CY2013
	(in thousands)
Non-GAAP Statement of Operations Data:
Revenue:
Sensors	$12,639	$13,644	$15,646	$19,817	$61,746
Systems	2,804	2,068	2,645	2,823	10,341

Total revenue	15,443	15,712	18,291	22,640	72,087
Cost of goods sold:
Sensors	8,286	8,568	9,882	12,469	39,205
Systems	1,569	1,156	1,468	1,547	5,740

Total cost of goods sold	9,855	9,724	11,350	14,016	44,945
Gross profit:
Sensors	4,354	5,076	5,764	7,348	22,541
Systems	1,234	912	1,177	1,277	4,601

Total gross profit	5,588	5,988	6,941	8,624	27,142
Operating expenses(1):
Research and development	2,631	2,653	2,621	2,393	10,298
Sales and marketing	1,617	1,702	1,743	1,834	6,896
General and administrative	2,934	3,005	2,979	3,009	11,926

Total operating expenses(1)	7,183	7,359	7,342	7,236	29,119

Stock-based compensation	409	409	409	409	1,637

Operating (loss) income(2)	(1,185)	(962)	9	1,798	(340)
Income taxes	63	53	52	72	240
Noncontrolling interest	47	39	38	53	176

Net (loss) income(2)	$(1,295)	$(1,053)	$(81)	$1,672	$(757)

Other data:
Depreciation	$865	$935	$1,027	$1,087	$3,914

(1)
Excludes amortization; includes stock-based compensation; depreciation is provided for in general and administrative expenses.

(2)
Projected operating loss (income) and projected net (loss) income are presented on a non-GAAP basis, excluding the impact of amortization and stock-based compensation.

  Four-year projections

	FY2013
	Q1	Q2	Q3	Q4	CY2013	FY2014	FY2015	FY2016
	(in thousands)
Non-GAAP Statement of Operations Data:
Revenue:
Sensors	$12,639	$13,644	$15,646	$19,817	$61,746	$78,000	$90,575	$105,844
Systems	2,804	2,068	2,645	2,823	10,341	11,400	12,743	14,730

Total revenue	15,443	15,712	18,291	22,640	72,087	89,400	103,318	120,574
Cost of goods sold:
Sensors	8,286	8,568	9,882	12,469	39,205	48,324	54,664	63,506
Systems	1,569	1,156	1,468	1,547	5,740	5,700	5,919	6,251

Total cost of goods sold	9,855	9,724	11,350	14,016	44,945	54,024	60,583	69,758
Gross profit:
Sensors	4,354	5,076	5,764	7,348	22,541	29,677	35,911	42,338
Systems	1,234	912	1,177	1,277	4,601	5,700	6,824	8,479

Total gross profit	5,588	5,988	6,941	8,624	27,142	35,377	42,735	50,816
Operating expenses:
Research and development	2,054	2,328	2,266	2,347	8,995	11,635	13,087	14,604
Sales and marketing	1,286	1,373	1,342	1,463	5,463	7,530	8,791	9,894
General and administrative	2,485	2,514	2,492	2,472	9,964	10,005	10,267	10,474
Depreciation	479	507	518	528	2,027	2,489	2,730	2,955
Amortization	430	430	430	430	1,720	1,744	1,760	1,760

Total operating expenses(1)	6,735	7,152	7,048	7,235	28,169	33,403	36,635	39,687
Stock-based compensation	399	399	399	399	1,595	1,865	1,920	1,920

Operating (loss) income(1)	(748)	(765)	293	1,788	568	3,838	8,020	13,049
Income taxes	46	39	83	150	318	400	710	1,213
Noncontrolling interest	17	(10)	12	20	38	200	240	280

Net (loss) income(1)	$(810)	$(795)	$198	$1,618	$211	$3,238	$7,070	$11,556

Other data:
Total depreciation and amortization(2)	$1,307	$1,378	$1,476	$1,490	$5,651	$6,296	$6,663	$6,938
Change in working capital					$2,400	$2,887	$2,229	$2,882
Capital expenditures	$4,261	$1,486	$351	$256	$6,353	$5,000	$4,000	$6,000
Payment of debt					$1,000	$2,500	$13,930

(1)
Projected operating expense includes stock-based compensation. Operating (loss) income and net (loss) income is presented on a non-GAAP basis, excluding the impact of stock-based compensation.

(2)
Includes manufacturing depreciation included in cost of goods sold and depreciation and amortization included in operating expenses.

  Revised four-year projections

	FY2013
	Q1	Q2	Q3	Q4	CY2013	FY2014	FY2015	FY2016
	(in thousands)
Non-GAAP Statement of Operations Data:
Revenue:
Sensors		$13,644	$15,646	$19,817		$78,000	$90,575	$105,844
Systems		2,068	2,645	2,823		11,400	12,743	14,730

Total revenue	$12,000	15,712	18,291	22,640	$68,644	89,400	103,318	120,574
Cost of goods sold:
Sensors		8,568	9,882	12,469		48,324	54,664	63,506
Systems		1,156	1,468	1,547		5,700	5,919	6,251

Total cost of goods sold	7,656	9,724	11,350	14,016	42,746	54,024	60,583	69,758
Gross profit:
Sensors		5,076	5,764	7,348		29,677	35,911	42,338
Systems		912	1,177	1,277		5,700	6,824	8,479

Total gross profit	4,344	5,988	6,941	8,624	25,898	35,377	42,735	50,816
Operating expenses(1):
Research and development	2,054	2,328	2,266	2,347	8,995	11,635	13,087	14,604
Sales and marketing	1,286	1,373	1,342	1,463	5,463	7,530	8,791	9,894
General and administrative	2,966	3,023	3,011	2,997	11,997	12,494	12,997	13,429

Total operating expenses(1)	6,306	6,724	6,619	6,807	26,455	31,659	34,875	37,927
Operating (loss) income(2)	(1,563)	(337)	722	2,216	1,038	5,582	9,780	14,809
Income taxes	46	39	83	150	318	400	710	1,213
Noncontrolling interest	17	(10)	12	20	38	200	240	280

Net (loss) income(2)	$(1,626)	$(366)	$627	$2,046	$681	$4,982	$8,830	$13,316

Other data:
Total depreciation and amortization	$1,308	$1,379	$1,477	$1,492	$5,656	$6,434	$6,770	$7,075
Change in working capital(3)					$2,400	$3,473	$2,229	$2,882
Capital expenditures	$4,261	$1,486	$351	$256	$6,353	$5,000	$4,000	$6,000

(1)
Projected total operating expenses for each of the quarters of 2013 and the full years of 2013, 2014, 2015 and 2016 include projected stock-based compensation expense of $399, $399, $399, $399, $1,595, $1,865, $1,920 and $1,920, respectively and exclude projected amortization expense of $430, $430, $430, $430, $1,720, $1,744, $1,760, and $1,760, respectively. Stock-based compensation is excluded in determining operating (loss) income and net (loss) income below. See footnote 2.

(2)
Operating (loss) income and net (loss) income are presented on a non-GAAP basis, excluding the impact of amortization and stock-based compensation.

(3)
RBC, with the approval of our management, adjusted the change in working capital for full year 2014 to $3,473.

  2017 Free Cash Flow Assumptions

        We did not provide RBC, IDG or any other party with projections of our free cash flow. However, at the request of RBC, in order to facilitate its discounted cash flow analysis (as described in this section of the proxy statement under the subheading "—Opinion of RBC Capital Markets, LLC Regarding the Fairness of the Merger Consideration—Discounted Cash Flow Analysis," beginning on page     •    ), our management provided to RBC the following assumptions and calculation components for fiscal year 2017 ($ dollars in thousands):

Total revenue growth	13.0%
Gross margin	43.1%
EBIT margin	11.8%
EBITDA margin	17.6%
Total stock-based compensation expense and non-controlling interest	$1,640
Tax rate	9.5%
Change in working capital	$2,601
Capital expenditures	$4,000

        Our future financial results may materially differ from those expressed in the forward-looking information presented above, due to factors that are beyond our ability to control or predict. We cannot assure you that any of these projections will be realized or that our future financial results will not materially vary from the projections. The projections do not take into account any circumstances or events occurring after the date they were prepared and have not been updated since their respective dates of preparation. The forward-looking information do not give effect to any changes or expenses as a result of the merger or any other effects of the merger. They should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

        Furthermore:

  •
  while presented with numerical specificity, the projections necessarily are estimates that are based on numerous assumptions, many of which are beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, which assumptions may not prove to have been, or may no longer be, accurate;

  •
  the projections were prepared in the context of the business, economic, regulatory, market and financial conditions that existed at the time of their preparation, and have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time they were prepared; and

  •
  the four-year projections and revised four-year projections cover multiple years, and such estimates become inherently less reliable as they extend further into the future.

        The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles. Our independent registered certified public accounting firm, Ernst & Young LLP, has neither examined nor compiled the foregoing projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The inclusion of this forward-looking information should not be regarded as an indication that our Board, the Special Committee, RBC, IDG or any other recipient of this information considered, or now considers, the forecasts and projections included therein to be a reliable prediction of future results, nor is it included because we or they believe it should influence your decision whether to vote for or against the merger proposal.

        For the foregoing and other reasons, readers of this proxy statement are cautioned that the inclusion in this proxy statement of the forward-looking information described above should not be regarded as a representation that the projections will be achieved and that readers should not place undue reliance on the projections.

Financing

        Parent estimates that the total amount of funds required to consummate the merger and related transactions and pay all other related fees, expenses and other amounts payable by Parent or the Surviving Corporation pursuant to the Merger Agreement will be approximately $89.2 million. Parent expects this amount to be provided from the following sources:

  •
  an aggregate cash equity investment by the Sponsor of up to $86.3 million, which is described in this section of the proxy statement under the subheading "—Financing—Equity Financing;"

  •
  the Rollover Holders' acquisition of equity shares of Parent in exchange for cash consideration and/or contributions of Common Stock beneficially owned by these Rollover Holders, which is described in this section of the proxy statement under the subheading "—Financing—Rollover Financing"; and

  •
  with respect to the payment of certain transaction-related fees and expenses, from our cash balances and the cash balances of IDG.

        The financing described above, when funded in accordance with the related Equity Commitment Letter and the Contribution Agreement, as applicable and as described herein, shall provide the cash proceeds sufficient for the consummation of the merger and the payment of all fees, expenses and other amounts payable pursuant to the Merger Agreement.

  Equity Financing

        On April 22, 2013, Parent and Sponsor entered into an equity commitment letter, referred to as the "Equity Commitment Letter," pursuant to which Sponsor will purchase (or cause to be purchased), at or immediately prior to the consummation of the merger, up to $86.3 million of the equity shares of Parent. Parent has, in turn, agreed to use the invested funds only to: (i) fund, to the extent necessary, the aggregate merger consideration needed to acquire all of the Common Stock not already owned by IDG (other than shares held by us as treasury stock, owned by Parent, Merger Sub or any of our wholly owned subsidiaries, and shares that may be contributed by the Rollover Holders to Parent prior to the effective time of the Merger, pursuant to the Contribution Agreement); (ii) fund all other amounts payable pursuant to the Merger Agreement in satisfaction of all restricted stock awards, restricted stock units and Company Options; and (iii) pay all fees, expenses and other amounts payable pursuant to the Merger Agreement.

        Under the terms of the Equity Commitment Letter, Sponsor will not have any obligation, under any circumstances, to contribute more than $86.3 million to Parent and/or Merger Sub. If Parent does not require the entire amount of such equity commitment to fund the merger and pay all other related fees and expenses, Parent may reduce the amount of the equity commitment to the level sufficient to satisfy its obligations under the Merger Agreement, provided that the Surviving Corporation remains solvent (on both a stand-along and consolidated basis) once Parent has performed all of its obligations under the Merger Agreement. The Sponsor's funding of the equity commitment is subject to the satisfaction or waiver of all closing conditions set forth in the Merger Agreement, excluding those closing conditions in our favor (see "The Merger Agreement—Conditions to the Merger," beginning on page     •    of this proxy statement). Although we are not a party to the Equity Commitment Letter, we are an express third-party beneficiary of such letter, and generally have the right to seek specific performance under the same circumstances in which we would be permitted to seek specific performance under the Merger Agreement, and require that Parent enforce the equity commitment described herein.

  Rollover Financing

        Concurrently with the execution of the Merger Agreement, on April 22, 2013, Parent and the Rollover Holders entered into a contribution agreement (the "Contribution Agreement"). Pursuant to the Contribution Agreement, at or prior to the effective time of the merger: (i) each Rollover Holder will acquire equity shares of Parent in exchange for some or all of their shares of Common Stock, and/or cash consideration; and (ii) Sponsor or one or more of its affiliates will acquire (for a per share consideration equal to the merger consideration) any outstanding shares of Common Stock beneficially owned by the Rollover Holders not exchanged for equity shares of Parent.

        At least 10 days prior to the closing of the merger, each Rollover Holder, other than Sponsor, must notify Sponsor and Parent as to the number of shares of Common Stock and the amount of cash consideration such Rollover Holder will contribute in exchange for the their equity shares of Parent. Any cash consideration contributed by the Rollover Holders in exchange for equity shares of Parent must be deposited with Parent at least seven days before the anticipated effective time of the merger. The Rollover Holders may satisfy this obligation by giving irrevocable instructions to: (i) Sponsor, to pay over to Parent any portion of any amount owed by Sponsor to a Rollover Holder for the purchase of such Rollover Holder's shares of Common Stock pursuant to the terms of the Contribution Agreement; and/or (ii) us, to pay over to Parent any portion of any cash to be received by such Rollover Holders in exchange for Company Options, restricted stock awards and/or restricted stock units, pursuant to the terms of the Merger Agreement.

        Subject to the satisfaction or waiver of all of the closing conditions set forth in the Merger Agreement (other than conditions that, by their nature, are to be satisfied at the closing of the merger, but subject to the satisfaction of such conditions at the closing), the Rollover Holders' contribution of cash and/or Common Stock in exchange for equity shares of Parent (the "Contribution Closing,") will take place within 48 hours prior to the closing of the merger. If, for any reason, the Contribution Closing takes place but the merger fails to occur as contemplated by the Merger Agreement, Parent and Sponsor will promptly return all Common Stock and cash contributions to the Rollover Holders, as necessary to restore such Rollover Holder to the position that he, she, or it was in immediately prior to the Contribution Closing.

        The Contribution Agreement, and the obligation of the Rollover Holders to contribute, transfer, assign and deliver their Common Stock, will terminate immediately upon the earlier of: (i) the closing of the merger; (ii) the valid termination of the Merger Agreement in accordance with its terms; and (iii) the mutual written consent of Parent, our company, and all Rollover Holders party to the Contribution Agreement. Although we are not a party to the Contribution Agreement, we are an express third-party beneficiary of such agreement, and have the right to seek specific performance (including an injunction or injunctions), to prevent breaches by the parties thereto.

Interests of Certain Persons in the Merger

        In considering the recommendation of our Board (with Drs. Zhao and Zhou abstaining) with respect to the Merger Agreement, you should be aware that some of our directors, executive officers and other employees have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Special Committee and our Board were aware of these potential or actual conflicts of interest and considered them when they resolved to recommend that our stockholders vote for the adoption of the Merger Agreement. The material interests are summarized below. See "—Background of the Merger," and "—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger" in this section of the proxy statement, beginning on pages     •    and    •    , respectively.

  Contribution Agreement and Rollover Holders

        In connection with the Merger Agreement, the Rollover Holders, which collectively beneficially own approximately 25.8% of the Common Stock, entered into the Contribution Agreement with Parent, as such agreement is further described in this section of the proxy statement under the subheading "—Financing—Rollover Financing," beginning on page     •    . Under the terms of the Contribution Agreement, these Rollover Holders (including our executive officers, as well as Dr. Zhou, acting indirectly through the IDG Funds) will acquire equity shares of Parent in exchange for cash consideration and/or contributions of Common Stock beneficially owned by these Rollover Holders. Such cash consideration and the "roll over" of the Common Stock to Parent will aid Parent's ability to finance the transactions contemplated by the Merger Agreement, including the merger, while simultaneously allowing the Rollover Holders to: (i) maintain an indirect equity interest in the Surviving Corporation (through their commitments to exchange or roll over their Common Stock into equity shares of Parent); and (ii) immediately realize in cash the value of a portion of their Common Stock (to the extent such Common Stock is not "rolled over" into equity shares of Parent), on the same terms and conditions available to our unaffiliated stockholders.

        The Rollover Holders, as the ultimate beneficial owners of the Surviving Corporation following the effective time of the merger, will continue to indirectly benefit from our future earnings and growth, if any. As a result of Sponsor's commitment to provide up to $86.3 million in exchange for equity shares of Parent (pursuant to the Equity Commitment Letter, as described in this section of the proxy statement under the subheading "—Financing—Equity Financing," beginning on page     •    ), and the IDG Funds' intention to "roll over" their entire 19.4% stake in the Common Stock, IDG will own approximately 98% of Parent's equity interests upon the effective time of the merger, and will effectively control the Surviving Corporation from and after such time.

  Treatment of Company Stock Options, Restricted Stock Awards and Restricted Stock Units

        Upon the consummation of the merger, each Company Option, including those held by the Rollover Holders and our directors, will be cancelled and converted into the right to receive cash in an amount equal to: (a) the product of (i) the total number of shares of Common Stock subject to such Company Option immediately prior to the consummation of the merger (without regard to vesting), and (ii) the excess, if any, of $4.225 over the exercise price per share of Common Stock subject to such Company Option, less (b) any amounts that are required to be withheld or deducted under applicable tax provisions. Such amount will be paid as soon as reasonably practicable after the consummation of the merger. No holder of a Company Option that has an exercise price per share of Common Stock that is equal to or greater than the merger consideration will be entitled to any payment with respect to such cancelled Company Option before or after the effective time of the merger. Like other holders of Company Options, each Rollover Holder (other than IDG, which does not hold any Company Options) and each of our directors holding Company Options at the effective time of the merger will have the right to receive cash in the amounts set forth above.

        At the effective time of the merger, the restricted stock awards and restricted stock units that we have granted and are outstanding, including those held by the Rollover Holders and our directors, will be cancelled and converted into the right to receive the merger consideration, which amount will be paid net of any applicable taxes, as soon as reasonably practicable after the effective time of the merger. Like other holders of our restricted stock awards and restricted stock units, each Rollover Holder (other than IDG, which does not hold such securities) and each of our directors holding such securities at the effective time of the merger will have the right to receive cash in the amounts set forth above.

  Merger Consideration

        The following table reflects the amount of cash that each of our directors and executive officers will receive as a result of the merger, based on their holdings as of July 1, 2013, as well as the aggregate amounts our executive officers, all of whom are Rollover Holders, will invest in Parent:

	Payment in respect of Common Stock to be Settled ($)(1)		Payment in respect of Company Options to be Settled ($)(2)	Payment in respect of Common Stock Subject to Restricted Stock Awards to be Settled ($)(3)	Payment in respect of Common Stock Subject to Restricted Units to be Settled ($)(4)	Gross Proceeds	Investment in Parent ($)(5)	Net Proceeds ($)
Executive Officers:
Yang Zhao, Ph.D.	1,904,013	(6)	1,095,031	147,875	—	3,146,919	718,009	2,428,910
Patricia Niu	219,303		616,750	—	73,938	909,990	267,274	642,717
Paul M. Zavracky	200,789		706,575	—	126,750	1,034,114	340,949	693,165
Directors:
Quan Zhou, Ph.D.	91,539	(7)	—	—	77,461	169,000	—	169,000
Michael Tung	63,375	(8)	40,200	—	63,375	166,950	—	166,950
Roger W. Blethen	63,375		334,575	—	63,375	461,325	—	461,325
Lawrence A. Kaufman, Ph.D.	63,375		62,200	—	63,375	188,950	—	188,950
All current directors and executive officers as a group (7 persons)	2,605,769		2,855,331	147,875	468,274	6,077,249	1,326,232	4,751,017

(1)
Except as otherwise noted, represents the number of shares of Common Stock beneficially owned by the individual multiplied by the merger consideration.

(2)
Represents the product of (i) the total number of shares of Common Stock subject to Company Options held by the individual, multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share of Common Stock subject to such Company Option.

(3)
Represents the number of shares of Common Stock subject to granted and outstanding restricted stock awards held by the individual multiplied by the merger consideration.

(4)
Represents the number of shares of Common Stock subject to granted and outstanding restricted stock units held by the individual multiplied by the merger consideration.

(5)
Represents aggregate purchase price of equity shares of Parent which the individual is obligated to purchase, at a price per share equal to the merger consideration, pursuant to the Contribution Agreement. Under the terms of the Contribution Agreement, the individual may satisfy the purchase price for Parent's equity shares through (i) a cash payment, (ii) by contributing an equal number of shares of Common Stock or (iii) a combination of (i) and (ii). To the extent that the individual elects to satisfy the purchase price for equity shares of Parent by contributing shares of Common Stock, the amount of cash merger consideration to be received by such individual will be reduced by an amount equal to the product of the number of shares of Common Stock contributed multiplied by the merger consideration. The individual's receipt of Parent equity shares in return for the contribution of a like number of shares of Common Stock will not be taxable for United States federal income tax purposes. For additional details regarding the terms of the Contribution Agreement, see the subheading titled "—Financing—Rollover Financing," beginning on page     •    of this proxy statement.

(6)
Includes merger consideration payable with respect to 18,596 shares of Common Stock held by Dr. Zhao, as Trustee of the Yang Zhao Children's Grantor Retained Annuity Trust.

(7)
Excludes merger consideration to be paid with respect to 4,146,394 shares of which the record owner is IDG-Accel China Growth Fund II L.P., 339,108 shares of which the record owner is IDG-Accel China Investors II L.P., 150,000 shares of which the record owner is IDG Technology Venture Investments, LP., 71,393 shares of which the record owner is IDG Technology Venture Investments, LLC, and 18,328 shares of which the record owner is IDG Technology Venture Investment III, L.P., which, in each case, will be contributed to Parent pursuant to the Contribution Agreement in return for an equal number of equity shares of Parent. Dr. Zhou is a director and executive officer of IDG-Accel China Growth Fund GP II Associates Ltd., which is the ultimate general partner of both IDG-Accel China Growth Fund II L.P. and IDG-Accel China Investors II L.P.; a managing member of IDG Technology Venture Investment III, LLC, which is the general partner of IDG Technology Venture Investment III, L.P.; and a managing member of IDG Technology Venture Investments, LLC, which is the general partner of IDG Technology Venture Investments, LP. By virtue of his role in directing the management and operations of the ultimate general partners of each of the above record owners, Dr. Zhou may be deemed to beneficially own these shares. Dr. Zhou disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

(8)
Excludes merger consideration to be paid with respect to 1,285,551 shares held by InveStar Semiconductor Development Fund, Inc., and 1,072,069 shares held by InveStar Semiconductor Development Fund, Inc. (II) LCD, which we refer to as the InveStar Funds. VentureStar-InveStar Capital, Inc., a Cayman Islands limited liability company, acts as investment manager of InveStar Funds and exercises investment control over the shares held by such entities. Mr. Tung is the chief financial officer and managing partner of VentureStar-InveStar Capital Inc. and as such may be deemed to beneficially own the shares held by InveStar Funds. Mr. Tung disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

  Special Committee Compensation

        In consideration of their service on the Special Committee, the members of the Special Committee are entitled to receive cash fees in the amount of $2,500 for each meeting of the Special Committee that they attend, and the Chairman of the Special Committee, Roger W. Blethen, is entitled to receive an additional one-time cash fee in the amount of $7,500. Each of Mr. Tung and Dr. Kaufman has received $57,500 in respect of these fees, and Mr. Blethen has received $65,000 in respect of these fees, including his one-time cash fee as Chairman of the Special Committee. An additional $15,000 is owed to each member of the Special Committee on account of these fees for meetings held during the second calendar quarter of 2013. On April 22, 2013 our Board approved an additional cash payment to each member of the Special Committee in the amount of $63,375 in consideration of his service on the Special Committee, and such amounts also remain payable. We expect to settle these amounts owed to our Special Committee members in July, 2013.

  Employment Matters

        Our executive officers immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of the Surviving Corporation, until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

  Director and Officer Indemnification and Insurance

        Our directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and the organizational documents of the Surviving Corporation. Under the Merger Agreement, the Surviving Corporation will maintain in effect for six years from the effective time of the merger the current directors' and officers' liability insurance policies, as presently maintained by us, with respect to matters occurring at or prior to the effective time of the merger, including acts or omissions occurring in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

        Additionally, from and after the effective time of the merger, each of Parent and the Surviving Corporation will indemnify and hold harmless (and will advance expenses as incurred to the fullest extent permitted by applicable law to) the present and former officers and directors of our company and our subsidiaries, and any person who served or serves, at the request or for the benefit of our company or our subsidiaries, as a director, officer, partner, member, manager, trustee, employee or other fiduciary of any employee benefit plan, enterprise or other person against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with, any acts or omissions occurring or alleged to have occurred prior to or at the effective time of the merger in connection with such person's service as a director or officer of our company or any of our subsidiaries or in such other capacity.

  Quantification of Payments and Benefits to the Executive Officers

        The table below sets forth the amount of payments and benefits that each of our executive officers will receive in connection with the merger, assuming that the merger is consummated.

Name	Equity ($)(1)		Perquisites/ Benefits ($)(2)	Total ($)
Yang Zhao, Ph.D.	3,146,919	(3)	70,000	3,216,919
Patricia Niu	909,990	(4)	70,000	979,990
Paul Zavracky, Ph.D.	1,034,114	(5)	70,000	1,104,114

(1)
Does not reflect effect of investment in equity shares of Parent pursuant to the Contribution Agreement. For additional details regarding the terms of the Contribution Agreement, see the subheading titled "—Financing—Rollover Financing," beginning on page     •    , in this section of proxy statement.

(2)
In connection with the negotiation of the Merger Agreement and related documents, we agreed to pay up to $70,000 in aggregate legal fees to WilmerHale as special legal counsel for our executive officers. The payment of these fees is not contingent upon the consummation of the merger. The amount shown is an aggregate, and does not reflect any allocation among the executive officers.

(3)
Includes:

•
$662,500 to be paid with respect to outstanding unvested options to purchase an aggregate 380,000 shares of Common Stock; and

•
$147,875 to be paid with respect to shares of Common Stock subject to an outstanding unvested restricted stock award.

(4)
Includes:

•
$368,156 to be paid with respect to outstanding unvested options to purchase an aggregate 181,250 shares of Common Stock; and

•
$73,938 to be paid with respect to outstanding unvested restricted stock units relating to 17,500 shares of Common Stock.

(5)
Includes:

•
$331,250 to be paid with respect to outstanding unvested options to purchase an aggregate 190,000 shares of Common Stock; and

•
$126,750 to be paid with respect to outstanding unvested restricted stock units relating to 30,000 shares of Common Stock.

Advisory Vote on Specified Compensation

        As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, we are providing our stockholders with the opportunity to approve the Golden Parachute Proposal.

        We believe that the compensation that may become payable to our executive officers in connection with the completion of the merger is reasonable and demonstrates that our executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment of their interests with the long-term interests of our stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable our executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of our stockholders on the Merger Proposal and the Adjournment Proposal. Accordingly, our stockholders may vote to approve the executive compensation and vote against the Merger Proposal, and vice versa. As required by Section 14A(b) of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to the executive officers named in this proxy statement in connection with the completion of the merger, as disclosed under the table under "Special Factors—Interests of Certain Persons in the Merger—Quantification of Payments and Benefits to the Executive Officers," including the associated narrative discussion, is hereby APPROVED."

        This vote is advisory and, therefore, it will not be binding on us, nor will it overrule any prior decision or require our Board (or any committee thereof) to take any action. Approval of the Golden Parachute Proposal is not a condition to the completion of the merger. Because we are contractually obligated to pay such executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved and regardless of the outcome of the advisory vote.

        A majority of the votes properly cast at the special meeting will be required to approve this Golden Parachute Proposal. Assuming a quorum is present at the special meeting, abstentions and broker non-votes will have no effect on the approval of the Golden Parachute Proposal.

        More information regarding the compensation that may become payable to our executive officers in connection with the completion of the merger is set forth in this section of the proxy statement under the subheading"—Interests of Certain Persons in the Merger—Quantification of Payments and Benefits to the Executive Officers," beginning on page     •    of this proxy statement.

        The Board, with Drs. Zhao and Zhou abstaining, unanimously recommends a vote "FOR" this Golden Parachute Proposal.

 Directors and Officers of the Surviving Corporation

        From and after the effective time of the merger, the directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to such effective time, and the officers of the Surviving Corporation will consist of our executive officers as of immediately prior to the effective time of the merger, in all cases until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a general summary of material U.S. federal income tax consequences to holders of shares of our Common Stock upon the exchange of such shares for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision by an unaffiliated stockholders to dispose of shares of Common Stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), U.S. Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not binding on the U.S. Internal Revenue Service (which we refer to as the "IRS"), and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge. This summary assumes that holders own shares of Common Stock as capital assets, within the meaning of section 1221 of the Code, at all relevant times.

        This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations for holders of shares of Common Stock received in connection with the exercise of compensatory Company Options, the grant of compensatory restricted stock, the grant of compensatory restricted stock units or otherwise received as compensation, holders that validly exercise their rights under Delaware law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the U.S. federal alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Common Stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). This summary also does not address the U.S. federal income tax consequences that would result if we were deemed a PRC "resident enterprise" under PRC tax laws, as discussed below in this section of the proxy statement, under the subheading "—Material PRC Income Tax Consequences of the Merger" beginning on page     •    .

        This summary only addresses the U.S. federal income tax consequences of the merger and does not address any tax consequences arising as a result of transactions effected prior to, concurrently with, or after the merger (whether or not any such transactions are undertaken in connection with the merger), including, without limitation, the effect on the tax treatment of the Rollover Holders of the acquisition by Parent or Sponsor of any Common Stock under the Contribution Agreement. In addition, this summary does not discuss any tax consequences to any of our stockholders that will directly or indirectly hold an ownership interest in Parent or the Surviving Corporation after the merger, or holders of Company Options, restricted stock awards, restricted stock units or warrants to purchase shares of Common Stock. Furthermore, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any holder of shares of our Common Stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

        We have not sought and will not seek any opinion of counsel or any ruling from the IRS with respect to the matters discussed herein. We urge our stockholders to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

  Consequences to U.S. Holders

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. The term "U.S. Holder" means a beneficial owner of shares of Common Stock that is an individual citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate the income of which is subject to U.S. federal income tax regardless of its source, or any trust: (i) if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Common Stock pursuant to the offer or pursuant to the merger.

  Payments with Respect to Shares of Common Stock

        The exchange of shares of our Common Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Common Stock pursuant to the merger will generally recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of Common Stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the shares of Common Stock is more than one year at the time of the exchange of such holder's shares of Common Stock for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Holders of Common Stock should consult their tax advisors regarding the determination and allocation of their tax basis in their Common Stock surrendered in the merger.

  Medicare Contribution Tax

        A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional 3.8% tax on the lesser of: (i) such holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the relevant taxable year; and (ii) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals currently is between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income generally will include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of their shares of Common Stock.

  Information Reporting and Backup Withholding

        Payments made with respect to shares of Common Stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

  Consequences to Non-U.S. Holders

        The following is a discussion of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Common Stock. The term "Non-U.S. Holder" means a beneficial owner of shares of Common Stock that, for U.S. federal income tax purposes, is an individual, corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), estate or trust that, in each case, is not a U.S. Holder.

  Payments with Respect to Shares of Common Stock

        Payments made to a Non-U.S. Holder with respect to shares of Common Stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

  •
  the gain on shares of Common Stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder's permanent establishment or fixed base in the United States);

  •
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are met; or

  •
  we are or have been a United States real property holding corporation, or a "USRPHC," for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Common Stock or the period that the Non-U.S. Holder held shares of Common Stock.

        Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Gain described in the second bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Common Stock, net of applicable U.S. source losses from sales or exchanges of other capital assets recognized by the Non-U.S. Holder during the year. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

        With respect to the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. Based on our financial statements and operations, we do not believe we currently are, nor within the past five years have been, a USRPHC. Moreover, since the shares of our Common Stock are regularly traded on an established securities market (within the meaning of applicable U.S. Treasury regulations), even if we constitute a USRPHC, any gain realized on the receipt of cash for shares of our Common Stock pursuant to the merger generally will not be subject to U.S. federal income tax if the Non-U.S. Holder owns (actually or constructively) five percent or less of the shares of Common Stock at all times during the five-year period ending on the date of disposition.

  Information Reporting and Backup Withholding

        In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Common Stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder's gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

  Consequences to Rollover Holders

        None of the Rollover Holders is expected to recognize any gain or loss in the merger for U.S. federal income tax purposes because none of the Rollover Holders is expected to be disposing of shares of Common Stock in the merger.

  Consequences to Us, Parent and Merger Sub

        None of our company, Parent or Merger Sub is expected to recognize any gain or loss in the merger for U.S. federal income tax purposes.

 Material PRC Income Tax Consequences of the Merger

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of the PRC whose "de facto management bodies" are located in the PRC are considered PRC tax "resident enterprises," and thus generally will be subject to the enterprise income tax at the rate of 25% on their global income as well as tax reporting obligations in the PRC. In 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which generally defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and the above-mentioned implementation regulation, PRC enterprise income tax at the rate of 10% is applicable to any gain generated by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise:" (i) does not have an establishment or place of business in the PRC; or (ii) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business.

        In addition, under the PRC Individual Income Tax Law, a PRC resident individual who disposes of a capital asset in or outside of China is subject to PRC individual income tax at the rate of 20%, and a non-PRC resident individual who disposes of a capital asset in China is also subject to individual income tax at the same rate (subject to applicable tax treaty relief, if any).

        We do not believe that we should be considered a PRC tax resident enterprise under the EIT Law or that the gain generated from disposal of shares of our Common Stock by holders of such Common Stock that are not PRC residents should otherwise be considered as income sourced from the PRC and subject to PRC tax.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698"), issued by the PRC State Administration of Taxation ("SAT"), which became effective as of January 1, 2008, and the Bulletin on Certain Issues regarding Administration of Income Tax on Non-resident Enterprises ("Bulletin 24"), issued by SAT, which became effective on April 1, 2011, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was located in a tax jurisdiction that (a) has an effective tax burden less than 12.5% or (b) does not impose income tax on the income arising out of the disposition, the non-resident enterprise is required to file with the relevant PRC taxation authority having jurisdiction over the PRC resident enterprise whose equity is indirectly transferred certain information about the transfer. Where such taxation authority, upon review and examination of the documents submitted by the non-resident enterprise and approval of SAT, deems such offshore holding company to be a vehicle incorporated for the purpose of tax evasion and has no reasonable commercial purpose, it has the power to disregard the existence of the overseas holding company and re-characterize the offshore share transfer transaction and, as a result, gains derived from such offshore share transfer transaction may be subject to PRC withholding tax at the rate of 10%.

        There is uncertainty as to the application of Circular 698 to the merger. While it appears that Circular 698 was not intended to apply to stock transfers of publicly traded companies through the open market and does not apply to individual transferors, there is very little guidance and practical experience regarding its application in similar cases. Circular 698 may be determined by the PRC tax authorities to be applicable to the merger where non-resident corporate stockholders were involved, if our company is determined by the PRC tax authorities to lack reasonable commercial purpose and serve for tax evasion purposes. As a result, the non-resident corporate holders of our Common Stock may be at risk of being taxed by the PRC tax authorities under Circular 698.

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Regulatory Approvals

        Mergers and acquisitions that may have an impact in the United States are subject to review by the U.S. Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), mergers and acquisitions that meet certain jurisdictional thresholds may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. Together with Parent, we have determined that the merger does not meet the jurisdictional thresholds of the HSR Act. As a result, neither we nor Parent or Merger Sub are required to file notification forms with the Department of Justice or the Federal Trade Commission, and no waiting period will apply to the merger as a consequence of the HSR Act.

        In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

  •
  filings with the SEC under the Exchange Act, including this proxy statement on Schedule 14A and the related Schedule 13E-3 Transaction Statement, as amended (the "Schedule 13E-3");

  •
  the filing of the certificate of merger and related documentation with the Secretary of State of the State of Delaware pursuant to the DGCL, after the approval of the Merger Proposal by our stockholders and the satisfaction or waiver of all other conditions to the closing of the merger; and

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  certain notice filings with the NASDAQ.

        It is currently expected that no prior regulatory approvals, including under antitrust laws and regulations, will be required in order to complete the merger.

        At any time before or after the effective time of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission could take action under antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of our assets or the assets of Parent, or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Fees and Expenses

        Parent and Merger Sub currently estimate that they have incurred or will incur a total of approximately $1.0 million in fees and expenses in connection with the merger and the related transactions, as set forth in the table below:

Estimated Amount
Legal, accounting and other professional fees	$900,000
Miscellaneous	100,000

Total	$1,000,000

        We currently estimate that we have incurred or will incur a total of approximately $3.7 million in fees and expenses in connection with the merger and the related transactions, as set forth in the table below:

Estimated Amount
Financial advisory fees and expenses	$2,000,000
Legal, accounting and other professional fees	1,165,000
Special Committee fees and expenses	425,000
SEC filing fees	11,521
Proxy solicitation, printing and mailing costs	27,500
Transfer agent and paying agent fees and expenses	10,000
Miscellaneous	60,979

Total	$3,700,000

        These fees and expenses will not reduce the merger consideration to be received by our stockholders and do not include legal fees and other expenses related to any litigation in connection the merger (as described in this section of the proxy statement below, under the subheading "—Litigation," beginning on page     •    ). In general, all costs and expenses incurred in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense. Upon termination of the Merger Agreement under certain circumstances, we may be required to pay Parent the Company Termination Fee of $1.77 million or Parent may be required to pay us the Parent Termination Fee of $3.54 million, in each case as described under the caption "The Merger Agreement—Termination Fees" beginning on page     •    of this proxy statement.

Anticipated Accounting Treatment of the Merger

        As the surviving corporation in the merger, we will account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to our assets and liabilities based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation

        On May 14, 2013, a putative class action captioned Spencer v. Zhao et al., C.A. No. 13-1771-BLS, was filed in Massachusetts Superior Court in Suffolk County against us and our directors, as well as David Yang, a former director, and Merger Sub. An amended complaint was filed on June 4, 2013, removing David Yang as a defendant. The amended complaint alleges, among other things, that:

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  our directors breached their fiduciary duties of care, loyalty, good faith, candor and independence owed to our stockholders by engaging in an unfair process that resulted in the proposed merger at an inadequate price;

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  given our "recent strong performance, innovative technological developments, as well as [our] future growth prospects, the consideration shareholders will receive is inadequate and undervalues the Company;"

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  the consideration provided under the proposed transaction "is particularly inadequate in light of the Company's substantial liquidity" and that "the Company holds more than $28 million in investments ($25.6 million of which are short-term investments) and $34 million in cash and cash equivalents;"

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  the proposed merger is an attempt by IDG, which has allegedly established significant influence over us, to take advantage of a momentary drop in our financial performance to acquire our outstanding shares of Common Stock for inadequate consideration;

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  certain of our corporate insiders, including Dr. Zhao, have entered voting agreements to deter other potential purchasers and will unfairly benefit from the consummation of the merger to the detriment of our public stockholders, including by having the opportunity to roll over their Common Stock into shares of Parent (and thereby maintain indirect ownership of the Surviving Corporation);

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  "the Company's officers and directors stand to gain unique benefits from the Proposed Transaction" and that the defendants "successfully negotiated for the accelerated vesting of all unvested stock options, restricted stock awards and restricted stock units currently held by the Company's officers and directors upon the consummation of the Proposed Transaction;"

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  Dr. Zhao and other members of management "were allowed to dominate discussions with all those potential bidders solicited during the sales process" and that "management deterred other interested parties so that a deal with IDG could be reached;"

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  our directors breached their fiduciary duties by agreeing to deal protection provisions in the Merger Agreement that preclude other bidders from making a successful competing offer for us, including a no-solicitation provision, a provision that requires our Board to, among other things, determine that an unsolicited bid is or could reasonably be expected to lead to a Superior Proposal before we may enter into discussions or provide any information to a rival bidder, matching rights, and a provision that requires us to pay the $1.77 million Company Termination Fee in order to enter into a transaction pursuant to a Superior Proposal;

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  together with Merger Sub, we aided and abetted our directors' alleged breaches of fiduciary duty;

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  the preliminary version of this proxy statement that we filed with the SEC on May 21, 2013 fails to provide our stockholders with material information and/or provides them with materially misleading information, thereby rendering our stockholders unable to make an informed decision as to how to vote at the special stockholder meeting, particularly with respect to:

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  assumptions underlying our management's projections;

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  the financial analyses underlying RBC's fairness opinion; and

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  various aspects of the sale process.

        The litigation seeks relief: (i) declaring the litigation to be a class action and certifying plaintiff as the class representative and his counsel as class counsel; (ii) enjoining, preliminarily and permanently, the proposed merger; (iii) in the event that the proposed merger is consummated prior to the entry of any final judgment, rescinding it or awarding plaintiff and the class rescissory damages; (iv) directing that defendants account to plaintiff and the other members of the class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breach of their fiduciary duties; (v) awarding plaintiff the costs of the litigation, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and (vi) granting plaintiff and the other members of the class such further relief as the court deems just and proper. We and three of our directors, Roger W. Blethen, Lawrence A. Kaufman and Michael Tung, accepted service of process in the litigation as of June 5, 2013, and subsequently moved the court to set a deadline of August 9, 2013 for us to answer or otherwise respond to the amended complaint. The court granted that motion on June 28, 2013. Expedited discovery is ongoing.

        The outcome of this lawsuit is uncertain and cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on our operations and liquidity. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely prevent completion of the merger. The defendants believe that the claims asserted against them in this lawsuit are without merit.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        We caution you that any statement in this proxy statement (including the annexes that constitute a part of this proxy statement) which is not historical fact, or which might otherwise be considered an opinion, projection, future expectation, plan or prospect, could constitute forward-looking statements. All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations, markets for stock, evaluation of strategic alternatives (including the merger), and statements regarding consummation of the merger, are forward-looking statements. In addition, forward-looking statements include statements that incorporate forward-looking terminology such as "anticipate," "are confident," "believe," "continue," "estimate," "expect," "intend," "plan," "project," "should" or "will" and other similar expressions. These forward-looking statements are based on information presently available to our management, and are inherently subjective, uncertain and subject to change, due to any number of known and unknown risks and uncertainties. Therefore, actual events may differ materially from what is expressed in such forward-looking statements. Factors that could cause events not to occur as expressed in the forward-looking statements in this proxy statement (including the related annexes) include, but are not limited to: unanticipated delays; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the effect of the announcement of the merger on our business relationships, operating results and business generally; diversion of management attention from the operations of the business as a result of preparations for the proposed merger; the risk that the pendency of the merger results in potential difficulties in employee retention; the inability to complete the merger due to the failure to obtain the stockholder approval of the Merger Proposal; the failure to satisfy other closing conditions; other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, included with these proxy materials as Annex D, and constituting a part of this proxy statement; and the matters discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, included in these proxy materials as Annex E, and constituting a part of this proxy statement. Many of these factors are beyond our ability to control or predict. Stockholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances except to the extent required by law. Notwithstanding the foregoing, in the event of any material change in any information previously disclosed, we will, where relevant and if required by applicable law: (i) update such information through a supplement to this proxy statement; and (ii) amend the Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

THE PARTIES TO THE MERGER

MEMSIC, Inc.

        We are a Delaware corporation incorporated in February 1999. Headquartered in Andover, Massachusetts, we provide advanced semiconductor sensor and integrated sensing system solutions based on MEMS technology and mixed signal circuit design. Our products include accelerometers, magnetic sensors and electronic compass solutions, integrated high performance inertial measurement units for industrial and avionics applications, MEMS flow sensing systems, and wireless sensing network systems. A detailed description of our business is contained in our Annual Report on Form 10-K for the year ended December 31, 2012, which is included with these proxy materials as Annex D, and constitutes part of this proxy statement. See "Where You Can Find More Information" beginning on page     •    of this proxy statement. In addition, see "Important Information Regarding MEMSIC" beginning on page     •    of this proxy statement for further information about us and our directors and executive officers.

        Our principal executive offices are located at One Tech Drive, Suite 325, Andover, Massachusetts 01810.

MZ Investment Holdings Limited and MZ Investment Holdings Merger Sub Limited

        Parent is a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent is an affiliate of IDG. For additional information regarding Parent and its affiliates, see "Important Information Regarding Parent, Merger Sub, IDG, and the Individual Rollover Holders—Parent, Merger Sub and the IDG Filing Persons" beginning on page     •    of this proxy statement. Parent has not engaged in any business other than in connection with the merger and related transactions.

        Merger Sub is a newly formed Delaware corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and related transactions. For additional information regarding Merger Sub and its affiliates, see "Important Information Regarding Parent, Merger Sub, IDG, and the Individual Rollover Holders—Parent, Merger Sub and the IDG Filing Persons" beginning on page     •    of this proxy statement. Merger Sub has not engaged in any business other than in connection with the merger and related transactions.

        The principal executive offices of both Parent and Merger Sub are located at c/o IDG Capital Management (HK) Limited, Unit 5505, The Centre, 99 Queen's Road Central, Hong Kong.

 THE SPECIAL MEETING

Date, Time and Place

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting to be held on                        , 2013, starting at 10:00 a.m. local time at the offices of Foley Hoag LLP located at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, or at any adjournment or postponement thereof.

        This proxy statement and the form of proxy are first being mailed to stockholders on or about                        , 2013.

Purpose of the Special Meeting

        The purpose of the special meeting is to allow our stockholders to consider and vote upon proposals to:

  •
  approve the Merger Proposal;

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  approve the Golden Parachute Proposal;

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  approve the Adjournment Proposal; and

  •
  transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

        The vote on each proposal is separate from the vote on any other proposal and will be tabulated separately.

        Our stockholders must vote for the Merger Proposal in order for the merger to occur. If our stockholders fail to approve the Merger Proposal, the merger will not occur.

        Because the vote on the Golden Parachute Proposal is advisory in nature only, it will not be binding on us or on Parent. Because we are contractually obligated to pay the related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Agreement is adopted, regardless of the outcome of the advisory vote.

        The only items of business that our Board intends to present at the special meeting are set forth in this proxy statement. As of the date of this proxy statement, we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on those matters in accordance with their best judgment and as they deem advisable.

Recommendation of the Board

        Upon the unanimous recommendation of the Special Committee, the Board, with Drs. Zhao and Zhou abstaining, unanimously recommends that stockholders vote "FOR" each of the Merger Proposal, the Golden Parachute Proposal and the Adjournment Proposal.

 Record Date and Quorum

        The holders of record of Common Stock as of the close of business on                        , 2013, the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date,        shares of Common Stock were outstanding and held by        stockholders of record. The holders of Common Stock are entitled to one vote per share on each proposal presented for a vote at the special meeting or any adjournment or postponement thereof.

        The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting us to conduct our business at the special meeting. Any shares of Common Stock held by us in treasury or held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining the presence of a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. "Broker non-votes," as described in this section of the proxy statement under the subheading "—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy," will not be considered to be present.

        If a quorum is not present, the special meeting may be adjourned to another time and another place by a majority of the votes cast upon the question or, if no stockholder is present, by any officer entitled to preside at or act as secretary of the special meeting. If a quorum is not present, we expect to propose to adjourn the special meeting to solicit additional proxies and intend to cause any proxies we have received at the time of the special meeting to be voted in favor of an adjournment.

Required Vote

        In order to complete the merger, the holders of a majority of the shares of our Common Stock outstanding as of the close of business on the record date must vote "FOR" the Merger Proposal. A failure to vote your shares of Common Stock, an abstention from voting or a broker non-vote will have the same effect as a vote "AGAINST" the Merger Proposal.

        Approval of the Golden Parachute Proposal, the Adjournment Proposal and any other business properly presented for a vote at the meeting requires the affirmative vote of a majority of the votes properly cast on the proposal. Neither abstentions nor broker non-votes will be counted as votes cast on any proposal. Accordingly, if a quorum is present, a failure to vote, an abstention from voting or a broker non-vote on these proposals will have no effect on the outcome on the vote on the proposal.

        Except for the members of the Special Committee, in their capacities as directors, none of our directors or executive officers has made any recommendation either in support of or in opposition to the Merger Proposal, the Golden Parachute Proposal or the Adjournment Proposal. Drs. Zhao and Zhou are not members of the Special Committee, and they abstained from our Board's vote to approve and recommend the Merger Agreement and the merger. Our directors and executive officers have informed us that, as of date of this proxy statement, they intend to vote in favor of each of the Merger Proposal, the Golden Parachute Proposal and the Adjournment Proposal. Pursuant to the terms of the Voting Agreement, each of our executive officers is contractually obligated to vote in favor of the Merger Proposal.

Voting; Proxies; Revocation

  Attendance

        All holders of shares of Common Stock as of the close of business on the record date, including stockholders of record and beneficial owners of Common Stock registered in the name of a bank, broker or other nominee, or "street name," are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

  Voting in Person

        Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in "street name" through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

  Providing Voting Instructions by Proxy

        To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

        If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

        Submit a Proxy by Telephone or via the Internet.    This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

        Submit a Proxy Card.    If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.

        If you submit a valid proxy without indicating how you wish to vote, your proxy will be voted in favor of the approval of each of the Merger Proposal, the Golden Parachute Proposal and the Adjournment Proposal and in accordance with the recommendation of our Board on any other matter properly brought for a vote at the special meeting.

        If you do not submit a proxy by telephone or via the Internet and do not return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person), which will have the same effect as a vote against the Merger Proposal but will not, in the presence of a quorum, affect the outcome of the vote on any other proposal.

        If your shares are held by a bank, broker or other nominee on your behalf in "street name," your bank, broker or other nominee will send you instructions regarding how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions in writing.

        In accordance with the rules of the NASDAQ, banks, brokers and other nominees who hold shares of Common Stock in "street name" for their customers do not have discretionary authority to vote the shares on the Merger Proposal, the Golden Parachute Proposal or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the Merger Proposal, the Golden Parachute Proposal or the Adjournment Proposal. Under such circumstances, a "broker non-vote" would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the Merger Proposal, but, in the presence of a quorum, will have no effect on outcome of the vote on any other proposal. For shares of Common Stock held in "street name," only shares of Common Stock affirmatively voted "FOR" the Merger Proposal, the Golden Parachute Proposal or the Adjournment Proposal will be counted as a favorable vote for such proposal.

  Revocation of Proxies

        Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

  •
  submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning to us a new proxy card, by mail;

  •
  attending the special meeting; or

  •
  sending written notice of revocation to our Corporate Secretary, at:

MEMSIC, Inc. One Tech Drive, Suite 325 Andover, Massachusetts 01810 Attention: Corporate Secretary

        Please note that if you want to revoke your proxy by mailing a new proxy card to us or by sending us a written notice of revocation, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for us to receive it before the day of the special meeting.

        If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided by your bank, broker or other nominee in order to revoke your prior voting instructions or submit new voting instructions.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies in favor of the Merger Proposal. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure our stockholders' approval of the Merger Proposal, we do not anticipate that we will adjourn or postpone the special meeting unless our counsel advises that failure to do so could reasonably be expected to result in a violation of applicable law. Any valid proxies that we receive in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies would allow our stockholders who have already submitted their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

        The Adjournment Proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies in favor of the Merger Proposal. Any other adjournment of the special meeting (such as an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

        If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless the adjournment is for more than 30 days, or our Board fixes a new record date for the special meeting.

Solicitation of Proxies

        We will bear the cost of soliciting proxies. This includes the charges and expenses of banks, brokers and other nominees for forwarding solicitation material to beneficial owners of our outstanding Common Stock. Our directors, officers and employees may solicit proxies in person or by mail, e-mail, telephone, via the Internet or through other means of communication. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their reasonable out-of-pocket expenses, if any. We have retained    •    , a proxy solicitation firm, to assist us in the solicitation of proxies for the special meeting and will pay    •    a customary fee, plus reimbursement of out-of-pocket expenses.

Questions and Additional Information

        If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the proxy card or voting instructions, please call our proxy solicitor,    •    , at     •    .

 Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of Common Stock through a bank, broker or other nominee, you may have elected to receive only one copy of this proxy statement. If you and other residents at your mailing address are stockholders of record, you may have received only one copy of this proxy statement unless you provided our transfer agent with contrary instructions.

        This practice, known as "householding," is designed to reduce our printing and postage costs. We will promptly provide any stockholder residing at a shared mailing address that received only one copy of the proxy statement with an additional copy of this proxy statement and proxy card upon your written request to MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810,

Attention: Corporate Secretary, or upon your oral request, which can be made by calling (978) 738-0900. If you are a stockholder of record and wish to discontinue householding or change your householding election, you may do so by calling (800) 937-5449 (toll free) or 718-921-8124 (direct), or by writing to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. If you hold your shares through a bank, broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting such bank, broker or other nominee.

THE MERGER AGREEMENT

        This section of the proxy statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and constitutes part of this proxy statement. You should read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the Merger Agreement has been included to provide you with information regarding its terms.

 Explanatory Note Regarding the Merger Agreement

        The following summary of the Merger Agreement, and the copy of the Merger Agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about us in our public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to us or any of our subsidiaries or affiliates. The Merger Agreement contains representations and warranties by us, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and constitutes part of this proxy statement.

        Additional information about us may be found elsewhere in this proxy statement and in our other public filings. See "Where You Can Find Additional Information" beginning on page     •    of this proxy statement.

Structure of the Merger

        Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into our company and we will survive the merger as a wholly owned subsidiary of Parent. As a result of the merger, the separate corporate existence of Merger Sub will cease. At the effective time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended in their entirety (except with respect to the name of the Surviving Corporation) to read as the certificate of incorporation and bylaws, respectively, of Merger Sub immediately prior to the effective time of the merger, until thereafter amended as provided thereby or under applicable law.

        From and after the effective time of the merger, the directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to such effective time, and the officers of the Surviving Corporation will consist of our officers as of immediately prior to the effective time of the merger, in all cases until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

When the Merger Becomes Effective

        Unless the Merger Agreement shall have been terminated pursuant to its terms, the closing of the merger will take place at 10:00 p.m. (Hong Kong time) at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong on a date to be specified by us and by Parent, which will be no later than the third business day immediately following the day on which the last closing condition to the merger has been satisfied, or, if permissible, waived. As soon as practicable on the closing date, we, together with Merger Sub, will file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective at such time that the certificate of merger becomes effective, or such other date and time as may be set forth in the certificate of merger.

Effect of the Merger on the Common Stock

        Except as provided below, at the effective time, each outstanding share of Common Stock will be cancelled and converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes. At the effective time, each share of Common Stock that is held by (i) us, as treasury stock, (ii) Parent or Merger Sub, whether directly or indirectly, and including shares contributed to Parent by the Rollover Holders immediately prior to the closing pursuant to the Contribution Agreement, or (iii) any of our subsidiaries, will be cancelled and retired, will cease to exist as of the effective time of the merger, and no merger consideration will be delivered with respect thereto.

        Common Stock that is issued and outstanding immediately prior to the effective time and held by stockholders that have properly exercised and perfected and not withdrawn or lost their appraisal rights under Section 262 will not have their shares automatically converted into the right to receive the merger consideration, but will instead be entitled to such consideration as determined by Section 262. If a stockholder seeking such appraisal rights fails to perfect or shall have effectively withdrawn or lost such stockholder's right to appraisal and payment under the DGCL, such stockholder's Common Stock will be deemed to have been converted into the right to receive the merger consideration and such shares of Common Stock will not be deemed to be dissenting shares. We have agreed to give Parent prompt notice of any written demands received that we receive for appraisal of any Common Stock, and any withdrawals of such demands, and the opportunity to participate in all negotiations and proceedings with respect to such demands. We will not, except with the prior written consent of Parent, or as required by applicable law, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

        Upon consummation of the merger, each share of common stock of Merger Sub, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Treatment of Company Stock Options, Restricted Stock Awards and Restricted Stock Units

        Company Stock Options.    Upon the consummation of the merger, each Company Option, including those held by the Rollover Holders, will be cancelled and converted into the right to receive cash in an amount equal to: (a) the product of (i) the total number of shares of Common Stock subject to such Company Option immediately prior to the consummation of the merger (without regard to vesting), and (ii) the excess, if any, of $4.225 over the exercise price per share of Common Stock subject to such Company Option, less (b) any amounts that are required to be withheld or deducted under applicable tax provisions. Such amount will be paid as soon as reasonably practicable after the consummation of the merger. No holder of a Company Option that has an exercise price per share of Common Stock that is equal to or greater than the merger consideration will be entitled to any payment with respect to such cancelled Company Option before or after the effective time of the merger.

        Company Restricted Stock Awards.    Upon the consummation of the merger, each of our restricted stock awards that granted and outstanding, including those held by the Rollover Holders and our directors, will be cancelled and converted into the right to receive the merger consideration, which amount will be paid net of any applicable taxes, as soon as reasonably practicable after the effective time of the merger.

        Company Restricted Stock Units.    Upon the consummation of the merger, each of our restricted stock units that are granted and outstanding, including those held by the Rollover Holders and our directors, will be cancelled and converted into the right to receive the merger consideration, which amount will be paid net of any applicable taxes, as soon as reasonably practicable after the effective time of the merger.

Payment of the Merger Consideration

        At the effective time of the merger, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to us (such bank or trust company being hereinafter referred to as the "Paying Agent") for the benefit of our stockholders, cash in an amount sufficient to pay the aggregate merger consideration that our stockholders are entitled to receive under the Merger Agreement, as described elsewhere in this section under the subheadings "—Effect of the Merger on the Common Stock" and "—Treatment of Company Stock Options, Restricted Stock Awards and Restricted Stock Units."

        As promptly as practicable after the effective time of the merger, the Surviving Corporation will cause the Paying Agent to mail to each of our registered stockholders entitled to receive the merger consideration a customary letter of transmittal and instructions for use in effecting the surrender of any stock certificates (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required in exchange for the merger consideration. No stockholder should surrender any stock certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate (or effective affidavit of loss in lieu thereof) and/or such other necessary documents to the Paying Agent together with a duly executed letter of transmittal, each stockholder holding Common Stock represented by such certificate will be entitled to receive in exchange therefor a check or wire transfer in an amount (subject to any required tax withholdings) equal to (a) the number of shares of Common Stock represented by such certificate, multiplied by (b) the merger consideration, and the stock certificate so surrendered will be cancelled. The Paying Agent will also issue and deliver to each holder of uncertificated shares of Common Stock a check or wire transfer for the amount of cash (subject to any required tax withholdings) that such holder is entitled to receive with respect to shares that will be cancelled and converted into the right to receive the merger consideration, and such uncertificated shares will then be cancelled. No interest will be paid or accrue on any amount payable in respect of the Common Stock.

        If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered stock certificate or the transferred uncertificated share is registered, it will be a condition to such delivery that such stock certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and that the person requesting such payment will pay any transfer or other tax required as a result of such payment to a person other than the registered holder of such stock certificate or uncertificated share or establish to the satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered, from and after the effective time of the merger, any stock certificate will be deemed to represent only the right to receive upon surrender the merger consideration, without interest.

        As promptly as practicable after the effective time of the merger, the Surviving Corporation will pay the aggregate merger consideration payable with respect to Company Options, our restricted stock awards and our restricted stock units through, to the extent applicable, the Surviving Corporation's payroll (subject to any required tax withholdings) in the amounts described elsewhere in this section under the subheading "—Treatment of Company Stock Options, Restricted Stock Awards and Restricted Stock Units." To the extent evidence has been timely provided to the Surviving Corporation that an election under Section 83(b) of the Code was properly made with respect to any of our restricted stock awards, the merger consideration payable with respect to such shares will be paid in the manner described with respect to shares of Common Stock, rather than as described in this paragraph.

        After the effective time of the merger, there will be no further registration of transfers of shares of the Common Stock on the transfer books of the Surviving Corporation. If, after the effective time of the merger, stock certificates of the Common Stock are presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason, such shares will, except for any dissenting shares or other shares to be cancelled without consideration (as described elsewhere in this section under the subheading "—Effect of the Merger on the Common Stock"), be cancelled and exchanged for the merger consideration to which the holders thereof are entitled pursuant to the Merger Agreement.

        If your stock certificate has been lost, stolen or destroyed, the Paying Agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

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  you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

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  to the extent required by the Surviving Corporation, you post a bond in a reasonable and customary amount and upon such reasonable terms as the Surviving Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such stock certificate.

        You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

        The Merger Agreement provides that one year after the effective time of the merger, the Paying Agent will deliver to the Surviving Corporation any funds made available to the Paying Agent that have not been distributed to the former holders of shares of Common Stock, and that any holders of stock certificates or uncertificated shares who have not complied with the above-described procedures to receive payment of the merger consideration during such one-year period may thereafter look only to the Surviving Corporation for payment of the merger consideration. None of Parent, the Surviving Corporation or the Paying Agent will be liable for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any stock certificates or uncertificated shares representing shares of Common Stock outstanding prior to the effective time of the merger have not been surrendered for payment by the date on which any merger consideration would escheat to or become the property of any governmental authority, then any merger consideration in respect of the shares of Common Stock represented by such stock certificates or uncertificated shares will become the property of the Surviving Corporation free and clear of all claims or interests of any holders of such stock certificates or uncertificated shares to the extent permitted by law.

Representations and Warranties

        The Merger Agreement contains representations and warranties of made by us, Parent and Merger Sub. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, these representations and warranties have been qualified by: (i) certain disclosures made in a disclosure letter delivered by Parent and us in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement; (ii) our public disclosure with the SEC since January 1, 2010 and prior to the date of the Merger Agreement; and (iii) a contractual standard of materiality or material adverse effect that may be different from that generally applicable to public disclosures to stockholders. The representations and warranties in the Merger Agreement were used primarily for the purposes of allocating risk between the parties and establishing the circumstances in which a party to the Merger Agreement may have the right not to close the merger, and not to establish matters of fact, and should therefore not be read or relied upon as statements of factual information. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in our reports, statements and filings that we publicly file with the SEC. This description of the representations and warranties is included to provide our stockholders with additional information regarding the terms of the Merger Agreement.

        The representations and warranties made by us to Parent and Merger Sub include representations and warranties with respect to, among other things:

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  the due organization, existence, and good standing of our company and our subsidiaries;

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  our authority and the authority of our subsidiaries to carry on our respective businesses;

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  our subsidiaries and other entities in which we own any non-controlling equity interest;

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  our capitalization;

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  the absence of preemptive or other rights with respect to our securities, and any other securities that give their holders the right to vote with our stockholders;

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  the absence of contractual obligations that require us to repurchase, redeem or otherwise acquire the equity securities of any of our subsidiaries;

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  our corporate power and authority to execute, deliver, perform our obligations and consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against us;

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  the Special Committee's and our Board's declaration of advisability with respect to, and recommendation of, the Merger Agreement and the merger;

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  the Board's authorization and approval of the Merger Agreement and the transactions contemplated thereby, including the merger;

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  the receipt of RBC's fairness opinion;

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  the absence of any violation of, or conflict with, our governing documents, the laws applicable to us, and certain of our agreements, arising from our execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

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  compliance with applicable laws, licenses and permits;

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  the timeliness and accuracy of our SEC filings since January 1, 2010 (including with respect to the accuracy of the financial statements included therein);

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  our disclosure controls and procedures and internal controls over financial reporting;

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  the absence of material liabilities required to be set forth on our balance sheet under generally accepted accounting principles, off-balance sheet arrangements, and transactions that would be required to be disclosed under Item 404 of Regulation S-K;

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  compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002;

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  the absence of any Company Material Adverse Effect, as defined in the Merger Agreement, or certain other changes or events since December 31, 2012;

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  the absence of any legal proceedings and governmental orders against us;

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  labor and employment matters;

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  real property and title to assets;

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  intellectual property matters;

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  tax matters;

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  the absence of secured creditors;

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  our material contracts and the absence of any default under, or breach or violation of, any such material contract;

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  insurance matters;

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  the absence of a stockholder rights agreement and the inapplicability of any anti-takeover laws with respect to the merger;

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  environmental matters;

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  our customers and suppliers;

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  the absence of any undisclosed broker's or finder's fees;

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  the absence of untrue statements in information to be provided to the SEC (including with respect to this proxy statement or the related Schedule 13E-3); and

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  an acknowledgement by us that Parent and Merger Sub made no representations or warranties except for the representations and warranties contained in Article IV of the Merger Agreement.

        Many of the representations and warranties we made in the Merger Agreement are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is: (i) materially adverse to our business, condition (financial or otherwise), assets, liabilities, or results of operations, including our subsidiaries taken as a whole; or (ii) reasonably expected to prevent or materially delay our consummation of the transactions contemplated by the Merger Agreement, or otherwise be materially adverse to our ability to perform our material obligations under the Merger Agreement. In no event will any event, circumstance, change or effect, to the extent that it results from any of the following, constitute a Company Material Adverse Effect:

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  changes in general economic, business, political or financial conditions or changes in securities markets in general that do not have a disproportionate adverse effect (relative to other industry participants) on us and our subsidiaries, considered as a whole;

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  the pendency or public announcement of the transactions contemplated by the Merger Agreement;

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  changes caused by acts of terrorism or war (whether or not declared);

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  changes in law or any applicable accounting regulations or principles or the interpretations thereof;

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  changes in the price or trading volume of the Common Stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in price or trading volume will not be excluded under this proviso);

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  fluctuations in the value of any currency;

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  any failure by us to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure will not be excluded under this proviso);

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  the taking of any action required by the Merger Agreement or approved or permitted in writing by Parent, or the failure to take any action prohibited by the Merger Agreement;

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  any suits, action or legal, administrative, arbitration or other proceeding or governmental investigation made or brought by any holder of our Common Stock (on the holder's own behalf or on our behalf) arising out of or related to the Merger Agreement or any of the transactions.

        The representations and warranties made by Parent and Merger Sub to us include representations and warranties with respect to, among other things:

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  their due organization, existence and good standing;

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  Parent's ownership of Merger Sub;

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  the operations of Parent and Merger Sub;

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  their corporate power and authority to execute, deliver, perform their obligations and consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against them;

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  the absence of any violation of, or conflict with, the governing documents of Parent or Merger Sub, the laws applicable to Parent and Merger Sub, and certain agreements of Parent and Merger Sub, arising from Parent's and Merger Sub's execution, delivery and performance of the Merger Agreement and their consummation of the transactions contemplated thereby;

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  governmental consents and approvals;

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  the execution and delivery to us of true and correct copies of the Equity Commitment Letter and the Contribution Agreement (each as further described under "Special Factors—Financing," beginning on page     •    of this proxy statement);

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  the sufficiency and availability of funds to the finance the payment of the merger consideration, subject to certain conditions;

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  the execution and validity of the Limited Guaranty (as further described under "Agreements Involving Common Stock—Limited Guaranty," beginning on page     •    of this proxy statement) provided by the Sponsor, and the absence of any default thereunder;

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  the absence of legal proceedings against Parent and Merger Sub;

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  the absence of undisclosed shares of Common Stock, other securities of, any rights to acquire Common Stock or other securities of, or any other economic interest in our company that are beneficially owned by Parent or Merger Sub;

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  the absence of certain agreements or arrangements involving Parent, Merger Sub or any of their affiliates, in each case relating to the merger;

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  the absence of untrue statements in information to be provided to the SEC (including with respect to this proxy statement or the related Schedule 13E-3);

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  the absence of any undisclosed broker's or finder's fees; and

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  an acknowledgement by Parent and Merger Sub that we made no representations or warranties except for the representations and warranties contained in Article III of the Merger Agreement.

Conduct of Business Pending the Merger

        The Merger Agreement contains covenants related to the conduct of our business from the date of the Merger Agreement until the effective time of the merger. You are urged to read carefully and in its entirety Section 5.01 of the Merger Agreement (entitled "Conduct of Business by the Company Pending the Merger"), which is attached to this proxy statement as Annex A and constitutes part of this proxy statement. Subject to certain exceptions in the Merger Agreement and the disclosure letter delivered by Parent and us in connection with the negotiation of the Merger Agreement, between the date of the Merger Agreement and the effective time of the merger, unless Parent gives its prior written consent (which cannot be unreasonably withheld, delayed or conditioned), we have agreed to: (i) conduct our business and the businesses of our subsidiaries in a lawfully permitted manner in the ordinary and course of business and in a manner consistent with past practice; and (ii) use our commercially reasonable efforts to preserve substantially intact our business organization and the business organization of our subsidiaries, to keep available the services of our current executive officers, employees, consultants, contractors, subcontractors and agents (including those of our subsidiaries) and to preserve our current relationships (and those of our subsidiaries) with governmental authorities, customers, suppliers and other persons with which we or any of our subsidiaries have material relations.

        In addition, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered by Parent and us in connection with the negotiation of the Merger Agreement, between the date of the Merger Agreement and the effective time of the merger, unless Parent gives its prior written consent (which may not be unreasonably withheld, delayed or conditioned), neither we nor any of our subsidiaries will, directly or indirectly, do any of the following:

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  amend or otherwise change our certificate or articles of incorporation, bylaws or equivalent organizational documents;

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  issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of:

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  any shares of any class of shares of our company or any of our subsidiaries (other than in connection with the exercise or performance of any Company Options, restricted stock awards or restricted stock units granted prior to the date of the Merger Agreement or granted on or after the date of the Merger Agreement as permitted by permitted by the Merger Agreement, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, or any other ownership interest (including any phantom interest) in, our company or any of our subsidiaries (except as permitted by the Merger Agreement); or

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  any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of our company or any of our subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our respective shares, or split, combine or reclassify any of our respective shares, other than dividends paid by any of our wholly owned subsidiaries to its parent in the ordinary course of business;

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  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of our respective shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of our respective shares, other than:

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  the forfeiture or repurchase of common shares pursuant to the terms of equity awards outstanding on the date of the Merger Agreement or granted after the date of the Merger Agreement as permitted by the Merger Agreement;

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  the surrender of any Common Stock by our current or former directors, officers, employees, consultants or other service providers (or those of our subsidiaries) in payment of withholding Taxes with respect to any equity awards; or

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  the cashless or net exercise of options (including in payment of any exercise price or withholding taxes);

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  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving us or any of our subsidiaries, or create any new subsidiaries, other than the merger, consolidation, amalgamation or other combination of any of our wholly owned subsidiaries with any of our other wholly owned subsidiaries;

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  enter into, or propose in writing to any third party to enter into, any transaction involving any earn-out, installment or similar payment to or from us or any of our subsidiaries, by or to any third party, other than the purchase and sale of goods and services in the ordinary course of business;

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  acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than any of our wholly owned subsidiaries or pursuant to contracts or obligations outstanding on the date of the Merger Agreement) or acquire (other than in the ordinary course of business) any significant amount of assets;

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  incur, assume, or guarantee any indebtedness, or issue any debt securities, in excess of $300,000 in the aggregate, or alter, amend or modify the terms of any indebtedness in a manner materially adverse to us and our subsidiaries, taken as a whole, or make any loans or advances in excess of $50,000 individually or $300,000 in the aggregate;

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  create or grant any material lien (other than permitted liens) on any of our assets or the assets of our subsidiaries;

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  make any commitment with respect to, any single capital expenditure which is in excess of $150,000 or make capital expenditures which are, in the aggregate, in excess of $300,000 for us and our subsidiaries taken as a whole, other than expenditures that are necessary to maintain existing assets in good repair, consistent with past practice;

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  enter into any new employment or compensatory agreements, or amend any such agreements, with any of our directors, officers, employees or consultants, or those of our subsidiaries, other than:

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  the hiring, promotion, demotion or termination of at-will employees or consultants below officer level with an annual salary of less than $150,000 (or its RMB equivalent), provided, that, subject to our Board's fiduciary obligations as determined by our Board in its good faith judgment after consultation with outside legal counsel, we will not demote or terminate the employment of any employee who is a Rollover Holder absent Parent's consent;

    •
    the renewal or replacement of existing agreements on substantially similar terms; or

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    the hiring of at-will employees to fulfill open positions disclosed to Parent prior to the date of the Merger Agreement);

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  grant or provide any rights to severance or termination payments or benefits to any of our directors, officers or employees or those of any of our subsidiaries;

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  increase the compensation, bonus or pension, welfare or other benefits of, pay any bonus to, or make any new equity awards to any of our directors, officers or employees, or those of any of our subsidiaries, or to any other person, other than:

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  annual salary increases in the ordinary course of business, not to exceed 4% for any employee who is not a Rollover Holder, and commensurate increases in other compensation and benefits based on salary; and

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  equity awards permitted by the Merger Agreement;

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  establish, adopt, amend or terminate in a manner adverse to us, any company employee plan or amend the terms of any outstanding award under any stock incentive plan in a manner adverse to us;

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  accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any company employee plan or employee agreement to the extent not already required in any such plan (it being understood that the vesting of all equity awards will be accelerated in full in connection with the merger);

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  change any actuarial or other assumptions used to calculate funding obligations with respect to any company employee plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles;

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  forgive any loans to our directors, officers or employees or those of any of our subsidiaries;

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  issue or grant any Company Option or other equity award to any person under any stock incentive plan, except in the ordinary course of business and consistent with past practice;

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  make any changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting our reported consolidated assets, liabilities or results of operations and those of our subsidiaries, except as required by generally accepted accounting principles;

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  pay, discharge or satisfy any material debt, other than the payment, discharge or satisfaction of such debt as due in the ordinary course of business and consistent with past practice;

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  enter into, amend, modify or consent to the termination of any material contract (or any contract that would be a material contract if it had been entered into prior to the date of the Merger Agreement) except, in each case, as otherwise permitted by the Merger Agreement, or waive or consent to the termination of our or any of our subsidiaries' rights thereunder, except in each case in the ordinary course of business;

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  enter into any contract between us or any of our subsidiaries, on the one hand, and any of our respective affiliates, directors or executive officers, on the other hand, other than:

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  reasonable expense reimbursement to our personnel in the ordinary course of business and consistent with past practice; and

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  as permitted by the Merger Agreement;

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  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

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  commence or settle any material legal action;

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  engage in the conduct of any new line of business material to us and our subsidiaries, taken as a whole;

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  make, revoke or change any material tax election (except as required by applicable law), materially amend any tax return or waive any statute of limitations with respect to any material tax claim or assessment, enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, or materially change any method of tax accounting, or fail to duly and timely file all tax returns and other material documents required to be filed with any taxing authority in accordance with past practice; or

  •
  publicly announce an intention or enter into any binding agreement to do any of the foregoing.

Other Covenants and Agreements

  Access and Information

        From the date of the Merger Agreement until the effective time of the merger, subject to applicable law and upon reasonable advance notice from Parent, we (and our subsidiaries) will:

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  provide to Parent and Parent's representatives reasonable access (during normal business hours) to our offices, properties, books, records and personnel;

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  furnish to Parent and Parent's representatives any reasonably requested and existing financial, operating or other data; and

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  instruct our employees and representatives to reasonably cooperate with Parent and Parent's representatives.

        Notwithstanding the foregoing, we are not required to:

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  furnish, or provide access to, any information to any person not a party to the confidentiality agreement between us and Sponsor; or

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  provide access to or furnish any information, if doing so would:

  •
  violate any contract or agreement with any third party;

  •
  violate any applicable law; or

  •
  waive (or cause any of our subsidiaries to waive) any privilege or work product protection with respect to such information.

        With respect to the information disclosed pursuant to these terms, the parties will comply with, and will cause their respective representatives to comply with, all of their respective obligations under the confidentiality agreement between us and Sponsor, or any other similar agreement entered into between us and any person to whom we (or any of our subsidiaries or any of their representatives) provide information pursuant to these terms.

  No Solicitation

        We agreed that, immediately upon the execution of the Merger Agreement, we would cease and cause to be terminated all existing discussions or negotiations with any parties conducted prior to such time with respect to a Competing Transaction. We further agreed that neither we nor any of our subsidiaries nor any of our directors or officers, or those of any of our subsidiaries will, and that we will direct our agents, advisors and other representatives (including any investment banker, attorney or accountants) retained by us or any of our subsidiaries, not to, in each case, directly or indirectly:

  •
  solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a manner designed to knowingly encourage), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including a proposal or offer to our stockholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction;

  •
  enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity (excluding our directors, officers, employees, financial advisors, attorneys, advisors and other representatives) in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction;

  •
  except as otherwise provided below, agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any Competing Transaction; or

  •
  authorize or permit any of our officers or directors, or those of our subsidiaries, or direct any investment banker, financial advisor, attorney, accountant or other representative retained by or acting directly or indirectly under our direction or the direction of any of our subsidiaries, to take any of the above actions.

        In addition, we may not release any third party whom we have reason to believe is seeking to make or has made a proposal or offer regarding Competing Transaction from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless our Board or an applicable committee of our Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of our Board or such committee.

        We agreed to notify Parent as promptly as practicable (and in any event within 48 hours after we have knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that would reasonably be expected to lead to a Competing Transaction, specifying:

  •
  the material terms and conditions of the proposal or offer (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements;

  •
  the identity of the party making such proposal or offer or the inquiry or contact; and

  •
  whether the Board (or an applicable committee thereof) has formed any intention to provide confidential information to such person.

        We are obligated to keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). We must provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board or members of the Special Committee) of any meeting of our Board or the Special Committee, at which the Board or Special Committee is reasonably expected to consider any Competing Transaction.

        Notwithstanding the restrictions described above, our Board (or an applicable committee thereof) may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if our Board (or an applicable committee thereof) has:

  •
  determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes or could be reasonably expected to lead to a Superior Proposal;

  •
  determined, in its good faith judgment (after consultation with its outside legal counsel), that, in light of such Superior Proposal or potential Superior Proposal, failure to furnish such information or enter into discussions would reasonably be expected to be inconsistent with its fiduciary obligations under applicable laws;

  •
  provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least one business day prior to taking any such action; and

  •
  obtained from such person an executed confidentiality agreement on terms no less favorable to us in the aggregate than those contained in the confidentiality agreement between us and Sponsor.

        We must concurrently make available to Parent any information concerning us or our subsidiaries that we provide to any third party pursuant to the above provisions and which was not previously provided to Parent.

        Notwithstanding the provisions described above, the Merger Agreement does not prohibit our Board from disclosing to our stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act, and nothing in the Merger Agreement prohibits us, our Board or any committee of the Board from issuing a "stop, look and listen" statement or other communication pending disclosure of its position, as contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act. Additionally, our Board (or an applicable committee thereof) may, at any meeting at which, or in any written consent in which, it adopts resolutions authorizing the termination of the Merger Agreement to pursue a Superior Proposal, adopt further resolutions authorizing, agreeing to, approving, endorsing or recommending to our stockholders any Superior Proposal and any definitive agreement or agreements relating thereto.

  Change of Recommendation

        Our Board agreed to recommend to our stockholders that they approve and adopt the Merger Agreement, and to include that recommendation, which we refer to as the "Company Recommendation," in this proxy statement. Except as provide below, our Board may not:

  •
  change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; or

  •
  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Transaction.

        However, if our Board (or an applicable committee thereof) determines, in its good faith judgment, prior to the time of the special meeting and after consultation with its outside legal counsel, that the failure to make a change in the Company Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law, our Board may effect such a change in the Company Recommendation and, in the case of such a change in the Company Recommendation to recommend a Superior Proposal, authorize us to terminate the Merger Agreement. If the change in the Company Recommendation relates to a Competing Transaction, among other things, we must:

  •
  provide at least four business days' advance written notice to Parent advising Parent that the Board (or applicable committee thereof) has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal and indicating that the Board intends to effect a change in the Company Recommendation; and

  •
  negotiate with Parent and Parent's representatives in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of the Merger Agreement, the Limited Guaranty (such as that described in "Agreements Involving Common Stock—Limited Guaranty") and other financing commitments (such as those described in "Special Factors—Financing") so that such third-party proposal or offer would cease to constitute a Superior Proposal.

        Our obligation to call, give notice of, convene and hold the stockholders' meeting will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to us of any Competing Transaction, or by any change in the Company Recommendation. We will not submit any Competing Transaction to a vote of our stockholders.

        A "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement):

  •
  any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries as a result of which a third party would acquire assets that, individually or in the aggregate, constitute 20% or more of our consolidated assets (including our subsidiaries, taken as a whole), or to which 20% or more of our total consolidated revenue, operating income or EBITDA (including our subsidiaries, taken as a whole), are attributable (in each case as determined by the Board, or an applicable committee thereof, in good faith);

  •
  any sale, lease, exchange, transfer or other disposition to a third party of assets or businesses that constitute or represent 20% or more of our total consolidated revenue, operating income, EBITDA or assets (including our subsidiaries, taken as a whole, and in each case as determined by our Board, or an applicable committee thereof, in good faith);

  •
  any sale, exchange, transfer or other disposition of 20% or more of our capital stock to a third party; or

  •
  any general offer, tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of our capital stock.

        A "Superior Proposal" means a written, bona fide proposal or offer made by a third party to consummate any of the following transactions:

  •
  a merger, consolidation, share exchange, business combination, or other similar transaction involving us pursuant to which our stockholders immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;

  •
  the acquisition by any person or group (including by means of a general offer, tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a merger or consolidation involving us), directly or indirectly, of ownership of a majority of the then outstanding shares of our Common Stock; or

  •
  the acquisition by any person or group, directly or indirectly, of assets that, individually or in the aggregate, constitute a majority of our consolidated assets (including our subsidiaries, taken as a whole), or to which a majority of our total consolidated revenue, operating income or EBITDA (including our subsidiaries, taken as a whole), are attributable;

in each case on terms that our Board (or an applicable committee thereof) determines, in its good faith judgment (after consulting with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions of such proposal or offer and the terms of the Merger Agreement), to be more favorable to our stockholders (other than the Rollover Holders) than the merger. Any such offer will not be deemed to be a Superior Proposal if the transaction contemplated by such offer is not reasonably capable of being completed on the terms proposed without unreasonable delay.

  Filings and Other Actions

        Promptly after the SEC confirms that it has no further comment on this proxy statement or the Schedule 13E-3 to be filed in connection with the merger, we will establish a record date for determining the stockholders entitled to vote at the special meeting, and mail (or cause to be mailed) this proxy statement to our stockholders as of such record date. We are obligated to mail this proxy statement to our stockholders regardless of whether our Board:

  •
  determines that the Merger Agreement is no longer advisable;

  •
  recommends that stockholders reject the Merger Agreement; or

  •
  has effected and has not withdrawn (including through an applicable committee of the Board) a change in the Company Recommendation.

        In the event our Board (or an applicable committee thereof) does effect a change in the Company Recommendation, we may disclose such fact in any solicitation made to our stockholders, and, unless our Board thereafter reaffirms the Company Recommendation, we will not be required to solicit proxies in favor of the Merger Proposal. In the absence of any change in the Company Recommendation, the Merger Agreement provides that:

  •
  our Board will recommend that our stockholders approve and adopt the Merger Agreement and include such recommendation in this proxy statement; and

  •
  we will use commercially reasonable efforts to solicit stockholder proxies in favor of the Merger Proposal, and take all other action necessary or advisable to secure the approval of the Merger Proposal by the affirmative vote of stockholders representing at least a majority of the issued and outstanding shares of Common Stock, in accordance with the DGCL.

        Parent must cause all shares of Common Stock beneficially owned directly or indirectly by Sponsor, Parent, Merger Sub or any of their respective subsidiaries or affiliates to be voted in favor of the Merger Proposal.

  Employee Matters

        From and after the effective time of the merger, Parent will honor, in accordance with their terms all of our employee plans, employee agreements and all accrued benefits vested thereunder, it being understood and agreed that Parent and the Surviving Corporation will not be prohibited from amending or terminating any such plans or agreements in accordance with their terms and under applicable law. Parent will also use commercially reasonable efforts to effectively place our employees in the same position they had been in prior to consummation of the merger with respect to "group health plans" (as such term is defined under the Code) and related matters, such as deductibles, co-payments, the waiver of pre-existing conditions, and limitations as to waiting periods, physical examinations, or exclusions. Any accrued but unused vacation and sick leave of our employees will be

"carried over" and recognized in accordance with the terms of our related corporate policies from and after the effective time of the merger.

  Indemnification of Directors and Officers; Insurance

        For a period of six years from the effective time of the merger, Parent and the Surviving Corporation will, unless required by applicable law, maintain in effect the exculpation, indemnification and advancement of expenses provisions of our certificate of incorporation and bylaws (or comparable organizational documents), and those of our subsidiaries, as in effect immediately prior to the effective time of the merger, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who, at or prior to the effective time of the merger, were current or former directors, officers, employees, fiduciaries or agents of any of such entities.

        From and after the effective time of the merger, Parent and the Surviving Corporation will, and will cause our subsidiaries to, indemnify, hold harmless and advance expenses (as incurred, to the fullest extent permitted by applicable law) to, any of our present and former officers and directors, and those of our subsidiaries, as well as to any person who served or serves, at the request or for the benefit of our company or any of our subsidiaries, as a director, officer, partner, member, manager, trustee, employee or other fiduciary of any employee benefit plan, enterprise or other person, against certain costs, expenses and damages, including reasonable attorneys' fees and expenses, arising out of, relating to or in connection with, any acts or omissions occurring or alleged to have occurred prior to or at the effective time of the merger, in connections with such person's service as a director or officer of our company, any of our subsidiaries or in another capacity. Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any action which may result in the payment or advancement of any amounts pursuant to the indemnification provisions of the Merger Agreement, the person seeking indemnification must promptly notify the Surviving Corporation. The Surviving Corporation will have the right to participate in any such action or, at its option and expense, assume the defense of such action with counsel reasonably acceptable to the party seeking indemnification. The person seeking indemnification will have the right to effectively participate in the defense and/or settlement of such action. The Surviving Corporation (or such subsidiary) may not settle or compromise any such action with respect to any individual person seeking indemnification without the prior written consent of such person unless such settlement or compromise:

  •
  includes an unconditional release of the person seeking indemnification with respect to any and all claims that were or could have been brought in such action;

  •
  contains no admission or finding of guilt or fault by the person seeking indemnification; and

  •
  imposes no liability or penalty upon the person seeking indemnification.

        Notwithstanding anything in the foregoing to the contrary, no indemnification will be made in respect of any action as to which a person seeking indemnification shall have been adjudged, in a final, non-appealable decision, by a court, tribunal or other governmental authority of competent jurisdiction:

  •
  to be liable to us or any of our subsidiaries, unless and to the extent that such court, tribunal or other governmental authority shall determine upon application that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnification; or

  •
  that such person's actions, or omissions to act:

  •
  constitute a violation of law, unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or

    •
    were not taken in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of our company or any of our subsidiaries, as applicable.

        For a period of six years from the effective time of the merger, the Surviving Corporation will maintain in effect the directors' and officers' liability insurance policies we had maintained with respect to matters occurring at or prior to the effective time of the merger (including acts or omissions occurring in connection with the Merger Agreement and the consummation of the transactions contemplated thereby), provided that the Surviving Corporation shall not pay in excess of 300% of the annual premiums paid by us prior to the effective time of the merger. Prior to the effective time of the merger, we may, and, at Parent's request, we will, purchase a six-year "tail" prepaid policy (or policies) on terms and conditions no less advantageous than our existing directors' and officers' liability insurance policies. If we obtain such "tail" prepaid policy (or policies), Parent and the Surviving Corporation will be required to maintain such policies in full force and effect and continue to honor the obligations thereunder, but will not otherwise have any obligation to maintain or replace our existing directors' and officers' liability insurance policies.

  Notification of Certain Matters

        We, on the one hand, and Parent and Merger Sub, on the other, will promptly notify the other in writing of:

  •
  any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement (including the merger);

  •
  any notice or other communication from any governmental authority in connection with such transaction;

  •
  any actions commenced or, to our knowledge or the knowledge of Parent, threatened against us (or any of our subsidiaries) or Parent (or any of Parent's subsidiaries), as the case may be, that, if pending on the date of the Merger Agreement, would have been required to have been disclosed by such person, or that relate to such person's ability to consummate the transactions; and

  •
  the occurrence of any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person, as set forth in the Merger Agreement, the occurrence of which would cause any of the closing conditions to not be satisfied.

        In each case, the notice to be delivered pursuant to the foregoing shall be accompanied by copies of appropriate supporting documentation.

  Financing

        Concurrently with the execution of the Merger Agreement, Parent entered into each of the Equity Commitment Letter and the Contribution Agreement (as each agreement is further described under "Special Factors—Financing," beginning on page     •    of this proxy statement), in order to secure the financing required to consummate the merger (and any related transactions), and to pay all other related fees, expenses and other amounts payable by Parent or the Surviving Corporation pursuant to the Merger Agreement. As parties to the Merger Agreement, Parent and Merger Sub have agreed to take (or cause to be taken), all actions necessary proper or advisable to obtain the proceeds available to Parent under such agreements, including:

  •
  satisfying, or causing to be satisfied, on a timely basis all conditions applicable to, and within the control of, Parent, Merger Sub or their respective representatives set forth in the Equity Commitment Letter and the Contribution Agreement; and

  •
  causing the financing available to Parent under the Equity Commitment Letter and the Contribution Agreement to be funded at the closing of the merger, such that Parent and the Surviving Corporation will be able to pay all of the amounts payable by them in connection with the transactions contemplated by the Merger Agreement, including the merger.

        Without our prior written consent, neither Parent nor Merger Sub may agree to any amendment or modification to, or grant any waiver of any condition or other provision of, the Equity Commitment Letter and/or the Contribution Agreement, to the extent any such amendment, modification or waiver would:

  •
  reduce the aggregate amount of cash proceeds available to fund the transactions contemplated by the Merger Agreement; or

  •
  impose new or additional conditions that would be reasonably likely to:

  •
  prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the merger and the other transactions; or

  •
  adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Equity Commitment Letter and/or the Contribution Agreement.

        Notwithstanding the foregoing, Parent may amend, supplement, modify, or waive its rights under, the Equity Commitment Letter and the Contribution Agreement, or replace such financing sources with alternative financing, including debt financing, to the extent such amendment, supplement, modification, waiver or replacement does not:

  •
  expand upon the conditions contained in the Equity Commitment Letter and the Contribution Agreement that would in any way delay or prevent or cause any delay of the consummation of the transactions contemplated by the Merger Agreement (including the merger); or

  •
  result in financing terms that are materially less favorable, in the aggregate, to us, Parent and Merger Sub, than those in the Equity Commitment Letter and the Contribution Agreement, each as in effect at the time.

        In the event that any portion of the financing expected to be provided under the Equity Commitment Letter and the Contribution Agreement becomes or could become unavailable in the manner or from the sources contemplated therein, Parent will immediately notify us in writing, and, as promptly as practicable, arrange, obtain, negotiate and enter into definitive agreements with respect to alternative financing. Such alternative financing must be sufficient to consummate the merger and the other transactions contemplated by the Merger Agreement, and may not contain terms and conditions that are materially less favorable, in the aggregate, to us, as compared to the Equity Commitment Letter and the Contribution Agreement (each as in effect at the time).

        We have agreed to use our commercially reasonable efforts to provide to Parent and Merger Sub all reasonable and customary cooperation as may be requested in writing by Parent or Parent's representatives in connection with any alternative financing, provided that:

  •
  such requested cooperation does not unreasonably interfere with our ongoing operations; and

  •
  neither we, our subsidiaries, nor our respective representatives will be required to become subject to any obligations or liabilities with respect to the any definitive agreements in connection with any alternative financing (including pledge and security documents), prior to the closing of the merger.

        Upon our written request, Parent has agreed to promptly reimburse us for all reasonable out-of-pocket costs and expenses incurred by us and our subsidiaries in connection with our collective cooperation in connection with the arrangement of the alternative financing. Additionally, Parent has agreed to indemnify us, our subsidiaries, and our respective representatives for certain losses and liabilities suffered or incurred in connection with our cooperation with respect to the alternative financing. However, Parent's obligations to reimburse any cost or expense incurred by us or our subsidiaries have been "capped" at $350,000, and in no event will we (or any of our subsidiaries) be required to incur costs or expenses exceeding $350,000 in carrying out our duties to provide cooperation with respect to the alternative financing.

Conditions to the Merger

        Each party's obligation to complete the merger is subject to the satisfaction of the following conditions:

  •
  approval of the Merger Proposal by the affirmative vote of stockholders representing at least a majority of the issued and outstanding shares of Common Stock, in accordance with the DGCL;

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any injunction in the United States, the People's Republic of China, or any other jurisdiction where such an injunction would reasonably be expected to have a Company Material Adverse Effect (as such term is defined in the Merger Agreement, and as described elsewhere in this section of the proxy statement, under the subheading "—Representations and Warranties" beginning on page     •    ); and

  •
  procurement of all relevant regulatory approvals, except where a failure to obtain such approval(s) would not result in a Company Material Adverse Effect or prevent the consummation of the Merger.

        Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement relating to: (i) their authority relative to the Merger Agreement; (ii) the sufficiency of their financing to pay the aggregate merger consideration and other fees and expenses; (iii) the availability of their financing at the consummation of the merger; and (iv) the net worth and capitalization of the Surviving Corporation, must be true and correct both when made and at the closing date of the merger;

  •
  all of the remaining representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct both when made and as of the closing date of the merger, except with respect to certain representations and warranties made as of a specified date, and to the extent any failures of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of the merger or any other transactions set forth in the Merger Agreement;

  •
  Parent and Merger Sub must have performed or complied, in all material respects, with all agreements and covenants that they are required to perform or comply with under the Merger Agreement prior to the closing date of the merger; and

  •
  Parent must have delivered to us an executed officer's certificate stating that the conditions set forth above have been satisfied.

        The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  our representations and warranties in the Merger Agreement relating to: (i) the approval of the Merger Agreement by our Board and the Special Committee; (ii) our corporate authority relative to the Merger Agreement; and (iii) the inapplicability of any anti-takeover measures to the merger, must be true and correct in all respects both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date);

  •
  our representations and warranties in the Merger Agreement relating to our capitalization must be true and correct in all material respects both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date);

  •
  all of our remaining representations and warranties in the Merger Agreement must be true and correct both when made and as of the closing date of the merger, except with respect to certain representations and warranties made as of a specified date, and to the extent any failures of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement and described in this section of the proxy statement, under the subheading "—Representations and Warranties" beginning on page     •    );

  •
  we must have performed or complied, in all material respects, with all agreements and covenants that we are required to perform or comply with under the Merger Agreement prior to the effective time of the merger;

  •
  we must have delivered to Parent an executed officer's certificate stating that the conditions set forth above have been satisfied; and

  •
  since the date of the Merger Agreement, there must have not occurred and be continuing any Company Material Adverse Effect.

        Prior to the termination of the Merger Agreement, neither we, nor Parent or Merger Sub, may rely on the failure of any closing condition set forth in the Merger Agreement to be satisfied if such failure was caused by that party's failure to act in good faith to comply with the Merger Agreement.

Termination

        The Merger Agreement may be terminated at any time prior to the effective time:

  •
  upon our mutual written agreement with Parent, with the approval of each of our respective boards of directors (and in our case, acting upon the recommendation of the Special Committee);

  •
  by us or by Parent, if:

  •
  the merger has not been consummated on or before April 22, 2014, provided that if the merger has not been consummated because a regulatory approval has not been obtained, but all other conditions to the merger would be satisfied, then Parent or we may extend the termination date by up to two three month periods (not to extend beyond April 22, 2014 in any event) by written notice to the other party, provided further that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement is the primary cause of, or primarily resulted in or materially contributed to the failure to consummate the merger by the termination date, which we refer to as an "Outside Date Termination;"

  •
  any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any injunction that will have become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any of its obligations under the Merger

      Agreement is the primary cause of, or primarily resulted in or materially contributed to the enactment, issuance, promulgation, enforcement or entry of such injunction; or

    •
    the vote required to approve and adopt the Merger Agreement has not been obtained at the special meeting, provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to Parent if Parent did not cause all shares of Common Stock beneficially owned directly or indirectly by Sponsor, Parent, Merger Sub or any of their respective subsidiaries or affiliates to be voted in favor of adoption of the Merger Agreement, which we refer to as a "Stockholder Vote Termination."

  •
  by us, if:

  •
  (i) we have received a Superior Proposal, (ii) we have complied with our obligations with respect to such Superior Proposal, (iii) our Board (or an applicable committee thereof) concurrently approves, and we substantially concurrently with the termination of the Merger Agreement enter into, a definitive agreement with respect to such Superior Proposal, and (iv) prior to, or substantially concurrently with, such termination we pay to Parent the Company Termination Fee, as described in this section of the proxy statement under the subheading "—Termination Fees" beginning on page     •    , which we refer to as a "Superior Proposal Termination;"

  •
  a breach or failure in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement has occurred, which breach or failure would give rise to the failure of a closing condition of the Merger Agreement to be satisfied prior to April 22, 2014; provided, however, that we will not have this right to terminate the Merger Agreement if our material breach of the Merger Agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition's capability to be satisfied, which we refer to as a "Parent Breach Termination;" or

  •
  the merger has not been consummated within five business days of the satisfaction or waiver of all the closing conditions set forth in the Merger Agreement, provided that we have delivered to Parent an irrevocable commitment in writing that we are ready, willing and able to consummate the closing during such period at least two business days prior to such termination, which we refer to as a "Failure to Close Termination."

  •
  by Parent, if:

  •
  a breach or failure, in any material respect, of any of our representations, warranties, covenants or agreements, as set forth in the Merger Agreement, has occurred which breach or failure would give rise to the failure of a closing condition of the Merger Agreement to be satisfied prior to April 22, 2014. Parent will not have this right to terminate the Merger Agreement if a material breach of the Merger Agreement by Parent or Merger Sub has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition's capability to be satisfied, which we refer to as a "Company Breach Termination;"

  •
  our Board has effected and has not withdrawn a change in the Company Recommendation, or failed to include the Company Recommendation in this proxy statement, provided that Parent will not have this right to terminate the Merger Agreement if Parent's or Merger Sub's breach of any provision of the Merger Agreement would give rise to the failure of a closing condition of Parent and Merger Sub, which we refer to as a "Change in Recommendation Termination;" or

    •
    a breach, in any material respect, of any provision of our non-solicitation obligations in the Merger Agreement has occurred; provided that Parent will not have this right to terminate the Merger Agreement if Parent's or Merger Sub's breach of any provision of the Merger Agreement would give rise to the failure of a closing condition of Parent and Merger Sub, which we refer to as a "Non-Solicitation Termination."

Termination Fees

  Company Termination Fee

        We have agreed to pay Parent a termination fee of $1.77 million, which we refer to as the "Company Termination Fee," less any amounts described in this section of the proxy statement under "—Expense Reimbursement," beginning on page     •    , paid or payable by us, if the Merger Agreement is terminated:

  •
  by Parent as a Change in Recommendation Termination or a Non-Solicitation Termination;

  •
  by us as a Superior Proposal Termination; or

  •
  by Parent as a Company Breach Termination or by either of us or Parent as an Outside Date Termination or a Stockholder Vote Termination, if:

  •
  in the case of Stockholder Vote Termination, after the date of the Merger Agreement and prior to the special meeting, a bona fide Competing Transaction is made known to us, or is publicly announced or publicly made known, and has not been withdrawn; or

  •
  in the case of an Outside Date Termination or a Company Breach Termination, after the date of the Merger Agreement and before the effectiveness of such termination, a bona fide Competing Transaction is made known to us, or is publicly announced or publicly made known, and has not been withdrawn;

    and, in each case, within twelve months after any such termination we, or any of our subsidiaries, consummate a Competing Transaction, whether or not it is the same Competing Transaction (provided that for purposes of determining whether the Company Termination Fee shall be payable, all references to "20%" in the definition of "Competing Transaction" will be deemed to be references to "50%").

  Parent Termination Fee

        Parent is required to pay us a termination fee of $3.54 million, which we refer to as the "Parent Termination Fee," if the Merger Agreement is terminated by us as a Parent Breach Termination or a Failure to Close Termination.

        In the event that we fail to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of the Merger Agreement, either party, as the case may be, will be required to reimburse the other party for all costs and expenses reasonably incurred by the other party in connection with the collection of that fee, together with interest on such unpaid fee, commencing on the date that the Company Termination Fee or Parent Termination Fee became due, at a rate equal to the rate of interest publicly announced by Bank of America Corporation, from time to time, in The City of New York, as such bank's prime rate plus 1.00%. Such collection expenses will not otherwise diminish in any way the payment obligations under the Merger Agreement. Any such cost, expense or interest will be payable by us or Parent only in the event the other party has obtained a final, non-appealable judgment for the failure to pay the relevant termination fee.

        We have also agreed with Parent and Merger Sub that:

  •
  the agreements made with respect to fees following termination are integral parts of the transactions;

  •
  the damages resulting from termination of the Merger Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the termination fees are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate the recipient of such termination fee, as the case may be, for the efforts and resources expended and opportunities forgone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the transactions; and

  •
  without the agreements as to termination fees, the parties would not have entered into the Merger Agreement.

  Expense Reimbursement

        In the event that the Merger Agreement is terminated by Parent as a Change in Recommendation Termination, we will, within five business days following receipt of an invoice therefor, reimburse Parent for up to $700,000 of Parent's reasonable and documented out-of-pocket fees and expenses actually incurred on or prior to the termination of the Merger Agreement in connection with the transactions contemplated thereby, including the financing.

Expenses

        Except as set forth in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions will be paid by the party incurring such expenses, whether or not the merger is consummated, except that all fees payable under or pursuant to antitrust or competition laws will be borne by Parent, whether or not the transactions are consummated.

Specific Performance

        We have agreed with Parent and Merger Sub that irreparable damage would occur in the event any provision of the Merger Agreement is not performed, and each of the parties to the Merger Agreement is entitled to specific performance of the terms of such agreement. Each of the parties to the Merger Agreement has waived any defenses in any action for specific performance (including the defense that a remedy at law would be adequate), and any legal requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

        The parties acknowledge that the payment of the termination fees described in this section of the proxy statement under "Termination Fees" will not be construed to diminish or otherwise impair in any way any party's rights to specific performance under the Merger Agreement. Nevertheless, neither we, on the one hand, nor Parent or Merger Sub, on the other hand, will be permitted to receive both a remedy of specific performance that results in the closing of the merger and payment of any termination fee.

AGREEMENTS INVOLVING COMMON STOCK

Voting Agreement

        In connection with the Merger Agreement, we entered into the Voting Agreement with Parent, the IDG Funds and certain other Rollover Holders. Pursuant to the Voting Agreement, the IDG Funds and those Rollover Holders party thereto committed to vote the shares of Common Stock over which they have voting control in favor of the adoption of the Merger Agreement, against certain Competing

Transactions, and against any action, agreement or transaction that could reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the merger or the other transactions contemplated by the Merger Agreement. During the term of the Voting Agreement and subject to stated exceptions, the stockholders who are parties thereto may not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, enter into a loan of, or otherwise grant a proxy or power of attorney (other than as set forth in the Voting Agreement) with respect to, such Common Stock.

        The Voting Agreement will terminate immediately upon the earlier of: (i) the closing of the merger; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the delivery of a written agreement between us (at the direction of the Special Committee, acting on our behalf) and Parent; and (iv) subject to certain condition, the making of any change, amendment, waiver or other modification, to any provision of the Merger Agreement that decreases the amount or changes the form of the merger consideration, or otherwise imposes any material restrictions or additional conditions on the payment of the merger consideration to our stockholders.

Limited Guaranty

        Pursuant to the Limited Guaranty made by Sponsor in our favor, Sponsor has agreed to guarantee certain obligations of Parent under the Merger Agreement, on the terms and subject to the conditions set forth therein, in an amount up to $3.89 million. Such Limited Guaranty includes Sponsor's obligation to pay any Parent Termination Fee, and other specified costs and expenses, not to exceed $350,000, that may become payable by Parent to reimburse us in connection with: (i) the collection of, and enforcement of Parent's obligation to pay, the Parent Termination Fee; and (ii) our cooperation in obtaining any alternative financing to fund the merger, if necessary. In no event will Sponsor's liability under the Limited Guaranty for the payment of the amounts described herein exceed $3.89 million in the aggregate.

        The Limited Guaranty will terminate and Sponsor will have no further obligations under the Limited Guaranty as of the earliest of: (i) the effective time of the merger; and (ii) the date that is ninety (90) days from the date of the termination of the Merger Agreement, in accordance with its terms, if we have not presented a bona fide written claim for payment of any guaranteed obligations to Sponsor by such date. If we have presented such a bona fide claim by such date, the Limited Guaranty will terminate upon the date that the claim is finally satisfied or otherwise resolved.

Contribution Agreement

        On April 22, 2013, Parent and the Rollover Holders entered into the Contribution Agreement. Pursuant to the Contribution Agreement, at or prior to the effective time of the merger, each Rollover Holder will acquire equity shares of Parent in exchange for some or all of their shares of Common Stock, and/or cash consideration, and Sponsor will acquire (for a per share consideration equal to the merger consideration) any outstanding shares of Common Stock not exchanged for equity shares of Parent. For further information and detail regarding the Contribution Agreement, see "Special Factors—Financing—Rollover Financing," beginning on page     •    of this proxy statement.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

        No provision has been made: (i) to grant our unaffiliated stockholders access to our corporate files, or the corporate files of any other party to the merger or any of their respective affiliates; or (ii) to obtain counsel or appraisal services at our expense or the expense of any other party or affiliate.

 IMPORTANT INFORMATION REGARDING MEMSIC

Company Background

        We are headquartered in Andover, Massachusetts, and provide advanced semiconductor sensor and integrated sensing system solutions based on MEMS technology and mixed signal circuit design. Our products include accelerometers, magnetic sensors and electronic compass solutions, integrated high performance inertial measurement units for industrial and avionics applications, MEMS flow sensing systems, and wireless sensing network systems.

        If the Merger Agreement is adopted by our stockholders at the special meeting and the merger is completed as contemplated, we will survive the merger and will continue our operations as a private company and a wholly owned subsidiary of Parent.

        Information as of the date of this proxy statement respecting our directors and executive officers is set forth below. During the past five years, neither we nor any of our directors and executive officers, as listed below, have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Additionally, during such five-year period, neither we nor our directors and executive officers have been party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. With the exception of Ms. Patricia Niu, our Chief Financial Officer and a citizen of the People's Republic of China, each of our directors and executive officers listed below is a citizen of the United States. All of our directors and executive officers can be reached at MEMSIC, Inc., One Tech Drive, Suite 325, Andover, MA 01810, or by phone at 978-738-0900.

Directors and Executive Officers

        Our Board presently consists of five members. The persons listed below are our directors and executive officers as of the date of this proxy statement. Each executive officer will serve until a successor is elected by our Board or until the earlier of his or her resignation or removal.

  Directors

Name	Age	Term Expires	Position
CLASS I DIRECTORS
Lawrence A. Kaufman, Ph.D.*(1)(2)(3)	72	2014	Director
CLASS II DIRECTORS
Roger W. Blethen*(1)(2)(3)	61	2015	Lead Director
Yang Zhao, Ph.D.	50	2015	President, Chief Executive Officer and Chairman of the Board
CLASS III DIRECTORS
Michael Tung*(1)(2)	57	2013	Director
Quan Zhou, Ph.D.	55	2013	Director

*
Member of the Special Committee

(1)
Member of Audit Committee

(2)
Member of Nominating and Governance Committee

(3)
Member of Compensation Committee

        Dr. Lawrence A. Kaufman, Ph.D. has served as a director since 2008. Dr. Kaufman has been the president and chief executive officer of Lightwave Power Inc., a provider of nanotechnology-based light management products, since May 2008. From 2006 to 2007, Dr. Kaufman was a partner in The GulfStream Group. Prior to joining The GulfStream Group, Dr. Kaufman founded Sionex Corporation, a venture-backed company that develops miniature chemical sensors, and served as its president and chief executive officer from 2000 to 2003 and as Executive Vice President from 2003 to 2005. Dr. Kaufman currently serves as a director of Top Banana, a non-profit education company and is an advisor to Water Analytics, Inc., a company selling waste water analytical instrumentation and to UNC Corporation, a company developing new types of batteries. Dr. Kaufman was a director of Optical Tape Systems, Inc., from 2005 to 2007, and a director of The MicroOptical Corporation, from 2002 to 2006. Dr. Kaufman received a Bachelor of Science degree in Physics from Rensselaer Polytechnic Institute and a Ph.D. in Solid State Physics from Tufts University. We believe that Dr. Kaufman's educational background in solid state physics, his knowledge of many facets of the electronics industry, and his management experience gained from his employment as a senior operating executive and director of companies in a wide range of businesses qualify him to serve as a member of our Board.

        Roger W. Blethen has served as a director since 2005. In March 2008, our Board also designated Mr. Blethen as our lead director. In 2001, Mr. Blethen was appointed chairman of the board of LTX-Credence Corporation, a provider of semiconductor test solutions to major integrated-circuit manufacturers in December 2008. Mr. Blethen also served as chairman of the board of LTX Corporation from December 2001 until its merger with Credence in August 2008. He was the chief executive officer of LTX Corporation from September 1996 to November 2005 and the president of LTX Corporation from 1994 to 1996. Mr. Blethen serves as Chairman of Ottawa-based Diablo Technologies Inc. Mr. Blethen received his B.S. in Electrical Engineering from Northeastern University in 1974. We believe that Mr. Blethen's educational background in electrical engineering, his broad knowledge of the semiconductor industry, gained from his long tenure as a senior operating executive and director of LTX Corporation and as a director of Diablo Technologies, and the skills, judgment and experience he has accumulated in these capacities and as a chief executive officer qualify him to serve as a member of our Board.

        Dr. Yang Zhao, Ph.D. is our founder and has served as our President and Chief Executive Officer since our inception and as Chairman of the Board since 2007. Dr. Zhao has over 20 years of experience in MEMS technology and related business development. Prior to founding our company in 1999, Dr. Zhao served in various management positions at Analog Devices, Inc. for seven years, where he was instrumental in developing Analog Devices' MEMS product line and forming industry-wide strategic relationships. Dr. Zhao is well-recognized in the field of MEMS technology. He has been named as an inventor on 22 U.S. patents in IC circuit, processing, packaging and MEMS technology. Dr. Zhao holds a B.S. degree in physics from Peking University, as well as a master's degree and a Ph.D. in electrical engineering from Princeton University where he studied under Professor Daniel Tsui, who won the 1998 Nobel Prize in physics. He is currently a member of the board at the School of Engineering of Peking University. We believe that Dr. Zhao's educational background in electrical engineering and MEMS technology, his prior management experience and his extensive knowledge of our history and culture, our products, technology and personnel, and our markets and customers, qualify him to serve as a member of our Board.

        Michael Tung has served as a director since 2004. Mr. Tung joined VentureStar-InveStar Capital Inc. as chief financial officer and Managing Partner in 2002 and is responsible for managing its investment portfolio companies. Mr. Tung has over 20 years of experience in finance, taxation, accounting and general management. He served as chief financial officer for more than 10 years in various organizations, including Acer America Corp., Foxconn Corporation and Fibera Inc. (a start-up company). Mr. Tung worked as Senior Audit Manager of KPMG for 10 years. Mr. Tung received a B.S. degree in Accounting from Tam Kay University. We believe that Mr. Tung's educational background in accounting and finance, his broad experience in finance, taxation, accounting and general management and his knowledge of our industry, gained from his employment as an executive of VentureStar-InveStar Capital and as a chief financial officer of companies engaged in businesses similar to ours, qualify him to serve as a member of our Board.

        Dr. Quan Zhou, Ph.D. was appointed as a director in March 2011. Dr. Zhou is a co-founder of IDG Capital Partners and has held this position since 1995. He is currently a managing member of the general partner of IDG Technology Venture Investments, L.P. and its successor funds and is serving as a director of the general partner of IDG-Accel China Growth Fund I and IDG-Accel China Capital Fund and their respective successive funds. Dr. Zhou received his bachelor degree in science from the University of Science and Technology of China in 1981 and a Ph.D. in fiber optics from Rutgers University in 1989.

  Executive Officers

Name	Age	Position	Officer Since
Dr. Yang Zhao	50	President and Chief Executive Officer	1999
Patricia Niu	46	Chief Financial Officer	2008
Dr. Paul Zavracky	64	President of North American and European Operations	2011

        In addition to Dr. Zhao, for whom information is provided above in this section of the proxy statement (under the subheading "—Directors and Executive Officers,"), the following persons are our executive officers.

        Patricia Niu has served as our Chief Financial Officer since June 2008. From 2003 to 2008, Ms. Niu held positions as our Vice President of Finance and Corporate Controller. Ms. Niu has over 18 years of experience in corporate finance and four years of experience in commercial banking. Prior to joining us, Ms. Niu served as the International Business Unit Controller at Key3Media Events, Inc. from 2001 to 2002 and Audit Supervisor and Senior Financial Analyst at Fresenius Medical Care, N.A. from 1995 to 2001. From 1989 through 1995, Ms. Niu was a commercial lender at Bank of China, Head Office in Beijing, China and The Savings Bank in Wakefield, Massachusetts. Ms. Niu received an M.B.A. from Northeastern University in Boston in 1994 and a B.A. from Beijing Foreign Studies University in China in 1989.

        Dr. Paul M. Zavracky, Ph.D. has served as our President of North American and European Operations since January 1, 2011. Dr. Zavracky also served as a member of our Board from 1999 until his resignation on December 31, 2010. Dr. Zavracky's more than 30 years of business experience includes research at MIT Lincoln Laboratory, teaching at a major university, and management of successful venture funded companies. From 2006 to 2010, he served Northeastern University as the Dean of the School of Technological Entrepreneurship. From 1998 to 2006, he was the president and chief operating officer of The MicroOptical Corporation, a start-up company he co-founded. Between 1991 and 1998, he was a tenured professor of electrical engineering at Northeastern University. Before joining Northeastern University, Dr. Zavracky was the chief operating officer of Kopin Corporation, a venture backed company that he and a small group of colleagues from the Massachusetts Institute of Technology's Lincoln Labs started. He led the effort in establishing Kopin's SOI materials capability as an enabling technology for liquid crystal microdisplays. Dr. Zavracky spent five years at The Foxboro Company as principal scientist and technical group leader establishing a MEMS program beginning in 1980. Dr. Zavracky also spent five years at Coulter Corporation managing the government system group working on electrophotographic film and five years at MIT Lincoln Laboratory where he was involved in the development of materials for solar energy applications. He obtained his Ph.D. in Physics at Tufts University. He holds Bachelors and Master's degrees in Physics from Northeastern University. He has more than 100 publications and 67 issued patents.

Prior Public Offerings

        During the past three years, we have not made an underwritten public offering of our Common Stock for cash, registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A promulgated under such Securities Act of 1933, as amended.

Historical Selected Financial Information

        Audited financial statements for the years ended December 31, 2012 and 2011, respectively, may be found on pages D-56 to D-60 of our Annual Report on Form 10-K, attached to this proxy statement as Annex D. Unaudited balance sheets, comparative year-to-date income statements (including related earnings per share data) and statements of cash flows for the quarters ended March 31, 2013 and 2012, respectively, may be found on pages E-1 to E-5 of our Quarterly Report on Form 10-Q, attached to this proxy statement as Annex E. Such financial statements should be read together with the notes thereto, as included in Annexes D and E.

Ratio of Earnings to Fixed Charges

        The following table provides, for the periods presented, our ratio of earnings to fixed charges. We did not have any shares of preferred stock outstanding during any of the periods presented. Accordingly, for the periods presented, our ratios of earnings to combined fixed charges and preferred stock dividends are the same as our ratios of earnings to fixed charges. In the three months ended March 31, 2013 and the years ended December 31, 2012 and 2011, earnings were insufficient to cover fixed charges, and the extent of such deficiencies in each period is shown below. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, included elsewhere in this proxy statement.

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands)
Ratio of earnings to fixed charges(1)	—	113.1	—	—
Deficiency	$2,422	—	$938	$6,030

(1)
For the purpose of computing our ratio of earnings to fixed charges, "earnings" consist of pre-tax income from continuing operations, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, and less the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

Book Value Per Share

        Our book value per share as of March 31, 2013 was approximately $3.49 (calculated based on 24,296,504 shares of Common Stock outstanding as of May 10, 2013).

 Market Price and Dividend Information

        Our Common Stock is traded on The NASDAQ Global Market under the symbol "MEMS." On                        , 2013 there were             shares of Common Stock outstanding, held by approximately            stockholders of record.

        The following table shows, for the periods indicated, the reported high and low sales prices of our Common Stock on The NASDAQ Global Market.

	Market Price
	High	Low
Year Ended December 31, 2011
First Quarter	$3.90	$2.87
Second Quarter	$3.70	$2.75
Third Quarter	$3.60	$2.22
Fourth Quarter	$3.30	$1.97
Year Ended December 31, 2012
First Quarter	$5.44	$2.45
Second Quarter	$4.64	$2.05
Third Quarter	$2.60	$1.48
Fourth Quarter	$3.44	$1.59
Year Ending December 31, 2013
First Quarter	$3.59	$2.41
Second Quarter	$4.15	$2.64

        On November 20, 2012, the last full trading day before the public announcement that IDG-Accel China Growth Fund II L.P., one of the IDG Funds, had submitted a non-binding proposal to acquire us for $4.00 per share, the closing sale price of our Common Stock was $1.74 per share. On April 22, 2013, the last full trading day before the public announcement of the Merger Agreement, the closing price per share of our Common Stock was $2.71 per share. On                        , 2013, the last trading day for which closing price information was practically available before the first mailing of this proxy statement, the closing sale price of our Common Stock was $            per share. Our stockholders should obtain a current market quotation for the Common Stock before making any decisions with respect to the merger.

        We have not paid dividends on our Common Stock and do not expect to pay any dividends in the foreseeable future. The following restrictions apply to our ability to pay dividends:

  •
  under the Merger Agreement, we agreed not to pay dividends on our Common Stock before the effective time of the merger; and

  •
  under Section 170 of the DGCL, we may issue dividends out of only our surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information as of June 26, 2013 (except as otherwise indicated in a footnote) with respect to beneficial ownership of our Common Stock, by:

  •
  each of our directors;

  •
  each person known by us to beneficially own more than 5% of our Common Stock (including any "group" as set forth in Section 13(d)(3) of the Exchange Act);

  •
  each executive officer; and

  •
  all of our current directors and executive officers as a group.

        Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 24,296,504 shares of Common Stock outstanding as of May 10, 2013. Amounts under the heading "Right to Acquire" represent shares of Common Stock subject to incentive stock options, non-qualified stock options and restricted stock units that may be acquired immediately or within 60 days of June 26, 2013. For purposes of calculating percentages in the table below, shares listed opposite the name of a person under the heading "Right to Acquire" are deemed outstanding and beneficially owned by such person, group or entity, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons listed in this table is c/o MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares Outstanding	Right to Acquire	Total	% of Outstanding
5% Stockholders:
Rollover Group(1)	5,408,773	1,173,468	6,582,241	25.8%
IDG(2)	4,725,223	—	4,725,223	19.4%
c/o IDG Capital Management Ltd. Unit 1509, The Center 99 Queen's Road Central, Hong Kong
Entities Affiliated with InveStar Capital, Inc.(3)	2,357,620	—	2,357,620	9.7%
333 W. San Carlos Street San Jose, California 95110
Prudence Investment Management (Hong Kong) Limited(4)	1,228,852	—	1,228,852	5.1%
Suite 505, Bank of America Tower 12 Harcourt Road Central, Hong Kong
Executive Officers:
Yang Zhao, Ph.D.(5)	485,654	496,250	981,904	4.0%
Patricia Niu	45,971	184,685	230,656	0.9%
Paul M. Zavracky	37,422	171,237	208,659	0.9%
Directors:
Quan Zhou, Ph.D.(2)(6)	4,738,556	—	4,738,556	19.5%
Michael Tung(3)	2,367,620	36,000	2,403,620	9.9%
Roger W. Blethen	10,000	111,000	121,000	*
Lawrence A. Kaufman, Ph.D.	10,000	32,000	42,000	*
All current directors and executive officers as a group (7 persons)	7,695,223	1,031,172	8,726,395	34.5%

*
The amount shown is less than 1.0% of the outstanding shares of Common Stock.

(1)
According to a Schedule 13D filed with the SEC on May 2, 2013 and amended on June 26, 2013, the IDG Funds, our executive officers, ten of our other employees and three persons employed by

  MEMSIC WUXI, may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act by virtue of such parties' execution of the Contribution Agreement and, in certain cases, the Voting Agreement. For purposes of this schedule only, we refer to such parties as the "Rollover Group." Additional information regarding our employees that are members of this Rollover Group (other than our executive officers) may be found under "Important Information Regarding Parent, Merger Sub, IDG, and the Individual Rollover Holders—The Individual Rollover Holders" beginning on page     •    of this proxy statement. Together with our executive officers, such individuals collectively have beneficial ownership of 683,550 shares of Common Stock and also have the rights to acquire 1,173,468 additional shares of Common Stock that are subject to various Company Options and restricted stock units within 60 days of June 26, 2013 (the filing date of the Schedule 13D/A). For ownership information with respect to the IDG Funds, which compose part of the Rollover Group, please see footnote (2), below.

(2)
According to a Schedule 13D amendment filed with the SEC on April 25, 2013, IDG-Accel China Growth Fund II L.P. is the record owner of 4,146,394 shares of Common Stock, IDG-Accel China Investors II L.P. is the record owner of 339,108 shares of Common Stock, IDG Technology Venture Investments, LP is the record owner of 150,000 shares of Common Stock, and IDG Technology Venture Investment III, L.P. is the record owner of 18,328 shares of Common Stock. In addition, IDG Technology Venture Investments, LLC is the record owner of 71,393 shares of Common Stock, and may be deemed to be record owner of the 150,000 shares of which the record owner is IDG Technology Venture Investments, LP, by virtue of being the general partner of IDG Technology Venture Investments, LP. Dr. Quan Zhou, Ph.D., one of our directors, and Mr. Chi Sing Ho may be deemed to have voting and dispositive power with respect to the 4,725,223 shares listed above by virtue of their service as: (i) directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd., which is the ultimate general partner of both IDG-Accel China Growth Fund II L.P. and IDG-Accel China Investors II L.P.; (ii) managing members of IDG Technology Venture Investment III, LLC, which is the general partner of IDG Technology Venture Investment III, L.P.; and (iii) the managing members of IDG Technology Venture Investments, LLC, which is the general partner of IDG Technology Venture Investments, LP. By virtue of acting together to direct the management and operations of the ultimate general partners of each of the above record owners, Mr. Ho may be deemed to have shared voting and dispositive power with respect to these shares with Dr. Zhou.

(3)
Includes 1,285,551 shares held by InveStar Semiconductor Development Fund, Inc., and 1,072,069 shares held by InveStar Semiconductor Development Fund, Inc. (II) LCD, together the "InveStar Funds." InveStar Capital, Inc., a Cayman Islands limited liability company, acts as investment manager of InveStar Funds and exercises investment control over the shares held by such entities. Michael Tung is the chief financial officer and managing partner of VentureStar-InveStar Capital Inc. and Mr. Tung may be deemed to beneficially own the shares held by InveStar Funds and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. TSMC International Investment Ltd. holds a 97% interest in the InveStar Funds.

(4)
Based on a Schedule 13G filed with the SEC on February 7, 2013.

(5)
Dr. Zhao is the Chairman of our Board and our President and Chief Executive Officer. His holdings include 18,596 shares of Common Stock held as Trustee of the Yang Zhao Children's Grantor Retained Annuity Trust and 104,218 shares of restricted stock award granted on April 4, 2011, of which 69,218 shares are vested and 17,500 shares shall vest on each of the third and fourth anniversaries of the date of grant.

(6)
In addition to the Common Stock that Dr. Zhou is deemed to beneficially own as a result of his service to the IDG Funds and related entities, Dr. Zhou also individually beneficially owns 13,333 shares of Common Stock.

 Transactions in Common Stock

  Transactions During the Past 60 Days

        Other than: (i) the Merger Agreement and agreements entered into in connection therewith, including the Contribution Agreement and the Voting Agreement, as discussed in "Agreements Involving Common Stock," beginning on page     •    of this proxy statement; (ii) our purchase of 2,815 shares of Common Stock from Ms. Patricia Niu on June 29, 2013 (at $4.10 per share, the closing price of our Common Stock on June 28, 2013), made for the purpose of allowing Ms. Niu to cover certain tax liabilities related to the vesting of certain restricted stock units; and (iii) our purchase of 4,898 shares of Common Stock from Dr. Paul Zavracky on June 29, 2013 (at $4.10 per share, the closing price of our Common Stock on June 28, 2013), made for the purpose of allowing Dr. Zavracky to cover certain tax liabilities related to the vesting of certain restricted stock units, neither we nor any of Parent, Merger Sub or the Rollover Holders and their respective affiliates have effected any transactions in the Common Stock during the past 60 days.

  Our Transactions in the Common Stock During the Past Two Years

        Other than: (i) as disclosed in this section of the proxy statement under the subheading "—Transactions in Common Stock—Transactions During the Past 60 Days" beginning on page     •    of this proxy statement; (ii) our purchase of 4,782 shares of Common Stock from Dr. Zhao on April 9, 2013 (at the market price of $2.86 per share), made for the purpose of allowing Dr. Zhao to cover certain tax liabilities related to the vesting of a restricted stock award; and (iii) our receipt of 5,000 shares of our Common Stock on January 17, 2013, at no cost to us, resulting from our termination of a former employee, for cause, in December, 2012, we did not repurchase any shares of Common Stock in 2011 or 2012 and have not otherwise repurchased any shares of Common Stock in 2013.

  The Individual Rollover Holders' Transactions in the Common Stock During the Past Two Years

        Other than the granting and vesting of Company Options and restricted stock units granted by us to those Rollover Holders that are employed by us and by MEMSIC WUXI, there have been no purchases of our Common Stock by such employee Rollover Holders during the past two years. These Rollover Holders include our executive officers, ten of our other employees and three employees of MEMSIC WUXI. Information regarding our executive officers is available in this section of the proxy statement under the subheading "—Directors and Executive Officers," beginning on page     •    . Profiles of the remaining Rollover Holders that are employed by us and by MEMSIC WUXI are available under "Important Information Regarding Parent, Merger Sub, IDG, and the Individual Rollover Holders—The Individual Rollover Holders," beginning on page     •    of this proxy statement.

  Parent's, Merger Sub's and IDG's Transactions in the Common Stock During the Past Two Years

        Other than as disclosed in this section of the proxy statement under the subheading "—Transactions in Common Stock—Transactions During the Past 60 Days" beginning on page     •    of this proxy statement, none of Parent, Merger Sub or IDG have effected any transaction in our Common Stock during the past two years.

APPRAISAL RIGHTS

        The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL. It does not constitute legal or other advice, nor does it constitute a recommendation that stockholders should, or should not, exercise their appraisal rights under Section 262.

        Under Section 262, our stockholders who do not vote in favor of the adoption of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

        Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

        ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER'S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF OUR COMMON STOCK, WE BELIEVE THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

The Appraisal Process

        Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following in accordance with the provisions of Section 262, each as discussed below:

  •
  deliver to us a written demand for appraisal before the vote on the Merger Agreement at the special meeting;

  •
  vote AGAINST the Merger Proposal or otherwise abstain from voting on such matter;

  •
  continuously hold the shares from the date of making the demand through the effective time of the merger (as a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger); and

  •
  File a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger (as the Surviving Corporation is under no obligation to file any petition, and has no intention of doing so).

Filing Written Demand; Withdrawal

        Any of our stockholders wishing to exercise appraisal rights must, before the vote on the adoption of the Merger Agreement at the special meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, deliver to us a written demand for the appraisal of such stockholder's shares, and not vote in favor of adopting the Merger Agreement. A stockholder wishing to exercise appraisal rights must be a record holder of the shares on the date the written demand for appraisal is made, and must continue to hold the shares of record through the effective date of the merger, because appraisal rights will be lost if the shares are transferred prior to the effective date of the merger.

        The written demand for appraisal must be in addition to and separate from any abstention or vote against the Merger Proposal. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of such stockholder's

Common Stock. A stockholder's failure to make the written demand prior to the taking of the vote on the Merger Proposal at the special meeting of stockholders will constitute a waiver of appraisal rights.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to us at:

MEMSIC, Inc.
One Tech Drive, Suite 325
Andover, Massachusetts 01810
Attn: Corporate Secretary

        At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the merger. Subject to the proviso in the immediately preceding sentence, if the Surviving Corporation does not approve a request to withdraw a demand for appraisal when its approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the Merger Agreement.

Voting

        A stockholder that intends to seek appraisal rights must not vote in favor of the adoption of the Merger Agreement. Because an executed proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or to abstain from voting on the adoption of the Merger Agreement. Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on such proposal to adopt the Merger Agreement, will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262.

Stockholders Entitled to Appraisal

        Any of our stockholders wishing to exercise appraisal rights must be record holders of the Common Stock on the date the written demand for appraisal is made, and must continue to hold the shares of record through the effective time of the merger as appraisal rights will be lost if the shares are transferred prior to such effective time.

        Only a record holder of the Common Stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of the Common Stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name, and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares of Common Stock of a stockholder seeking appraisal are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Notice by the Surviving Corporation

        Within ten days after the effective time of the merger, the Surviving Corporation must notify each stockholder that has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, that the merger has become effective.

Filing a Petition for Appraisal

        Within 120 days after the effective time of the merger, but not thereafter, the Surviving Corporation, or any holder of capital stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. As the surviving corporation in the merger, we are under no obligation to and have no present intention to file a petition, and holders should not assume that the Surviving Corporation will file a petition. Accordingly, it is the obligation of our stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal, the demands for appraisal that have been received, as well as the aggregate number of holders of such shares seeking appraisal. The statement must be mailed within ten days after a written request therefor has been received by Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the Surviving Corporation the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

        After the Delaware Court of Chancery determines the identity of stockholders entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a narrow exclusion that "does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. Similarly, in Weinberger, the Supreme Court of Delaware stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion (such as the one delivered by RBC to the Special Committee and attached to this proxy as Annex B) as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither we nor Parent or Merger Sub anticipate offering more than the merger consideration to any stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of capital stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder's right to appraisal, the stockholder's shares of Common Stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the Merger Agreement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement may be delivered to two or more stockholders who share an address, unless our transfer agent has received contrary instructions from one or more of such stockholders. This practice, known as "householding," is designed to reduce our printing and postage costs. We will promptly provide any stockholder residing at a shared mailing address that received only one copy of the proxy statement with an additional copy of this proxy statement and proxy card upon your written request to MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810, Attention: Corporate Secretary, or upon your oral request, which can be made by calling (978) 738-0900. If you are a stockholder of record and wish to discontinue householding or change your householding election, you may do so by calling (800) 937-5449 (toll free) or 718-921-8124 (direct), or by writing to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. If you hold your shares through a bank, broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting such bank, broker or other nominee.

SUBMISSION OF STOCKHOLDER PROPOSALS

        If the merger is completed, we may not hold an annual meeting of stockholders in 2013. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2013 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2013 annual meeting will be held. If the 2013 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below.

        Any proposal that a stockholder wishes to include in proxy materials for our 2013 annual meeting of stockholders, if any, pursuant to SEC Rule 14a-8 must have been received no later than January 25, 2013 (unless the meeting date is changed by more than 30 days from the anniversary of the 2012 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials). Stockholder proposals must comply with the requirements of Rule 14a-8, as amended, and any other applicable rules established by the SEC, and should be directed to our Corporate Secretary at MEMSIC, Inc., One Tech Drive, Suite 325, Andover, MA 01810.

        In addition, our bylaws establish an advance notice procedure with regard to including stockholder proposals to be brought before an annual meeting of stockholders. For a stockholder's proposal to be brought before our 2013 annual meeting, if any, the stockholder must give written notice to our Corporate Secretary at our principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the date set for the annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. Our bylaws also specify requirements as to the form and content of a stockholder's notice.

        Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any stockholder proposal at the address listed above after     •    , 2013, unless the date of the 2013 annual meeting of stockholders is changed by more than 30 days from the anniversary of the 2012 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials, which proposal is intended to be presented at the 2013 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB, IDG, AND THE INDIVIDUAL ROLLOVER HOLDERS

Parent, Merger Sub and the IDG Filing Persons

        During the last five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        IDG-Accel China Growth Fund II L.P. is a limited partnership organized under the laws of the Cayman Islands. Its general partner is IDG-Accel China Growth Fund II Associates L.P., a Cayman Islands limited partnership. The registered offices of IDG-Accel China Growth Fund II L.P. is located at c/o Intertrust SPV (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +852 2529 1016.

        IDG-Accel China Investors II L.P. is a limited partnership organized under the laws of the Cayman Islands. Its general partner is IDG-Accel China Growth Fund II Associates Ltd., a Cayman Islands limited liability company. The registered offices of IDG-Accel China Investors II L.P. is located at c/o Intertrust SPV (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Island, and its telephone number is +852 2529 1016.

        IDG Technology Venture Investments, LP is a limited partnership organized under the laws of the State of Delaware. Its general partner is IDG Technology Venture Investments, LLC, a Delaware limited liability company. The registered offices of IDG-Accel Technology Venture Investments, LP is located at c/o Corporation Service Company, 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805-1297, and its telephone number is +852 2529 1016.

        IDG Technology Venture Investments, LLC is a limited liability company organized under the laws of the State of Delaware. Its principal executive offices is located at c/o Corporation Service Company, 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805-1297, and its telephone number is +852 2529 1016.

        IDG Technology Venture Investment III, L.P. is a limited partnership organized under the laws of the State of Delaware. Its general partner is IDG Technology Venture Investment III, LLC, a Delaware limited liability company. The principal executive offices of IDG Technology Venture Investment III, L.P. is located at c/o Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and its telephone number is +852 2529 1016.

        IDG-Accel China Capital II L.P. is a limited partnership organized under the laws of the Cayman Islands. Its general partner is IDG-Accel China Capital II Associates L.P., a Cayman Islands limited partnership. The registered offices of IDG-Accel China Capital II L.P. is located at c/o Intertrust SPV (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Island, and its telephone number is +852 2529 1016.

 The Individual Rollover Holders

        Biographical information regarding all individual Rollover Holders, other than our executive officers whose information is provided under "Important Information Regarding MEMSIC—Directors and Executive Officers," is set forth below. Such individual Rollover Holders include fourteen employees employed by us and MEMSIC WUXI. Together with our executive officers, the individual Rollover Holders listed below collectively have beneficial ownership of 683,550 shares of Common Stock. Information regarding the various IDG entities that are also Rollover Holders is set forth under "Important Information Regarding Parent, Merger Sub, IDG, and the Individual Rollover Holders—Parent, Merger Sub and the IDG Filing Persons."

        During the last five years, no Rollover Holder listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The principal business address and telephone number for each of the following Rollover Holders is c/o MEMSIC, Inc., One Tech Drive, Suite 325, Andover, MA 01810, 978-738-0900.

        Yongyao Cai has served as our Director of Technology since September of 2007. Mr. Cai is a citizen of the People's Republic of China.

        Wei Zhang is the General Manager of MEMSIC WUXI and has served in that role since 2009. From 2007 to 2009, he was the Vice President of Quality of MEMSIC WUXI. Mr. Zhang is a citizen of the People's Republic of China.

        Haidong Liu has served as a Product Line Manager of MEMSIC WUXI since January, 2013. Prior to that, Mr. Liu served MEMSIC WUXI as its Deputy General Manager of Research and Development (from 2008 to 2011), and its Vice President of Components Engineering (from 2011 to 2013). He is a citizen of the People's Republic of China.

        Alexander Dribinsky works for us as an ASIC Design Manager, and has served in such role since October, 2004. Mr. Dribinsky is a citizen of the United States of America.

        Dr. Dong An, Ph.D. has worked for us as a Principal Algorithm Software Engineer since January, 2010, joining us upon our acquisition of the non-military portion of Crossbow Technology Inc.'s inertial navigation systems business, its wireless sensor network Mote, and its eKo environmental monitoring business. From 2004 to 2010, Dr. An was an Embedded Algorithms and Software Specialist—Inertial Engineer for Crossbow Technology, Inc. in California. He is a citizen of the People's Republic of China.

        James Fennelly rejoined us as our Business Development Manager in August, 2009 after having spent approximately four years as an independent entrepreneur. From 2004 to 2005, Mr. Fennelly served as our Sales Manager of North America. Mr. Fennelly is a citizen of the United States of America.

        Dr. Eric Chojnacki, Ph.D. joined us as an Engineer in November, 2010. From 2006 to 2010, Dr. Chojnacki worked as a Research Associate at Cornell University's Laboratory for Accelerator-Based Sciences and Education. He is a citizen of the United States of America.

        Lei Zhang is our Vice President of Sales. Prior to joining us in August, 2010, Ms. Zhang spent approximately four years as the Director of Product Line Management of FINISAR (Shanghai), a supplier of optical communication components and subsystems. She is a citizen of the United States of America.

        Noureddine Hawat has been our Senior Director of Engineering since March, 2010. From 1998 to 2010, he was the Director of Product Engineering for Custom One Design, Inc., a Massachusetts fabless semiconductor company. Mr. Hawat is a citizen of the United States of America.

        Leyue Jiang has been an Engineer with MEMSIC WUXI since January of 2008. Mr. Jiang is a citizen of the United States of America.

        Cheryl Merino rejoined us as our Human Resources Director in July, 2012, after having served as our Human Resources Manager from March, 2008 to October, 2011. Before her return, Ms. Merino was the Human Resources Manager for Maine Industrial Tire, LLC. She is a citizen of the United States of America.

        John Newton has been our Vice President of Marketing since May, 2012. He previously held the same title for Custom One Design, Inc. from 2006 to 2010, and was also the Vice President of Products for Arctic Sand Technologies, Inc., a power management company, from 2011 to 2012. Mr. Newton is a citizen of the United States of America.

        Jose Rios is our Engineering Director. Prior to joining us in October, 2012, he served as the Engineering Manager of Systron Donner Inertial, a provider of quartz MEMS inertial systems for aerospace and defense applications, from February, 2006 to October, 2012. Mr. Rios is a citizen of the United States of America.

        As Rollover Holders, the individuals listed above will, together with our executive officers and IDG, contribute to Parent a combination of cash consideration and Common Stock in exchange for equity shares of Parent, prior to the effective time of the merger and pursuant to the terms of the Contribution Agreement.

Certain Transactions Between the Parties

        Aside from our payment of compensation and our provision of customary benefits to our directors, executive officers and the other Rollover Holders who are employed by us or MEMSIC WUXI (as identified in this proxy statement), there have been no transactions or series of transactions of an aggregate value exceeding $60,000 between us and such individuals occurring during the two years preceding the date of this proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room and with respect to obtaining copies of our filings from the SEC at prescribed rates.

        We will make available a copy of our public reports, without charge, upon written request to Investor Relations, MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made to us promptly. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to our reasonable expenses in furnishing such exhibit) to Investor Relations, MEMSIC, Inc., One Tech Drive, Suite 325, Andover, Massachusetts 01810.

        The full text of RBC's written opinion, dated April 22, 2013, is attached as Annex B to this proxy statement and constitutes part of this proxy statement. We urge you to read the full text of the opinion. RBC has consented to the inclusion in this proxy statement of the full text of its opinion.

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with SEC on March 22, 2013, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed with the SEC on May 15, 2013, are attached to this proxy statement as Annexes D and E, respectively, and are included in and constitute part of, this proxy statement (except with respect to any reference in such documents to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995).

        Because the merger is a "going private" transaction, we, among others, have filed with the SEC a Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        RBC has consented to the inclusion as exhibits to Schedule 13E-3 filed by us, Parent, Merger Sub and the Rollover Holders in connection with the proposed merger, of presentations made by RBC to the Special Committee.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

        Parent, Merger Sub, RBC and the Rollover Holders have supplied, and we have not independently verified, the information in this proxy statement related to Parent, Merger Sub, RBC and the Rollover Holders.

        Stockholders should not rely on information other than that contained in this proxy statement, including the annexes which constitute part of this proxy statement, and the other reports we file with the SEC. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                         , 2013. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law: (i) update such information through a supplement to this proxy statement; and (ii) amend the Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

MZ Investment Holdings Limited,

MZ Investment Holdings Merger Sub Limited

and

MEMSIC, Inc.

Dated as of April 22, 2013

A-i

A-ii

A-iii

Defined Term	Location of Definition
Action	Section 3.10(a)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Financing	Section 6.07(b)
Article VII	Section 6.07(e)
Book-Entry Shares	Section 2.04(b)
Business Day	Section 9.03
Certificate of Merger	Section 1.03
Change in the Company Recommendation	Section 6.04(c)
Closing	Section 1.02
Closing Date	Section 1.02
Common Share	Section 2.01(a)
Common Shares	Section 2.01(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Section 9.03
Company Employee Agreement	Section 9.03
Company Employee Plan	Section 9.03
Company Licensed Intellectual Property	Section 3.13(c)
Company Material Adverse Effect	Section 9.03, Section 7.02(a)
Company Option	Section 2.02(a)
Company Owned Intellectual Property	Section 3.13(a)
Company Personnel	Section 3.11(b)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.08(a)
Company Subsidiary	Section 9.03
Company Termination Fee	Section 8.06(a)
Competing Transaction	Section 8.06(a)
Confidentiality Agreement	Section 9.03
Contract	Section 9.03
Contribution Agreement	Recitals
control	Section 9.03
Damages	Section 6.05(c)
Delaware Secretary of State	Section 1.03
DGCL	Recitals
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Laws	Section 9.03
Environmental Permits	Section 9.03
Equity Commitment Letter	Section 4.04(a)
Equity Financing	Section 4.04(a)
Evaluation Date	Section 3.08(f)
Exchange Act	Section 3.06(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.04(a)
Financing Commitments	Section 4.04(a)
GAAP	Section 3.08(b)
Governmental Authority	Section 9.03
Hazardous Materials	Section 9.03

A-iv

Defined Term	Location of Definition
Indebtedness	Section 9.03
Indemnified Parties	Section 6.05(c)
Injunction	Section 7.01(b)
Insolvent	Section 9.03
Insured Parties	Section 6.05(b)
Intellectual Property	Section 9.03
knowledge	Section 9.03
Law	Section 3.06(a)
Liens	Section 9.03
Limited Guarantee	Recitals
Material Company Permits	Section 3.07(a)
Material Contracts	Section 3.16(a)
Material Subsidiaries	Section 3.05
Merger	Recitals
Merger Consideration	Section 2.01(a)
Merger Sub	Preamble
NASDAQ	Section 3.06(b)
Notice of Superior Proposal	Section 6.04(c)
Parent	Preamble
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Permitted Liens	Section 9.03
person	Section 9.03
PRC	Section 3.07(a)
Preferred Shares	Section 3.03(a)
Proxy Statement	Section 6.01
Reg S-K	Section 9.03
Reg S-X	Section 9.03
Release	Section 9.03
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approvals	Section 3.06(b)
resident enterprise	Section 3.14(c)
Restricted Share	Section 2.02(b)
Rollover Holders	Recitals
Rollover Shares	Recitals
RSU	Section 2.02(c)
SAFE	Section 3.07(a)
SAIC	Section 3.07(a)
SAT	Section 3.07(a)
SEC	Section 3.06(b)
Section 6.05	Section 6.05(f)
Securities Act	Section 3.08(a)
Special Committee	Recitals
Sponsor	Section 4.04(a)
Stock Certificate	Section 2.01(a)
Stock Incentive Plans	Section 9.03
Stockholders	Recitals
Stockholders' Meeting	Section 6.02(a)
subsidiaries	Section 9.03

A-v

Defined Term	Location of Definition
subsidiary	Section 9.03
Superior Proposal	Section 6.04(f)
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.18
Tax Returns	Section 3.14(a)
Taxes	Section 9.03
Termination Date	Section 8.02(a)
Third Party	Section 9.03
Transactions	Recitals
Voting Agreement	Recitals

A-vi

        AGREEMENT AND PLAN OF MERGER, dated as of April 22, 2013 (this "Agreement"), among MZ Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), MZ Investment Holdings Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and MEMSIC, Inc., a Delaware corporation (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a special committee of the Company Board comprised solely of independent and disinterested directors (the "Special Committee"), has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the "Transactions"), are advisable to, and in the best interest of, the Company and holders of the Company's common stock (the "Stockholders"), (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the Transactions, and (iii) resolved to recommend that the Stockholders adopt this Agreement, in each case upon the terms and subject to the conditions set forth herein;

        WHEREAS, the board of directors of each of Parent and Merger Sub has determined that this Agreement and the Transactions are advisable and in the best interests of its shareholders or stockholders, as the case may be, and has approved this Agreement and the Transactions, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement, in each case upon the terms and subject to the conditions set forth herein;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub's willingness to enter into this Agreement, certain beneficial owners of the Common Shares of the Company (the "Rollover Holders") are entering into a contribution agreement (the "Contribution Agreement") pursuant to which the Rollover Holders are agreeing, among other things, to contribute the Common Shares owned by such Rollover Holders (the "Rollover Shares") to Parent immediately prior to the Effective Time;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain beneficial owners of the Common Shares are entering into a voting agreement in favor of Parent (the "Voting Agreement");

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to and inducement to the Company's willingness to enter into this Agreement, IDG-Accel China Capital II L.P. is entering into a limited guaranty in favor of the Company with respect to certain payment obligations of Parent under this Agreement (the "Limited Guarantee"); and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        SECTION 1.02    Closing; Closing Date.     Unless this Agreement shall have been terminated pursuant to Article VIII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the "Closing") shall take place at 10:00 p.m. (Hong Kong time) at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong on a date to be specified by the Company and Parent (the "Closing Date"), which shall be no later than the third (3rd) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement.

        SECTION 1.03    Effective Time.     Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time").

        SECTION 1.04    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and section 259 of the DGCL.

        SECTION 1.05    Certificate of Incorporation.     At the Effective Time, (except with respect to the name of the Surviving Corporation) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law.

        SECTION 1.06    Bylaws.     At the Effective Time, (except with respect to the name of the Surviving Corporation) the bylaws of the Surviving Corporation shall be amended in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein, by the certificate of incorporation or by applicable Law.

        SECTION 1.07    Directors and Officers.     From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company as of immediately prior to the Effective Time, until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

 ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

        SECTION 2.01    Effect of Merger on Issued Securities.     At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

          (a)   (i) Each share of common stock, par value US$0.00001 per share, of the Company (each, a "Common Share" and, collectively, the "Common Shares"), issued and outstanding immediately prior to the Effective Time, other than any Common Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares, shall be converted into the right of its holder to receive US$4.225 in cash per Common Share without interest (the "Merger Consideration") payable in the manner provided in Section 2.04. All of such Common Shares that have been converted into the right to receive Merger Consideration as provided in this Section 2.01(a) shall no longer be outstanding and shall be automatically cancelled and cease to exist as of the Effective Time. Each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such Common Shares (each such certificate or evidence, a "Stock Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Stock Certificate in accordance with Section 2.04(b).

          (b)   Each Common Share held by the Company as treasury stock or, directly or indirectly, by Parent, Merger Sub, or any wholly owned Company Subsidiary, including the Rollover Shares contributed to Parent immediately prior to the Closing in accordance with the Contribution Agreement, immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto.

          (c)   Each share of common stock, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value US$0.0001 per share, of the Surviving Corporation. Such shares of common stock shall be the only issued and outstanding shares of capital stock of the Surviving Corporation, which shall be reflected in the stock ledger of the Surviving Corporation.

        SECTION 2.02    Treatment of Company Options, Restricted Shares and RSUs.     (a) As of the Effective Time, each option to purchase Common Shares (a "Company Option") pursuant to any of the Stock Incentive Plans or otherwise that is then outstanding and unexercised, whether or not vested (a "Company Option"), shall be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of Common Shares subject to such Company Option immediately prior to the Effective Time (without regard to vesting) multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Common Share under such Company Option, which amount shall be paid, net of any applicable withholding Taxes, as soon as reasonably practicable after the Effective Time. No holder of a Company Option that has an exercise price per Common Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

          (b)   As of the Effective Time, each restricted share granted pursuant to any of the Stock Incentive Plans or otherwise that is then outstanding (a "Restricted Share") shall be cancelled and converted into the right to receive the Merger Consideration, which amount shall be paid, net of any applicable withholding Taxes, as soon as reasonably practicable after the Effective Time.

          (c)   As of the Effective Time, each restricted stock unit granted pursuant to any of the Stock Incentive Plans or otherwise that is then outstanding (a "RSU") shall be cancelled and converted into the right to receive the Merger Consideration, which amount shall be paid, net of any applicable withholding Taxes, as soon as reasonably practicable after the Effective Time.

        SECTION 2.03    Dissenting Shares.

          (a)   Notwithstanding anything in this Agreement to the contrary, Common Shares that are issued and outstanding immediately prior to the Effective Time, and are held by Stockholders who are entitled to appraisal rights under section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Common Shares in the time and manner provided in section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration as described in this Article II, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to section 262 of the DGCL; provided that if any such Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such Stockholder's right to appraisal and payment under the DGCL, such Stockholder's Common Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration as described in this Article II, and such Common Shares shall not be deemed to be Dissenting Shares.

          (b)   The Company shall give Parent: (i) prompt notice of any written demands received by the Company for appraisal of any Common Shares and any withdrawals of such demands; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, or as required by applicable Law, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

        SECTION 2.04    Exchange of Stock Certificates, etc.; Paying Agent.

          (a)    Exchange Fund.    At the Effective Time, Parent shall deposit, or cause to be deposited, with a bank or trust company that may be designated by Parent and that is reasonably acceptable to the Company to act as paying agent (the "Paying Agent"), for the benefit of the holders of Common Shares, immediately prior to the Effective Time (excluding any Common Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund"). Except as contemplated by Section 2.04(f), the Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures for Stockholders.    As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered Stockholder entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates held by such person shall pass, only upon proper delivery of Stock Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent); and (ii) instructions for use in effecting the surrender of any Stock Certificates (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required in exchange for the Merger Consideration. Upon surrender of a Stock Certificate (or effective affidavit of loss in lieu thereof) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each Stockholder holding Common Shares represented by such Stock Certificate shall be entitled to receive in exchange therefor a check or wire transfer in an amount (subject to any required tax withholdings) equal to (x) the number of Common Shares represented by such Stock Certificate multiplied by (y) the Merger Consideration, and the Stock Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Common Shares represented by a book entry ("Book-Entry Shares") a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.01(a) in respect of such Book-Entry Shares (subject to any required tax withholdings), without such Stockholder being required to deliver a Stock Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Common Shares pursuant to the provisions of this Article II. In the event of a transfer of ownership of Common Shares that is not registered in the transfer record of the Company, it shall be a condition of payment that such Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04(b), each Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, without interest.

          (c)    Payments for Company Options, Restricted Shares and RSUs.    As promptly as practicable after the Effective Time, the Surviving Corporation shall pay the aggregate Merger Consideration payable with respect to Company Options, Restricted Shares and RSUs through, to the extent applicable, the Surviving Corporation's payroll (subject to any required tax withholdings) to the holders of Company Options, Restricted Shares and RSUs; provided, however, that to the extent evidence has been timely provided to the Surviving Corporation that an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, was properly made with respect to any Restricted Shares, the Merger Consideration payable with respect to such Restricted Shares shall be paid in the manner described in Section 2.04(b) rather than this Section 2.04(c).

          (d)    Lost, Stolen or Destroyed Stock Certificates.    In the event any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in reasonable and customary amount and upon such reasonable terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a check or wire transfer in the amount (subject to any required tax withholdings) equal to (x) the number of Common Shares represented by such Stock Certificate multiplied by (y) the Merger Consideration, and such Stock Certificate shall forthwith be cancelled.

          (e)    Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Common Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Shares occurring on or after the date hereof and prior to the Effective Time.

          (f)    Investment of Exchange Fund.    The Exchange Fund, pending its disbursement to the Stockholders, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, by the Surviving Corporation in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding US$1 billion acceptable to Parent. Earnings from investments shall be the sole and exclusive property of Parent, provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of the Common Shares, and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration.

          (g)    Termination of the Exchange Fund.    Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the Stockholders one (1) year after the Effective Time shall be delivered to the Surviving Corporation, and any Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 2.01(a) and 2.02. Any portion of the Exchange Fund remaining unclaimed by Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

          (h)    No Liability.    None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any Stockholders for any such Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (i)    Withholding Rights.    Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable by it to any recipient pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of United States federal, state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

        SECTION 2.05    No Transfers.     At the Effective Time, (a) the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time, and (b) the Stockholders holding Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Stock Certificates presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be canceled and (except for Common Shares cancelled pursuant to Section 2.01(b) and any Dissenting Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company SEC Reports prior to or contemporaneously with the execution of this Agreement (other than statements contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein) or the Company Disclosure Letter (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section), the Company hereby represents and warrants to Parent and Merger Sub that:

        SECTION 3.01    Organization and Qualification.     (a) Each of the Company and the Company Subsidiaries is a legal entity validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar organizational power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or, in the case of a Company Subsidiary, to validly exist or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   A true and complete list of all Company Subsidiaries and all other entities in which the Company and/or any Company Subsidiary owns any non-controlling equity interest (other than marketable securities), together with the jurisdiction of organization of each such Company Subsidiary and entity and the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Company Subsidiary, is set forth in Section 3.01(c) of the Company Disclosure Letter. There are no other corporations, associations or other entities through which the Company or any Company Subsidiary conducts business, or other entities in which the Company or any Company Subsidiary controls or owns, of record or beneficially, any direct or indirect equity interest or right (contingent or otherwise) to acquire any such equity interest (other than marketable securities). Neither the Company nor any Company Subsidiary is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement.

        SECTION 3.02    Certificate of Incorporation.     The Company has furnished to Parent a true, complete and correct copy of the certificates or articles of incorporation, bylaws or equivalent organizational documents, each as amended or modified to date, of the Company and each Company Subsidiary as in effect as of the date of this Agreement. Such certificates or articles of incorporation, bylaws or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate or articles of incorporation, bylaws or equivalent organizational documents.

        SECTION 3.03    Capitalization.     (a) The authorized share capital of the Company consists of 45,000,000 Common Shares of a par value of US$0.00001 per share and 5,000,000 shares of Preferred Stock of a par value of US$0.00001 per share ("Preferred Shares"). As of the date of this Agreement, (i) 24,288,854 Common Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Preferred Shares are issued or outstanding, and (iii) 7,264,402 Common Shares are reserved for future issuance pursuant to the Stock Incentive Plans. Except as set forth in Section 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are no options, warrants or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character issued or granted by the Company or any Company Subsidiary relating to the issued or unissued share capital of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares or securities of, or other equity interests in, the Company or any Company Subsidiary. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

          (b)   There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Shares or any share capital or registered capital, as the case may be, of any Company Subsidiary, or to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other person.

        SECTION 3.04    Authority Relative to This Agreement; Fairness.     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the affirmative vote of Stockholders representing at least a majority of the issued and outstanding Common Shares in accordance with the DGCL (the "Requisite Company Vote"), to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger, in each case, subject only to the Requisite Company Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

          (b)   The Special Committee is composed of three (3) members of the Company Board who are not members of the Company's management. As of the date of this Agreement, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interest of, the Company and its Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the Transactions and (iii) resolved to recommend that the Stockholders adopt this Agreement (including the recommendation of the Special Committee, the "Company Recommendation"). As of the date of this Agreement, the Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the Stockholders for adoption.

          (c)   The Special Committee has received the written opinion of RBC Capital Markets, LLC (the "Financial Advisor"), dated the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders (other than the Rollover Holders), a copy of which opinion will be delivered to Parent promptly after the date of this Agreement, solely for informational purposes. The Financial Advisor has consented or agreed to consent to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

        SECTION 3.05    Subsidiaries.     Section 3.5 of the Company Disclosure Letter sets forth a complete and correct list of the Company's "significant subsidiaries" (as defined in Rule 1-02 of Reg S-X (such subsidiaries of the Company, the "Material Subsidiaries"). All equity interests of the Material Subsidiaries held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or any Company Subsidiary are held free and clear of any Liens or any other limitations or restrictions on the right to vote, pledge, sell or otherwise dispose of such equity interests.

        SECTION 3.06    No Conflict; Required Filings and Consents.     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger do not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made and that the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, or (iv) require any consent, approval or other authorization of, or filing with or notification to, any party under any Material Contract, other than any such matter described in clause (ii), (iii) or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the filing of a Schedule 14A (including the Proxy Statement), and the filing or furnishing of one or more amendments or supplements to the Schedule 13E-3 and such Proxy Statement to respond to comments of the Securities and Exchange Commission (the "SEC"), if any, on such documents), (ii) for compliance with the rules and regulations of the Nasdaq Stock Market, LLC ("NASDAQ"), (iii) for the filing of the Certificate of Merger and related documentation with the Delaware Secretary of State pursuant to the DGCL, (iv) for compliance with the HSR Act, any applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger or acquisition control matters and in each case existing in foreign jurisdictions set forth on Section 3.06(b) of the Company Disclosure Letter and any other consents, approvals, authorizations or permits of, or filings with or notifications to, a Governmental Authority and set forth in Section 3.06(b) of the Company Disclosure Letter (collectively, the "Requisite Regulatory Approvals"), and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        SECTION 3.07    Permits; Compliance with Laws.     (a) Each of the Company and the Company Subsidiaries is in possession of all material grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the "Material Company Permits"). No action by a Governmental Authority seeking the suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. Each of the Company and the Company Subsidiaries is not in material violation or breach of, or in material default under, any Material Company Permit. All approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People's Republic of China ("PRC") required in respect of the Company and the Company Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce ("SAIC"), the State Administration of Foreign Exchange ("SAFE") and the State Administration of Taxation ("SAT"), and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws in all material respects. Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital.

          (b)   Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default, breach or violation of, in any material respect, any Law applicable to the Company or any Company Subsidiary, including (i) any Laws applicable to its business and (ii) any Laws related to the protection of personal data. Neither the Company nor any Company Subsidiary has received any written notice of any material non-compliance with any applicable Laws that has not been cured.

        SECTION 3.08    SEC Filings; Financial Statements.     (a) The Company has timely filed all forms, reports and documents required to be filed by it with the SEC since the January 1, 2010 (the "Applicable Date") (the forms, reports and other documents filed since the Applicable Date and those filed subsequent to the date hereof, including any amendments thereto, together with all information incorporated by reference therein in accordance with applicable SEC regulations, collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance in all material respects with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to Section 13(a) or 15(d) of the Exchange Act.

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or to the extent required by GAAP) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Reg S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board.

          (c)   Neither the Company nor any Company Subsidiary has any material liabilities (whether accrued, absolute, determined, determinable, fixed or contingent) of a nature required by GAAP to be sent forth on a balance sheet of the Company or to be disclosed in the Company SEC Reports, except liabilities (i) reflected or reserved against in the consolidated balance sheet included in the Company's annual report on Form 10-K for the year ended December 31, 2012 (including the notes thereto), included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, or (iii) incurred since September 30, 2012 in the ordinary course of business.

          (d)   Since the Applicable Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any Company Subsidiary was a party, that would be required to be disclosed under Item 404 of Reg S-K, other than the Transactions.

          (e)   None of the Company or any Company Subsidiary has any off-balance sheet arrangement (as defined in Item 303 of Reg S-K) that would be required to be disclosed under Item 303 of Reg S-K.

          (f)    The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed annual report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Company's disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company's internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that have materially affected, or are likely to materially affect, the Company's internal control over financial reporting. As used in this Section 3.08, the term "file" shall be broadly construed to include any manner in which a document or information is furnished or supplied to the SEC.

        SECTION 3.09    Absence of Certain Changes or Events.     Since December 31, 2012, except in connection with the Transactions, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any Company Material Adverse Effect.

        SECTION 3.10    Absence of Litigation.     (a) There is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary (including any share, security or equity interest held by the Company or any Company Subsidiary), before any Governmental Authority that, if determined adversely to the Company or any Company Subsidiary, would reasonably be expected to have a Company Material Adverse Effect.

          (b)   Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary (including any share, security or equity interest held by the Company or any Company Subsidiary) is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

        SECTION 3.11    Labor and Employment Matters.     (a) The Company and each Company Subsidiary is in material compliance with all labor and employment Laws, including all such Laws relating to (i) wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, and workers' compensation; (ii) the collection and payment of withholding and/or social security taxes and any similar tax; and (iii) deductions, payments and contribution of retirement insurance, medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Law.

          (b)   There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective current or former employees, contractors, subcontractors, agents or other persons engaged by the Company or any Company Subsidiary in connection with their businesses (collectively, "Company Personnel") that would reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary. As of the date of this Agreement, there are no labor unions, works councils or other organizations representing or purporting to represent any employees of the Company or any Company Subsidiary or, to the knowledge of the Company, other Company Personnel, nor are there as of the date of this Agreement any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which would reasonably be expected to materially affect the Company or any Company Subsidiary. There are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before any Governmental Authority that would reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the two (2) years preceding the date of this Agreement.

          (c)   Each Company Employee Plan and each Company Employee Agreement is and has at all times been operated and administered by the Company and the Company Subsidiaries in material compliance with the provisions thereof and all applicable Law. Each contribution or other payment that is required to have been accrued or made by the Company or any Company Subsidiary under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis, except as would not be material to the Company. There are no claims or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan, other than claims for benefits pursuant to the terms of such Company Employee Plan.

          (d)   No Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement by the Company, the receipt of the Requisite Company Vote, or the consummation by the Company of the Transactions (whether alone or in connection with any subsequent event(s)), will entitle any Company Personnel to (i) compensation or benefits (including any severance payment or benefit) or any increase in compensation or benefits upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting (other than the acceleration of vesting of all outstanding Company Options, Restricted Shares and RSUs, which will occur upon consummation of the Transactions) or result in any payment or funding of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements, (iii) cause the Company or any Company Subsidiary to record additional compensation expense on its income statement with respect to any outstanding

  Company Option, Restricted Share or RSU (other than as a result of any acceleration of vesting), or (iv) limit, in any way, the Surviving Corporation's ability to amend or terminate any Company Employee Plan or Company Employee Agreement.

          (e)   With respect to each Company Employee Plan, if and to the extent applicable: (i) all employer and employee contributions required by applicable Law or by the terms of such Company Employee Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Company Employee Plan, the liability of each insurer for any Company Employee Plan funded through insurance or the book reserve established for any Company Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Employee Plan, and no transaction contemplated by this Agreement shall cause such asset or insurance obligations to be less than such benefit obligations; and (iii) each Company Employee Plan required to be registered with applicable Governmental Authorities has been so registered and has been maintained in good standing.

        SECTION 3.12    Real Property; Title to Assets.     (a) Each of the Company and the Company Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, other than Permitted Liens. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Company Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business.

          (b)   All current leases and subleases of real property entered into by the Company or a Company Subsidiary are in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises. There are no contractual or legal restrictions that preclude the Company or any Company Subsidiary from using the real property leased or subleased by the Company or such Company Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, as of the date of this Agreement, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Company Subsidiary.

        SECTION 3.13    Intellectual Property.     The Company and the Company Subsidiaries either own or have the right to use all Intellectual Property that is material to and used in the conduct of its business. To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or violate in any material respect the Intellectual Property rights (including patent rights) or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and, except as would not, individually or in the aggregate have a Company Material Adverse Effect, no claim has been asserted in writing against the Company or any Company Subsidiary or to the knowledge of the Company, is currently threatened, against the Company or any Company Subsidiary that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or violates the Intellectual Property rights of any third party.

          (a)   With respect to each item of Intellectual Property owned by the Company or a Company Subsidiary ("Company Owned Intellectual Property") that is material to the business of the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property (subject to the terms of any license agreements with customers, distributors, resellers and the like), and is entitled to use such Company Owned Intellectual Property in the continued operation of its business.

          (b)   The Company Owned Intellectual Property is valid and enforceable, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, and has not been adjudged invalid or unenforceable in whole or in part, and to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property in a manner that would materially affect the business of the Company and the Company Subsidiaries, taken as a whole.

          (c)   With respect to each item of Intellectual Property licensed to the Company or a Company Subsidiary ("Company Licensed Intellectual Property") that is material to the business of the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property. Except as would not have a Company Material Adverse Effect, and subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and to the knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property to the Company is in breach thereof or default thereunder.

          (d)   All registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property (other than with respect to inventions for which no patent application has been filed) material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted that are necessary for the protection of such Intellectual Property rights under applicable Laws have been made and are valid and in full force and effect.

          (e)   Neither the execution of this Agreement nor the consummation of any Transaction shall materially adversely affect any of the Company's or any Company Subsidiary's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property, in each case that is material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

The representations and warranties contained in this Section 3.13 are the only representations and warranties being made by the Company with respect to any infringement, misappropriation or other violation of the Intellectual Property Rights of any person.

        SECTION 3.14    Taxes.     (a) Except for any failure to file or pay or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i)each of the Company and each Company Subsidiary has timely filed all federal, state and foreign income and franchise tax returns ("Tax Returns") required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged (whether or not shown to be due on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings; (ii)all such Tax Returns are true, accurate and complete in all material respects; (iii)each of the Company and each Company Subsidiary has properly and timely withheld, collected and deposited all material Taxes that, in the Company's reasonable judgment, are required to be withheld, collected and deposited by it under applicable Law; (iv)there are no Tax liens upon any property or assets of the Company or any Company Subsidiary except for current Taxes not yet due; and (v)no unresolved written notice or written inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Company Subsidiary to the effect that the filing of Tax Returns in such jurisdiction may be required by the Company or any Company Subsidiary.

          (b)   As of the date hereof, (i) no taxing authority has asserted in writing or, to the knowledge of the Company, is threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any material amount of Taxes; and (ii) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material amount of Tax, which waiver or extension is currently in effect.

          (c)   The Company does not take the position for Tax purposes that it is a "resident enterprise" of the PRC and neither the Company nor any Company Subsidiary takes the position for Tax purposes that it is a tax resident in any jurisdiction other than its jurisdiction of formation.

        SECTION 3.15    No Secured Creditors; Solvency.     (a) Neither the Company nor any Company Subsidiary has any secured creditors, except (i) with respect to Permitted Liens and (ii) with respect to other arrangements involving less than US$300,000 in the aggregate.

          (b)   Neither the Company nor any Company Subsidiary has taken any steps to seek protection pursuant to any insolvency or bankruptcy Law nor does the Company have any knowledge that its creditors intend to initiate involuntary insolvency or bankruptcy proceedings or any knowledge of any fact which would reasonably be expected to lead a creditor to do so. The Company and the Company Subsidiaries, individually and on a consolidated basis, are not, as of the date hereof, Insolvent.

        SECTION 3.16    Material Contracts.     (a) Subsections (i) through (xii) of Section 3.16(a) of the Company Disclosure Letter list the following Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement and that have material remaining unfulfilled obligations (other than indemnity and contribution obligations under which no material claims are outstanding as of the date of this Agreement) as of the date of this Agreement (such Contracts as are required to be set forth in Section 3.16(a) of the Company Disclosure Letter being the "Material Contracts"), and none of the Company or any Company Subsidiary is a party to or bound by any Material Contracts not listed in Section 3.16(a) of the Company Disclosure Letter:

            (i)  each Contract that would be required to be filed by the Company pursuant to Item 15 of Form 10-K under the Exchange Act;

           (ii)  each Contract which is reasonably expected to involve consideration of more than US$150,000, in the aggregate, over the remaining term of such Contract, other than (A) at-will employment or service arrangements and (B) purchase orders entered into in the ordinary course of business;

          (iii)  all Contracts relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary), in each case involving outstanding borrowings in excess of US$100,000, other than trade accounts receivable arising in the ordinary course of business;

          (iv)  all joint venture Contracts, strategic cooperation or partnership arrangements, or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any Third Party, other than insurance, indemnification and contribution Contracts arising in the ordinary course of business;

           (v)  all Contracts relating to the purchase or sale of any Common Shares or other securities of the Company or any Company Subsidiary, other than the Stock Incentive Plans and any Contracts arising thereunder, such as any option, restricted stock, restricted stock unit or similar equity compensation Contract;

          (vi)  all Contracts constituting a lease, sublease, license agreement, occupancy agreement, land grant contract or other Contract with respect to any leased real property material to the business of the Company and the Company Subsidiaries, taken as a whole;

         (vii)  all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

        (viii)  all Contracts that prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Company Subsidiaries, prohibit the pledging of the capital stock of any wholly owned Company Subsidiary or prohibit the issuance of any guaranty by the Company or any wholly owned Company Subsidiary, other than Contracts where the breach or violation of any such prohibition would not be material to the business of the Company and the Company Subsidiaries, taken as a whole;

          (ix)  all Contracts for employment with any executive officer or prospective executive officer of the Company (other than pursuant to any Company Employee Plan);

           (x)  all Contracts with any directors or officers (other than pursuant to any Company Employee Plan) or stockholders of the Company reporting beneficial ownership as of the date of this Agreement of more than 5% of the Common Shares on a Schedule 13G or 13D filed with the SEC (other than Parent and Merger Sub and their respective Affiliates), or any person known by the Company to be any of their respective Affiliates (other than the Company or any Company Subsidiary) or immediate family members;

          (xi)  all Contracts providing for any indemnification, earn-out, installment or other contingent obligations (other than Company Employee Plans) to or from the Company or any Company Subsidiary, by or to any Third Party, in each case involving obligations or payments that could reasonably be expected to exceed US$100,000;

         (xii)  all Contracts providing for the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets (other than dispositions of products and services of the Company in the ordinary course of business) or capital stock or other equity interests of another person where the aggregate consideration under such Contract (or series of related Contracts) exceeds US$100,000;

        (xiii)  all Contracts that are license agreements material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any Company Subsidiary licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or the Company Subsidiary, as the case may be (other than (1) license agreements for commercially available software on standard terms and (2) license agreements entered into in the ordinary course of business with customers, distributors, resellers and sales representatives);

        (xiv)  all Contracts providing for any change of control payments; and

         (xv)  all other Contracts, whether or not made in the ordinary course of business, which are material to the business of the Company and the Company Subsidiaries, taken as a whole, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

          (b)   Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles; (ii) the Company and the Company Subsidiaries have performed all obligations required to be performed by them to date under each Material Contract; (iii) to the knowledge of the Company, no other party is in material breach or violation of, or material default under, any Material Contract; (iv) the Company and the Company Subsidiaries have not received any written claim of material default under any such Material Contract and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any claim of material default under any Material Contract; (v) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract; and (vi) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

        SECTION 3.17    Insurance.     All material insurance policies of the Company and the Company Subsidiaries are in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance. Neither the Company nor any Company Subsidiary is in material breach or default of or has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default of, or permit the termination or material modification of, any such insurance policies. To the knowledge of the Company, the Company and the Company Subsidiaries will be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business without a significant increase in cost (other than such increases in cost as may be customary for companies engaged in businesses similar to that of the Company and the Company Subsidiaries).

        SECTION 3.18    Anti-Takeover Provisions.     The Company is not party to a stockholder rights agreement, "poison pill" or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Laws applicable to the Company, including, without limitation, provisions of the DGCL (each, a "Takeover Statute") does not, and will not, apply to this Agreement or the Transactions.

        SECTION 3.19    Environmental Matters.     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are now and have been in compliance with all applicable Environmental Laws, and possess and are now and have been in compliance with all applicable Environmental Permits necessary to operate their businesses as presently operated, (ii) to the knowledge of the Company, there have been no releases of Hazardous Materials at or on any property owned or operated by the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has received from a Governmental Authority a written request for information pursuant to Section 104(e) of the Comprehensive Environmental

Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise, and (iv) neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Action, relating to non-compliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

        SECTION 3.20    Suppliers; Customers.     The Company has not received, as of the date of this Agreement, any written notice from any material supplier or customer of the Company or any Company Subsidiary that such supplier or customer, as the case may be, intends to materially reduce, terminate, cancel or not renew, its relationship with the Company or any of the Company Subsidiaries.

        SECTION 3.21    Company Information.     None of the information supplied or to be supplied in writing to Parent by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference (excluding information regarding Parent, Merger Sub or any of their Affiliates, other than the Company and the Company Subsidiaries) in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Assuming the completeness and accuracy of the information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

        SECTION 3.22    Brokers.     Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        SECTION 3.23    No Additional Representations.     Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their Representatives in connection with the Transactions. None of the Company, its Affiliates or their Representatives will have or be subject to any liability or indemnification or other obligation to Parent, Merger Sub, their Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available to Parent, Merger Sub, their Affiliates or their Representatives in connection with the Transactions. The Company hereby acknowledges that Parent and Merger Sub make no representations or warranties except for the representations and warranties contained in Article IV.

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        SECTION 4.01    Corporate Organization.

          (a)   Each of Parent and Merger Sub is a legal corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under this Agreement.

          (b)   Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions. Parent owns of record and beneficially all of the outstanding equity securities of Merger Sub, free and clear of any Lien. Except for obligations or liabilities incurred in connection with its formation and related to the Transactions (including in connection with arrangement of the Financings), neither Parent nor Merger Sub has incurred or will, prior to the Effective Time, incur, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities, or has engaged or will, prior to the Effective Time, engage in any business activities of any type or kind whatsoever or has entered or, prior to the Effective Time, will enter into any agreements or arrangements with any person.

          (c)   Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

        SECTION 4.02    Authority Relative to This Agreement.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.

        SECTION 4.03    No Conflict; Required Filings and Consents.     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not, (i) conflict with or violate the memorandum and articles of association (or equivalent organizational documents) of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or

(iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

          (b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Certificate of Merger and related documentation with the Delaware Secretary of State pursuant to the DGCL, and (iv) for the Requisite Regulatory Approvals, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under this Agreement.

        SECTION 4.04    Financing; Equity Rollover.     (a) Parent has delivered to the Company true and complete copies of (i) an executed equity commitment letter from IDG-Accel China Capital II L.P. (the "Sponsor") (the "Equity Commitment Letter"), pursuant to which the Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions in the Equity Commitment Letter, equity securities of Parent, up to the aggregate amount set forth therein (the "Equity Financing"), and (ii) the Contribution Agreement (together with the Equity Commitment Letter, the "Financing Commitments"), pursuant to which, subject to the terms and conditions therein, the Rollover Holders have committed to contribute to Parent, immediately prior to the Effective Time, the number of Common Shares set forth therein and to consummate the Transactions, in consideration of equity securities of Parent (together with the Equity Financing, the "Financing").

          (b)   (i) The Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of each party thereto, (ii) none of the Financing Commitments has been amended or modified and (iii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect, provided that Parent and Merger Sub may replace, amend or supplement the Financing Commitments to the extent permitted by Section 6.07. No withdrawal, termination, repudiation, rescission, amendment or modification of the Financing Commitments is contemplated. Parent has paid all commitment and other fees in connection with the Equity Commitment Letter that are due and payable.

          (c)   Assuming (A) the Financing is funded in accordance with the Financing Commitments, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Sections 7.01 and 7.02, the proceeds contemplated by the Equity Financing will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the aggregate Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith.

          (d)   The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein.

        SECTION 4.05    Limited Guarantees.     Concurrently with the execution of this Agreement, Parent has caused each of the Sponsors to deliver to the Company a duly executed Limited Guarantee. Assuming the due authorization, execution and delivery by the Company, each of the Limited Guarantees is in full force and effect and constitutes a legal, valid and binding obligation of the corresponding Sponsor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Sponsor under the relevant Limited Guarantee.

        SECTION 4.06    Litigation.     As of the date hereof, (i) there are no Actions pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates, other than any such Action that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub, and (ii) neither Parent nor Merger Sub nor any of its Affiliates is a party to or subject to the provisions of any Law which would reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent or Merger Sub.

        SECTION 4.07    Availability of Funds.

          (a)   Parent will have available at the Effective Time the funds necessary to consummate the Merger and the other Transactions.

          (b)   Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 and the accuracy of the representations of the Company set forth in Article III hereof, immediately after giving effect to the Transactions (including payment of all related fees and expenses and other obligations), as of the Effective Time, (A) the aggregate "fair saleable value" of the assets of the Surviving Corporation, on both a stand-alone and consolidated basis, as of such date, will exceed the value of all "liabilities" of the Surviving Corporation, on both a stand-alone and consolidated basis, including contingent liabilities, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and the amount that will be required to pay the probable liabilities of the Surviving Corporation on its existing debts as such debts become absolute and mature, on both a stand-alone and consolidated basis, (B) the Surviving Corporation, on both a stand-alone and consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (C) the Surviving Corporation, on both a stand-alone and consolidated basis, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, not having "an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" means that the Surviving Corporation, on both a stand-alone and consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        SECTION 4.08    Ownership of Securities.

          (a)   Other than as a result of this Agreement and the Contribution Agreement, except as reported in a Schedule 13D filed on or before the date of this Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Common Shares or other securities of, or any other economic interest in, the Company or the Company Subsidiaries or any options, warrants or other rights to acquire Common Shares or other securities of the Company or the Company Subsidiaries.

          (b)   None of Parent, Merger Sub or any of their Affiliates has entered into any plan, or is under any outstanding contractual obligation, to purchase or acquire any Common Shares or other capital stock or other securities of the Company or any of the Company Subsidiaries, other than pursuant to this Agreement.

        SECTION 4.09    Absence of Other Agreements.     Except for the Voting Agreements and the Contribution Agreements, or, only with respect to paragraph (b) of this Section 4.09, reasonable incentive compensation arrangements otherwise disclosed in the Schedule 13E-3 or Proxy Statement, none of Parent, Merger Sub and their respective Affiliates has entered into any Contract, arrangement or understanding, whether oral or written, or has authorized, committed or agreed to enter into any Contract, arrangement or understanding, whether oral or written, pursuant to which: (a) any holder of Company Shares would be entitled to receive consideration of a different amount or nature than the consideration set forth in the Proxy Statement or pursuant to which any holder of Common Shares has agreed or would agree to vote to adopt this Agreement or has agreed or would agree to vote against any Competing Transaction; or (b) any employee of the Company or any Company Subsidiary has agreed or would agree to (i) remain as an employee of the Surviving Corporation or any of its subsidiaries following the Effective Time at a compensation level in excess of such employee's current compensation level (other than pursuant to any employment contract with the Company in effect as of the date hereof), (ii) contribute any portion of such employee's Common Shares, Company Options or other equity awards to the Company, the Surviving Corporation, any subsidiary of Parent or any Affiliate of Parent, or otherwise "roll-over" any portion of such Common Shares, Company Options or other equity awards, or (iii) receive any capital stock or equity securities of Parent, the Surviving Corporation, any subsidiary of Parent or any Affiliate of Parent.

        SECTION 4.10    Parent Information.     None of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Merger Sub or any of their respective subsidiaries specifically for inclusion in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

        SECTION 4.11    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        SECTION 4.12    No Additional Representations.     Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or their respective businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their respective Representatives in connection with the Transactions. None of Parent, Merger Sub, their Affiliates or their Representatives will have or be subject to any liability or indemnification or other obligations to the Company, its Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information or management presentations in connection with the Transactions. Parent and Merger Sub hereby acknowledge that the Company makes no representations or warranties except for the representations and warranties contained in Article III.

 ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.01    Conduct of Business by the Company Pending the Merger.     The Company agrees that, between the date of this Agreement and the Effective Time, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, a lawfully permitted manner in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees, consultants, contractors, subcontractors and agents of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with Governmental Authorities, customers, suppliers and other persons with which the Company or any Company Subsidiary has material relations. By way of amplification and not limitation, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a)   amend or otherwise change its certificate or articles of incorporation, bylaws or equivalent organizational documents;

          (b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of the Company or any Company Subsidiary (other than in connection with the exercise or performance of any Company Options, Restricted Shares or RSUs granted prior to the date of this Agreement in accordance with the Stock Incentive Plans or granted on or after the date of this Agreement as permitted by Section 5.01(i)), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, or any other ownership interest (including any phantom interest) in, the Company or any Company Subsidiary (except as permitted by Section 5.01(i)) or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, or split, combine or reclassify any of its shares, other than dividends paid by a wholly owned Company Subsidiary to its parent in the ordinary course of business;

          (d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, other than (i) the forfeiture or repurchase of Common Shares pursuant to the terms of equity awards outstanding on the date of this Agreement or granted after the date of this Agreement as permitted by Section 5.01(i), (ii) the surrender of any Common Shares by current or former directors, officers, employees, consultants or other service providers of the Company or any Company Subsidiary in payment of withholding Taxes with respect to any equity awards, or (iii) the cashless or net exercise of Options (including in payment of any exercise price or withholding Taxes);

          (e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company Subsidiary, or create any new Company Subsidiaries, other than the merger, consolidation, amalgamation or other combination of any wholly owned Company Subsidiary with any other wholly owned Company Subsidiary;

          (f)    enter into, or propose in writing to any Third Party to enter into, any transaction involving any earn-out, installment or similar payment to or from the Company or any Company Subsidiary, by or to any Third Party, other than the purchase and sale of goods and services in the ordinary course of business;

          (g)   (i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than any wholly owned Company Subsidiary or pursuant to Contracts or obligations outstanding on the date hereof) or acquire (other than in the ordinary course of business) any significant amount of assets; (ii) incur, assume, or guarantee any Indebtedness, or issue any debt securities, in excess of US$300,000 in the aggregate, or alter, amend or modify the terms of any Indebtedness in a manner materially adverse to the Company and the Company Subsidiaries, taken as a whole, or make any loans or advances in excess of US$50,000 individually or US$300,000 in the aggregate; (iii) create or grant any material Lien (other than Permitted Liens) on any assets of the Company or any Company Subsidiary; or (iv) make any commitment with respect to, any single capital expenditure which is in excess of US$150,000 or make capital expenditures which are, in the aggregate, in excess of US$300,000 for the Company and the Company Subsidiaries taken as a whole, other than expenditures that are necessary to maintain existing assets in good repair, consistent with past practice;

          (h)   (A) enter into any new employment or compensatory agreements, or amend any such agreements (including any Company Employee Agreement), with any director, officer, employee or consultant of the Company or any Company Subsidiary (other than (i) the hiring, promotion, demotion or termination of at-will employees or consultants below officer level with an annual salary of less than US$150,000 (or its RMB equivalent), provided, that, subject to the Company Board's fiduciary obligations as determined by the Company Board in its good faith judgment after consultation with outside legal counsel, the Company shall not demote or terminate the employment of any employee who is a Rollover Holder absent Parent's consent, (ii) the renewal or replacement of existing agreements on substantially similar terms and (iii) the hiring of at-will employees to fulfill open positions disclosed to Parent prior to the date hereof), (B) grant or provide any rights to severance or termination payments or benefits to any director, officer or employee of the Company or any Company Subsidiary, (C) increase the compensation, bonus or pension, welfare or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any Company Subsidiary or any other person (other than (i) annual salary increases in the ordinary course of business, not to exceed 4% for any employee who is not a Rollover Holder and commensurate increases in other compensation and benefits based on salary and (ii) equity awards permitted by Section 5.01(i)), (D) establish, adopt, amend or terminate in a manner adverse to the Company any Company Employee Plan or amend the terms of any outstanding award under any Stock Incentive Plan in a manner adverse to the Company, (E) accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan or Company Employee Agreement, to the extent not already required in any such plan (it being understood that the vesting of all equity awards shall be accelerated in full in connection with the Merger), (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any Company Subsidiary;

          (i)    issue or grant any Company Option or other equity award to any person under any Stock Incentive Plan, except in the ordinary course of business and consistent with past practice;

          (j)    make any changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except as required by GAAP;

          (k)   pay, discharge or satisfy any material debt, other than the payment, discharge or satisfaction of such debt as they become due in the ordinary course of business and consistent with past practice;

          (l)    enter into, amend, modify or consent to the termination of any Material Contract (or any Contract that would be such a Material Contract if such Contract had been entered into prior to the date hereof) (except, in each case, as otherwise permitted by this Section 5.01), or waive or consent to the termination of the Company's or any Company Subsidiary's rights thereunder, except in each case in the ordinary course of business;

          (m)  enter into any Contract between the Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates, directors or executive officers, on the other hand, other than (i) reasonable expense reimbursement to Company Personnel in the ordinary course of business and consistent with past practice and (ii) as permitted by Section 5.01(h) or Section 5.01(i);

          (n)   terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

          (o)   commence or settle any material Action;

          (p)   engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

          (q)   make, revoke or change any material Tax election (except as required by applicable Law), materially amend any Tax Return or waive any statute of limitations with respect to any material Tax claim or assessment, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, or materially change any method of Tax accounting, or fail to duly and timely file all Tax Returns and other material documents required to be filed with any taxing authority in accordance with past practice; or

          (r)   publicly announce an intention or enter into any binding agreement to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.01    Proxy Statement and Schedule 13E-3.     Promptly following the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare and cause to be filed a proxy statement relating to the approval of this Agreement by the Stockholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement") with the SEC. Concurrently with the preparation of the Proxy Statement, the Company and Parent shall jointly prepare and cause to be filed a Schedule 13E-3 with the SEC. The Company and Parent shall use their commercially reasonable efforts to cause the initial Schedule 13E-3 to be filed with the SEC (with the initial Proxy Statement filed as an exhibit) within twenty (20) Business Days after the date hereof. Each of the Company and Parent shall use its commercially reasonable efforts to cause the Schedule 13E-3 to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its commercially reasonable efforts to (i) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings of the Proxy Statement and the Schedule 13E-3, (ii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any such comments or as required by Law, (iii) conclude the review of the Proxy Statement and the Schedule 13E-3 by the staff of the SEC and thereafter, in the case of the Company, to mail to the Stockholders, as promptly as reasonably practicable, the Proxy Statement and all other required proxy or other material for meetings such as the Stockholders' Meeting and (iv) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Stockholders any supplements or amendments to the Proxy Statement or Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders' Meeting. Each of the Company and Parent shall furnish all information concerning such party and its Affiliates (other than each other) to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing of the Proxy Statement or Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as promptly as reasonably practicable). If at any time prior to the Stockholders' Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders.

        SECTION 6.02    Company Stockholders' Meeting.     (a) The Company shall, promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, (i) establish a record date for determining Stockholders entitled to vote at the stockholders' meeting, and (ii) mail or cause to be mailed the Proxy Statement to the Stockholders (and concurrently furnish the Proxy Statement under Schedule 14A) as of the record date established for the stockholders' meeting (the "Stockholders' Meeting") for the purpose of voting upon the adoption of this Agreement, regardless of whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the Stockholders reject it, or whether any other Change in the Company Recommendation has occurred at any time; provided, however, that in the event that a Change in the Company Recommendation has occurred in accordance with Section 6.04(c), (i) the Company may disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its stockholders and (ii) the Company shall not be required to solicit proxies in favor of the adoption of this Agreement unless the Company Board thereafter reaffirms the Company

Recommendation. Without the express written consent of Parent, adoption of this Agreement is the only matter (other than procedural matters, including a proposal to adjourn the meeting to solicit additional votes) that shall be proposed to be acted upon by the Stockholders at the Stockholders' Meeting.

          (b)   Subject to Section 6.04(c), the Company Board shall recommend to Stockholders that they approve and adopt this Agreement, and shall include such recommendation in the Proxy Statement. Subject to the proviso in Section 6.02(a), the Company shall use commercially reasonable efforts to solicit from its Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the Requisite Company Vote. Without limiting the generality of the foregoing sentence, the Company agrees that its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction, or by any Change in the Company Recommendation.

          (c)   Parent shall cause all Common Shares beneficially owned directly or indirectly by Sponsor, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates to be voted in favor of the adoption of this Agreement.

        SECTION 6.03    Access to Information.     (a) From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Parent, the Company and the Company Subsidiaries shall (i) provide to Parent (and Parent's officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, "Representatives") reasonable access during normal business hours to the offices, properties, books, records and personnel of such party, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in its investigation; provided, however, that the Company shall not be required to (A) furnish, or provide access to, any information to any person not a party or otherwise subject to the Confidentiality Agreement, or (B) provide access to or furnish any information if doing so would (x) violate any Contract with any Third Party or any applicable Law, or (y) waive or cause any Company Subsidiary to waive any privilege or work product protection with respect to such information, provided that the Company shall use commercially reasonable efforts to permit inspection of or to disclose such information on a basis that does not waive any privilege or work product protection of the Company or any Company Subsidiary with respect thereto, including by means of a joint interest or defense agreement.

          (b)   With respect to the information disclosed pursuant to Section 6.03(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement or any similar agreement entered into between the Company and any person to whom the Company, any Company Subsidiary or any of their Representatives provides information pursuant to this Section 6.03.

          (c)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        SECTION 6.04    No Solicitation of Transactions.     (a) The Company agrees that neither it nor any Company Subsidiary nor any of the directors or officers of the Company or any Company Subsidiary will, and that it will direct its and the Company Subsidiaries' agents, advisors and other Representatives (including any investment banker, attorney or accountant retained by it or any Company Subsidiary), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a manner designed to knowingly encourage), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its Stockholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity (excluding, for avoidance of doubt, the directors, officers, employees, financial advisors, attorneys, advisors and other Representatives of the Company) in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than (1) a confidentiality agreement entered into in compliance with Section 6.04(b)) and (2) as permitted by Section 6.04(c)), or (iv) authorize or permit any of the officers or directors of the Company or any Company Subsidiary, or direct any investment banker, financial advisor, attorney, accountant or other Representative retained by or acting directly or indirectly under the direction of the Company or any Company Subsidiary, to take any action set forth in clauses (a)(i) - (a)(iii) of this Section 6.04. The Company shall not release any Third Party whom the Company has reason to believe is seeking to make or has made a proposal or offer regarding a Competing Transaction from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board (or such committee) under applicable Law. The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that would reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or the inquiry or contact, and (z) whether the Company Board (or the applicable committee thereof) has formed any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board (or Special Committee) at which the Company Board (or Special Committee), is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

          (b)   Notwithstanding anything to the contrary in this Section 6.04, the Company Board (or applicable committee thereof) may furnish information, including nonpublic information, to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided that the Company shall have complied with the requirements of Section 6.04(a) with respect to such proposal or offer), if the Company Board (or applicable committee thereof) has (i) determined, in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation and outside legal counsel), that such proposal or offer constitutes, or could reasonably be expected to lead to, a Superior Proposal, (ii) determined, in its good faith judgment (after consultation with outside legal counsel), that, in light of such Superior Proposal or potential Superior Proposal, failure to furnish such information or enter into discussions would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least one (1) Business Day prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not include any standstill or similar provisions if the standstill provision in the Confidentiality Agreement shall have been waived by the Company Board or applicable committee thereof) (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Company Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives.

          (c)   Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall (i) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Transaction (any of such actions under clauses (i) or (ii) being referred to as a "Change in the Company Recommendation"). Notwithstanding the foregoing, if the Company Board (or applicable committee thereof) determines, in its good faith judgment, prior to the time of the Stockholders' Meeting and after consultation with outside legal counsel, that failure to make a Change in the Company Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws, the Company Board may effect a Change in the Company Recommendation and, in the case of a Change in Company Recommendation to recommend a Superior Proposal, authorize the termination of this Agreement pursuant to Section 8.03(a), but, if such Change in Company Recommendation relates to Competing Transaction, only (i) if the Company shall have complied in all material respects with the requirements of Sections 6.04(a) and 6.04(b) with respect to such proposal or offer; and (ii) after (A) providing at least four (4) Business Days' written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board (or applicable committee thereof) has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so (it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to deliver any such notice shall not constitute a Change in the Company Recommendation), and (B) negotiating with and directing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Limited Guarantee and the Financing Commitments (as evidenced by a definitive merger agreement, a definitive limited guarantee, a definitive equity commitment letter and a definitive contribution agreement executed by Parent, Merger Sub and Sponsor, as applicable, and delivered to the Company prior to the expiration of such negotiation period) so that such third-party proposal or offer would cease to constitute a Superior Proposal; provided that any material modifications to such third-party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(c) (except that the applicable notice period shall be reduced from four (4) Business Days to three (3) Business Days). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company

  Recommendation. The Company shall not submit any Competing Transaction to a vote of the Stockholders.

          (d)   Section 6.04(a) shall not prohibit the Company Board from disclosing to the Stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act. For avoidance of doubt, nothing in this Agreement shall prohibit the Company or the Company Board or any committee thereof from issuing a "stop, look and listen" statement or other communication pending disclosure of its position, as contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act. For further avoidance of doubt, it shall not be a violation of this Agreement for the Company Board (or applicable committee thereof), at any meeting at which, or in any written consent in which, it shall adopt resolutions authorizing the termination of this Agreement pursuant to Section 8.03(a), to adopt further resolutions authorizing, agreeing to, approving, endorsing or recommending any Superior Proposal and any definitive agreement or agreements relating thereto.

          (e)   A "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary as a result of which a Third Party would acquire assets that, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or to which 20% or more of the total consolidated revenue, operating income or EBITDA of the Company and the Company Subsidiaries, taken as a whole, are attributable (in each case as determined by the Company Board (or applicable committee thereof) in good faith); (ii) any sale, lease, exchange, transfer or other disposition to a Third Party of assets or businesses that constitute or represent 20% or more of the total consolidated revenue, operating income, EBITDA or assets of the Company and the Company Subsidiaries, taken as a whole (in each case as determined by the Company Board (or applicable committee thereof) in good faith); (iii) any sale, exchange, transfer or other disposition of 20% or more of the capital stock of the Company to a Third Party; or (iv) any general offer, tender offer or exchange offer that, if consummated, would result in a Third Party beneficially owning 20% or more of the capital stock of the Company.

          (f)    A "Superior Proposal" means a written, bona fide proposal or offer made by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company pursuant to which the Stockholders immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) the acquisition by any person or group (including by means of a general offer, tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a merger or consolidation involving the Company), directly or indirectly, of ownership of a majority of the then outstanding Shares of the Company or (iii) the acquisition by any person or group, directly or indirectly, of assets that, individually or in the aggregate, constitute a majority of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or to which a majority of the total consolidated revenue, operating income or EBITDA of the Company and the Company Subsidiaries, taken as a whole, are attributable (in each case as determined by the Company Board (or applicable committee thereof) in good faith), in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board (or applicable committee thereof) determines, in its good faith judgment (after (x) consultation with a financial advisor of internationally recognized reputation and outside legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such proposal or offer and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(c) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Stockholders (in their capacity as Stockholders) (other than the Rollover Holders) than the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if the transaction contemplated by such offer is not reasonably capable of being completed on the terms proposed without unreasonable delay.

        SECTION 6.05    Directors' and Officers' Indemnification and Insurance.     (a)The certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each Company Subsidiary as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary, unless such modification shall be required by Law.

          (b)   The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the "Insured Parties"); provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Insured Parties, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent's request, the Company shall, purchase a six (6)-year "tail" prepaid policy or policies prior to the Effective Time on terms and conditions no less advantageous to the Insured Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.05(b) shall terminate.

          (c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, each of Parent and the Surviving Corporation shall, and shall cause the Company Subsidiaries to, indemnify and hold harmless (and shall advance expenses as incurred to the fullest extent permitted by applicable Law to) the present and former officers and directors of the Company and the Company Subsidiaries, and any person who served or serves, at the request or for the benefit of the Company or any Company Subsidiary, as a director, officer, partner, member, manager, trustee, employee or other fiduciary of any employee benefit plan, enterprise or other person (all such persons, collectively, the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with, any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time in connection with such

  Indemnified Person's service as a director or officer of the Company or any Company Subsidiary or in such other capacity, including, to the fullest extent permitted by applicable Law, (i) the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and (ii) claims, actions, suits and proceedings to enforce this provision or other rights to exculpation, indemnification and advancement of expenses, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; provided, further, that a person to whom any costs or expenses are advanced shall have provided the Surviving Corporation with (1) documentary evidence of incurrence by such person of such costs or expenses and (2) a written undertaking by such person to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this Section 6.05(c) (which undertaking shall be accepted without regard to the ability of such person to repay such amounts). Notwithstanding anything in the foregoing to the contrary, no indemnification shall be made under this Section 6.05(c) in respect of any Action as to which a person seeking indemnification shall have been adjudged, in a final, non-appealable decision, by a court, tribunal or other Governmental Authority of competent jurisdiction (A) to be liable to the Company or any Company Subsidiary, unless and to the extent that such court, tribunal or other Governmental Authority shall determine upon application that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnification, or (B) that such person's actions, or omissions to act: (1) constitute a violation of Law, unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, or (2) were not taken in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company or Company Subsidiary, as applicable.

          (d)   Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts under Section 6.05(c), the person seeking indemnification shall promptly notify the Surviving Corporation, but the failure to provide such notice shall not affect such person's rights under Section 6.05(c) except to the extent that the Surviving Corporation is materially prejudiced thereby. The Surviving Corporation (or a subsidiary nominated by it) shall have the right, but not the obligation, to participate in any such Action and, at its option, assume the defense of such Action with counsel selected by the Surviving Corporation and reasonably acceptable to the party seeking indemnification, at the expense of the Surviving Corporation (or such subsidiary). The person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action. In the event the Surviving Corporation (or a subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.05(d) , neither the Surviving Corporation nor any of its subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Action, unless the Surviving Corporation (or such subsidiary) shall not reasonably pursue such defense. The Surviving Corporation (or such subsidiary) shall not settle or compromise any such Action with respect to any individual person seeking indemnification without the prior written consent of such person unless such settlement or compromise (i) includes an unconditional release of the person seeking indemnification with respect to any and all claims that were or could have been brought in such Action, (ii) contains no admission or finding of guilt or fault by the person seeking indemnification and (iii) imposes no liability or penalty upon the person seeking indemnification.

          (e)   If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the resulting or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

          (f)    The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 6.05. After the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

          (g)   The provisions of this Section 6.05 are in addition to any other rights an Indemnified Party may have under the certificate of incorporation and bylaws (or comparable organizational documents) of the Company and the Company Subsidiaries, or any agreement between an Indemnified Party and the Company or any Company Subsidiary, under the DGCL or other applicable Law, or otherwise. Nothing in this Agreement is intended to, nor shall it be construed to, release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary or their respective current or former directors and officers, it being understood and agreed that the indemnification and advancement of expenses provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

          (h)   Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.05 unless such Indemnified Party is finally judicially determined not to be entitled to indemnification under this Section 6.05.

        SECTION 6.06    Notification of Certain Matters.     Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly notify the other in writing of:

          (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

          (b)   any notice or other communication from any Governmental Authority in connection with the Transactions;

          (c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any Company Subsidiary or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person's representations and warranties contained herein, or that relate to such person's ability to consummate the Transactions; and

          (d)   any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not be deemed to be an admission that such notice is required and shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        SECTION 6.07    Financing.     (a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including (i) entering into definitive agreements with respect thereto,

(ii) satisfying, or causing to be satisfied, on a timely basis all conditions applicable to, and within the control of, Parent, Merger Sub or their respective Representatives in such definitive agreements and (iii) causing such Financings to be funded at the Closing such that Parent and the Surviving Corporation shall be able to pay all of the amounts payable by them in connection with the Merger and other Transactions.

          (b)   Neither Parent nor Merger Sub shall agree to any amendment or modification to, or grant any waiver of any condition or other provision of the Financing Commitments without the prior written consent of the Company to the extent any such amendment, modification or waiver would reduce the aggregate amount of cash proceeds available from the Financings to fund the Merger and the other Transactions (as compared to the amount of such aggregate proceeds contemplated under the Financing as in effect on the date hereof) or would impose new or additional conditions that would be reasonably likely to (i) prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Financing Commitments. Parent shall not release or consent to the termination of the obligations of the other parties to the Financing Commitments, except for assignments and replacements of investors in accordance with the express terms of the Financing Commitments. Notwithstanding anything to the contrary set forth herein, Parent shall have the right to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or any definitive agreements with respect to the Financing, and/or substitute debt or other equity financing for all or any portion of the Equity Financing Commitment from the same and/or alternative financing sources (the "Alternative Financing"); provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Financing Commitments or such definitive agreements with respect to the Financing Commitments and/or substitution for all or any portion of the Equity Financing Commitments shall not (i) expand upon the conditions contained therein in any way or prevent or cause any delay of the consummation of the Merger or the other Transactions or (ii) otherwise result in financing terms that are materially less favorable, in the aggregate, to Parent, Merger Sub and the Company than those in the Financing Commitments as in effect on the date hereof.

          (c)   If any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Financing Commitments, (i) Parent shall immediately so notify the Company in writing and (ii) Parent and Merger Sub shall arrange and obtain, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount sufficient to consummate the Merger and the other Transactions on terms and conditions not materially less favorable, in the aggregate, to the Company than those in the Financing Commitments as in effect on the date hereof, as promptly as practicable following the occurrence of such event.

          (d)   Parent shall (i) furnish to the Company complete, correct and executed copies of the agreements for the Financing Commitments or any alternative financing promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach of which Parent or Merger Sub is or becomes aware by any party to any of the Financing Commitments, any Alternative Financing commitment or any Alternative Financing agreement of which Parent or Merger Sub is or becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing).

          (e)   For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that neither the obtaining of the Financing nor any Alternative Financing, including any debt financing, is a condition to the obligations of Parent and Merger Sub to consummate the Merger and the other Transactions and reaffirm their obligations to consummate the Merger and the other Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

          (f)    The Company agrees to use its commercially reasonable efforts to provide, and shall cause each Company Subsidiary and each of their respective officers, employees and representatives to use their commercially reasonable efforts to provide to Parent and Merger Sub, all reasonable and customary cooperation as may be requested in writing by Parent or its Representatives (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company) in connection with any Alternative Financing, including (i) causing the Company's independent accountants to provide reasonable assistance and cooperation to Parent and its Representatives, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements, providing consent to Parent to use audit reports relating to the Company and the Company Subsidiaries and providing "comfort letters" in customary form, (ii) executing and delivering customary financing documents, including pledge and security documents, and certificates (including a certificate of the chief financial officer of the Company (or any of the Company Subsidiaries) with respect to the solvency of the Company and the Company Subsidiaries before giving effect to the Alternative Financing, the consummation of the Transactions, any matters relating to Parent or any actions to be taken at or after the Closing), legal opinions, management representation letters or other documents, to the extent reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral, (iii) providing reasonable access by Parent and any Alternative Financing sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and representatives of the Company and each of the Company Subsidiaries, (iv) obtaining surveys and title insurance reasonably requested by Parent, (v) taking all actions reasonably necessary to (x) permit the prospective sources involved in the Alternative Financing to evaluate the Company's assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account Contracts and lock box arrangements in connection with the foregoing and (vi) taking all corporate actions necessary to permit consummation of the Alternative Financing; provided, that none of the Company or any of the Company Subsidiaries or their respective Representatives shall be required to become subject to any obligations or liabilities with respect to definitive financing documents, including pledge and security documents, prior to the Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out of pocket costs and expenses incurred by the Company and the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.07 and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Alternative Financing and any information utilized in connection therewith; provided, that under no circumstance shall Parent's obligation to reimburse any cost or expense incurred by the Company or any Company Subsidiary under this Section 6.07 exceed $350,000, and provided further that in no event shall the Company or any Company Subsidiary be required to incur any costs or expenses pursuant to this Section 6.07(f), which, in the aggregate, exceed $350,000.

        SECTION 6.08    Further Action; Reasonable Best Efforts.     (a) Upon the terms and subject to the conditions of this Agreement, and subject to the requirements of applicable Law and the instructions of any Governmental Authority, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and (unless the Company shall have made a Change in the Company Recommendation) coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including

(x) notifying the other parties promptly of any substantive communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions, (y) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (z) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including (x) employing such resources as are necessary to obtain the Requisite Regulatory Approvals and (y) taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent; provided further, that none of Parent, Merger Sub or any of their Affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets if such action would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the combined businesses of Parent, the Company and their respective Subsidiaries. The parties agree to cooperate in good faith to determine and direct the strategy and process by which the parties will seek the Requisite Regulatory Approvals. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          (b)   Each party hereto shall, upon request by any other party, furnish such other party with all information reasonably available to it concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the Transactions.

          (c)   Notwithstanding the provisions of this Section 6.08, the Company and the Company Board (or applicable committee thereof) shall not be restricted from taking any action (or refraining from taking any action) to the extent permitted by Section 6.04.

        SECTION 6.09    Obligations of Merger Sub.     Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

        SECTION 6.10    Participation in Litigation.     Prior to the Effective Time, the Company shall (a) give prompt notice to Parent of any Actions commenced or, to the knowledge of the Company, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) give Parent the opportunity to participate in the defense or settlement of any stockholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent's prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

        SECTION 6.11    Resignations.     To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Company Subsidiaries designated by Parent.

        SECTION 6.12    Public Announcements.     Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, this Section 6.12 shall not apply to any release, communication or other announcement made or proposed to be made by the Company pursuant to Section 6.04(c).

        SECTION 6.13    Stock Exchange Delisting.     The Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation from the NASDAQ and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

        SECTION 6.14    Takeover Statutes.     If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the Transactions, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company's certificate of incorporation on the Merger and the other Transactions.

        SECTION 6.15    Rule 16b-3.     Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        SECTION 6.16    [RESERVED]

        SECTION 6.17    Employee Benefit Plans.

          (a)   Parent agrees to honor in accordance with their terms all Company Employee Plans and all Company Employee Agreements and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.17(a) shall prevent Parent or the Surviving Corporation from amending or terminating any Company Employee Benefit Plan, Company Employee Agreement or other agreement in accordance with its terms and applicable Law. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

          (b)   For purposes of all Company Employee Plans, programs and arrangements maintained by or contributed to by Parent or any Affiliate of Parent (including, after the Closing, the Surviving Corporation) for the benefit of persons employed by the Company or any Company Subsidiary immediately prior to the Closing (each, an "Existing Company Employee") following the Closing Date, Parent shall, or shall cause its Affiliates to, cause each such Company Employee Plan, program or arrangement to treat the prior service with the Company of each Existing Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company prior to the Closing) as service rendered to Parent or its Affiliates, as the case may be, for purposes of eligibility to participate in and vesting thereunder; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Parent shall use commercially reasonable efforts to ensure that Existing Company Employees shall also be given credit for any deductible or co-payment amounts paid under the Company's "group health plan" (as defined in the Internal Revenue Code of 1986, as amended) in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any "group health plan" maintained by Parent or any Affiliate of Parent for which deductibles or co-payments are required. Parent shall also use commercially reasonable efforts to cause each "group health plan" maintained by or contributed to by Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Plan that is a "group health plan" immediately prior to the Closing or limitations as to waiting periods, physical examinations or exclusions which would otherwise be applicable to an Existing Company Employee on or after the Closing. Parent shall cause any accrued but unused vacation and sick leave of the Existing Company Employees to be recognized in accordance with the terms of such Company policies.

ARTICLE VII

CONDITIONS TO THE MERGER

        SECTION 7.01    Conditions to the Obligations of Each Party.     The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a)    Stockholder Approval.    The Requisite Company Vote shall have been obtained.

          (b)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (an "Injunction") in the United States, the PRC or any other jurisdiction where such Injunction would reasonably be expected to have a Company Material Adverse Effect; provided, however, that the party seeking to assert this condition shall have fulfilled its obligations under Article VI to resist, lift or resolve such Injunction.

          (c)    Regulatory Approvals.    All Requisite Regulatory Approvals shall have been obtained and be in full force and effect, except where the failure to obtain such Requisite Regulatory Approvals would not, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent the consummation of the Merger.

        SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a)    Representations and Warranties.    (i) Other than the representations and warranties of the Company contained in Sections 3.03 (Capitalization), 3.04(a) and (b) (Authority Relative to This

  Agreement; Fairness), and 3.18 (Anti-Takeover Provisions), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by "materiality" or "Company Material Adverse Effect") shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.03 (Capitalization) (disregarding for this purpose any limitation or qualification by "materiality" but not "Company Material Adverse Effect") shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) the representations and warranties set forth in Sections 3.04(a) and (b) (Authority Relative to This Agreement; Fairness) and 3.18 (Anti-Takeover Provisions) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). No failure of a representation or warranty of the Company to be true and correct shall be taken into account for purposes of this Section 7.02(a), if, as of the date hereof, Sponsor had actual knowledge of the facts and circumstances causing such failure.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

          (c)    Officer Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

          (d)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

        SECTION 7.03    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a)    Representations and Warranties.    (i) Other than the representations and warranties of Parent and Merger Sub contained in Section 4.02 (Authority Relative to this Agreement), Section 4.04(c) (Financing; Equity Rollover) and Section 4.07 (Availability of Funds), the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by "materiality") shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.02 (Authority Relative to this Agreement), Section 4.04(c) (Financing; Equity Rollover) and Section 4.07 (Availability of Funds) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

          (c)    Officer Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

        SECTION 7.04    Frustration of Closing Conditions.     Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith to comply with this Agreement.

ARTICLE VIII

TERMINATION

        SECTION 8.01    Termination by Mutual Consent.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote, by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee, if then in existence).

        SECTION 8.02    Termination by Either the Company or Parent.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned by either the Company or Parent (in the case of the Company, acting upon the recommendation of the Special Committee, if then in existence) by giving written notice of termination to the other party at any time prior to the Effective Time, if:

          (a)   the Merger shall not have been consummated on or before April 22, 2014 (the "Termination Date"); provided that if the condition to the completion of the Merger set forth in Section 7.01(c) shall not have been satisfied by the Termination Date (as it may be extended as set forth below), but all other conditions set forth in Article VII would be satisfied if the Merger were to occur on such date, then Parent or the Company shall be entitled to extend the Termination Date by a three (3) month period by written notice to the Company or Parent (as applicable) (and the Termination Date may be so extended not more than twice by either party), it being understood that in no event shall the Termination Date be extended to a date that is later than the first anniversary of this Agreement; provided further, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party (in the case of Parent, including Merger Sub) whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or primarily resulted in or materially contributed to the failure to consummate the Merger by the Termination Date;

          (b)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction that shall have become final and non-appealable and that shall give rise to the failure of the condition set forth in Section 7.01(b); provided, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party (in the case of Parent, including Merger Sub) whose failure to fulfill any of its obligations under this Agreement (including the failure to fulfill its obligations under Article VI to resist, lift or resolve such Injunction) has been the primary cause of, or primarily resulted in or materially contributed to the enactment, issuance, promulgation, enforcement or entry of such Injunction; or

          (c)   the Requisite Company Vote shall not have been obtained at the Stockholders' Meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to Parent if Parent is in breach of its obligations under Section 6.02(c).

        SECTION 8.03    Termination by the Company.     This Agreement may be terminated by the Company (upon the recommendation of the Special Committee, if then in existence) by giving written notice of termination to Parent, if:

          (a)   (i) the Company has received a Superior Proposal, (ii) the Company has complied with its obligations pursuant to Section 6.04 in all material respects with respect to such Superior Proposal, (iii) the Company Board (or applicable committee thereof) concurrently approves, and the Company substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal and (iv) the Company, prior to, or substantially concurrently with, such termination pays to Parent any fees required to be paid pursuant to Section 8.06(a);

          (b)   a breach or failure in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if a material breach of this Agreement by the Company has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition's capability to be satisfied; or

          (c)   the Merger shall not have been consummated within five (5) Business Days of the satisfaction or waiver of all the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period at least two (2) Business Days prior to such termination.

        SECTION 8.04    Termination by Parent.     This Agreement may be terminated by Parent by giving written notice of termination to the Company, if:

          (a)   a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if a material breach of this Agreement by Parent or Merger Sub has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition's capability to be satisfied;

          (b)   the Company Board effected and has not withdrawn a Change in the Company Recommendation, or failed to include the Company Recommendation in the Proxy Statement; or

          (c)   a breach in any material respect of any provision of Section 6.04 by the Company shall have occurred;

provided that the right to terminate this Agreement pursuant to Section 8.04(b) or Section 8.04(c) shall not be available to Parent if Parent's or Merger Sub's breach of any provision of this Agreement would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b).

        SECTION 8.05    Effect of Termination.     In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of any party hereto); provided, however, that the last sentence of Section 6.07(f), the terms of Section 6.12, Article VIII and

Article IX shall survive any termination of this Agreement. The Limited Guarantee and the Confidentiality Agreement shall not be affected by the termination of this Agreement.

        SECTION 8.06    Fees Following Termination.

          (a)   The Company will pay, or cause to be paid, to Parent an amount equal to $1,770,000 (the "Company Termination Fee"), less any amounts paid or payable by the Company pursuant Section 8.06(c), if this Agreement is terminated: (i) by Parent pursuant to Section 8.04(b) or Section 8.04(c); (ii) by the Company pursuant to Section 8.03(a) or (iii) by the Company or Parent pursuant to Section 8.02(a), Section 8.02(c) or Section 8.04(a) if, (A) either (1) in the case of termination pursuant to Section 8.02(c), after the date of this Agreement and before the Stockholders' Meeting, a bona fide Competing Transaction shall have been publicly announced or publicly made known, and shall not have been withdrawn or (2) in the case of termination pursuant to Section 8.02(a) or Section 8.04(a), after the date of this Agreement and before such termination, a bona fide Competing Transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and shall not have been withdrawn and (B) within twelve (12) months after such termination the Company or any of the Company Subsidiaries consummates a Competing Transaction, whether or not it was the same Competing Transaction (provided that for purposes of this Section 8.06(a), all references to "20%" in the definition of "Competing Transaction" shall be deemed to be references to "50%"). Such payment shall be made, in the case of termination pursuant to clause (i) above, at or prior to the time of such termination and, in the case of termination pursuant to clause (ii) above, as promptly as possible (but in any event within two (2) Business Days following the consummation of any Competing Transaction); provided, in each of clauses (i) and (ii) above, the Company shall not be required to pay the Company Termination Fee if, at the time of the termination giving rise to such payment either Parent or Merger Sub was in breach of any provision of this Agreement that would give rise to a failure of any conditions set forth in Section 7.03(a) or Section 7.03(b). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

          (b)   Parent will pay, or cause to be paid, to the Company an amount equal to $3,540,000 (the "Parent Termination Fee") if this Agreement is terminated by the Company pursuant to Section 8.03(b) or Section 8.03(c), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (c)   In the event this Agreement is terminated by Parent pursuant to Section 8.04(b), then the Company shall, within five (5) Business Days following receipt of an invoice therefor, reimburse Parent for up to $700,000 of Parent's reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and Merger Sub on or prior to the termination of this Agreement in connection with the transactions contemplated hereby (including the Financing), by wire transfer of same day funds to one or more accounts designated by Parent.

          (d)   In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses reasonably incurred or accrued by the other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at a rate equal to the rate of interest publicly announced by Bank of America Corporation, from time to time, in The City of New York, as such bank's prime rate plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder. Notwithstanding anything herein to the contrary, any cost, expense or interest provided in this Section 8.06(d) shall be payable by the Company or Parent, as the case may be, only in the event the other party shall have obtained a final, non-appealable judgment against the Company or Parent for its failure to pay the Company Termination Fee or the Parent Termination Fee, as the case may be.

          (e)   Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

          (f)    Except as set forth in this Section 8.06, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees payable under or pursuant to antitrust or competition Laws shall be borne by the Parent, whether or not the Transactions are consummated.

        SECTION 8.07    Limitations on Liability.     The parties hereto acknowledge and agree that the remedies provided for in the last sentence of Section 6.07(f), Section 8.06 and Section 9.07 shall be the parties' sole and exclusive remedies for any breaches of this Agreement or any claims relating to the Transactions, other than in the case of fraud. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (other than fraud), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives arising under or based upon any federal, state, or foreign local law (including any securities law, common law or otherwise) for any breach of the representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.01    Non-Survival of Representations, Warranties and Agreements.     The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Articles I and II, Sections 6.05 and 6.12, and this Article IX shall survive the Effective Time.

        SECTION 9.02    Notices.     All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by an internationally recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (or its international equivalent). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  (i)
  if to Parent or Merger Sub:

    c/o IDG Capital Management (HK) Limited
    Unit 5505, The Centre
    99 Queen's Road Central, Hong Kong
    Attention: Quan Zhou
    Facsimile: +852 2529 1619
    Email: quan_zhou@idgvc.com

        with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    30th Floor, China World Office 2
    1 Jianguomenwai Avenue
    Beijing 100004, PRC
    Attention: Peter Huang
    Facsimile: +86 (10) 6535 5577
    Email: peter.huang@skadden.com

  (ii)
  if to the Company:

    MEMSIC, Inc.
    One Tech Drive, Suite 325
    Andover, MA 01810 U.S.A.
    Facsimile: 978-738-0196

        with a copy to:

    Foley Hoag LLP
    Seaport West
    155 Seaport Boulevard
    Boston, MA 02210
    United States of America
    Attention: Robert L. Birnbaum, Esq.
    Facsimile: 617-832-7000
    Email: rbirnbaum@foleyhoag.com

        SECTION 9.03    Certain Definitions.     (a) For purposes of this Agreement:

        "Affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, Hong Kong and Shanghai.

        "Company Disclosure Letter" means the disclosure schedule delivered to Parent and Merger Sub by the Company on the date hereof.

        "Company Employee Agreement" means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other similar contract between the Company or a Company Subsidiary and any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary.

        "Company Employee Plan" means any written plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, that is or has been maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has or may have any liability or obligation.

        "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is (a) materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) reasonably expected to prevent or materially delay the consummation by the Company of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that clause (a) shall not include any event, circumstance, change or effect to the extent resulting from (i) changes in general economic, business, political or financial conditions or changes in securities markets in general that do not have a disproportionate adverse effect (relative to other industry participants) on the Company and the Company Subsidiaries, considered as a whole, (ii) the pendency or public announcement of the Transactions, (iii) changes caused by acts of terrorism or war (whether or not declared), (iv) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of the Common Shares (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in price or trading volume shall not be excluded under this proviso), (vi) fluctuations in the value of any currency, (vii) any failure by the Company to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure shall not be excluded under this proviso), (viii) the taking of any action required by the Agreement or approved or permitted in writing by Parent, or the failure to take any action prohibited by this Agreement, (ix) any suits, action or legal, administrative, arbitration or other proceeding or governmental investigation made or brought by any holder of Common Shares (on the holder's own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions.

        "Company Subsidiary" means each person that is a subsidiary of the Company.

        "Confidentiality Agreement" means (i) the confidentiality agreement, dated as of December 3, 2012, between Sponsor and the Company.

        "Contract" means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise or other instrument.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

        "Environmental Laws" means all foreign, federal, state, or local laws, statutes, regulations, ordinances, codes, or decrees relating to (a) Releases or threatened Releases of Hazardous Materials, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, (c) the environment, or (d) the protection of human health and safety.

        "Environmental Permits" means all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

        "Governmental Authority" means any government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

        "Hazardous Materials" means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments (it being understood that the amount of any Indebtedness arising under any arrangement described in this clause (d) shall be the net amount, if any, that would be owed by such Person under such arrangement in the event of a termination (including an early termination) on the date of determination), (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all mandatory reimbursement or similar obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for cash any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

        "Insolvent" means, with respect to any person (a) the aggregate present "fair saleable value" of such person's assets is less than the value of all "liabilities" of such person, including contingent liabilities, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and the amount that will be required to pay the probable liabilities of such person on its existing debts as such debts become absolute and mature, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and mature or (c) such person has an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged as such business is now conducted and is proposed to be conducted.

        "Intellectual Property" means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of privacy, publicity and endorsement.

        "knowledge" means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Letter, and with respect to any other party hereto,

including, for purposes of Section 7.02(a), the Sponsor, the actual knowledge of Quan Zhou or Jason Zhen.

        "Liens" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, restrictive covenant, condition or restriction of any kind, including any restriction (other than as imposed by Law) on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Permitted Liens" means (i) such Liens as are set forth in Section 9.03 of the Company Disclosure Letter, (ii) mechanics', carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business for amounts that are not due and payable or are being contested in good faith, (iii) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted, (iv) Liens disclosed in the financial statements included in the Company SEC Reports or the notes thereto, (v) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted, and (vi) other imperfections of title, licenses or Liens, if any, which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

        "Release" means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

        "Reg S-K" means Regulation S-K promulgated by the SEC.

        "Reg S-X" means Regulation S-X promulgated by the SEC.

        "Stock Incentive Plans" means the Company's 2000 Omnibus Stock Plan, 2007 Stock Incentive Plan and Amended and Restated 2009 Nonqualified Inducement Stock Plan.

        "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity: (i) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person's subsidiaries, (ii) of which at least fifty percent (50%) of the equity interests is controlled by such person or by any one or more of such person's subsidiaries, (iii) of which such party or any subsidiary of such party is a general partner, or (iv) that would otherwise be deemed a "subsidiary" under Rule 1-02(w) of Reg S-X.

        "Taxes" means any and all taxes (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority that is a taxing authority, including: taxes on or with respect to income, gains, franchise, profits, windfall profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers' compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value-added and other similar charges that are in the nature of a tax.

        "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

  (b)
  [RESERVED]

        SECTION 9.04    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        SECTION 9.05    Entire Agreement; Assignment.     This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any Affiliate of Parent or (ii) any persons providing any Alternative Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Alternative Financing, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        SECTION 9.06    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) following the Effective Time, the rights of the holders of Common Shares, Company Options, Restricted Shares and RSUs to receive payments in accordance with Article II and (ii) Section 6.05 and Section 8.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that, other than the right to receive payments in accordance with Article II following the Effective Time, in no event shall any Stockholders or holders of Company Options, Restricted Shares or RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, further, that prior to the Closing or the termination of this Agreement no consent of any such third-party beneficiary shall be required to amend, waive or otherwise modify any provision of this Agreement).

        SECTION 9.07    Specific Performance.     (a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and Merger Sub shall be entitled to specific performance of the terms hereof (including the Company's obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the Company, in addition to any other remedy at law or equity. The Company hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If Parent and/or Merger Sub brings any Action to enforce specifically the performance of the terms and provisions hereof by the Company, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

          (b)   The parties hereto further agree that irreparable damage would occur in the event any provision of this Agreement were not performed by Parent or Merger Sub in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof (including Parent and Merger Sub's obligation to consummate the Financings and the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub, in addition to any other remedy at law or equity. Parent and Merger Sub hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If the Company brings any Action to enforce specifically the performance of the terms and provisions hereof by Parent or Merger Sub, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

          (c)   The parties hereto further acknowledge and agree that (i) the provisions set forth in Section 8.06 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any way any party's right to specific performance and (ii) such rights of specific performance are an integral part of the Transactions and without such rights, neither the Company nor Parent would have entered into this Agreement.

          (d)   Notwithstanding anything herein to the contrary, although the parties hereto may pursue both a remedy of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a remedy of specific performance that results in a Closing and payment of such amounts.

        SECTION 9.08    Governing Law; Dispute Resolution.     This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another jurisdiction to govern this Agreement. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.02 or in such other manners as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.08, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        SECTION 9.09    Waiver of Jury Trial.     Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by a jury in respect of any Action arising out of or relating to this Agreement or the Transactions. Each party hereto certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action, (b) such party has considered the implication of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.09.

        SECTION 9.10    Amendment.     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time (in the case of the Company, upon the recommendation of the Special Committee, if then in existence); provided, however, that, after the adoption of this Agreement by the Stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Common Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        SECTION 9.11    Waiver.     At any time prior to the Effective Time, any party hereto may by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, upon the recommendation of the Special Committee, if then in existence) (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any covenant or agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        SECTION 9.12    Interpretation.     When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

        SECTION 9.13    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission, including the delivery by e-mail of a manual signature in PDF or other electronic format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The remainder of the page is intentionally left blank.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MZ Investment Holdings Limited
By:	/s/ QUAN ZHOU
	Name:	Quan Zhou
	Title:	Director
MZ Investment Holdings Merger Sub Limited
By:	/s/ QUAN ZHOU
	Name:	Quan Zhou
	Title:	Director
MEMSIC, Inc.
By:	/s/ YANG ZHAO
	Name:	Yang Zhao
	Title:	President & CEO

 Annex B

April 22, 2013

Special Committee of the Board of Directors
MEMSIC, Inc.
One Technology Drive, Suite 325
Andover, Massachusetts 01810

Special Committee of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to certain holders of common stock, par value $0.00001 per share (each, a "Common Share," and collectively, "Common Shares") of MEMSIC, Inc., a Delaware corporation (the "Company"), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the "Agreement") by and among MZ Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), MZ Investment Holdings Merger Sub Limited, a Delaware corporation and a wholly owned Delaware subsidiary of Parent ("Merger Sub"), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

        The Agreement provides, among other things, that Merger Sub will merge with and into the Company (the "Merger") and, at the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Common Shares held by (A) the Company as treasury stock, (B) Parent or Merger Sub, directly or indirectly, or (C) any wholly owned Company Subsidiary, and including (1) the Rollover Shares (as defined below) to be contributed to Parent and (2) the Purchased Shares (as defined below) to be acquired by IDG-Accel China Capital II L.P., a limited partnership formed under the laws of the Cayman Islands ("IDG-Accel") or an affiliate thereof, in each case immediately prior to the Closing and in accordance with the Contribution Agreement, all of which Common Shares will be cancelled for no consideration, and (ii) Dissenting Shares), will be converted into the right of its holder to receive $4.225 in cash per Common Share without interest (the "Merger Consideration"). The Agreement also provides that each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

        Pursuant to the Agreement, among other things, concurrently with the execution of the Agreement, (i) certain beneficial owners of Common Shares (the "Rollover Holders") are entering into a contribution agreement (the "Contribution Agreement") pursuant to which, among other things, (A) the Rollover Holders are agreeing to acquire a specified number of newly issued shares of Parent in exchange for Common Shares (the "Rollover Shares") and/or cash consideration to be contributed to Parent immediately prior to the Effective Time and (B) IDG-Accel or an affiliate thereof will purchase from certain Rollover Holders all Common Shares held by such Rollover Holders for a cash payment equal to the Merger Consideration (the "Purchased Shares") and (ii) certain beneficial owners of Common Shares are entering into a voting agreement in favor of Parent (the "Voting Agreement"). The Agreement also provides, among other things that, as of the Effective Time, (a) each Company Option (whether or not vested) will be cancelled and converted into the right to receive an amount in cash equal to the product of the number of Common Shares subject to such Company Option immediately prior to the Effective Time (without regard to vesting) and the excess of the Merger

Consideration over the exercise price payable per Common Share under such Company Option (net of any applicable withholding Taxes), and (b) each restricted share or restricted stock unit granted pursuant to the Company's 2000 Omnibus Stock Plan, 2007 Stock Incentive Plan and Amended and Restated 2009 Nonqualified Inducement Stock Plan or otherwise that is outstanding will be cancelled and converted into the right to receive the Merger Consideration (net of any applicable withholding Taxes). In addition, concurrently with the execution of the Agreement, IDG-Accel is entering into (1) a limited guaranty in favor of the Company with respect to certain payment obligations of Parent under the Agreement (the "Limited Guaranty") and (2) an equity commitment letter with Parent with respect to IDG-Accel's commitment to purchase equity in Parent simultaneous with the closing of the Merger (the "Equity Commitment Letter"). The terms and conditions of the Merger are set forth more fully in the Agreement.

        RBC Capital Markets, LLC ("RBCCM"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        We are acting as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the Merger, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Special Committee in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee. Further, in the event that the Merger is not completed and our engagement by the Special Committee expires or is terminated and the Company consummates at any time thereafter, pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into within twelve months after such expiration or termination, a transaction or series of related transactions with one or more of certain parties, resulting in a change of control or other sale transaction of the Company, we will be entitled to receive the same contingent transaction fee as if no such expiration or termination had occurred. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement.

        In the ordinary course of business, RBCCM may act as a market maker and broker in the publicly traded securities of the Company and/or Parent and receive customary compensation, and may also actively trade securities of the Company and/or Parent for our own account and the accounts of our customers, and, accordingly, RBCCM and its affiliates, may hold a long or short position in such securities.

        RBCCM may be selected by Parent to provide investment banking and financial advisory and/or financing services that may be required by Parent in the future for which RBCCM may receive compensation regardless of whether the Merger is successfully completed. In addition, prior to its engagement by the Special Committee, the Company had engaged RBCCM to provide financial advisory services with respect to a possible minority investment or sale transaction pursuant to a separate engagement letter dated February 12, 2012, which engagement letter was terminated by means of written notice from the Company to RBCCM dated August 9, 2012.

        For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the execution copy of the Agreement dated April 22, 2013 (the "Latest Draft Agreement"); (ii) we reviewed the financial terms of the execution copy of the Contribution Agreement dated April 22, 2013 (the "Latest Contribution Agreement"); (iii) we reviewed the financial terms of the execution copy of the Voting Agreement dated April 22, 2013 (the "Latest Voting Agreement"); (iv) we reviewed the financial terms of the execution copy of the Limited Guaranty dated April 22, 2013 (the "Latest Limited Guaranty"); (v) we reviewed the financial terms of the execution copy of the

Equity Commitment Letter dated April 22, 2013 (the "Latest Equity Commitment Letter"); (vi) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (vii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (viii) we reviewed the reported prices and trading activity for Common Shares; (ix) we reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company for the fiscal years ending 2013 through 2016, with certain adjustments thereto based on guidance from the Company's management publicly disclosed on March 8, 2013; and (x) we performed other studies and analyses as we deemed appropriate.

        In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Merger Consideration; (ii) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Merger Consideration; and (iii) we performed a discounted cash flow analysis reflecting certain discount rates and terminal values as we deemed appropriate.

        In connection with our engagement, at the direction of the Special Committee, we spoke to a select number of third parties with respect to a possible strategic transaction with the Company.

        Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analyses and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all projections and forecasts provided to us by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company, as a standalone entity. We express no opinion as to such projections and forecasts or the assumptions upon which they were based.

        In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company.

        We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the executed versions of the Agreement, the Contribution Agreement, the Voting Agreement, the Limited Guaranty and the Equity Commitment Letter will not differ, in any respect material to our opinion, from the

Latest Draft Agreement, Latest Contribution Agreement, Latest Voting Agreement, Latest Limited Guaranty and Latest Equity Commitment Letter, as applicable.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

        The opinion expressed herein is provided for the information and assistance of the Special Committee in connection with the Merger. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other proposal to be voted upon by them in connection with the Merger. All advice and opinions (written and oral) rendered by RBCCM are intended for the use and benefit of the Special Committee, acting solely in its capacity as such. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBCCM. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Merger; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBCCM be in a form reasonably acceptable to RBCCM and its counsel. RBCCM shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

        Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the holders of Common Shares, other than the Rollover Holders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or class of such persons, relative to the consideration to be paid to the holders of Common Shares.

        Our opinion has been approved by RBCCM's Fairness Opinion Committee.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares, other than the Rollover Holders.

                      Very truly yours,

                      RBC CAPITAL MARKETS, LLC

 Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

ANNEX D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark one)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended: December 31, 2012
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-33813

MEMSIC, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	04-3457049 (I.R.S. Employer Identification Number)

One Tech Drive, Suite 325
Andover, MA 01810
Telephone: (978)738-0900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $0.00001 par value	The Nasdaq Stock Market, LLC (Nasdaq Global Market)

          Securities registered pursuant to Section 12(g) of the Act: None

          Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐    No ☒

          Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐    No ☒

          Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

          Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

          Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

          Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

          As of June 30, 2012 (the last business day of the registrant's most recently completed second fiscal quarter), the aggregate market value of voting stock held by non-affiliates of the registrant was approximately $30,724,931.

          On March 19 , 2013, 24,236,386 shares of our common stock were outstanding.

 Documents Incorporated by Reference

        Portions of the definitive Proxy Statement for our 2013 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission on or before April 30, 2013 are incorporated by reference in Part III of this Annual Report on Form 10-K.

 MEMSIC, INC.

ANNUAL REPORT ON FORM 10-K

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012

INDEX

 PART I

Item 1.    Business

        We provide advanced semiconductor sensor and system solutions based on integrated micro electro-mechanical systems, or MEMS, technology and mixed signal circuit design. Our revenues have derived primarily from the sale of sensor products, principally accelerometers and magnetic sensors. During 2012, we continued to make progress in our business plan to transform ourselves into a multiple-product company serving diverse markets.

  Sensor products.

        Our sensors are used primarily for motion and direction sensing applications. We combine proprietary thermal-based MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard complementary metal-oxide semiconductor, or CMOS, process. We believe that this approach allows us to provide sensor solutions at a lower cost, with higher performance and greater functionality than our competitors. In addition, our technology platform allows us to easily integrate additional functions or create new sensors to expand into new applications. We expect that as MEMS technology advances, it will enable electronic systems to become smaller, faster, more energy-efficient and less expensive, and that the market for MEMS sensors will continue to expand as functions and products enabled by MEMS sensor solutions achieve broader penetration in the mobile phone, consumer, automotive, aerospace, medical and industrial markets.

        Our accelerometer products are used to measure tilt, shock, vibration and acceleration, and have a wide range of applications such as mobile phones, automotive safety systems, cameras and video projectors. Any product that requires the control or measurement of motion is a potential application for accelerometers. For example, in mobile phones, accelerometers enable a variety of value-added functions such as image orientation, gaming control and text scrolling.

        In automotive applications, accelerometers are deployed in airbag, electronic stability control, rollover protection, and navigation systems. Our largest automotive customer is Autoliv, Inc., a leading European automotive safety systems supplier, which uses our accelerometers in its rollover protection and vehicle stability control systems.

        In consumer applications, accelerometers are used in image projectors, cameras, global positioning systems, video gaming systems and interactive toys. We are among the leading providers of accelerometers for image projectors, supplying to several Japanese original equipment manufacturers ("OEMs").

        Industrial and medical applications include inclination sensing, earthquake detection and cardiac pacemakers.

        We also provide MEMS-based magnetic sensors that bring enhanced digital compass capabilities for mobile applications such as cell phones, tablet personal computers ("PCs") and personal navigation devices. Our anisotropic magneto resistance ("AMR") based magnetic sensor is well suited for discrete and integrated mobile solutions due to its high accuracy, good sensitivity across temperature and low power consumption. As the adoption of GPS-enabled smart phones is accelerating worldwide, we have benefited from this trend through sales of our magnetic sensors to a major manufacturer of smart phones. At the same time, we are working on developing new magnetic sensor applications to be used in automotive and industrial markets.

        We will continue to capitalize on our proprietary MEMS technology to develop new types of sensors that will broaden our market opportunities. Our introduction of a MEMS-based flow sensor product for use in industrial applications such as gas-flow meters is an example of an extension of our thermal accelerometer product.

  System solution products.

        Our system solution products consist of wireless sensors that connect the physical environment with enterprise management and information systems to provide advanced monitoring, automation and control solutions for a range of industries, as well as inertial systems that provide end-users and systems integrators with MEMS-based solutions for measurement of static and dynamic motion in a wide variety of challenging environments, including avionics, remotely operated vehicles, agricultural and construction vehicles, automotive test and wind power turbines.

        We have also continued to invest in the development of next-generation, multi-sensor and micro-controller unit, or MCU integrated system products at both the integrated circuit level for the consumer and mobile market and at the module level for the high-end industrial, automotive, and general aviation markets. Our next-generation product lines will combine our core competency in cost competitive MEMS sensor IC design and manufacturing with the core competency in multi-sensor system integration that we acquired from Crossbow Technology, Inc. or Crossbow Technology, in 2010.

  Our operations.

        We conduct research and development at our headquarters in Andover, Massachusetts and at facilities in San Jose, California, Chicago, Illinois and Wuxi, Jiangsu Province, China. Our research and development teams work closely with each other in our product and technology research and development activities. This enables us to access experienced and creative design talent in the United States, while benefiting from competitive engineering and manufacturing costs in China. In addition, our presence in China places us in close proximity to the supply chain for the large Chinese markets for mobile phones and consumer electronics.

        Our two subsidiaries in Wuxi, Jiangsu Province, China, are primarily responsible for our manufacturing operations, including product and manufacturing engineering and quality assurance, as well as application engineering, product development and sales to support the Asia market.

        We manufacture our accelerometer products utilizing a "semi-fabless" model by outsourcing the production of CMOS wafers and completing the post-CMOS MEMS process in-house. By outsourcing the standard CMOS manufacturing process, we are able to leverage mature semiconductor infrastructure and standard wafer fabrication processes and, in turn, more efficiently manage our capital expenditures. Moreover, we believe that retaining the key MEMS manufacturing process in-house enables us to protect and retain control over our key proprietary technology more effectively and to create a higher barrier to entry.

        We manufacture our magnetic sensor products through utilizing sensor wafers that we produce from both internal and external fabrication facilities, or fabs, and outsourcing the packaging process and completing the testing process in-house. By maintaining our own magnetic sensor fab, we can mitigate the risk of shortage of wafer supplies in case the volume of our requirements for magnetic sensors increases rapidly.

        We manufacture our wireless system solution products and partial inertial system solution products through outsourcing most of the assembly process to third-party contract assembly vendors and performing final testing and programming functions in-house at our facility in Wuxi. Certain of our inertial system solution products, including FAA-certified products, have been manufactured by Crossbow Technology under a manufacturing agreement that expired on December 31, 2012. We are evaluating other FAA-certified vendors to carry on the manufacturing of our FAA-certified products in the future.

        We maintain sales offices in Andover, Massachusetts and San Jose, California, in Shenzhen and Shanghai, China, in Taipei, Taiwan, and in Yokohama, Japan. We sell our products using our direct sales force, as well as through systems integrators, resellers, distributors and sales representatives worldwide.

Our Competitive Strengths

        Our key competitive strengths include the following:

        Proprietary technology enabling superior reliability, functionality and pricing.    We have proprietary rights to produce MEMS accelerometers based on a unique thermal technology which has higher shock tolerance, lower failure rate and lower cost relative to alternative mechanical solutions. Our accelerometers can be manufactured on a standard CMOS process with on-chip mixed signal processing, which enables us to enhance reliability and reduces our production cost. This standardized process enables us to easily integrate additional functions or create new sensors for MEMS applications beyond accelerometers and expand into the magnetic, touch and flow sensor markets.

        Comprehensive system solutions offering.    Our sensor solutions involve the development of a fully-integrated sensor system on a chip, together with the reference designs, algorithms, source code and, in some cases, the application content to facilitate rapid commercial introduction. For example, our line of magnetic sensors incorporates our Intelligent Heading Correction algorithms, which automatically calibrate the device and compensate for extraneous magnetic interference, providing high accuracy and promoting ease of use. Our Crossbow acquisition has enhanced our capabilities in designing and developing integrated "smart sensing" solutions. Integrated solutions such as this enable our customers to shorten their product development cycle and allow for rapid adoption of our products in new applications.

        Leading market position and established customer relationships.    We are a pioneer in providing accelerometers to China's large mobile phone market. We are also among the leading sensor providers in a diverse range of other applications such as keystone screen adjustment sensors for image projectors, supplying to several Japanese OEMs. In addition, our accelerometers are incorporated in vehicle stability control systems for the automotive market, where Autoliv, Inc. is a major customer. We have developed close working relationships with our customers and regularly work together with them on new applications development.

        Efficient semi-fabless manufacturing model creating higher entry barrier.    The semi-fabless model that we utilize for our accelerometer sensors reduces capital expenditures while retaining manufacturing control over key MEMS-based process steps. We outsource the production of standard CMOS wafers, which we consider to be a commodity, to our foundry service provider, and perform in-house the proprietary post-CMOS MEMS process of building MEMS on top of the standard CMOS wafer. We believe that by performing proprietary manufacturing processes in-house, we create a higher barrier to entry.

        Strong technology-driven management team.    Our management team has extensive experience in the MEMS and integrated circuit design industry. Our founder and CEO, Dr. Yang Zhao, has been dedicated to the research and development of MEMS sensors since the early 1990's while he was a doctoral student at Princeton University, and is named as an inventor on twelve patents we own and six of our pending patent applications in the United States. Furthermore, our management team has successfully guided us through our rapid business expansion while maintaining focus on the development and expansion of our core technological capabilities.

 Our Strategy

        Key elements of our strategy for growth include the following:

        Increase penetration of existing markets and customers.    We are actively seeking design wins by building on our strong existing relationships with major OEM customers in the automotive and industrial markets in China, Taiwan, Japan, Europe and the United States. Our major OEM accounts have in the past generally focused on a particular OEM system or application, and we intend to take advantage of our strong relationships in these accounts to seek new design-in opportunities in a wider range of OEM systems and applications that capitalize on the more diverse range of technologies and sensor solutions that we can now offer.

        Diversify into new sensor and integrated "smart sensing" system products.    We have a strong foundation and the capabilities to diversify into new sensor products, including temperature, pressure, flow sensors and gyroscopes. Emerging applications for sensors frequently lack incumbent competitors, providing an opportunity for a first-mover to define the dominant application technology. We also believe that there is an opportunity in integrated sensor products, which combine multiple sensing devices onto one chip, and "smart sensing" systems that integrate sensors with on-board processors and other elements such as wireless communications and software to provide a complete sensing solution.

        Maintain cost leadership.    We intend to maintain our cost advantage by developing new innovative proprietary technologies, focusing on designing products on readily available foundry processes, and leveraging our low-cost manufacturing capabilities in China. For example, an important goal in integrating the businesses we acquired from Crossbow has been to drive down the manufacturing cost of the acquired products by transitioning manufacturing to our facility in China.

        Leverage cross-continental research and development model to strengthen technology platform.    We have research and development teams in Andover, Chicago, San Jose and Wuxi that work closely with each other in our product and technology research and development activities. Our U.S. team is responsible for original research and development activities while our China team focuses on implementing the technology developed by our U.S. team. We believe that this cross-continental research and development model keeps us at the forefront of MEMS sensor research while maintaining a competitive cost base.

        Engage in selective acquisitions to build new MEMS capabilities.    We intend to evaluate and potentially make acquisitions of technologies and businesses that are complementary to our product portfolio, such as our January 2010 acquisition of business lines from Crossbow and our 2008 acquisition of industrial gas-flow meter technology from MEMStron. We believe that there is a large market potential for integrated system-on-chip sensor products which incorporate multiple types of sensors. While we develop our technologies in-house, we are also seeking opportunities to acquire or license key technologies from third parties as well. We believe our strong core technology platform and our newly enhanced smart sensing systems design capabilities will also provide us an advantage in integrating the acquired technologies to create a broader range of sensor solutions products in the market.

Corporate Information

        We are a Delaware corporation incorporated in February 1999. Our principal executive offices are located at One Tech Drive, Suite 325, Andover, Massachusetts 01810. Our telephone number is (978) 738-0900 and our website is www.memsic.com. Information contained on our website is not part of this Annual Report on Form 10-K.

 Conventions that Apply in this Annual Report on Form 10-K

        Unless otherwise indicated, references in this Annual Report on Form 10-K to:

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  "U.S. dollars," "$," and "dollars" are to the legal currency of the United States;

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  "China" or the "PRC" are to the People's Republic of China, excluding, for the purpose of this Annual Report on Form 10-K only, Hong Kong, Macau and Taiwan; and

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  "RMB" and "Renminbi" are to the legal currency of the People's Republic of China.

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  "Yen" and "Japanese Jen" are to the legal currency of Japan

        Unless the context indicates otherwise, "we," "us," "our company," "the Company," "our," and "MEMSIC" refer to MEMSIC, Inc. and its subsidiary.

        This Annual Report on Form 10-K contains translations of certain RMB and Yen amounts into U.S. dollar amounts at specified rates. Unless otherwise stated, the translations from RMB and Yen to U.S. dollars were made at the buying rate in effect on December 31, 2012 in The City of New York for cable transfers of RMB and Yen as certified for customs purposes by the Federal Reserve Bank of New York, which was RMB6.23 to $1.00 and Yen86.64 to $1.00, respectively. We make no representation that the RMB, Yen or U.S. dollar amounts referred to in this Annual Report on Form 10-K could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See "Risk Factors—Risks Related to Doing Business in China—Fluctuations in the value of RMB could negatively impact our result of operations" and "—Restrictions on currency exchange may limit our ability to receive and use our revenue effectively" for discussions of the effects of fluctuating exchange rates and currency control on the value of our common stock. On December 31, 2012, the buying rate of RMB was RMB6.23 to $1.00 and the buying rate of Yen was Yen86.64 to $1.00.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Annual Report on Form 10-K, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, capital expenditures, introduction of new products, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under "Risk Factors." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

        There may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained in this Annual Report on Form 10-K after we file this Annual Report on Form 10-K, whether as a result of any new information, future events or otherwise. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the "Risk Factors" section and elsewhere in this Annual Report on Form 10-K could harm our business, prospects, operating results and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Item 1A.    Risk Factors

Risks Relating to Our Business and Industry

Uncertain prospects for the global economy could adversely affect our business, results of operations and financial condition

        Global economies recently experienced a recession that affected all sectors of the economy. There is no certainty that recent improvements in economic conditions will continue, or that economic conditions will not deteriorate again in the future. These uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Weak economic conditions may lead consumers and businesses to postpone spending, which may cause our customers to cancel, decrease or delay their existing and future orders with us. Financial difficulties experienced by our suppliers or distributors could result in product delays, increased accounts receivable defaults and inventory challenges. If uncertain economic conditions continue or further deteriorate, our business and results of operations could be materially and adversely affected, as a result of, among other things:

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  reduced demand for our products, particularly in industries such as the automotive industry that have been severely affected by the global recession;

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  increased risk of order cancellations or delays;

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  increased pressure on the prices for our products, such as we have continued to experience in the handset market;

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  greater difficulty in collecting accounts receivable; and

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  risks to our liquidity, including the possibility that we might not have access to our cash and investments when needed.

        We are unable to predict the prospects for recovery from the recent global downturn and the longer the duration of these uncertainties, the greater the risks we face in operating our business.

Our quarterly and annual operating results have fluctuated and may continue to fluctuate and are difficult to predict and if we do not meet financial expectations of securities analysts or investors, the price of our common stock will likely decline.

        Our quarterly and annual operating results have fluctuated and may continue to fluctuate as a result of a number of factors, many of which are beyond our control. Comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Additionally, factors such as the acquisition of our sensor solutions business from Crossbow Technology in January 2010, which has a different operating model than our historical sensor business, and the continued intense competitive pressure on prices for our sensor products used in mobile phone applications, make predicting our future performance based on the results of prior periods particularly difficult. For example, after a period of low growth from 2007 to 2010, our net sales in 2011 grew by 76.3%, from $38.7 million in 2010 to $68.2 million, and then declined by 6.4% to $63.8 million in 2012. Our gross margin decreased from 39.6% in 2010 to 35.0% in 2011, but increased to 37.1% in 2012. Our net loss in 2012 was improved to $1.0 million from $6.1 million in 2011 and $7.4 million in 2010. Our quarterly and annual net sales, gross margin and net profit may be significantly different from our historical amounts, and in future periods may fall below expectations. These and other risks described in this "Risk Factors" section, including the following factors, could cause our quarterly and annual operating results to fluctuate from period to period:

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  the loss of one or more of our key customers;

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  the cancellation or deferral of customer orders in anticipation of our new products or product enhancements, or due to a reduction in our customers' end demand;

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  changes in the price we charge for our products or our pricing strategies, which may be impacted by economic conditions or the pricing strategies of our competitors;

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  the cyclicality of the semiconductor industry and seasonality in sales of products into which our products are incorporated;

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  seasonal fluctuations of some of our product application markets as well as geographical markets; and

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  the length of the product development cycle for our new products.

        In addition, we plan our operating expenses, including research and development expenses, hiring of additional personnel and investments in inventory, in part on our expectations of future revenue, and our expenses are relatively fixed in the short term. However, if revenue for a particular quarter is lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. If our operating results in future quarters fall below the expectations of securities analysts or investors, the market price of our common stock will likely decline.

The average selling prices of products in some of our markets have historically decreased rapidly and will likely continue to do so in the future, which could harm our revenue and gross margins.

        In the semiconductor industry, the average selling price of a product typically declines significantly over the life of the product. In the past, we have reduced the average selling prices of our products in anticipation of future competitive pricing pressures, new product introductions by us or our competitors and other factors. We expect that we will have to similarly reduce our products' average selling prices over the life of any particular product in the future. Reductions in our average selling prices to one customer could also impact our average selling prices to other customers. A decline in average selling prices can harm our gross margins. Our financial results will suffer if we are unable to offset reductions in our average selling prices by increasing our sales volumes, reducing our costs, adding new features to our existing products that enable us to increase the selling price, increasing our revenues from higher-margin products such as our new sensor solution products or developing new or enhanced products on a timely basis with higher selling prices or gross margins. For example, our gross margins declined from 45.6% in 2009 to 39.6% in 2010 to 35.0% in 2011, primarily as a result of decreasing unit prices in response to competitive pressures in the mobile handset market. However, our gross margin improved to 37.1% in 2012 as we shifted our sales focus to selective customers with less pricing pressure.

Acquisitions or investments that we make to expand our business may expose us to new risks and we may not realize the anticipated benefits of these acquisitions or investments.

        As part of our growth strategy, we will continue to evaluate opportunities to acquire or invest in other businesses, intellectual property or technologies that would complement our current offerings, expand the breadth of markets we can address or enhance our technical capabilities. Acquisitions or investments that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

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  problems integrating the acquired operations, technologies or products into our existing business and products;

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  diversion of management's time and attention from our core business;

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  adverse effects on existing business relationships with customers;

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  need for financial resources above our planned investment levels;

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  failures in realizing anticipated synergies;

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  difficulties in retaining business relationships with suppliers and customers of the acquired company;

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  risks associated with entering markets in which we lack experience;

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  potential loss of key employees of the acquired company;

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  potential write-offs of acquired assets;

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  potential expenses related to the amortization of intangible assets; and

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  potential goodwill impairment charges.

        Our failure to address these risks may have a material adverse effect on our financial condition and results of operations. Any such acquisition or investment may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we issue new equity securities to pay for acquisitions, our stockholders may experience dilution. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that can, among other things, restrict us from distributing dividends.

Our Crossbow acquisition in particular exposed us to new risks that we have not previously faced.

        The product lines we acquired from Crossbow are more highly integrated than our existing products, involve different technologies, more complex manufacturing, assembly and test processes and require more technical support than those required by our current product lines. The sales process and customer base for the Crossbow products also differs substantially from those of our current products.

Our manufacture and sale of the inertial navigation systems for use in general aviation that we acquired from Crossbow are subject to extensive regulatory requirements, including requirements that we obtain and maintain certifications from the United States Federal Aviation Administration, or FAA. Malfunctions in these inertial navigation systems could expose users to the risk of injury or death, and a product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend. Prior to 2010, we had no previous experience in designing, manufacturing, selling and supporting products of this type, and there can be no assurance that we will be successful in these endeavors. As of December 31, 2012, based on our updated forecasts, we concluded that the goodwill attributable to the Crossbow acquisition was fully impaired, and we wrote down the remaining value of $0.6 million. We have been substantially reliant for the operation of this business on former Crossbow management, engineering, sales and marketing personnel who have become our employees, and are dependent on Crossbow to manufacture the FAA-certified products for us under the contract we entered into with Crossbow as part of the acquisition. This agreement expired on December 31, 2012, and there can be no assurance we will be able to make acceptable arrangements with another FAA-certified manufacturer to carry on the manufacture of those products We have experienced unforeseen difficulties in transitioning the manufacture of the acquired products to our own facility in China and have not been able to achieve the product cost improvements that we anticipated for these acquired businesses. The integration of the lines of business, technologies, personnel and operations we acquired from Crossbow could result in significant diversion of our management's attention and could also require the incurrence of substantial costs, which could adversely affect our profitability in the near term. Our failure to effectively address these risks, or to successfully integrate the businesses we acquired from Crossbow, or other businesses we may acquire, could have a material adverse effect on our business, our reputation and our results of operations

We may not be able to compete effectively and increase or maintain revenue and market share.

        We may not be able to compete successfully against current or future competitors. If we do not compete successfully, our market share and revenue may decline. We and our distributors currently sell substantially all of our accelerometer and magnetic sensor products to original equipment manufacturers, or OEMs, and original design manufacturers, or ODMs. We face competition in the sensor market primarily from traditional capacitive/piezoresistive-based accelerometer manufacturers, and hall-effect magnetic sensor manufacturers. Our Crossbow acquisition exposes us to competition from additional sources that we historically did not experience. Most of our current competitors have longer operating histories, significantly greater resources, brand recognition and a larger base of customers than we do. In addition, these competitors may have greater credibility with our existing or potential customers. Moreover, many of our competitors have been doing business with customers for a longer period of time and have established relationships, which may provide them with information regarding future market trends and requirements that may not be available to us. Additionally, some of our larger competitors may be able to provide greater incentives to customers through rebates and similar programs. Some of our competitors with multiple product lines may bundle their products to offer a broader product portfolio or integrate sensor functionality into other products that we do not sell. These factors may make it difficult for us to gain or maintain market share.

Our ability to grow depends on our ability to secure and maintain relationships with OEM and ODM customers. If we cannot continue to achieve design wins, if our design wins do not result in large volume orders, or if we fail to meet an OEM's development and service demands, our ability to grow will be limited.

        Our ability to grow depends on our ability to continue to achieve design wins with OEMs and ODMs to whom we sell either directly or through our distributors. In order to achieve a design win, where our product is incorporated into an OEM's or ODM's product design, we may often need to make modifications to our products or develop new products that involve significant technological challenges. We may also incur significant product development costs by participating in lengthy field trials and extensive qualification programs. We cannot assure you that these efforts would result in a design win.

        Furthermore, a design win is not a binding commitment to purchase our products and may not result in large volume orders of our products. Rather, it is a decision by an OEM or ODM to use our products in the design process of that OEM's or ODM's product. OEMs and ODMs can choose at any time to stop using our products in their designs or product development efforts. Moreover, even if our products were chosen to be incorporated into an OEM's or ODM's product, our ability to generate significant revenues from that OEM or ODM will depend on the commercial success of their products. Thus, a design win may not necessarily generate significant revenues if our customers' products are not commercially successful.

        In addition, OEMs and ODMs place considerable pressure on us to meet their tight development schedules. These customers also often require extensive and localized customer support. As a result, we may be required to significantly expand our customer support organization. Devoting a substantial amount of our limited resources to one or more of these customer relationships could result in opportunity costs which detract or delay us from completing other important product development projects for our other existing customers, which could in turn impair our relationships with existing customers and negatively impact sales of the products under development.

We do not have long-term purchase commitments from our customers, including OEMs and ODMs, and our ability to accurately forecast demand for and sales of our products is limited, which may result in excess or insufficient inventory and significant uncertainty and volatility with respect to our revenue from period to period.

        We do not have long-term purchase commitments from our customers, including OEMs and ODMs. Our customers may cancel or reschedule purchase orders. Our customers' purchase orders may vary significantly from period to period, and it is difficult to forecast future order quantities. The lead time required by our foundry providers for wafer production is typically longer than the lead time that our customers provide to us for delivery of our products to them. Therefore, to ensure availability of our products for our customers, we typically ask our foundry providers to start wafer production based on forecasts provided by our customers in advance of receiving purchase orders. However, these forecasts are not binding purchase commitments, and we do not recognize revenue until our products are shipped to customers. Accordingly, we incur inventory and manufacturing costs in advance of anticipated sales. We cannot assure you that any of our customers will continue to place purchase orders with us in the future at the same level as in prior periods or that the volume of our customers' purchase orders will be consistent with our expectations when we plan our expenditures in advance of receiving purchase orders. Our anticipated demand for our products may not materialize. In addition, manufacturing based on customer forecasts exposes us to risks of high inventory carrying costs and increased product obsolescence, which may increase our costs. If we overestimate demand for our products, or if purchase orders are cancelled or shipments are delayed, we may be left with excess inventory that we cannot sell. Conversely, if we underestimate demand, we may not have sufficient inventory and may lose market share and damage our customer relationships. Obtaining additional supply in the face of product shortages may be costly or impossible, particularly in the short term, which could prevent us from fulfilling orders. As a result, our results of operations may fluctuate significantly from period to period in the future.

The length of our sales cycle is unpredictable, which makes it difficult for us to forecast revenue and may increase the volatility of our operating results.

        We have a lengthy sales cycle that typically begins with our receipt of an initial request from a customer and ends when our customer executes a purchase order for production quantities. We typically need to obtain a design win to receive purchase orders. In some cases, due to the rapid growth of new product applications and technologies, this process can be time-consuming and requires substantial investment of our time and resources. In addition, our OEM and ODM customers may require significant time to test, evaluate and design our products into their products. Following a design win, OEMs and ODMs may need several months to begin large-volume production of the products that incorporate our products. Many factors beyond our control could affect the length of the sales cycle of our products. The uncertainties on the sales cycle length makes it difficult for us to forecast our revenue and may increase the volatility of our operating results.

We depend and expect to continue to depend on a limited number of customers for a high percentage of our revenues. As a result, the loss of, or a significant reduction in orders from, any of these customers would significantly reduce our revenues and harm our results of operations.

        For 2012, three customers, each of which accounted for 10% or more of our net sales, accounted in the aggregate for 56.3% of our total net sales. For 2011, two OEM customers, each of which accounted for 10% or more of our net sales, accounted in the aggregate for 55.7% of our total net sales. For 2010, one OEM customer, accounted for more than 10% of our net sales. If our OEM customers do not experience continued commercial success with their OEM applications incorporating our products or if it or other major customers purchase fewer of our products, defer orders or fail to place additional orders with us, our revenue could decline, and our operating results may not meet market expectations. For example, sales to our largest OEM customer delined by 27% in 2012, contributing to our year-over-year decline in revenue, and are expected to decrease further in 2013. In addition, we face credit risks on some of our significant customers that are smaller companies. If those customers order our products, but fail to pay on time or at all, our liquidity and operating results could be materially and adversely affected.

Our success depends upon our customers' ability to successfully sell their products.

        The success of our products depends, in significant part, on the success of our customers' products that incorporate our products. Most of our net sales in 2012 and 2011 were attributable to sensor products that were incorporated into products such as mobile phones, projectors and automobile parts. If any of our customers are unsuccessful in their sales, whether due to lack of market acceptance of their products, general industry slowdown, changes in the product supply chain or otherwise, our sales could be adversely affected. We are not certain whether these customers will be able to achieve success in their business or whether they will remain competitive in their business even if initially successful.

We rely on a small number of third-party foundries to manufacture wafers, which are significant components in our manufacturing process. If we are unable to secure sufficient supply of wafers, or if the wafers supplied to us do not meet our quality standards, we may be unable to ship finished products and our customer relationships may be damaged.

        We currently rely on one foundry service provider to manufacture wafers used in our accelerometer products and two foundry service providers to supply wafers used for magnetic sensors.

        Because we outsource our wafer production, which is a critical part of our manufacturing process, we face several significant risks, including:

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  lack of manufacturing capacity at these foundries;

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  limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

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  the unavailability of, or potential delays in obtaining access to, key process technologies.

        The ability of these foundries to provide us with wafers is limited by their available capacity. We do not have a guaranteed level of production capacity with our principal foundry and it is difficult to accurately forecast our capacity needs. Furthermore, we do not have a long-term agreement with this foundry and we place our orders on a purchase order basis. As a result, if it raises its prices or is not able to meet our required capacity for any reason, including shortages or delays in shipment of semiconductor equipment or materials it uses to manufacture our wafers, or if our business relationship with our principal foundry deteriorates, we may not be able to obtain the required capacity from it and would have to seek alternative foundries, which may not be available on commercially reasonable terms, or at all. Using foundries with which we have no established relationships could expose us to potentially unfavorable pricing, unsatisfactory quality or insufficient capacity allocation.

        Furthermore, our principal foundries can allocate capacity to the production of other companies' products and reduce deliveries to us on short notice. Many of their customers are larger than we are and may have long-term agreements with the foundry and may receive preferential treatment from them in terms of capacity allocation. Reallocation of capacity by the foundry to its other customers could impair our ability to secure the supply of wafers that we need, which could significantly delay our ability to ship our products, causing a loss of revenue and damage to our customer relationships. In addition, if we underestimate our needs for foundry capacity, our foundries may not have available capacity to meet our immediate needs or we may be required to pay higher costs to fulfill those needs, either of which could materially and adversely affect our business, operating results or financial condition.

Our key foundry service provider maintains facilities that are located in a region that is subject to earthquakes, typhoons and other natural disasters, as well as geopolitical risks and social upheaval.

        Currently, most of the wafers used in our sensor products are manufactured by a foundry in Taiwan. Taiwan is susceptible to earthquakes, typhoons, flood and other natural disasters, and has experienced severe earthquakes and typhoons in recent years that caused significant property damage and loss of life. In addition, this foundry is subject to risks associated with uncertain political, economic and other conditions in Taiwan and elsewhere in Asia, such as political turmoil in the region and the outbreak of contagious diseases, such as Severe Acute Respiratory Syndrome, or SARS, or any other epidemic such as avian flu. The occurrence of any of the foregoing could disrupt the foundry's operations, resulting in significant disruption or delays in deliveries of raw materials for our operations. As a result, our business operations could be significantly disrupted and deliveries of our products could be delayed.

Our products are complex and defects in our products could result in a loss of customers, damage to our reputation, decreased revenue, unexpected expenses, loss of market share and warranty and product liability claims.

        Our products are complex and must meet our customers' stringent quality requirements. Such complex products may contain undetected errors or defects, especially when first introduced or when new versions are released. For example, our products may contain errors that are not detected until after they are shipped because we cannot test for all possible scenarios. Errors or defects can arise due to design flaws, defects in materials or components or as a result of manufacturing difficulties, which can affect both the quality and yield of the product. As our products become more complex, we face significantly higher risk of undetected defects. Any errors or defects in our products, or the perception that there may be errors or defects in our products, could result in customer rejection of our products, damage to our reputation, lost revenue, diversion of development resources and increases in customer service and support costs and warranty claims.

Failure of suppliers to deliver on a timely basis sufficient quantities of components or materials or licensed software used in our products may result in delays or other disruptions in introducing or shipping our products, which could adversely affect our business and operating results.

        Some of the components, materials and software used in our products are purchased or licensed from a limited number of suppliers and it is difficult for us to redesign our products to incorporate components, materials or software from alternative suppliers. For example, we obtain the ceramic packaging materials that we use on our accelerometer products from only two suppliers. If any of our suppliers terminates its relationship with us, or is unable to deliver components, materials or software in accordance with our requirements, we may not be able to find alternative sources on favorable terms on short notice. Our inability to find or develop alternative sources of components, materials and software, if and as required, could result in delays or other disruptions in introducing or shipping our products. If any of these events occur, our business and operating results could be adversely affected.

Our success depends on the continuing efforts of our senior management team and other key personnel and on our ability to successfully attract, train and retain additional key personnel.

        Our future success depends heavily upon the continuing services of the members of our senior management team and various engineering and other technical personnel. In particular, our founder, Chief Executive Officer and director, Dr. Yang Zhao, was and remains central to the development and advancement of the thermal MEMS technology on which our accelerometer products have been designed and developed. In addition, our engineers and other technical personnel are critical to our future technological and product innovations. We have experienced significant turnover among our senior executive personnel since our initial public offering. If Dr. Zhao or any of our other executive officers were to resign or otherwise leave our employment, we might not be able to replace them easily or at all, and our business could be disrupted and our financial condition and results of operations could be materially and adversely affected. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members. We may incur increased operating expenses and be required to divert the attention of other senior executives to recruit replacement for key personnel. Our industry is characterized by high demand and intense competition for talent and the pool of qualified candidates is very limited. We cannot assure you that we will be able to retain existing, or attract and retain new, qualified personnel, including senior executives and skilled engineers, whom we will need to achieve our strategic objectives. In addition, our ability to train and integrate new employees into our operations may not meet the growing demands of our business. The loss of any of our key personnel or our inability to attract or retain qualified personnel, including engineers and others, could delay the development and introduction of, and would have an adverse effect on our ability to sell, our products as well as our overall business and growth prospects.

If we are unable to effectively manage changes in our rate of growth and address related financial, operational and systems requirements, our business and operating results could be harmed.

        Our future growth and expansion require that we expand our operational, engineering and financial systems, procedures and controls and to improve our information technology, accounting and other internal management systems. However, as a result of the recent global economic recession and increasing competition from mobile phone and consumer markets, we have experienced losses since 2009, which have required us to carefully control our costs and expenses in order to minimize the impact of lower gross margins on our results of operations. To the extent that such measures may have impaired or delayed our new product development activities, they could adversely affect our competitiveness. Additionally, these expense control measures could adversely affect our ability to continue to make necessary improvements to our operational, financial and management information systems. We have experienced significant turnover among our senior executive personnel. Our expense reduction measures also included headcount reductions, particularly in our sales and marketing and research and development staffs. These changes have to some extent contributed, and may in the future contribute, to the challenge of effectively managing our changing operations. If we are unable to manage our changing rate of growth effectively, we may not be able to take advantage of market opportunities, execute our business plan or respond to competitive pressures. To successfully manage our business in this rapidly changing environment, we believe we must effectively:

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  hire, train, integrate and manage additional qualified engineers, senior managers, sales and marketing personnel and information technology personnel;

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  implement additional, and improve existing, administrative and operational systems, procedures and controls;

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  expand our finance and accounting team, which includes hiring additional personnel with U.S. GAAP and internal control expertise;

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  continue to expand and upgrade our design and product development capabilities; and

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  manage our relationships with semiconductor manufacturing service providers, customers, suppliers and other third parties.

        Moreover, if our allocation of resources does not correspond with future demand for particular products, we could miss market opportunities, and our business and financial results could be materially and adversely affected. We cannot assure you that we will be able to manage our growth effectively in the future.

Assertions by third parties of infringement by us of their intellectual property rights could disrupt our business, result in significant costs and cause our operating results to suffer.

        The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. We may receive claims from various industry participants alleging infringement of patents, trade secrets and/or other intellectual property rights in the future. Any lawsuit or administrative proceedings resulting from such allegations could subject us to significant liability for damages and invalidate our existing intellectual property rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation or administrative proceedings also could force us to do one or more of the following:

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  stop selling products that have used technology or manufacturing processes containing the allegedly infringing intellectual property;

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  pay damages to the party claiming infringement;

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  attempt to obtain a license for the relevant intellectual property, which may not be available on commercially reasonable terms or at all; and

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  attempt to redesign those products that contain the allegedly infringing intellectual property with non-infringing intellectual property, which may not be possible.

        The outcome of a dispute may result in our need to develop non-infringing technology or enter into royalty or licensing agreements. We have agreed to defend certain of our distributors and direct OEM customers against any claims by third parties of infringement of intellectual property rights and to indemnify them for all costs and damages arising from such claims. Any intellectual property dispute could have a material adverse effect on our business, operating results or financial condition.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

        We design our accelerometer and non-accelerometer products in-house and rely on a combination of patents, trademarks and employee and third-party nondisclosure agreements to protect our intellectual property. As of December 31, 2012, we owned forty-one patents and had eighteen pending patent applications in the United States, and owned forty-two patents and had twenty-nine pending patent applications and assignments in China. As of that date, we also had five issued patents and nine pending patent applications in Japan, two issued patents and five pending patent applications in Germany, three pending patent applications filed with the European Patent Office and seven pending patent applications filed under the Patent Cooperation Treaty (PCT). Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. In addition, others may independently develop similar proprietary information and techniques, gain access to our intellectual property rights, disclose such technology or design around our patents. Additionally, we cannot assure you that any patent or registered trademark owned by us will be enforceable or will not be invalidated, circumvented or otherwise challenged in the PRC, the United States or other countries or that the rights granted thereunder will provide competitive advantages to us or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. Furthermore, litigation may be necessary to enforce our patents and other intellectual property rights, protect our trade secrets, determine the validity of and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources which could harm our business, could ultimately be unsuccessful in protecting our intellectual property rights, and may result in our intellectual property rights being held invalid or unenforceable. Moreover, foreign intellectual property laws may not protect our intellectual property rights. Enforcement of PRC intellectual property-related laws has historically been ineffective, primarily because of ambiguities in PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Our failure to protect our intellectual property effectively could harm our business, prospects and reputation.

Some of our key technologies and know-how are licensed from third parties, including a competing company, and the termination of any of the licenses will materially and adversely affect our business.

        Our business relies on our ability to use, develop and otherwise exploit our accelerometer-related technologies and know-how. Some of our key technologies and know-how were acquired by us from Analog Devices through licensing arrangements as part of its investment in our company in 1999. All these licensing arrangements may be terminated upon the occurrence of certain events. In particular,

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  Analog Devices assigned to us its license from Canada's Simon Fraser University, or SFU, on our core thermal accelerometer technology. SFU is entitled to terminate our license upon the occurrence of one of a number of events, including our failure to timely provide financial records. In addition, the license is terminated automatically upon the occurrence of insolvency, bankruptcy or other similar events.

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  Analog Devices granted us an exclusive, perpetual license to its thermal accelerometer technology rights to use, make, have made, import, offer to sell, sell, develop, modify, reproduce and distribute thermal accelerometer products and agreed not to use such technology rights to make or sell thermal accelerometer products itself. Analog Devices is entitled to terminate this license if our company is dissolved or liquidated or if we breach a material provision of the license agreement.

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  Analog Devices granted us a non-exclusive license to certain of its testing, wafer sawing and wafer level capping and chip-level packaging technology rights to use, make, have made, import, offer to sell, sell, develop, modify, reproduce and distribute thermal accelerometer products. Analog Devices may terminate this license if our company is dissolved or liquidated or if we breach a material provision of the license agreement.

        Under our license with SFU, SFU is entitled to continue to use the licensed technology existing at the time of the license agreement, which was entered into in March 1999, as well as any related technology it develops thereafter without our support. Although we understand that SFU has not developed commercialized products based on its patented accelerometer technology to date, we cannot assure you that it will not do so in the future. If SFU seeks to develop commercialized products based on the accelerometer technology, it may deem us as a competitor and seek to terminate or limit the scope of our license, and as a result, our business, operations, financial condition and results of operation may be materially and adversely affected.

        We consider Analog Devices to be a significant competitor. If Analog Devices seeks to terminate, limit the scope of, or increase the fees payable with any of our licenses granted or assigned by them, our business, operations, financial condition and results of operation may be materially and adversely affected.

The loss of the services of our independent packaging service provider could disrupt our shipments, harm our customer relationships and reduce our sales.

        We outsource a portion of our product packaging process to third-party packaging service providers. As a result, we do not completely control our product delivery schedules, packaging costs or quality assurance and control for products subject to third-party packaging process. Although we have developed the capacity to perform certain product packaging activities in-house, if our third party packaging service provider experiences capacity constraints or disruption or financial difficulties, raises its prices, suffers any damage to its facilities, or terminates its relationship with us, and we have insufficient capacity in-house, we may have to seek alternative packaging services which may not be available on commercially reasonable terms, or at all. Moreover, we may be exposed to risks associated with qualifying new service providers. Because it may take us an extended amount of time to qualify third-party packaging service providers, we could experience delays in product shipments if we are required to find alternative service providers for our products on short notice. Any problems that we may encounter with the delivery or quality of our products could damage our reputation and result in a loss of customers.

We may be unable to obtain in a timely manner and at a reasonable cost the equipment necessary for us to remain competitive when worldwide economic growth resumes.

        Our operations and expansion plans depend on our ability to obtain a significant amount of equipment from a limited number of suppliers and in a market that is characterized, from time to time, by intense demand, limited supply and long delivery cycles. During times of significant demand for this type of equipment, lead times for delivery can be significant. Shortages of equipment could result in an increase in their prices and longer delivery times. If we are unable to obtain equipment in a timely manner and at a reasonable cost, we may be unable to fulfill our customers' orders, which could negatively impact our financial condition and results of operations.

Our expansion plans require substantial capital expenditures and are subject to a number of uncertainties, and our failure to complete these plans would have a material adverse effect on our ability to achieve future growth.

        Our future success depends on our ability to significantly increase our manufacturing capacity and research and development capabilities.

        We have completed the first phase of construction of two new buildings adjacent to our current facility in Wuxi, China, comprising 20,800 square meters, consisting of 8,700 square meters for a new research and development institute and 12,100 square meters of new manufacturing facilities. Phase one included the structural construction of the two new buildings and furnishing and fitting out the research and development office building. We started using the research and development office building in the fourth quarter of 2009. The total cost for this phase was $6.7 million. Phase two includes the furnishing and equipment of the manufacturing facility. At the end of 2011, we had furnished and equipped one third of our new manufacturing facility to meet our expected production requirements for both accelerometer products and non-accelerometer products in 2011. In 2012, we did not furnish or equip any additional manufacturing space in the new manufacturing building as the existing space was sufficient to support our 2012 sales. We may need to continue to furnishing the remaining manufacturing facility depending upon the rate of growth of the sensor business.

        In 2011, we completed another manufacturing facility with 14,000 square meter total space in Wuxi, China to host the manufacturing of our system solution products. The construction site is located on the same property as our June 2010 land purchase. The construction cost of approximately $8.1 million has been financed by the local Chinese government. We are currently negotiating with the local Chinese government concerning the terms of an arrangement under which we would either lease the building for five years with a free rent period or purchase the building at cost from the government within five years.

        There are a number of events that could delay these expansion projects or increase the costs of building and equipping these or future facilities in accordance with our plans. These include:

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  failure to raise sufficient funds to build, and maintain adequate working capital to operate, new facilities;

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  failure to timely obtain environmental and other regulatory approvals, permits or licenses;

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  shortages and late delivery of building materials and manufacturing equipment;

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  seasonal factors, such as a long and intensive wet season that limits construction; and

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  technological, capacity or other changes to our plans for new facilities necessitated by changes in market conditions.

        If we are unable to establish or successfully operate additional manufacturing facility, we may be unable to expand our business as planned. If we are unable to carry out our planned expansions, we may not be able to meet customer demand, which could result in lower profitability and a loss in market share.

Our product liability and business disruption insurance may not be sufficient.

        A significant portion of our sales derive from automotive safety applications which may expose us to significant product liability claims. The aviation navigation systems business we recently acquired from Crossbow also could expose us to significant product liability claims. We maintain business disruption insurance and general liability insurance which includes product liability coverage in amounts we believe to be appropriate for our operations. However, we cannot assure you that this amount is sufficient to cover all potential claims or losses and damages we may suffer. Any product liability or warranty claim, litigation, natural disaster or other forms of business disruption may result in our incurring substantial costs and in a diversion of resources.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity, potentially significant monetary damages and fines and suspension of our business operations.

        Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. Our manufacturing processes generate noise, waste water, gases and other industrial wastes and we are required to comply with China's national and local regulations regarding environmental protection. We believe we are currently in compliance with present environmental protection requirements and have all necessary environmental permits to conduct our business as it is presently conducted. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. If we fail to comply with any future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations.

We may need additional capital, and the sale of additional common stock or other equity securities could result in dilution to you.

        We believe that our current cash, cash flow from operations and proceeds of the project loans from the Agricultural Bank of China and funding from the local government of Wuxi will be sufficient to meet our anticipated cash needs, including working capital requirements and capital expenditures for at least the next twelve months. Our future cash requirements will depend on many factors, including our operating income, the timing of our new product introductions, the costs of maintaining adequate manufacturing capacity, the continuing market acceptance of our products, payment terms for major contracts and customers, or other changing business conditions and future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would be dilutive to our stockholders. The incurrence of indebtedness would divert cash for working capital requirements and capital expenditures to service debt and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our stockholders. If we are unable to obtain additional equity or debt financing, our business, operations and prospects may suffer.

We are likely to be adversely affected by the cyclicality of the semiconductor industry.

        The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The semiconductor industry has, from time to time, experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products, which may occur as of, or independently from, declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The semiconductor industry is currently experiencing such a downturn. Prolongation or worsening of the current downturn, or the occurrence of any future downturn may reduce our revenues and result in us having excess inventory. Furthermore, any upturn in the semiconductor industry could result in increased competition for access to limited third-party foundry, assembly and testing capacity. Failure to gain access to foundry, assembly and testing capacity could impair our ability to secure the supply of products that we need, which could significantly delay our ability to ship our products, cause a loss of revenues and damage our customer relationships.

The illiquidity of the auction rate securities we hold could adversely affect our financial condition, and if a further write-down of the value of these securities were to become necessary, it would adversely affect our results of operations

        As of December 31, 2012, our investments included $2.5 million (net of $500,000 unrealized temporary impairment loss) of auction rate securities. Auction rate securities are generally long-term fixed income instruments that are expected to provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined calendar intervals, typically every 7, 28, 35 or 49 days. Due to liquidity issues in global credit and capital markets, the auction rate securities we hold have failed at auction, meaning that the amount of securities submitted for sale at auction exceeded the amount of purchase orders. If an auction fails, the issuer becomes obligated to pay interest at penalty rates, and the auction rate securities we hold continue to pay interest in accordance with their stated terms. However, the failed auctions create uncertainty as to the liquidity in the near term of these securities. As a result, we have classified the $2.5 million of auction rate securities we held at December 31, 2012 as long-term investments.

        Based on our expected operating cash flows and our other sources of cash, we do not expect the potential lack of liquidity in our auction rate securities classified as long-term investments to affect our ability to execute our current business plan in the foreseeable future. However, the principal represented by these investments will not be accessible to us until one of the following occurs: a successful auction occurs, the issuer redeems the issue, a buyer is found outside of the auction process or the underlying securities have matured. There can be no assurance that we would be able in the near term to liquidate these securities on favorable terms, or at all, and if we should require access to these funds sooner than we currently expect, our inability to sell these auction rate securities could adversely affect our liquidity and our financial flexibility.

        If the credit and capital markets deteriorate further, the credit ratings of the issuers or the insurers of the auction rate securities are downgraded or the collateral underlying the securities deteriorates or other events occur that would affect the fair value of these auction rate securities, it is possible that we might conclude that some or all of them have sustained an other-than-temporary impairment in value, such that we would be required under GAAP to further write down their carrying value. Any such write-down could result in a charge against our earnings in the period in which the impairment is recognized, which could be material.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government or laws or regulations of the PRC could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect our business.

        All of our manufacturing operations are located in China and a significant portion of devices incorporating our products are ultimately sold to end users in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. China's economy is in transition from a planned economy to a more market-oriented economy and differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, level of capital reinvestment, access to financing, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, the growth has been uneven across different regions and economic sectors of China. The PRC government has implemented various economic and political policies and laws and regulations to encourage economic development. Although we believe that such policies have had a positive effect on the economic development of China, we cannot predict the future direction of those policies or the effects those policies may have on our business or results of operations. In addition, since 2003, the PRC government has implemented a number of measures, such as raising surplus deposit reserve ratios and lending interest rates, in order to slow down the growth of certain sectors of China's economy. These actions, as well as future actions and policies of the Chinese government, could materially affect our liquidity and access to bank financing. Furthermore, changes to the policies of the PRC government or the laws and regulations of the PRC could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Because our business depends in part on the continued growth of the Chinese economy, any slowdown of such growth could have a material adverse effect on our business and operating results.

        Our business is significantly dependent upon the economy and the business environment in China. In particular, we expect to continue to rely significantly on the growing demand in China for devices incorporating our products, which in turn may be dependent on the continuing growth of the Chinese economy. The Chinese economy experienced some inflation recently, and there can be no assurance that the growth of the Chinese economy will be steady or that any slowdown of the Chinese economy will not have a material adverse effect on our business and operating results.

China's legal system is characterized by uncertainty that could negatively impact our business and results of operations.

        We conduct all of our manufacturing operations at our Wuxi subsidiaries, which are subject to PRC laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly-foreign owned companies. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.

        The PRC legal system is based on written statutes. The interpretation and enforcement of these laws and regulations involve uncertainties in that (i) the laws and regulations are relatively new, (ii) only limited volumes of court decisions are published, (iii) prior court decisions may be only cited for reference but have limited precedential value, and (iv) interpretation of statutes and regulations may also be subject to new government policies reflecting domestic political, economic or social changes. Such uncertainties may limit the legal protections available to us.

        The enforcement of existing laws, or contracts based on existing law, may be uncertain and sporadic as well. It may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction.

        The relative inexperience of China's judiciary in many types of cases creates additional uncertainty as to the outcome of any litigation. Any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

        The PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation.

        Our activities in China may be subject to administrative review and approval by various national and local agencies of the PRC government. Because of the changes occurring in China's legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Failure to obtain the requisite governmental approval for any of our activities could adversely affect our business and results of operations.

The discontinuation of any of the preferential tax treatments currently available to us in China could materially and adversely affect our business, financial condition and results of operations.

        The PRC government or its local agencies or bureaus provides preferential tax treatment, in the form of reduced tax rates or tax holidays, to certain qualified enterprises. Our wholly-owned subsidiary, MEMSIC Semiconductor, as a PRC high-technology company operating in a designated high-tech development zone, which we refer to as a "PRC high technology company," benefits from a 15% preferential enterprise income tax rate, compared to a uniform tax rate of 25% that became effective on January 1, 2008, and was exempt from enterprise income tax for two years from 2007, the year in which it first had positive accumulated earnings, and was entitled to a 50% reduction in the enterprise income tax from 2009 to 2011. Our indirectly owned subsidiary MTS is currently subject to the uniform tax rate of 25%.

        Moreover, under current PRC laws and regulations, no tax is required to be withheld by MEMSIC Semiconductor with respect to any dividend payments made by it to us, as its stockholder, and no PRC tax is payable by us on the dividends received from it provided that such profits are permitted to be paid by it in accordance with PRC laws and regulations. In addition, as a foreign invested enterprise, or FIE, MEMSIC Semiconductor enjoys certain tax deductions for purchasing equipment made in China. Under the relevant regulation, if an FIE purchases Chinese-made equipment, and the price does not exceed the total investment amount of such FIE, for projects that fall within certain specified categories, 40% of the purchase price amount may be credited against the surplus between the amount of enterprise income tax payable in the current year and the amount paid in the previous year. If the credited amount is greater than the surplus, the excess amount can be carried forward for up to five years, subject to certain exceptions. In addition, we have also benefited from rebates of value-added tax for our export products.

        The discontinuation of these preferential tax treatments could materially and adversely affect our business, financial condition and results of operations. On March 16, 2007, the National People's Congress, the PRC legislature, approved and promulgated a new tax law named "Enterprise Income Tax Law," which took effect beginning January 1, 2008. Under the new tax law, FIEs and domestic companies are subject to a uniform income tax rate of 25%. The new tax law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential lower income tax rate under the then effective tax laws or regulations. The income tax rate of such enterprises will gradually transition to the uniform tax rate within the transition period in accordance with implementing rules to be issued by the State Council. For those enterprises which are enjoying tax holidays, such tax holidays may continue until their expiration in accordance with regulations to be issued by the State Council, but where the tax holiday has not yet started because of losses, such tax holiday shall be deemed to commence from the first effective year of the new tax law. While the new tax law equalizes the income tax rates for FIEs and domestic companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies supported by the PRC government, whether FIEs or domestic companies. According to the new tax law, entities that qualify as PRC high-technology companies will benefit from a tax rate of 15% as compared to the uniform tax rate of 25%. However, there are a number of requirements for a company to qualify as a PRC high-technology company, including those relating to business scope. There can be no assurances that MEMSIC Semiconductor will continue to qualify as a PRC high-technology company, that it will continue to do so in the future and continue to benefit from such preferential tax rate. Following the effectiveness of the new tax law, our effective income tax rate may increase, unless we are otherwise eligible for preferential treatment.

        In addition, according to the Enterprise Income Tax Law and its implementation rules, effective January 1, 2008, any dividends payable to us by MEMSIC Semiconductor is subject to the PRC withholding tax at the rate of 10%. Although MEMSIC Semiconductor has not paid any dividends to us historically and does not intend to do so in the future, if our Wuxi subsidiary ever does pay any dividends to us in the future, our consolidated results of operations and the amount of dividends we pay to our stockholders may be adversely affected.

        The new tax law provides only a framework of the enterprise tax provisions. Even with the promulgation of its implementation rules, the new tax law still leaves many details on the definitions of numerous terms as well as the interpretation and specific application of various provisions unclear and unspecified.

We may be treated as a resident enterprise for PRC tax purposes which may subject us to PRC income tax for any dividends we pay to our non-PRC stockholders.

        Under the Enterprise Income Tax Law, enterprises established under the laws of non-PRC jurisdictions, but whose "de facto management body" is located in the PRC are treated as resident enterprises for PRC tax purposes. Although the implementation rules of the Enterprise Income Tax Law provides a definition of "de facto management body", such definition has not been tested and there remains uncertainty as to which situations a non-PRC enterprise's "de facto management body" is considered to be located in the PRC. Some members of our management team are currently based in the PRC. If we are treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, and any dividend payable by us to our non-PRC corporate stockholders will also be subject to a PRC withholding tax at the rate of 10%. If we are required under the new tax law to withhold income tax on dividends we pay to our non-PRC corporate stockholders, the amount of dividends we are able to pay may be materially and adversely affected.

The intercompany transactions between us and our Wuxi subsidiaries may be subject to scrutiny by the United States and the PRC tax authorities, and there may be material and adverse tax consequences if the United States or the PRC tax authorities determine that these transactions were not entered into on an arm's length basis.

        Our Wuxi subsidiaries are PRC companies. Our Wuxi subsidiaries generally purchase manufacturing components from third parties but purchase a small amount of manufacturing components from our U.S. headquarters at cost. To more efficiently manage our manufacturing process, we expect our Wuxi subsidiaries to purchase all manufacturing components from third parties. We purchase all of the MEMS sensors that MEMSIC Semiconductor produces and some of the system solution products that MTS produces.

        We could face material and adverse tax consequences if the United States or the PRC tax authorities determine that the transactions between us and our Wuxi subsidiaries were not entered into on an arm's length basis and they may adjust our income and expenses for United States or PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recognized by our Wuxi subsidiary, or an increase, for the U.S. tax purposes, of income recognized by us on a consolidated basis, which could increase our overall tax liability and adversely affect our results of operations.

Our Wuxi subsidiaries are subject to restrictions on paying dividends or making other distributions to us.

        We may rely on dividends paid by our Wuxi subsidiaries for our cash needs, including the funds necessary to pay any dividends or other cash distributions to our stockholders, service any debt we may incur and pay our operating expenses. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Our Wuxi subsidiaries are required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its after-tax profits each year, if any, to fund certain reserve funds. These reserve funds are not distributable as cash dividends. As of December 31, 2012, MEMSIC

Semiconductor has established a reserve fund of $788,000. If our Wuxi subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their abilities to pay dividends or make other distributions to us. Limitations on the ability of our Wuxi subsidiaries to pay dividends to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business. Accordingly, if for any of the above or other reasons, we do not receive dividends from our Wuxi subsidiaries, our liquidity, financial condition and ability to make dividend distribution to our stockholders will be materially and adversely affected.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

        The PRC government imposes controls on the convertibility of Renminbi, or RMB, into foreign currencies and, in certain cases, the remittance of currency out of China. Because all or substantially all of our net sales are denominated in U.S. dollars, but a significant portion of our expenses are denominated in RMB, any restrictions on currency exchange may limit our ability to use cash from sales generated in U.S. dollars to fund our business activities in China. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB are freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investment in securities outside China unless the prior approval of the State Administration of Foreign Exchange, or SAFE, is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under the capital account of our Wuxi subsidiary, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders. In addition, we cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on foreign exchange transactions in the future.

Fluctuations in the value of RMB could negatively impact our result of operations.

        The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions inside and outside of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a managed band based on market supply and demand and by reference to a basket of certain foreign currencies. This change in policy has resulted in a 25.0% appreciation of the RMB against the U.S. dollar between July 21, 2005 and December 31, 2012. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy. In the long term, the RMB may appreciate or depreciate significantly in value against the U.S. dollar, depending on the fluctuation of the basket of currencies against which it is currently valued, or whether it is permitted to enter into a full float.

        Our reporting currency is the U.S. dollar and all of our sales and liabilities are denominated in U.S. dollars. Approximately one third of our operating expenses and a majority of our assets are denominated in RMB. Accordingly, as a result of China's 2005 currency policy, our operating expenses, in U.S. dollar equivalents, increased and our operating margins and net income were adversely affected. In addition, the value of our Chinese assets, in U.S. dollar equivalents, increased. To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. As a result, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars.

Recent PRC regulations relating to offshore investment activities by PRC residents and employee stock options granted by overseas-listed companies may increase our administrative burden, restrict our overseas and cross-border investment activity or otherwise adversely affect the implementation of our acquisition strategy. If our stockholders who are PRC residents, or our PRC employees who are granted or exercise stock options, fail to make any required registrations or filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

        The PRC State Administration of Foreign Exchange, or SAFE, recently promulgated regulations that require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies, will be required to register those investments. In addition, any PRC resident who is a direct or indirect stockholder of an offshore company is required to file or update the registration with the local branch of SAFE, with respect to that offshore company, any material change involving its round-trip investment or capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or creation of any security interest. Although our PRC counsel has advised us that these SAFE regulations are not applicable to us or our stockholders, we cannot assure you that SAFE will agree with our position. If SAFE disagrees with us, and if any of our PRC stockholders fails to make in a timely manner the required SAFE registration or file or update the registration, our Wuxi subsidiary may be prohibited from distributing its profits and the proceeds from any reduction in capital, share transfer or liquidation to us, and we may also be prohibited from injecting additional capital into our Wuxi subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

        The failure or inability of our PRC resident stockholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions. In addition, because it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. Furthermore, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

        On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to register with SAFE and complete certain other procedures. We and our PRC employees who have been granted stock options are subject to the Stock Option Rule as a result of our recent initial public offering. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions.

        A number of our PRC employees exercised their stock options prior to our becoming an overseas publicly-listed company. Since there is not yet a clear regulation on how and whether these PRC employees are required to complete their SAFE registration, and it is uncertain as to how the government authorities will interpret the Stock Option Rule, it is unclear whether such exercises are permissible by PRC laws and it is uncertain how SAFE or other government authorities will interpret or administrate such regulations. Therefore, we cannot predict how such exercises will affect our business or operations.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit us from using the proceeds of our initial public offering to make additional capital contribution or loans to our Wuxi subsidiaries.

        Any capital contributions or loans, that we, as an offshore entity, make to our Wuxi subsidiaries, are subject to PRC regulations. For example, any of our loans to our Wuxi subsidiaries cannot exceed the difference between the total amount of investment that our Wuxi subsidiaries are approved to make under relevant PRC laws and the registered capital of our Wuxi subsidiaries, and any such loans must be registered with the local branch of the SAFE as a procedural matter. In addition, our additional capital contributions to our Wuxi subsidiaries must be approved by the PRC Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain these approvals on a timely basis, or at all. If we fail to obtain such approvals, our ability to make equity contributions or provide loans to our Wuxi subsidiaries or to fund their operations may be adversely affected, which could harm our Wuxi subsidiary's liquidity and its ability to fund its working capital and expansion projects and meet its obligations and commitments.

We are obligated to withhold and pay PRC individual income tax on behalf of our employees who are subject to PRC individual income tax. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

        Under PRC laws, we are obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. In addition, the State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, our employees working in China (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. We are obligated to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

Risks Related to Ownership of Our Securities

The market price for our common stock has been influenced by the recent proposal to acquire our company, and may be volatile.

        There has been a history of significant volatility in the market prices of securities of technology companies. Since our initial public offering in December 2007, the market price for our common stock has ranged from a high of $11.00 to a low of $1.28 per share. The price of our common stock has been significantly influenced by the announcement on November 20, 2012 that our Board of Directors had received an unsolicited, non-binding proposal from IDG-Accel China Growth Fund II L.P., for itself and on behalf of its affiliated funds and certain nominees, which we refer to collectively as IDG, to acquire all outstanding shares of common stock of MEMSIC not currently owned by IDG or its affiliates for cash in the amount of $4.00 per share. The Special Committee established by our Board is continuing to evaluate this proposal and all other strategic alternatives, consistent with the Board's fiduciary duties to act in the best interest of stockholders. We caution MEMSIC stockholders and potential purchasers of MEMSIC common stock that there can be no assurance that any definitive agreement will be executed with IDG or that any transaction will be consummated with IDG or another party. The withdrawal or abandonment of the IDG proposal or failure of any announced transaction with IDG or another party to be timely consummated would likely have a significant and immediate adverse effect on our stock price. The market price of our common stock may continue to be volatile and subject to wide fluctuations, in response to factors including the following:

  •
  announcements or developments concerning the IDG proposal, or changes in investors' perceptions concerning the likelihood that a transaction with IDG or another party will be consummated

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in financial estimates by securities research analysts;

  •
  conditions in the semiconductor industry;

  •
  changes in the economic performance or market valuations of other companies in the semiconductors industry;

  •
  announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  addition or departure of key personnel;

  •
  fluctuations of exchange rates between the RMB and the U.S. dollar;

  •
  intellectual property litigation;

  •
  transfer restrictions on our outstanding shares or sales of additional shares; and

  •
  general economic or political conditions in Asia, particularly China, the United States and Europe.

        In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our shares.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.

        The trading market for our common stock upon listing may be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price for our common stock or trading volume to decline.

Delaware law and provisions of our charter documents could discourage potential acquisition proposals and could delay, deter or prevent a change in control.

        Our charter documents contain provisions that could discourage, delay or prevent a change in control or changes in our management that our stockholders may deem advantageous. These provisions:

  •
  require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;

  •
  require a staggered board of directors making it more difficult for stockholders to replace a majority of our directors;

  •
  authorize the issuance of "blank check" preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;

  •
  provide that a special meeting of stockholders may be called only by the president, the chief executive officer or the board of directors acting pursuant to a resolution adopted by the board; and

  •
  establish advance notice requirements for nominations for election to our board by stockholders at stockholder meetings.

        In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits "business combinations" between a Delaware corporation and an "interested stockholder," which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.

        These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choice and cause us to take corporate actions with which you may disagree.

Our principal stockholders and affiliated entities can exert substantial influence over our corporate activities.

        As of March 19, 2013, our executive officers, directors and entities affiliated with them beneficially owned approximately 33.9% of our outstanding shares of common stock. These included Dr. Yang Zhao, our president and chief executive officer, who beneficially owned 3.6% of our outstanding shares of common stock and Dr. Quan Zhou, who is a Managing Director and General Partner at IDG Capital Partners, whose affiliated funds beneficially own approximately 19.5% of our outstanding shares of common stock. These stockholders, if acting together, could exert substantial influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares. These actions may be taken even if they are opposed by our other stockholders. In cases where their interests are aligned and they vote together, these stockholders will also have the power to prevent or cause a change in control. In addition, these persons could divert business opportunities from us to themselves or others.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business.

        As a public company, we are required to document and test our internal financial control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and will require a report by our independent auditors that both addresses management's assessments and provides for the independent auditor's assessment of the effectiveness of our internal controls. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404, and we may also identify inaccuracies or deficiencies in our financial reporting that could require revisions to or restatement of prior period results. Testing and maintaining internal controls will also involve significant costs and can divert our management's attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could harm our operating results, could cause us to fail to meet our reporting obligations and could require that we restate our financial statements for prior periods, any of which could cause investors to lose confidence in our reported financial information and cause a decline, which could be material, in the trading price of our common stock.

It may be difficult to enforce judgments against us in U.S. courts.

        Although we are a Delaware corporation, our manufacturing subsidiaries and approximately 55.8% of our assets were located outside of the United States as of December 31, 2012. As a result, you may not be able to enforce against us in U.S. courts judgments based on the civil liability provisions of U.S. federal securities laws. It is unclear if original actions of civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States. It is equally unclear if judgments entered by U.S. courts based on the civil liability provisions of U.S. federal securities laws are enforceable in courts outside the United States. Any enforcement action in a court outside the United States will be subject to compliance with procedural requirements under applicable local law, including the condition that the judgment does not violate the public policy of the applicable jurisdiction.

Item 1B.    Unresolved Staff Comments

        Not applicable.

Item 2.    Properties.

        Our corporate headquarters are located at One Tech Drive, Suite 325, Andover, Massachusetts 01810. In addition, we also have offices in Chicago, Illinois and San Jose, California. Our Andover headquarters is responsible for sales and marketing, financing, and research and development, our Chicago office is also responsible for research and development and our San Jose office is responsible for sales and marketing, research and development for the system solution products. In addition, we have sales offices in Shanghai, China and Tokyo, Japan. We lease these premises from unrelated third parties. The lease contract on our corporate headquarters in Andover expires in June 2013.

        Our current manufacturing facility and our new facility are located on a parcel of land of approximately 35,000 square meters in Wuxi, Jiangsu Province of China. We purchased the land use rights to the land in 2003. With the completion of the new research and development and manufacturing buildings in 2009, our current manufacturing facility comprises a production area of approximately 16,300 square meters and an office area of approximately 8,700 square meters. The current facility is responsible for sensor product manufacturing, product engineering, manufacturing engineering, quality assurance, packaging and testing as well as application engineering. We purchased another piece of land of approximately 66,670 square meters in Wuxi in June of 2010 for $4.0 million, which we have used to build a manufacturing facility for our indirect Wuxi subsidiary, MEMSIC Transducer Systems Co. Ltd. ("MTS"). The building, consisting of 14,000 square meters, was completed and begun usage in the third quarter of 2011.

Item 3.    Legal Proceedings.

        On September 11, 2012, Trilogy Marketing, Inc. (Trilogy) commenced an action in the United States District Court for the Eastern District of Michigan, in which it alleges that MEMSIC has failed to pay sales representative commissions to Trilogy. We have not concluded that a loss of any magnitude in this matter is probable, and are unable to estimate the range of potential loss, if any, that might arise from this matter.

        We are not involved in any litigation or other legal matters which, if decided adversely against us, could reasonably be expected to have a material adverse impact on our business or operations. However, many participants in our industry have significant intellectual property rights and have demonstrated a willingness to instigate litigation based on allegations of infringement. We cannot assure you that we will not receive notices of intellectual property right infringements in the future.

Item 4.    Mine Safety Disclosures.

        Not applicable.

 PART II

Item 5.    Market for the Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

        The following table sets forth the high and low reported sales prices of our common stock for the periods indicated as reported by the Nasdaq Global Market.

	High	Low
Year ended December 31, 2011
Quarter ended March 31, 2011	$3.70	$3.00
Quarter ended June 30, 2011	$3.70	$2.81
Quarter ended September 30, 2011	$3.44	$2.22
Quarter ended December 31, 2011	$3.26	$2.16
Year ended December 31, 2012
Quarter ended March 31, 2012	$5.20	$2.46
Quarter ended June 30, 2012	$4.62	$2.08
Quarter ended September 30, 2012	$2.57	$1.55
Quarter ended December 31, 2012	$3.34	$1.63

        On March 19, 2013, the last reported sale price on the Nasdaq Global Market for our common stock was $ 2.62 per share. On March 19 , 2013, there were approximately 21 holders of record of our common stock. This number does not include stockholders for whom our shares were held in "nominee" or "street" name.

        We currently intend to retain future earnings, if any, to finance our growth. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, restrictions in financing agreements and plans for expansion.

        The net proceeds to us of our initial public offering in 2007, including the net proceeds from exercise of underwriters' over-allotment option were approximately $60.2 million. Through December 31, 2012, we have applied approximately $10.6 million of the net proceeds to fund capital expenditures for the expansion of our manufacturing facility in Wuxi, $7.3 million to the construction and furnishing of two new buildings adjacent to that facility, $4.0 million to the purchase of a piece of land for the MTS manufacturing facility and manufacturing equipment, and $18.0 million to the Crossbow acquisition. We invested the balance of $20.3 million of the net proceeds from our initial public offering in money market funds, bank certificates of deposit and auction rate securities, pending other uses.

        For information regarding securities authorized for issuance under our equity compensation plans, see Part III, Item 12, "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters."

Item 6.    Selected Financial Data

        Not applicable.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

        We provide advanced semiconductor sensor and system solutions based on integrated MEMS technology and mixed signal circuit design. We operate and manage our business in two reporting segments. We develop, design, manufacture and market:

  •
  semiconductor sensor products, which we refer to as sensor products, based on micro-electromechanical systems (MEMS) technology and advanced integrated circuit design; and

  •
  sensor system solution products, which we refer to as system solution products, which incorporate sensors with on-board computing, wireless communications and systems and application software solutions.

        In making operating decisions, our chief executive officer, who is the chief operating decision maker, considers the gross profit results of the sensor product segment and the system solution product segment separately, but utilizes enterprise-wide operating expense and earning results.

        Our sensor products combine proprietary thermal-based MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard CMOS process. This approach allows us to provide sensor solutions at a lower cost, with higher performance and greater functionality than our competitors. Our magnetic sensor product is based on AMR technology which provides higher accuracy, better sensitivity across temperature and lower power as compared to hall-effect based magnetic sensors. In addition, our technology platform allows us to easily integrate additional functions or create new sensors to expand into touch and flow sensors and related applications. Our sensor products have a wide range of applications such as mobile phones, automotive safety systems and video projectors.

        Our system solution products consist primarily of wireless sensors that connect the physical environment with enterprise management and information systems to provide advanced monitoring, automation and control solutions for a range of industries, as well as inertial systems that provide end-users and systems integrators with MEMS-based solutions for measurement of static and dynamic motion in a wide variety of challenging environments, including avionics, remotely operated vehicles, agricultural and construction vehicles, automotive test and wind power turbines.

        Our system solution products initially consisted primarily of the product lines we acquired from Crossbow Technology in January 2010, including the non-military portion of Crossbow's inertial navigation systems business and its wireless sensor network Mote and eKo environmental monitoring business

        We manufacture our accelerometer products utilizing a "semi-fabless" model by outsourcing the production of CMOS wafers and completing the post-CMOS MEMS process in-house. By outsourcing the standard CMOS manufacturing process, we are able to more efficiently manage our capital expenditures and cost of goods sold.

        We manufacture our magnetic sensor products through utilizing sensor wafers from both internal and external fabs, outsourcing the packaging process and completing the testing process in-house. Currently there are limited reliable AMR magnetic sensor suppliers in the world. We believe we need an internal fab to ensure a reliable supply of the magnetic sensor.

        We manufacture our wireless system solution products and partial inertial system solution products through outsourcing most of the assembly process to third-party contract assembly vendors and performing final testing and programming functions in-house at our facility in Wuxi. Certain of our inertial system solution products, including FAA-certified products, have been manufactured by Crossbow Technology under a manufacturing agreement that expired on December 31, 2012. We are evaluating other FAA certified vendors to carry on the manufacturing of our FAA-certified products in the future.

        We sell our products either to distributors, which then resell to OEMs and ODMs, or to OEM and ODM customers directly. Historically, a small number of our customers have accounted for a substantial portion of our revenue, and sales to our largest distributor customers and OEM and ODM customers have varied significantly. This significant variation is in part due to the fact that our sales are made on the basis of purchase orders rather than long-term contracts. Although our distributors generally provide us with non-binding rolling forecasts, our distributors generally have up to 30 days prior to delivery to cancel or reschedule shipments pursuant to our distribution agreements. This arrangement has added to the fluctuation and unpredictability of our sales. Because our products are a component of our customers' products, our sales performance is significantly affected by the sales performance of our customers' products. It is difficult for us to accurately forecast our product demand because in the case where we sell our products to distributors, we may not know the identity of the distributor's OEM and ODM customers and information regarding their demand.

        OEM and ODM customers' products are complex and require significant time to define, design and ramp to volume production. Our sales cycle begins with our marketing and sales staff and application engineers engaging with our OEM and ODM customers' system designers and management, which is typically a multi-month, or even multi-year, process. If this process is successful, an OEM and ODM customer will decide to incorporate our solution in its product, which we refer to as a design-win. Because the sales cycles for our products are long, we incur expenses to develop and sell our products, regardless of whether we achieve the design-win and well in advance of generating revenue, if any, from those expenditures. Although we do not have long-term purchase commitments from any of our distributor customers or OEM and ODM customers, once one of our products is incorporated into an OEM's or ODM's design, it is likely to remain a part of the design for the life cycle of its product. We believe this to be the case because a redesign would generally be time consuming and expensive.

Description of Certain Line Items

Net Sales

        Net sales represent gross revenue net of an allowance for the estimated amount of product returns and sales rebates from our customers. Sales to distributors are made pursuant to distributor agreements, which allow for the return of goods under certain circumstances. We recognize revenue in accordance with ASC Topic 605-15, Revenue Recognition.

        Historically, our revenue has been derived primarily from shipments of our sensor products. Following our Crossbow acquisition in January 2010, net sales of system solution products increased as a percentage of our net sales, and accounted for 14.6% of our net sales in 2012. The primary factors that affect our revenue are the sales volumes and average selling prices of our products. Growth in our net sales has generally been attributable to the increase in the unit volumes of our products, as the average selling prices, particularly of our sensor products have tended to decline due to the following factors, among others:

  •
  the semiconductor component market is highly competitive, and as a result, the average selling prices of particular components generally experience rapid declines over the course of their respective product and technology life cycles. This trend has been particularly evident recently in the market for mobile phone applications. We seek to mitigate the impact of this trend on our business by continuing to rapidly design, develop and sell new generations of products with additional functionalities to replace older generation products;

  •
  we may also reduce our product prices as we are able to increase our production yields by continuously improving the manufacturing efficiency or to reduce our manufacturing costs by re-engineering our product and reducing the overall material cost;

  •
  changes in our product mix may affect the average selling prices of our products. For example, our products for consumer and mobile phone markets generally have lower average selling prices than products for the automotive market. The average selling prices of products may also be affected by our strategy to increase market adoption of our products in certain markets; and

  •
  we occasionally grant discounts or modified payment terms to our large customers or OEM and ODM customers for high volume purchases.

  Net Sales by Reportable Segment

        Our sales consist of two reportable segments: sensor products that are used as components in our customers' products and system solution products that incorporate sensors with on-board computing, wireless communications and systems and application software solutions and offer a complete system solution to our customers. The following table sets forth our net sales by reportable segment for the periods indicated by amount and as a percentage of our net sales (dollar amounts in thousands).

	For the year ended December 31,
	2012		2011
	Amount	% of Sales	Amount	% of Sales
Sensor products	$54,491	85.4%	$57,877	84.9%
System solution products	9,320	14.6	10,276	15.1

Total	$63,811	100.0%	$68,153	100.0%

  Net Sales by Application

        In 2012, net sales from mobile phone applications remained the largest component of our total sales, representing 45.6% of total net sales in 2012, compared to 51.9% in 2011. The percentage decrease was primarily due to the decline of the average sales price and the winding down in sales volume of the phone models at a major mobile phone manufacturer that utilized our magnetic sensors.

        Net sales from automotive applications represented 21.4% of total net sales in 2012, compared to 21.1% in 2011. We have one major automotive customer which incorporates our accelerometer sensor product into vehicle rollover and electronic stability control applications. To increase net sales from the automotive market, we will continue to seek to have our sensors designed into new automotive applications and to expand our customer base. However, revenue increases, if any, from the automotive market require significant time, as the development lead time in this market is generally longer than other markets in which we participate.

        In 2012, net sales from industrial and other applications represented 17.0% of total net sales, down from 17.3% of total net sales in 2011. The decrease was primarily due to the slow transition to the upgraded new products. We expect sales from industrial and other applications to be flat or slightly decrease while we work toward expanding these markets with new and upgraded products.

        Net sales from consumer applications accounted for 16.0% of total net sales in 2012, compared with 9.7% in 2011. This increase was primarily due to an increase in sales of our accelerometer product in a digital camera application in the Japan market as well as the selection of our magnetic sensor product for use in tablet PCs at a major software company in the U.S. Net sales from consumer applications have fluctuated historically as a result of the generally short life cycle of consumer electronics and changes in our customer base. As our product offering and customer base for consumer applications continue to diversify, we expect net sales from consumer applications to fluctuate less.

        The following table sets forth our net sales by application for the periods indicated by amount and as a percentage of our net sales (dollar amounts in thousands).

	For the year ended December 31,
	2012		2011
	Amount	% of Sales	Amount	% of Sales
Mobile phone	$29,139	45.6%	$35,354	51.9%
Consumer	10,208	16.0	6,629	9.7
Automotive	13,646	21.4	14,380	21.1
Industrial/other	10,818	17.0	11,790	17.3

Total	$63,811	100.0%	$68,153	100.0%

  Net Sales by Customer Base

        Our customers primarily consist of OEMs and ODMs, and distributors who resell to OEMs and ODMs. Historically, a small number of our customers have accounted for a substantial portion of our net sales. Customers that individually represented 10% or more of our net sales, accounted in the aggregate for approximately 56.3% of our net sales in 2012 compared with 62.4% in 2011.

        The following schedule summarizes the percent of total sales to each customer that accounted for 10% or more of our total sales in either of 2012 or 2011.

	For the Year Ended December 31,
Customer	2012	2011
Samsung	27.4%	37.4%
Autoliv, Inc	18.7	18.3
Tokyo Electron Device Limited	10.2	6.7

% of total sales	56.3%	62.4%

        We have experienced and will continue to experience fluctuations in demand from a significant number of customers, including many of our largest customers. It is difficult for us to accurately forecast our product demand, particularly in the case of sales to our distributors, as we may not know the identity of the distributor's OEM and ODM customers and lack information regarding their demand.

        Occasionally, design changes in the products of our OEM and ODM customers have resulted in the loss of sales. For example, a design change in a product of a large OEM customer in 2007 for mobile phone applications resulted in a decrease of our sales to such customer in 2008. That customer accounted for 44.6% of our net sales in 2007.

  Net Sales by Geography

        Our products are shipped to OEM and ODM customers worldwide. However, we focus on different application markets among geographical regions. In the greater China region, our revenue has historically been primarily derived from products for mobile phone applications. We are also seeking to expand the consumer and industrial applications markets in the greater China region, for example, through the introduction of our new MEMS-based gas flow meter. In other Asian countries (excluding China and Japan), we are seeking to grow market shares in the mobile phone and consumer applications. In Japan, our revenue has primarily been derived from products for consumer applications, particularly projectors and digital cameras. We are also seeking to penetrate the automotive market in Japan. In North America, our revenue has primarily been derived from products for automotive applications.

        The following table sets forth our net sales by geographical region for the periods indicated by amount and as a percentage of our net sales (dollar amounts in thousands).

	For the year ended December 31,
	2012		2011
	Amount	% of Sales	Amount	% of Sales
Asia (excluding Japan)	$34,469	54.0%	$39,722	58.3%
Europe	3,396	5.3	3,433	5.0
Japan	11,472	18.0	7,996	11.7
North America	14,354	22.5	16,630	24.4
Other	120	0.2	372	0.5

Total	$63,811	100.0%	$68,153	100.0%

Cost of Goods Sold

        We are a semi-fabless company. We outsource wafer production for our accelerometer products and for a portion of the wafers used in our magnetic sensor products to third-party foundries and complete the post-CMOS MEMS and most of the packaging, assembly and testing functions in-house. We also purchase our ceramic packaging materials from third-party suppliers.

        During 2012, our wireless system solution products and some of our inertial system solution products were manufactured by our indirect subsidiary in Wuxi, China through outsourcing most of the assembly process to third-party contract assembly vendors and performing final testing and programming functions in-house at our facility in Wuxi. Until recently, our FAA-certified products were manufactured by Crossbow Technology under an agreement that expired on December 31, 2012.

        Cost of goods sold consists of: (i) cost of wafer, ceramic and other materials purchased from third parties; (ii) manufacturing overhead, primarily consisting of salaries and wages of our quality control employees and manufacturing-related management employees, depreciation, and equipment and parts; (iii) direct labor, primarily consisting of salaries and wages of our manufacturing operators; and (iv) outsourced processing fees paid to third-party packaging service providers and assembly vendors.

        Our relationships with third-party foundry and packaging service providers do not provide for guaranteed levels of production capacity at pre-determined prices. As a result, our outsourcing costs relating to wafer production, and to a lesser extent, packaging services, are susceptible to sudden changes based on conditions in the global semiconductor market and our service providers' available capacity.

Gross Profit and Gross Margin

        Our gross profit and gross margin from our sensor products have historically declined over time, due to a variety of factors, including average selling prices of our products, our product application mix, prices of wafers, excess and obsolete inventory, pricing by competitors, changes in production yields, and percentage of sales conducted through distributors. Our products for mobile phone applications have historically had lower margins than our products for automotive products. We have continuously worked to stabilize and improve our gross margin through engineering redesign of our sensor products and by seeking to improve the manufacturing process to increase manufacturing efficiency. In 2012, our gross margin improved to 37.1% from 35.0% in 2011, as a result of our cost reduction effort and the decrease of our net sales to mobile phone application as a percentage of total sales. Notwithstanding the relatively low margins in the mobile phone applications market, we will seek to increase our market share in that market by introducing products with more functionalities and at a competitive cost, in the goal of capitalizing on the significant potential for revenue growth in that market.

        The gross margin from systems solution products has benefited from the reduced cost associated with our transfer of manufacturing to our Wuxi, China operations. However, the gross margin from systems solution products also fluctuate based on the mix of the product sales. Gross margins from wireless sensor network products are generally lower than those of inertial products. In 2012, the gross margin from system solution products decreased to 46.0% from 54.5% in 2011, mainly due to an increase in sales of lower margin wireless sensor network products as a percentage of our total sensor solution product sales. We expect the gross margins for our system solution products to increase in the coming year as we continue to make improvements to the manufacturing process and introduce new inertial products which will have a better cost structure.

Research and Development Expenses

        Research and development expenses are recognized as they are incurred and primarily consist of salaries and wages of research and development employees; research costs, primarily consisting of mask costs and prototype wafers, consulting fees paid for outside design services; travel and other expenses; and stock-based compensation attributable to our research and development employees.

        Historically, research and development expenses have increased both in absolute terms and as a percentage of total net sales. However, research and development expenses decreased both in absolute terms and as a percentage of total net sales in 2012, compared to 2011 due to headcount reduction. We expect our research and development expenses to increase for the foreseeable future as we committed to invest in research and development resources to develop new competitive sensor and system solution products.

Sales and Marketing Expenses

        Sales and marketing expenses primarily consist of wages, salaries and commissions for our sales and marketing personnel; consulting expenses, primarily consisting of sales consulting services and software application consulting services; travel expenses; independent sales representatives commissions; office rental; market promotion and others expenses and stock-based compensation. We expect the sales and marketing expense to increase in the long term as we continue to invest in sales and marketing resources to develop new market applications, expand our sales marketing network and engage in additional marketing and promotional activities.

General and Administrative Expenses

        General and administrative expenses primarily consist of salaries and wages for administrative personnel; costs for professional services, including legal, tax and accounting services; depreciation and amortization expenses for non-manufacturing equipment; travel and entertainment expenses; office supply and other office-related expenses; office rental expenses; others, such as utilities, insurance and provision for accounts receivable; and stock-based compensation.

        Our general and administrative expenses increased in 2012 due to the addition of corporate quality and IT resources and expanded operations in Wuxi China. We expect that our general and administrative expenses will increase moderately as we grow our business and our operations in the near future.

Impairment of Goodwill

        We recorded a goodwill impairment charge of $0.6 million in 2012 and $4.5 million in 2011 related to our 2010 Crossbow acquisition as a result of our annual goodwill impairment analysis.

Other Income (Expense)

        Other income (expense) primarily consists of interest income earned on our cash and cash equivalents, and interest expense incurred on our borrowings and net foreign currency exchange gains and losses.

Provision for (Benefit from) Income Taxes

        We conduct sales through our headquarters in Andover, Massachusetts. Our Wuxi subsidiary is primarily engaged in manufacturing and engineering activities and does not conduct direct sales to customers. For internal accounting and PRC tax purposes, we account for the transfers of goods from our Wuxi subsidiary to our U.S. headquarters as sales, and calculate the transfer price of such sales based on a markup of manufacturing and operating costs. We believe the prices of these sales were consistent with the prevailing market prices.

  U.S. Tax

        In the United States, we are subject to the federal income tax and the Massachusetts state income tax, which are approximately at the rates of 34.0% and 8.0%, respectively. At December 31, 2012, the Company had gross U.S. net operating loss carryforwards of $10.3 million, which expire in various amounts beginning in 2028. Included within this amount is approximately $367,000 of excess tax deductions associated with non-qualified stock options that have been exercised. When these excess tax benefits actually result in a reduction to currently payable income taxes, the tax benefit will be recorded as an increase to additional paid-in capital. The Company's operating losses may be subject to limitations under provisions of the Internal Revenue Code.

  PRC tax

        Our PRC taxes primarily consist of enterprise income tax, value-added tax, and certain other miscellaneous taxes.

  Enterprise Income Tax

        Under the "Enterprise Income Tax Law" of China, which took effect on January 1, 2008, Foreign Invested Enterprises (FIEs) and domestic companies are subject to a uniform tax rate of 25%. In addition, preferential tax treatment would continue to be given to companies (FIEs or domestic) in certain encouraged sectors and to entities classified as "high-technology companies especially supported by the PRC government". The company needs to meet certain qualification requirements to be eligible for this preferential tax treatment. The qualification will be reviewed every three years.

        MEMSIC Semiconductor has been qualified as a "high-technology company especially supported by the PRC government" since 2008 and passed the "high-technology Company especially supported by the PRC government" review in 2011. Therefore, a preferential enterprise income tax rate of 15% under the new tax law will apply to MEMSIC Semiconductor from 2012 to 2014. Prior to 2012, according to the relevant transition preferential tax policies issued by the State Council, the preferential enterprise income tax rate under the new tax law and the transition-period preferential tax policy can not apply simultaneously. MEMSIC Semiconductor chose a 50% reduction on the uniform enterprise income tax rate of 25% from 2009 to 2011, with an effective tax rate of 12.5%.

        The new tax law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for tax purposes is subject to PRC withholding tax at a rate of 10% subject to reduction by an applicable tax treaty with the PRC. We expect that a 10% withholding tax will apply to dividends paid to us by our Wuxi subsidiary, but this treatment will depend on our status as a non-resident enterprise of China. For detailed discussion of PRC tax issues related to resident enterprise status, see "Risk Factors -Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the Enterprise Income Tax Law effective as of January 1, 2008, which may subject us to PRC income tax for any dividends we pay to our non-PRC stockholders".

        Our indirect Wuxi subsidiary and MEMSIC Semiconductor's wholly owned subsidiary MEMSIC Transducer Systems Company Limited ("MTS") is subject to the enterprise income tax rate of 25%. In 2013, MTS will apply for "high-technology Company especially supported by the PRC government". Once approved, a preferential enterprise income tax rate of 15% will apply to MTS.

        See "Risk Factors—Risks Related to Doing Business in China—The discontinuation of any of the preferential tax treatments currently available to us in China could materially and adversely affect our business, financial condition and results of operations."

  Other PRC taxes

        Other miscellaneous PRC taxes primarily consist of property tax, land-use tax and stamp tax which are accounted for in our general and administrative expenses, and education surcharge and City maintenance and construction tax, which is recorded as part of our cost of goods sold.

Critical Accounting Policies

        The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our management has discussed the development, selection and disclosure of these estimates with the audit committee of our board of directors. Actual results may differ from these estimates under different assumptions or conditions.

        We consider an accounting policy to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following critical accounting policies are the most sensitive and are those that require the more significant estimates and assumptions used in the preparation of our consolidated financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures filed in this report.

  Investments

        We account for our investments under ASC Topic 320, Investments—Debt and Equity Securities. Marketable securities are classified as available-for-sale securities and are accounted for at their fair value. Unrealized gains and losses on these securities are reported as other comprehensive income (loss), respectively. Under ASC Topic 320-10, unrealized holding gains and losses are excluded from earnings and reported net of the related tax effect in other comprehensive income as a separate component of shareholders' equity. When the fair value of an investment declines below its original cost, we evaluate the investment in accordance with ASC Topic 320-10, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. When the fair value of an investment declines below its original cost, we consider all available evidence to evaluate whether the decline is other-than-temporary. Among other things, we consider the duration and extent of the decline and economic factors influencing the markets. If a decline in fair value is judged to be other-than-temporary, the cost basis of the individual security is written off to fair value as a new cost basis and the amount of the write-down is reflected in earnings (that is, accounted for as a realized loss). The new cost basis is not changed for subsequent recoveries in fair value. Subsequent increases in the fair value of available-for-sale securities are included in other comprehensive income; subsequent decreases in fair value, if not an other-than-temporary impairment, also are included in other comprehensive income. The determination of whether a loss is other-than-temporary is highly judgmental and may have a material impact on our results of operations.

        As of December 31, 2012, our investments included $2.5 million of auction rate securities. Due to liquidity issues in global credit and capital markets, the auction rate securities we hold have failed at auction, meaning that the amount of securities submitted for sale at auction exceeded the amount of purchase orders. If an auction fails, the issuer becomes obligated to pay interest at penalty rates, and the auction rate securities we hold continue to pay interest in accordance with their stated terms. We have classified our auction rate securities as long-term investments since December 31, 2008, due to our assessment of the uncertainty as to the time frame within which we would likely be able to liquidate these investments under current market conditions.

        We estimated the fair value of these securities at December 31, 2012 using broker valuations and internally-developed models of the expected future cash flows related to the securities as well as a third party specialist's valuation. One of the more significant assumptions made in our internally-developed models was the term of expected cash flows of the underlying auction rate securities and the discount related to the illiquidity of the investments. We developed several scenarios for the liquidation of the auction rate securities over periods that ranged from 3 to 7 years. In estimating the fair value of these investments, we considered the financial condition and near-term prospects of the issuer, the magnitude of the losses compared to the investments' cost, the length of time the investments have been in an unrealized loss position, the low probability that we will be unable to collect all amounts due according to the contractual terms of the security, whether the security has been downgraded by a rating agency, and our ability and intent to hold these investments until the anticipated recovery in market value occurs. Based on the estimated operating cash flows and other sources of cash, we intend to hold these auction rate securities for the foreseeable future.

        Our valuation analysis at December 31, 2012 resulted in an increase of $100,000 in temporary unrealized impairment loss from 2011. The total unrealized impairment loss at December 31, 2012 was $500,000. We continue to monitor the market for auction rate securities and to assess its impact on the fair value of our investments. If current market conditions deteriorate further, we may be required to record additional temporary unrealized losses in other comprehensive income (loss) or, if the decline in fair value is judged to be other-than-temporary, the cost basis of the individual security may be written off to fair value as a new cost basis and the amount of the write-down would be reflected as a charge to earnings.

Revenue Recognition

        We recognize revenue from the sale of our products to OEM and ODM customers when all of the following conditions have been met: (i) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (ii) our products have been shipped and risk of loss has passed to the customer; (iii) we have completed all of the necessary terms of the purchase order or contract; (iv) the amount of revenue to which we are entitled is fixed or determinable; and (v) we believe it is probable that we will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, we defer recognition of revenue. An allowance for estimated future product returns and sales price allowances is established at the date of revenue recognition. An allowance for uncollectible receivables is established by a charge to operations, when in our opinion, it is probable that the amount due to us will not be collected. Historically, product returns and bad debt expense have not been significant.

        Our products are warranted against manufacturing defects for twelve months following the date of sale (eighteen months following date of sale to a distributor). Products returned under the provisions of the warranty agreement require our pre-approval. Our sole obligation under the provisions of the warranty agreement is to replace or repair the product. Reserves for potential warranty claims are provided at the time of revenue recognition and are based on several factors, including historical claims experience, current sales levels and our estimate of repair costs. To date, warranty expenses have not been significant.

        We sell products to OEM and ODM manufacturers as well as distributors. Sales to distributors are made pursuant to distributor agreements, which allow for the return of goods under certain circumstances. We follow the following criteria for recognition of sales to distributors: (i) the selling price to the distributor is fixed or determinable at the date of shipment; (ii) our product has been shipped and risk of loss has passed to the distributor; (iv) it is probable that the amount due from the distributor will be collected; (v) we do not have a significant future obligations to directly assist in the distributor's resale of the product and (vi) the amount of future returns can be reasonably estimated. Once these criteria are met, we recognize revenue upon shipment to the distributor and estimate returns based on historical sales returns.

Allowance for Doubtful Accounts

        Our standard policy on payment terms is net 30 days from delivery. In 2012 and 2011, our average days sales outstanding was 28 days and 33 days, respectively. At certain times our trade accounts receivable have included balances from customers that have exceeded 10% of total accounts receivable. We have established credit limits for each of our customers and review such limits prior to product shipment. We believe that our customers are generally of high credit quality and that we are not subject to unusual risk with respect to such customers.

        Allowance for doubtful accounts receivable is included as a charge to sales and marketing expense. We evaluate the sufficiency of our allowance for accounts receivable on a quarterly basis.

        The sufficiency of our allowance for uncollectible accounts receivable is evaluated based on the recoverability of our accounts receivable, which is in turn based on a combination of factors, many of which are based on estimates. These factors include indicators of a specific customer's inability to meet its financial obligations to us, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position. In addition, we may consider the length of time the receivables are past due, the financial health of the customer and historical experience. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be further adjusted.

Inventories

        Inventories are stated at the lower of cost (weighted average first in-first out) or market. We evaluate our inventory for potential excess and obsolete inventories based on forecasted demands and record a provision for such amounts as necessary.

Goodwill

        Goodwill represents the excess cost of the Crossbow asset acquisition over the net fair value allocated to the assets acquired and liabilities assumed and to the acquired intangible asset that does not qualify for separate recognition according to ASC Topic 805. All goodwill acquired in the Crossbow acquisition was allocated to our system solutions product reporting unit.

        We evaluate our goodwill annually at the end of the year and determine whether events or circumstances exist to indicate an impairment loss.We performed an annual impairment test for goodwill in December 2012 and 2011, and concluded that impairment existed as of December 31, 2012 and 2011. As a result, we recorded an impairment charge of $0.6 million and $4.5 million in 2012 and 2011, respectively. The goodwill was fully impaired at December 31, 2012.

        During our business planning process in the fourth quarter of 2012, we continued to see weak forecast from the acquired system solution business. We concluded that this slower than anticipated growth represented an indicator of impairment of the goodwill associated with the acquired assets.

        We performed the recoverability test to determine whether an impairment loss should be measured with respect to our long-lived assets of our system solution product reporting unit, including trademarks, customer relationships and developed technologies. We estimated the future net undiscounted cash flows expected to be generated from the use of the long-lived assets of the system solution product reporting unit and their eventual disposal and compared this to the carrying amount of the long-lived assets. We concluded that the estimated undiscounted cash flows exceed the carrying amount and the long-lived assets are recoverable, and that therefore, an impairment of the long-lived assets did not exist at December 31, 2012.

        We performed our analysis and determined goodwill impairment according to ASC Topic 350, Goodwill and Other Intangible Assets and ASC Topic 360, Impairment or Disposal of Long-Lived Assets, using a two-step method. In the first step, we compared the estimated fair value of the reporting segment of our system solution product to its carrying amount, including goodwill, and this comparison indicated an impairment.

        The determination of the fair value of our system solution product reporting unit included two valuation methods: the income approach and the market approach. Under the income approach, we considered the discounted cash flow (DCF) method. Under the market approach, we have considered the guideline public company (GPC) method. The income approach provides a method for incorporating our long term forecast into the determination of value. Judgment is required when performing adjustments to the forecast, selecting an appropriate discount rate and determining a terminal value. The market approach provides a method for incorporating market prices and multiples into the determination of value. Judgment is required when selecting guideline companies and transactions and when adjusting the multiples. Under the guideline public company method, value was estimated based on multiples of 2012 revenues and 2013 projected revenues. We compared our system solution product reporting unit to the guideline public companies in terms of size, profit margins and revenue growth rates. The guideline public company multiples were discounted based on these comparisons. A premium for control of 15% was applied to the value indicated by the guideline public company method. We have applied equal weighting to the income and market (GPC) approaches. We tested the reasonableness of the fair value conclusion by calculating value using the DCF method and the GPC method, comparing the fair value conclusion to the market capitalization of the parent company.

        As a result of this analysis, we concluded that the fair value of our system solution product reporting unit was less than the carrying amount, indicating an impairment.

        According to ASC Topic 350, if the carrying amount exceeds the estimated fair value, step two is required to determine the amount of the impairment loss. Step two requires the allocation of the estimated fair value of the system solution product segment, including any unrecognized intangible assets, and liabilities in a hypothetical purchase price allocation. Any remaining unallocated fair value represents the implied fair value of goodwill, which is compared to the corresponding carrying value of goodwill to compute the goodwill impairment amount. We followed these steps and concluded the goodwill impairment to be $0.6 million and $4.5 million at December 31, 2012 and 2011, respectively.

Stock-Based Compensation

General

        Share-based payments to employees, including grants of employee stock options, are recognized in our financial statements based on their fair values. The cost of equity-based service awards is based on the grant-date fair value of the award and is recognized over the period during which the employee is required to provide service in exchange for the award (vesting period). Stock-based compensation arrangements with non-employees are accounted for utilizing the fair value method or, if a more reliable measurement, the value of the services or consideration received. The resulting compensation expense is recognized for financial reporting over the term of performance or vesting.

Valuation of Stock Options

        We use the Black-Scholes option pricing model to calculate the grant-date fair value of an option award. The key input assumptions used in the Black-Scholes option pricing model include; (i) the risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon bonds at the date of grant with maturity dates approximately equal to the expected life at the grant date, (ii) the expected life of the options is based on evaluations of historical and expected future employee exercise behavior; (iii) volatility is based on historic volatilities from traded shares of a selected publicly traded peer group, believed to be comparable after consideration of size, maturity, profitability, growth, risk and return on investment; and (iv) dividend yield, we have not paid dividends in the past and do not expect to in the foreseeable future. We utilize historical data to estimate pre-vesting forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

Income Taxes

        Our deferred tax assets and liabilities reflect the future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and of tax credits. Deferred tax assets arise when a company's financial statements recognize charges or expenses that, for income tax purposes, will not be allowed as deductions until future periods. For example, when a corporation incurs an expense in its financial statements, such as restructuring charges, that it is not allowed to deduct on its federal tax return until paid in the future, the future tax benefit of that expense is generally recorded in the income statement as a reduction of income tax expense and in the balance sheet as a deferred tax asset. The same general treatment applies to the carry forward of unused net operating losses and unused tax credits. Deferred tax assets are often netted with deferred tax liabilities when presented in the balance sheet and are referred to as net deferred tax assets. We measure our deferred tax assets and liabilities using the tax rates and laws we expect to be in effect at the time of their reversal or utilization.

        Under ASC Topic 740, Accounting for Income Tax, a net deferred tax asset may be carried on the balance sheet at its full value only if it is more likely than not that the deductions, losses, or credits giving rise to such deferred tax asset will be used in the future. We periodically evaluate our deferred tax assets for recoverability using a consistent approach that considers the relative impact of negative and positive evidence, including our historical profitability and projections of future taxable income. Under GAAP, we are required to establish a valuation allowance for deferred tax assets and record a charge to income or stockholders' equity if we determine, based on available evidence at the time the determination is made, that it is not more likely than not that the deferred tax assets will be realized. In evaluating the need for a valuation allowance, we estimate future taxable income based on management-approved business plans and ongoing tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between our projected operating performance, our actual results and other factors.

        We have been in a three-year cumulative loss position since 2009 in the United States and as a result we recorded a full valuation allowance against our U.S. deferred tax assets, due to the uncertainty with respect to future taxable income in the United States. In the event we generate future taxable income, our income tax expense in future periods could be reduced to the extent those deferred tax assets are deemed recoverable.

        The net deferred tax asset balance at December 31, 2012 was $202,000, including $179,000 related to PRC taxes applicable to our China subsidiary and $23,000 related to Japan taxes applicable to Crossbow Japan.

        We reinvest any earnings of our Wuxi subsidiary, MEMSIC Semiconductor, in its operations. We have not provided for U.S. income taxes that could result from the distribution of such earnings to us. If these earnings were ultimately distributed to the U.S. in the form of dividends or otherwise, or if the shares of the Wuxi subsidiary were sold or transferred, we would be subject to additional U.S. income taxes, net of impact of any available foreign tax credits. It is not practicable to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.

        We have performed an analysis of our uncertain tax positions in connection with the application of ASC Topic 740 as of the year ended December 31, 2012 and concluded we have no uncertain tax positions that do not meet a more likely than not standard set forth by ASC Topic 740. Therefore, we have not recorded a tax reserve related to uncertain positions in our financial statements.

Advance Research Funding

        Advance research funding represents grants awarded by the Chinese government to fund specific research and development projects that we undertake. The amount received is initially recorded as a liability and subsequently recognized as a credit to research and development expenses in our statements of operations, or to the carrying value of equipment purchased for the specified research and development projects on our balance sheet as we perform the project and have complied with the conditions or performance obligations attached to the related government grants. Significant judgment may be involved in assessing our completion of the project or compliance with the required application of the research funding to qualified expenses.

 Results of Operations

        The following tables set forth a summary of our consolidated statements of operations for the periods by amount and as a percentage of our total net sales. This information should be read together with our audited consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K. The operating results in any period are not necessarily indicative of the results that may be expected for any future period:

	For the year ended December 31,
	2012		2011
	Amount	% of net sales	Amount	% of net sales
	(dollar amounts in thousands)
Net sales	$63,811	100.0%	$68,153	100.0%
Cost of goods sold	40,108	62.9	44,314	65.0

Gross profit	23,703	37.1	23,839	35.0
Operating expenses:
Research and development	6,875	10.8	8,554	12.5
Sales and marketing	5,195	8.1	6,892	10.1
General and administrative	9,418	14.8	8,718	12.8
Depreciation	1,552	2.4	1,637	2.4
Amortization	1,481	2.3	1,628	2.4
Impairment of goodwill	647	1.0	4,492	6.6

Total operating expenses	25,168	39.4	31,921	46.8

Operating loss	(1,465)	(2.2)	(8,082)	(11.8)
Other income:
Interest income, net	260	0.4	438	0.6
Foreign exchange gain	191	0.3	1,154	1.7
Other, net	319	0.5	564	0.8

Total other income	770	1.2	2,156	3.1

Loss before income taxes	(695)	(1.0)	(5,926)	(8.7)
Provision for income taxes	266	0.4	77	0.1

Net loss	$(961)	(1.4)	$(6,003)	(8.8)

Less: net income attributable to non-controlling interests in joint ventures	27	0.1	82	0.1

Net loss attributable to MEMSIC, Inc.	$(988)	(1.5)%	$(6,085)	(8.9)%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Net Sales.    Our net sales decreased by 6.4% to $63.8 million in 2012 from $68.2 million in 2011. This decrease was primarily due to a decrease in net sales of our magnetic sensor product to a major mobile phone manufacturer, whose market sales of the smart phone models in which our sensor is included have declined.

  •
  Sales in mobile phone applications decreased 17.6% to $29.1 million in 2012 from $35.4 million in 2011, due to the decrease in unit sales of our magnetic sensor products to a major mobile phone manufacturer.

  •
  Sales in automotive applications decreased 5.1% to $13.6 million in 2012 from $14.4 million in 2011. This decrease was primarily due to soft sales from the auto models in which our sensor is incorporated.

  •
  Sales in consumer applications increased 54.0% to $10.2 million in 2012, compared to $6.6 million in 2011. This increase was primarily due to an increase in sales of our accelerometer product in a digital camera application in the Japan market as well as the selection of our magnetic product for use in a tablet PC at one major software company in the U.S.

  •
  Sales in our industrial and other applications decreased 8.2% to $10.8 million in 2012 from $11.8 million in 2011. The decrease was primarily due to the slow transition of the acquired system solution products to the upgraded new products.

        Cost of goods sold.    Our cost of goods sold decreased by 9.5% to $40.1 million in 2012 from $44.3 million in 2011. This decrease was primarily due to the decrease in the volume of units sold.

        Gross profit and gross margin.    Our gross profit decreased slightly to $23.7 million in 2012 from $23.8 million in 2011 despite a 6.4% revenue decrease. Our gross margin percentage increased by 2.1 percentage points to 37.1% in 2012 from 35.0% in 2011 primarily due to the decrease of our net sales to lower-margin mobile phone application as a percentage of total sales and our cost reduction efforts.

        Our gross profits and gross margins by product type are shown in the following table (dollars in thousands):

	For the year ended December 31,
	2012		2011
	Gross Profit	Margin %	Gross Profit	Margin %
Sensor products	$19,418	35.6%	$18,237	31.5%
System solution products	4,285	46.0	5,603	54.5

Total	$23,703	37.1%	$23,840	35.0%

        Gross profit from our sensor products increased to $19.4 million in 2012 from $18.2 million in 2011. This increase was primarily due to increased sales volume from our sensor product to mobile phone and digital camera applications. Gross margin of our sensor products also increased to 35.6% in 2012 from 31.5% in 2011 as a result of our continued effort in cost reduction of our magnetic sensor product through engineering redesign of the product, manufacturing efficiency enhancement and yield improvement as well as the reduction in sales of lower margin mobile phone sales as a percentage of total net sales.

        Gross profit of our system solution products decreased to $4.3 million in 2012 from $5.6 million in 2011. Gross margin of our system solution products also decreased to 46.0% in 2012 from 54.5% in 2011. The decrease in the gross profit and the gross margin of our system solution products in 2012 was mainly due to an increase in sales of a new wireless solution product which had a low gross margin in Japan and a decrease in sales of inertial products due to product transition.

        Research and development.    Our research and development expenses decreased by 19.6% to $6.9 million in 2012 from $8.6 million in 2011. This decrease was primarily due to a reduction in engineering headcount and a decrease in consulting and testing expenses related to upgrading and reengineering of our system solutions products as well as an application of government funding to certain research project expenses. Research and development expenses, as a percentage of total net sales, decreased to 10.8% for the year ended December 31, 2012 from 12.5% for the year ended December 31, 2011. We will continue to invest in research and development resources to develop new sensor and system solution products, and as a result, we expect our research and development expense will increase in 2013.

        Sales and marketing.    Our sales and marketing expenses decreased by 24.6% to $5.2 million in 2012 from $6.9 million in 2011. The decrease was primarily due to a reduced commission expense related to lower sales to one major mobile phone manufacturer as well as a restructuring of our sales and marketing department to focus more marketing effort on developing new applications and new markets with higher gross margin. Sales and marketing expenses, as a percentage of total net sales, decreased to 8.1% for the year ended December 31, 2012 from 10.1% for the year ended December 31, 2011.

        General and administrative.    Our general and administrative expenses increased by 8.0% to $9.4 million in 2012 from $8.7 million in 2011. This increase was primarily due to the addition of corporate quality and IT resources and expanded operations in Wuxi, China. General and administrative expenses, as a percentage of total net sales, increased to 14.8% for the year ended December 31, 2012 from 12.8% for the year ended December 31, 2011.

        Depreciation expense.    Depreciation expense related to office equipment, computers, software, leasehold improvements and building spaces that are not used in the course of manufacturing our products. Depreciation expense was approximately $1.6 million in 2012 and 2011, respectively.

        Amortization.    Amortization expense was $1.5 million in 2012, compared to $1.6 million in 2011.

        Impairment of goodwill.    We recorded a goodwill impairment charge of $0.6 million related to our 2010 Crossbow acquisition at December 31, 2012 as a result of our annual 2012 goodwill impairment analysis.

        Other income, net.    Our other income, net was $0.8 million in 2012 compared to $2.2 million in 2011. The decrease was primarily attributable to a lower foreign exchange gain of $191,000 in 2012, compared to a foreign exchange gain of $1.2 million in 2011, lower interest income due to a decrease in interest rates and an accrued interest expense of $232,000 related to construction cost of the MTS building that was financed by the local Chinese government.

        Provision for income taxes.    Our income tax provision was $266,000 in 2012 compared to an income tax provision of $77,000 in 2011. Our income tax provision for 2012 reflected a tax provision of $104,000 related to income our subsidiary MEMSIC Semiconductor Wuxi, $166,000 related to income in Crossbow Japan and a provision of $1,300 related to U.S. state minimum tax, offset by a tax benefit of $6,000 related to a change in the deferred tax assets in China.

        Our income tax provision was $77,000 in 2011 compared to an income tax benefit of $6,000 in 2010. Our income tax provision for 2011 reflected a tax provision of $138,000 related to income in Crossbow Japan and a provision of $1,000 related to U.S. state minimum tax, offset by a tax benefit of $5,000 related to a change in the deferred tax assets in China and a reversal of a provision of $57,000 related to certain deferred tax liabilities as a result of goodwill impairment loss.

Liquidity and Capital Resources

        As of December 31, 2012, our principal sources of liquidity consisted of cash and cash equivalents of $27.3 million. In addition, our investments included $34.6 million of short-term investments and $2.5 million of auction rate securities that have failed at auction and that are classified as long-term investments on our balance sheet. The principal represented by the auction rate security will not be accessible to us until one of the following occurs: a successful auction occurs, the issuer redeems the issue, a buyer is found outside of the auction process or the underlying securities have matured. Based on our expected operating cash flows, and our other sources of cash, we do not expect the potential lack of liquidity in these investments to affect our ability to execute our current business plan in the near term. There can be no assurance that we would be able in the near term to liquidate these securities on favorable terms, or at all, and if we should require access to these funds sooner than we currently expect, our inability to sell these auction rate securities could adversely affect our liquidity and our financial flexibility.

        We outsource certain steps of the manufacturing process to third parties while conducting the remaining steps in-house. As a result, our principal uses of cash historically have consisted of payments to our suppliers for the costs related to the outsourcing of wafer fabrication and outsourced processing fees paid to and materials purchased from third parties, as well as payments for our manufacturing overhead and equipment purchases. Other significant cash outlays consist of capital expenditures, including the construction of our buildings in China. We also have used cash to fund salaries, wages and commissions for our non-manufacturing related employees.

        On June 30, 2010, our indirect Wuxi subsidiary, MEMSIC Transducer Systems Company Limited, or MTS, obtained a $20 million, five-year project loan from Agricultural Bank of China. Of this amount, $15 million was used by MTS to purchase from us substantially all the assets that we purchased from Crossbow Technology, Inc., $3 million is for working capital purposes and $2 million for the purchase of equipment to build the manufacturing capacity for the system solution products. This loan is collateralized by the buildings and land owned by our Wuxi subsidiaries as well as the intellectual property purchased by MTS from us. The interest rate of the loan is a variable rate, adjusted semi-annually based on the LIBOR rate plus 4.00%. MTS has obtained agreement from the local Wuxi government to fully subsidize the interest expense on a quarterly basis. As of December 31, 2012, $17,930,000 has been withdrawn, $500,000 has been repaid and $17,430,000 is outstanding. The repayment schedule of the principal amount is as follows:

Date	Payment Amount
June 29, 2013	$1,000,000
June 29, 2014	2,500,000
June 29, 2015	13,930,000

$17,430,000

        We believe that our current cash, proceeds of our project loan from the Agricultural Bank of China and cash flow from operations will be sufficient to meet our anticipated cash needs, including working capital requirements and capital expenditures for at least the next twelve months. Our future cash requirements will depend on many factors, including our operating income, the timing of our new product introductions, the costs of maintaining adequate manufacturing capacity, the continuing market acceptance of our products, or other changing business conditions and future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would be dilutive to our stockholders. The incurrence of indebtedness would divert cash for working capital requirements and capital expenditures to service debt and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our stockholders. If we are unable to obtain additional equity or debt financing, our business, operations and prospects may suffer.

        The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2011	2010
Net cash provided by operating activities	$4,720,313	$4,037,259
Net cash used in investing activities	(28,797,556)	(7,293,717)
Net cash used in financing activities	(338,208)	(59,727)
Effect of exchange rate changes on cash and cash equivalents	(192,475)	(463,892)

Net decrease in cash and cash equivalents	$(24,607,926)	$(3,780,077)

Operating Activities

        Net cash provided by operating activities for 2012 was $4.7 million, which was the result of a net loss of $1.0 million adjusted to reflect a net increase relating to non-cash items and the net change in operating assets and liabilities. The non-cash items totaled $6.6 million and were the result of $4.7 million depreciation and amortization, stock based compensation of $1.3 million, and goodwill impairment charge of $0.6 million. The adjustments related to changes in balances of operating assets and liabilities, a net use of cash of $0.9 million, consisted of a $3.4 million decrease in accounts payable and accrued expenses, a $0.4 million increase in other assets, offset by a decrease of $1.2 million in accounts receivable and a decrease in inventory of $1.7 million.

        Net cash provided by operating activities for 2011 was $4.0 million, which was the result of a net loss of $6.0 million adjusted to reflect a net increase relating to non-cash items and the net change in operating assets and liabilities. The non-cash items totaled $10.8 million and were the result of $4.7 million depreciation and amortization, stock based compensation of $1.6 million, and goodwill impairment charge of $4.5 million. The adjustments related to changes in balances of operating assets and liabilities, a net use of cash of $0.8 million, consisted of a $2.1 million increase in inventory, an increase of $2.4 million in accounts receivable, offset by a decrease in others assets of $0.4 million and an increase in accounts payable and accrued expenses of $3.3 million.

Investing Activities

        Net cash used in investing activities for 2012 was $28.8 million primarily attributable to the $73.9 million purchases of short-term investments and $1.0 million used for the purchase of property and equipment, offset by proceeds from the sale of short-term investments of $46.1 million.

        Net cash used in investing activities for 2011 was $7.3 million primarily attributable to the $6.8 million purchases of short-term investments and $2.9 million used for the purchase of property and equipment, offset by proceeds from the sale of investments of $2.4 million as the result of the redemption of one of our auction rate securities.

Financing Activities

        Net cash used by financing activities for 2012 was $0.3 million, consisting $0.5 million repayment of bank loan by MTS and cash dividend of $59,000 paid to the minority owner of Crossbow Japan, offset by proceeds of $0.2 million from exercise of options to purchase common stock.

        Net cash used by financing activities for 2011 was $60,000, mainly the result of payment of a cash dividend of $115,000 paid to the minority owner of the joint venture in Japan offset by proceeds of $56,000 from the exercise of options to purchase common stock.

 Capital Expenditures

        We have completed the first phase of construction of two new buildings adjacent to our current facility in Wuxi, China, comprising 20,800 square meters, consisting of 8,700 square meters for a new research and development institute and 12,100 square meters of new manufacturing facilities. Phase one included the structural construction of the two new buildings and furnishing and fitting out the research and development office building. We started using the research and development office building in the fourth quarter of 2009. The total cost for this phase was $6.7 million. Phase two includes the furnishing and equipment of the manufacturing facility. At the end of 2011, we furnished and equipped one third of our new manufacturing facility to meet our expected production requirements for both accelerometer products and non-accelerometer products in 2011. We did not furnish or equip any additional manufacturing space in the new manufacturing building in 2012 as the current space is sufficient to support our 2012 sales.

        We completed another manufacturing facility with 14,000 square meter total space in Wuxi, China in 2011 to host the manufacturing of our system solution products. The construction site is located on the same property as our June 2010 land purchase. The construction cost of approximately $8.1 million was financed by the local Chinese government. In the third quarter of 2012, we were notified by the local Chinese government that we would be expected to make payments on the building beginning in February 2013. Upon notification, we started to accrue a financing charge using the effective interest rate method at an annual rate of 8% on the construction cost of the building, based on a 2009 memorandum with the local Chinese government, while we continue to renegotiate with the local Chinese government the payment terms of the construction cost of the building. The total accrued finance charge related to the MTS building was $232,000 as of December 31, 2012. The $8.1 million construction cost of the building is reflected as a long-term liability in the accompanying consolidated financial statements. Under the November 2011 MEMSIC Wuxi Wireless Sensor Network Technology Co., Ltd. Investment Contribution Agreement, our indirect subsidiary MTS is expected to increase its total registered capital to up to RMB30 million (approximately $4.8 million) within two years. For the additional investment, MTS is expected to contribute certain intangible assets with an assessed value equal to the incremental investment of RMB16 million (approximately $2.5 million). If the assessed value of the contributed intangible assets is less than RMB16 million, MTS will make up the deficiency in cash in order to bring the total investment from MTS to RMB20 million, representing 66.67% of the total equity.

        Our capital expenditures amounted to $1.0 million and $2.9 million in 2012 and 2011, respectively.

Off-Balance Sheet Arrangements

        We do not have special purpose entities. Other than operating leases for office leases, we do not engage in off-balance sheet financing arrangements.

Recent Accounting Pronouncements

        In July 2012, the FASB issued ASU No. 2012-02, Intangibles—Goodwill and Other (ASC Topic 350), Testing Indefinite-Lived Intangible Assets for Impairment, which adds an optional qualitative assessment for determining whether an indefinite-lived intangible asset is impaired, similar to the goodwill guidance issued in ASU 2011-08. Companies have the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If a company determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. However, if a company concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of ASU No. 2012-02 did not have a material effect on our financial position, results of operations or cash flows.

        In September 2011, the FASB amended ASC Topic 350, Intangibles—Goodwill and Other. This amendment is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The amended provisions are effective for reporting periods beginning on or after December 15, 2011. This amendment impacts testing steps only and, therefore, adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

        In June 2011, the FASB issued ASU 2011-05, which amended ASC Topic 220, Comprehensive Income. This amendment was issued to enhance comparability between entities that report under GAAP and International Financial Reporting Standards (IFRS) and to provide a more consistent method of presenting non-owner transactions that affect an entity's equity. The amendment requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two separate but consecutive statements. It eliminates the option to report other comprehensive income and its components as part of the statement of changes in shareholders' equity. Furthermore, regardless of the presentation methodology elected, the issuer will be required to present on the face of the financial statements a reclassification adjustment for items that are reclassified from other comprehensive income to net income. The methodology for the computation and presentation of earnings per share remains the same. The pronouncement is effective for fiscal years beginning after December 15, 2011 and is to be applied retrospectively. As this pronouncement relates to disclosure only, the adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (ASC Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU No. 2011-04). The amendments in this update apply to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity's shareholders' equity in the financial statements. ASU No. 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or IFRS. ASU No. 2011-04 changes the wording used to describe many requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, ASU No. 2011-04 clarifies the FASB's intent about the application of existing fair value measurements. The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 did not have a material effect on our financial position, results of operations or cash flows.

Item 8.    Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MEMSIC, Inc.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of MEMSIC, Inc.

        We have audited the accompanying consolidated balance sheets of MEMSIC, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MEMSIC, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 22, 2013

MEMSIC, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$27,306,202	$51,914,128
Restricted cash	2,867,896	3,791,189
Short-term investments	34,640,188	6,814,728
Accounts receivable, net of allowance for doubtful accounts of $18,774 and $6,441, respectively, as of December 31, 2012 and December 31, 2011	4,821,867	6,068,904
Inventories	9,840,659	11,459,153
Other current assets	2,285,923	2,050,787

Total current assets	81,762,735	82,098,889
Property and equipment, net	29,002,825	30,998,489
Long-term investments	2,500,000	2,600,000
Goodwill	—	606,976
Intangible assets, net	9,918,305	11,091,532
Other assets	144,106	136,633

Total assets	$123,327,971	$127,532,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,778,672	$8,439,605
Accrued expenses	3,934,975	2,630,966
Advance research funding	2,867,896	3,791,189
Current portion of note payable to bank	1,000,000	500,000

Total current liabilities	11,581,543	15,361,760
Note payable to bank, net of current portion	16,430,000	17,430,000
Building liability	8,135,115	8,161,288
Other liabilities	86,420	124,180

Total other liabilities	24,651,535	25,715,468
Stockholders' equity:
Common stock, $0.00001 par value; authorized, 45,000,000 shares; 24,219,685 and 23,983,813 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	242	240
Additional paid-in capital	102,813,203	101,266,272
Accumulated other comprehensive income	4,477,071	4,363,930
Accumulated deficit	(20,896,074)	(19,908,135)

MEMSIC, Inc. stockholders' equity	86,394,442	85,722,307
Non-controlling interests related to joint ventures	700,451	732,984

Total stockholders' equity	87,094,893	86,455,291

Total liabilities and stockholders' equity	$123,327,971	$127,532,519

See notes to consolidated financial statements

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011
Net sales	$63,810,807	$68,153,132
Cost of goods sold	40,107,592	44,313,782

Gross profit	23,703,215	23,839,350
Operating expenses:
Research and development	6,874,962	8,553,569
Sales and marketing	5,194,733	6,892,303
General and administrative	9,417,623	8,717,322
Depreciation	1,552,345	1,637,476
Amortization	1,480,609	1,627,692
Impairment of goodwill	646,602	4,492,000

Total operating expenses	25,166,874	31,920,362

Operating loss	(1,463,659)	(8,081,012)
Other income:
Interest income, net	258,516	437,655
Foreign exchange gain	191,484	1,153,822
Other, net	318,660	564,489

Total other income	768,660	2,155,966
Loss before income taxes	(694,999)	(5,925,046)
Provision for income taxes	266,344	77,397

Net loss	(961,343)	(6,002,443)
Less: net income attributable to non-controlling interests related to joint ventures	26,596	82,127

Net loss attributable to MEMSIC, Inc.	$(987,939)	$(6,084,570)

Net loss per common share attributable to MEMSIC, Inc.:
Basic	$(0.04)	$(0.26)

Diluted	$(0.04)	$(0.26)

Weighted average shares outstanding used in calculating net loss per common share:
Basic	24,027,523	23,827,937

Diluted	24,027,523	23,827,937

See notes to consolidated financial statements

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the year ended December 31,
	2012	2011
Net loss	$(961,343)	$(6,002,443)
Other comprehensive income (loss):
Unrealized loss on investments	(99,812)	(197)
Foreign currency translation adjustments	212,953	1,331,730

Comprehensive loss	(848,202)	(4,670,910)
Less: Income attributable to non-controlling interests in joint ventures	26,596	82,127
Foreign currency translation adjustments	—	(3,025)

Comprehensive income attributable to non-controlling interests in joint ventures	26,596	79,102

Comprehensive loss attributable to MEMSIC, Inc.	$(874,798)	$(4,750,012)

See notes to consolidated financial statements

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock						Non- controlling Interests in Joint Ventures
				Accumulated Other Comprehensive Income
	Shares	Par Value	Additional Paid-In Capital		Accumulated Deficit	MEMSIC, Inc. Stockholders' Equity		Total Stockholders' Equity
Balance at December 31, 2010	23,810,613	$238	$99,615,378	$3,029,372	$(13,823,565)	$88,821,423	$361,445	$89,182,868
Net loss					(6,084,570)	(6,084,570)	82,127	(6,002,443)
Foreign currency translation adjustments				1,334,755		1,334,755	(3,025)	1,331,730
Unrealized loss on short-term investments				(197)		(197)		(197)
Exercise of options to purchase common stock	33,200	1	55,661			55,662		55,662
Issuance of restricted stock award	140,000	1	(1)					—
Stock compensation expense			1,595,234			1,595,234		1,595,234
Dividend paid to Japan non-controlling interest and other adjustments							(25,330)	(25,330)

Balance at December 31, 2011	23,983,813	$240	$101,266,272	$4,363,930	$(19,908,135)	$85,722,307	$732,984	$86,455,291
Net income					(987,939)	(987,939)	26,596	(961,343)
Foreign currency translation adjustments				212,953		212,953		212,953
Unrealized loss on investments				(99,812)		(99,812)		(99,812)
Exercise of options to purchase common stock	121,568	1	228,143			228,144		228,144
Issuance of restricted stock award	114,304	1	(7,224)			(7,223)		(7,223)
Stock compensation expense			1,326,012			1,326,012		1,326,012
Dividend paid to Japan non-controlling interest							(59,129)	(59,129)

Balance at December 31, 2012	24,219,685	$242	$102,813,203	$4,477,071	$(20,896,074)	$86,394,442	$700,451	$87,094,893

See notes to consolidated financial statements

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(961,343)	$(6,002,443)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	3,149,138	3,114,498
Amortization	1,542,986	1,627,692
Stock compensation expense	1,326,012	1,595,234
Deferred rent	(37,760)	34,145
Deferred income taxes	(722)	(64,664)
Impairment of goodwill	646,602	4,492,000
Changes in operating assets and liabilities:
Restricted cash	962,117	(708,501)
Accounts receivable	1,155,241	(2,386,050)
Inventories	1,690,243	(2,104,880)
Other assets	(370,011)	417,273
Advance research funding	(962,117)	708,501
Accounts payable and accrued expenses	(3,420,073)	3,314,454

Net cash provided by operating activities	4,720,313	4,037,259
Cash flows from investing activities:
Purchase of short-term investments	(73,889,615)	(6,814,925)
Proceeds from sale of short-term investments	46,064,540	2,420,000
Purchase of property and equipment	(972,481)	(2,898,792)

Net cash used in investing activities	(28,797,556)	(7,293,717)
Cash flows from financing activities:
Cash dividend paid to non-controlling interest	(59,129)	(115,389)
Proceeds from exercise of options to purchase common stock	220,921	55,662
Payment on note payable to bank	(500,000)	—

Net cash used in financing activities	(338,208)	(59,727)
Effect of exchange rate changes on cash and cash equivalents	(192,475)	(463,892)

Net decrease in cash and cash equivalents	(24,607,926)	(3,780,077)
Cash and cash equivalents—beginning of period	51,914,128	55,694,205

Cash and cash equivalents—end of period	$27,306,202	$51,914,128

See notes to consolidated financial statements

MEMSIC, Inc.

Notes to Consolidated Financial Statements

1. NATURE OF THE BUSINESS AND OPERATIONS

        MEMSIC, Inc. (the Company) was incorporated on March 3, 1999 as a Delaware corporation. The Company is a leading provider of semiconductor sensor systems solutions based on micro electromechanical systems (MEMS) technology and advanced integrated circuit design. The Company has integrated a MEMS technology-based inertial sensor, commonly known as an accelerometer, with mixed signal processing circuitry onto a single chip using a standard complementary metal-oxide-semiconductor (CMOS) process. This proprietary technology has allowed for sensor solutions at lower cost, higher performance and improved functionality. Utilizing a standard CMOS process allows easy integration of additional functions and the creation of new sensors to expand into magnetic, touch and flow sensors, as well as other MEMS application areas beyond accelerometers. Any application that requires the control or measurement of motion is a potential application for accelerometers. The Company's sensor and solution products have a wide range of applications for consumer electronics, mobile phones, automotive (airbags, rollover detection, electronic stability control and navigation systems), as well as business, industrial and medical applications.

        MEMSIC, Inc. maintains its corporate headquarters in Massachusetts. All manufacturing operations are provided by its wholly-owned subsidiary, MEMSIC Semiconductor (Wuxi) Company Limited (MEMSIC Semiconductor) and MEMSIC Semiconductor's wholly owned subsidiary MEMSIC Transducer Systems Company Limited (MTS), which are located in the People's Republic of China (PRC).

        The Company also has a majority (51%) owned and controlled joint venture, Crossbow Japan Limited (Crossbow Japan) located in Japan.

        On November 23, 2011, MTS entered into an Investment Contribution Agreement ("JV Agreement") with Wuxi New District Science and Technology Financial Investment Group Co. Ltd. ("Wuxi VC Group"), a state owned Chinese venture capital fund. The JV Agreement creates a joint venture to further design, develop and market MTS' wireless sensor network technology. In connection with the joint venture, a new corporation was organized under the laws of the People's Republic of China ("PRC"), named MEMSIC Wuxi Wireless Sensor Network Technology Co. Ltd. ("Wuxi WSN"). MTS has a 66% ownership of Wuxi WSN, which began operation in January 2012.

2. BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of MEMSIC, Inc., MEMSIC Semiconductor, MTS and the Company's majority owned and controlled joint ventures, Crossbow Japan and Wuxi WSN. The Company presents all of Crossbow Japan's assets, liabilities, revenue and expenses, as well as the non-controlling interest in Crossbow Japan (representing the 49% equity interest in the entity not owned by the Company), in its consolidated financial statements. The Company also presents all of Wuxi WSN's assets and liabilities as well as the non-controlling interest in Wuxi WSN (representing 33% equity interest in the entity not owned by the Company), in its consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Advertising Costs

        Advertising costs are expensed as incurred and are included in sales and marketing expenses. Advertising costs were not material for the periods presented in the accompanying consolidated statements of operations.

Cash Equivalents

        The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

        The Company presents cash on hand associated with advance research funding received from the Chinese government as restricted cash since the cash must be maintained in a separate bank account and used only for specified research projects.

Advance Research Funding

        Advance research funding represents research funding granted by the Chinese government for specific research and development projects the Company is taking on. The amount received is initially recorded as a liability and subsequently recognized as a credit to research and development expenses in the statements of operations, or to the carrying value of equipment purchased for the projects as the Company performs the project and has complied with the conditions or performance obligations attached to the related government grants.

        Advance research funding activities for year ended December 31, 2012 are as follows:

Advanced Research Funding
Balance at January 1, 2012	$3,791,189
Funds received	1,958,235
Research and development activities	(825,361)
Property and equipment expenditures	(2,094,990)
Foreign exchange rate impact	38,823

Balance at December 31, 2012	$2,867,896

Short-term Investments

        Short-term investments consist primarily of bank certificate deposits, government and municipal bonds with maturities of one year or less. The Company classifies its short-term investments as "held-to-maturity", which are carried at amortized cost.

Foreign Currency

        The Company's manufacturing operations and certain other operations are conducted by MEMSIC Semiconductor, MTS and Wuxi WSN. The functional currency of MEMSIC Semiconductor, MTS and

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Wuxi WSN is the Renminbi. Financial transactions between the Company and MEMSIC Semiconductor and MTS are conducted in United States dollars. At December 31, 2012 and 2011, the underlying currency for approximately 54.4% and 56.4% of consolidated assets, respectively, was the Renminbi. The functional currency of the acquired joint venture Crossbow Japan is the Japanese Yen. Financial transactions between the Company and Crossbow Japan are conducted in United States dollars. At December 31, 2012 and 2011, the underlying currency for approximately 1.4% and 1.2% of consolidated assets, respectively, was the Japanese Yen. The Company does not believe that it is subject to significant foreign exchange risk and, accordingly, has not utilized hedging strategies with respect to such foreign exchange exposure.

        The financial statements of MEMSIC Semiconductor, MTS, Wuxi WSN and Crossbow Japan are translated into United States dollars in accordance with United States GAAP. The functional currencies of MEMSIC Semiconductor, MTS, Wuxi WSN and Crossbow Japan are translated into United States dollars utilizing the following method: assets and liabilities are translated at the exchange rate in effect at the end of the period, and revenues and expenses are translated at the weighted average exchange rate during the year. Cumulative translation gains and losses are included as a separate component of stockholders' equity and reported as a part of comprehensive income. Transaction gains and losses are included in the consolidated statements of operations as incurred.

Comprehensive Income (Loss)

        ASC Topic 220, Comprehensive Income, established the standards for reporting and displaying comprehensive income (loss) in financial statements. Comprehensive income (loss) is defined to include all changes in stockholders' equity during the period other than those changes that result from investments by and distributions to stockholders.

Concentration of Credit

        Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents as well as accounts receivable. The Company's cash and cash equivalents are on deposit at financial institutions and, at times, exceed the federal insured limits. The Company believes that the financial institutions are of high credit quality and that the Company is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

        The Company, as indicated below, has customers that comprise more than 10% of sales or accounts receivables for all periods presented in the accompanying consolidated financial statements. The Company establishes credit limits for each of its customers and reviews such limits prior to product shipment. The Company believes that the customers indicated below are of high credit quality and that the Company is not subject to unusual risk with respect to such customers, and generally does not

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

require collateral. The following schedule summarizes the percent of total sales to each customer that accounted for 10% or more of its total sales in either 2012 or 2011.

	For the Year Ended December 31,
Customer	2012	2011
Customer I	27.4%	37.4%
Customer II	18.7	18.3
Customer III	10.2	6.7

% of total sales	56.3%	62.4%

        The following schedule summarizes the percent of total accounts receivable balances for customers that accounted for 10% or more of the Company's total accounts receivables for either 2012 or 2011.

	Year ended December 31,
Customer	2012	2011
Customer I	5.8%	37.5%
Customer II	38.1	36.8
Customer IV	18.3	0.7

% of total accounts receivable	62.2%	75.0%

Concentration of Supplier

        The Company relies on one affiliated supplier for all wafer purchases required in the manufacturing process, other than those used in the Company's magnetic sensor products. Investment funds controlled by this supplier beneficially own approximately 9.8% of the Company's common stock, and one of the Company's directors is the managing partner and chief financial officer of these funds. Purchases from this affiliated supplier represent approximately 16% and 29% of all material costs for the year ended December 31, 2012 and 2011 respectively, presented in the accompanying consolidated financial statements. At December 31, 2012, the Company had $595,000 of non-cancellable open purchase order agreements with this affiliated supplier, and the Company's accounts payable at December 31, 2012 include $410,000 due to this supplier. The transactions between the Company and this affiliated supplier are on terms that the Company believes are no less favorable to the Company that it could obtain in arms-length transactions.

Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect at the date of the financial statements the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable, notes payable and accrued expenses, approximate their fair values due to the short term nature of the instruments at December 31, 2012 and 2011.

Income Taxes

        Deferred tax assets and liabilities relate to temporary differences between the financial reporting bases and the tax bases of assets and liabilities, carryforward tax losses and available tax credits. Such assets and liabilities are measured using tax rates and laws expected to be in effect at the time of their reversal or utilization. Valuation allowances are established, when necessary, to reduce the net deferred tax asset to an amount more likely than not to be realized.

Intangible Assets

        Intangible assets relate to issued and applied-for patents on the Company's core technology, gas meter processing know-how purchased in May 2008 and intellectual property related to the Company's January 2010 acquisition of assets from Crossbow Technology, Inc.

Inventories

        Inventories are stated at the lower of cost (weighted average FIFO) or market. The Company evaluates its inventory for potential excess and obsolete inventories based on forecasted demand and records a provision for such amounts as necessary.

Net Loss per Share

        Basic net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding. Diluted net loss per share is calculated by dividing net loss by the weighted-average common shares and potentially dilutive securities outstanding during the period using the treasury stock method.

Property and Equipment

        Property and equipment are recorded at cost. For financial reporting, depreciation is provided utilizing straight-line method over the estimated two to ten-year life for equipment and furniture and fixtures, the estimated twenty year life for the building in China, and the estimated forty-seven year life for land in China. Chinese statutory regulations stipulate that the ownership of land reverts back to the PRC after forty-seven years. The Company estimates a residual value of 10% of the assets' original cost in calculating depreciation for assets in China. Leasehold improvements are depreciated over the shorter of the useful life or term of the lease. Costs for repairs and maintenance that do not increase the useful life of the asset are expensed as incurred.

Research and Development

        Research and development costs are expensed as incurred.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        The Company recognizes revenue from the sale of its product to end customers when all of the following conditions have been met: (i) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (ii) the Company's products have been shipped and risk of loss has passed to the customer; (iii) the Company has completed all of the necessary terms of the purchase order or contract; (iv) the amount of revenue to which the Company is entitled is fixed or determinable; and (v) the Company believes it is probable that it will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, the Company defers recognition of revenue. An allowance for estimated future product returns and sales price allowances is established at the date of revenue recognition. An allowance for uncollectible receivables is established by a charge to operations when, in the opinion of the Company, it is probable that the amount due to the Company will not be collected.

        The Company sells its products to distributors as well as to end customers. Sales to distributors are made pursuant to distributor agreements, which allow for the return of goods under certain circumstances. Accordingly, the Company follows the following criteria for recognition of sales to distributors: (i) the selling price to the distributor is fixed or determinable at the date of shipment; (ii) the distributor's obligation to pay the selling price is not contingent on resale of the product; (iii) the Company's product has been shipped and risk of loss has passed to the distributor; (iv) it is probable that the amount due from the distributor will be collected; (v) the Company does not have significant future obligations to directly assist in the distributor's resale of the product; and (vi) the amount of future returns can be reasonably estimated. Once these criteria are met, the Company recognizes revenue upon shipment to the distributor and estimates returns based on historical sales returns.

Shipping and Handling costs

        Shipping and handling costs incurred are included in cost of goods sold in the consolidated statements of operations.

Stock-Based Compensation

        The Company accounts for share-based payments to employees based on requirements that all share-based payments to employees, including grants of employee stock options, shall be recognized in the financial statements based on their fair values. The cost of equity-based service awards is based on the grant-date fair value of the award and is recognized over the period during which the employee is required to provide service in exchange for the award (vesting period). Stock-based compensation arrangements with non-employees are accounted for utilizing the fair value method or, if a more reliable measurement, the value of the services or consideration received. The resulting compensation expense is recognized for financial reporting over the term of performance or vesting.

Warranty Reserve

        The Company's products are warranted against manufacturing defects for twelve months following the date of sale (eighteen months following date of sale to a distributor). Products returned under the provisions of the warranty agreement require the pre-approval of the Company. The Company's sole obligation under the provisions of the warranty agreement is to replace or repair the product. Reserves

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for potential warranty claims are provided at the time of revenue recognition and are based on several factors including historical claims experience, current sales levels and the Company's estimate of repair costs. To date, warranty expenses have not been significant.

Recent Accounting Pronouncements

        In July 2012, the FASB issued ASU No. 2012-02, Intangibles—Goodwill and Other (ASC Topic 350), Testing Indefinite-Lived Intangible Assets for Impairment, which adds an optional qualitative assessment for determining whether an indefinite-lived intangible asset is impaired, similar to the goodwill guidance issued in ASU 2011-08. Companies have the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If a company determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. However, if a company concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of ASU No. 2012-02 did not have a material effect on the Company's financial position, results of operations or cash flows.

        In September 2011, the FASB amended ASC Topic 350, Intangibles—Goodwill and Other. This amendment is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The amended provisions are effective for reporting periods beginning on or after December 15, 2011. This amendment impacts testing steps only and, therefore, adoption did not have an impact on the Company's consolidated financial position, results of operations or cash flows.

        In June 2011, the FASB issued ASU 2011-05, which amended ASC Topic 220, Comprehensive Income. This amendment was issued to enhance comparability between entities that report under GAAP and International Financial Reporting Standards (IFRS) and to provide a more consistent method of presenting non-owner transactions that affect an entity's equity. The amendment requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two separate but consecutive statements. It eliminates the option to report other comprehensive income and its components as part of the statement of changes in shareholders' equity. Furthermore, regardless of the presentation methodology elected, the issuer will be required to present on the face of the financial statements a reclassification adjustment for items that are reclassified from other comprehensive income to net income. The methodology for the computation and presentation of earnings per share remains the same. The pronouncement is effective for fiscal years beginning after December 15, 2011 and is to be applied retrospectively. As this pronouncement relates to disclosure only, the adoption did not have an impact on the Company's consolidated financial position, results of operations or cash flows.

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (ASC Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU No. 2011-04). The amendments in this update apply to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity's shareholders' equity in the financial statements. ASU No. 2011-04 does

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or IFRS. ASU No. 2011-04 changes the wording used to describe many requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, ASU No. 2011-04 clarifies the FASB's intent about the application of existing fair value measurements. The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 did not have a material effect on the Company's financial position, results of operations or cash flows.

4. LONG-TERM INVESTMENTS

        Long-term investments held by the Company at December 31, 2012 consisted primarily of auction rate securities, or ARS, and are considered available for sale. These securities reset the interest or dividend rates by auctions held at intervals of 7, 28, 35 or 49 days, and at such dates the Company has the option to sell such securities. The auction rate securities held by the Company have contractual maturities of greater than 10 years.

        These investments are carried at fair value, with the unrealized gains and losses, if any, net of tax, reported in other comprehensive income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities are included in interest and dividend income. Quarterly, management reviews the valuation of investments and considers whether any decline in value is deemed to be an other-than-temporary decline.

        At December 31, 2012, the Company held one ARS investment: Illinois Educational Facilities Authority Select Auction Variable Rate Securities, having a value at par of $3.0 million with a maturity date in 2028. The carrying value of this investment at December 31, 2012 was $2.5 million, net of a $0.5 million temporary unrealized impairment loss. The Company has classified this investment as a long-term asset due to liquidity issues experienced in global credit and capital markets as well as failed auctions since the first quarter of 2008. A failed auction means that the amount of securities submitted for sale at auction exceeded the amount of purchase orders. If an auction fails, the issuer becomes obligated to pay interest at penalty rates. The auction rate securities the Company holds continue to pay interest in accordance with their stated terms. However, the failed auctions create uncertainty as to the liquidity of these securities.

        During the fourth quarter of 2011, the Company received $2.4 million from a full redemption of the Montana Health Facility Authority Select Auction Variable Rate Securities ARS previously held by the Company.

        Based on the Company's expected operating cash flows, and other sources of cash, the Company does not expect the potential lack of liquidity in this investment to affect its ability to execute its current business plan in the near term. The Company does not intend to sell the investments u ntil the maturity date or before a recovery of cost occurs and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost base.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

5. FAIR VALUE MEASUREMENT

Recurring Fair Value Measurement

        The Company accounts for assets and liabilities recognized or disclosed in the financial statements at fair value on a recurring basis in accordance with the provisions of ASC Topic 820.

        ASC Topic 820 provides that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. ASC Topic 820 requires the Company to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets
Level 2:	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs
Level 3:	Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions about how market participants would price the assets or liabilities

        The valuation techniques that may be used to measure fair value are as follows:

  A.
  Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

  B.
  Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models and excess earnings methods

  C.
  Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost)

        The following table sets forth the Company's financial instruments that are measured at fair value on a recurring basis and presents them within the fair value hierarchy using the lowest level of input that is significant to the fair value measurement at December 31, 2012 (in thousands):

	Carrying amount as of December 31, 2012	Quoted prices in active markets available (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation Technique
Cash equivalents	$27,306	$27,306	$—	$—	(A)
Restricted cash	2,868	2,868	—	—	(A)
Short-term investments	34,640	34,640	—	—	(A)
Long-term investments	2,500	—	—	2,500	(B)

Total assets recorded at fair value	$67,314	$64,814	$—	$2,500

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

5. FAIR VALUE MEASUREMENT (Continued)

        The reconciliation of the Company's assets measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

Auction Rate Securities
Balance at January 1, 2012	$2,600
Redemptions	—
Transfers to Level 3	—
Gains and losses:
Reported in earnings	—
Reported in other comprehensive loss	(100)

Balance at December 31, 2012	$2,500

        The Company initially accounted for the ARS held in its portfolio as available-for-sale investments. The carrying value of these ARS approximated fair value due to the frequent resetting of the interest rate. While the Company continues to earn interest at the specified contractual rate on those investments involved in failed auctions, due to the ongoing failed auctions and the illiquidity of these securities under current market conditions, the Company has considered whether par value continues to be a reasonable basis for estimating the fair value of these ARS at December 31, 2012 and 2011. The Company estimated the fair value of these securities at December 31, 2012 and 2011 using broker valuations and internally-developed models of the expected future cash flows related to the securities as well as referencing a third party specialist's valuation. One of the more significant assumptions made in the Company's internally-developed models was the term of expected cash flows of the underlying auction rate securities and the discount related to the illiquidity of the investments. The Company developed several scenarios for the liquidation of the auction rate securities over periods that ranged from 3 to 7 years. In estimating the fair value of these investments, the Company considered the financial condition and near-term prospects of the issuer, the magnitude of the losses compared to the investments' cost, the length of time the investment has been in an unrealized loss position, the low probability that the Company will be unable to collect all amounts due according to the contractual terms of the security, whether the security has been downgraded by a rating agency, and the Company's ability and intent to hold these investments until the anticipated recovery in market value occurs. Based on the estimated operating cash flows and other sources of cash, the Company intends to hold the ARS for the foreseeable future.

        The Company's valuation analysis for the year ended December 31, 2012 resulted in an increase of $100,000 to the unrealized impairment loss recorded at December 31, 2010. The total unrealized impairment loss at December 31, 2012 was $500,000. The Company continues to monitor the market for auction rate securities and to assess its impact on the fair value of the Company's investments. If current market conditions deteriorate further, the Company may be required to record additional temporary unrealized losses in other comprehensive income (loss) or, if the decline in fair value is judged to be other-than-temporary, the cost basis of the individual security may be written off to fair value as a new cost basis and the amount of the write-down would be reflected as a charge to earnings.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

5. FAIR VALUE MEASUREMENT (Continued)

Nonrecurring Fair Value Measurement

        During 2012, the Company recognized a goodwill impairment charge of $0.6 million. This charge was based on fair value measurements derived using the income approach and market approach. The valuation methodologies incorporated unobservable inputs reflecting significant estimates and assumptions made by management. Accordingly, the Company classified these measurements as Level 3 within the fair value hierarchy. Refer to Note 8—Goodwill and Intangible Assets for further detailed information related to the significant unobservable inputs.

6. INVENTORIES

        Inventories consist of the following:

	December 31,
	2012	2011
Raw materials	$4,533,002	$5,106,112
Work in process	3,083,008	3,258,397
Finished goods	2,224,649	3,094,644

Total	$9,840,659	$11,459,153

7. PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

	December 31,
	2012	2011
Land	$4,577,579	$4,531,177
Building and improvements	19,651,110	17,642,165
Machinery and equipment	18,282,014	17,270,155
Computer hardware and software	1,442,945	1,153,730
Construction-in-progress	1,611,022	3,585,156

Total property and equipment, at cost	45,564,670	44,182,383
Less accumulated depreciation and amortization	16,561,845	13,183,894

Property and equipment, net	$29,002,825	$30,998,489

        The Company has completed the first phase of construction of two new buildings adjacent to its current facility in Wuxi, China, comprising 20,800 square meters, consisting of 8,700 square meters for a new research and development institute and 12,100 square meters of new manufacturing facilities. Phase two includes the furnishing and equipment of the manufacturing facility. By the end of 2011, the Company completed one third of phase two to furnish and equip the new manufacturing building. The Company did not need to furnish additional manufacturing space in 2012.

        In June 2010, the Company purchased a piece of land in Wuxi for approximately $4 million to build the MTS manufacturing facility. In August 2011, the Company completed construction of the MTS manufacturing facility with 14,000 square meters of total space to host the manufacturing of its system solution products.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

8. GOODWILL AND INTANGIBLE ASSETS

Goodwill

        Goodwill represents the excess cost of the Crossbow asset acquisition over the net fair value allocated to the assets acquired and liabilities assumed and to the acquired intangible asset that does not qualify for separate recognition according to ASC Topic 805. All goodwill acquired in the Crossbow acquisition has been allocated to the Company's system solutions product segment.

        The Company evaluates the goodwill annually at the end of the year and determines whether events or circumstances exist to indicate an impairment loss.

        The Company performed an annual impairment test for goodwill in December 2011 and concluded that impairment existed as of December 31, 2011 and recorded an impairment charge of $4.5 million in 2011. The ending balance of goodwill at December 31, 2011 was $0.6 million. As a result of the Company's December 2012 annual impairment test for goodwill, the Company concluded that the remaining balance of goodwill of $0.6 million was fully impaired at December 31, 2012.

        During the Company's business planning process in the fourth quarter of 2012, the Company's management continued to see a weak forecast from the acquired system solution business. The Company concluded that this slower than anticipated growth represented an indicator of impairment of the goodwill associated with the acquired business.

        The Company determined the goodwill impairment according to ASC Topic 350, Goodwill and Other Intangible Assets and ASC Topic 360, Impairment or Disposal of Long-Lived Assets, using a two-step method. In the first step, it compared the estimated fair value of its system solution product reporting unit to its carrying amount, including goodwill and it indicated an impairment.

        The determination of the fair value of our system solution product reporting unit included two valuation methods: the income approach and the market approach. Under the income approach, the Company considered the discounted cash flow (DCF) method. Under the market approach, it considered the guideline public company (GPC) method. The income approach provides a method for incorporating the Company's long term forecast into the determination of value. Judgment is required when performing adjustments to the forecast, selecting an appropriate discount rate and determining a terminal value. The market approach provides a method for incorporating market prices and multiples into the determination of value. Judgment is required when selecting guideline companies and transactions and when adjusting the multiples. Under the guideline public company method, value was estimated based on multiples of 2012 revenues and 2013 projected revenues. The Company compared its system solution product reporting unit to the guideline public companies in terms of size, profit margins and revenue growth rates. The guideline public company multiples were discounted based on these comparisons. A premium for control of 15% was applied to the value indicated by the guideline public company method. The Company applied equal weighting to the income and GPC approaches. The Company tested the reasonableness of the fair value conclusion by calculating value using the DCF method and the GPC method, comparing the fair value conclusion to the market capitalization of the parent company.

        As a result of this analysis, the Company concluded that the fair value of our system solution product reporting unit was less than the carrying amount, indicating an impairment.

        According to ASC Topic 350, if the carrying amount exceeds the estimated fair value, step two is required to determine the amount of the impairment loss. Step two requires the allocation of the

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

8. GOODWILL AND INTANGIBLE ASSETS (Continued)

estimated fair value of the system solution product segment, including any unrecognized intangible assets, and liabilities in a hypothetical purchase price allocation. Any remaining unallocated fair value represents the implied fair value of goodwill, which is compared to the corresponding carrying value of goodwill to compute the goodwill impairment amount. The Company followed these steps and concluded that the remaining balance of goodwill of $0.6 million was fully impaired at December 31, 2012.

        The carrying amount of goodwill and activity for the year ended December 31, 2012 is as follows:

	Sensor business segment	System solution business segment	Total
Balance at January 1, 2012	$—	$606,976	$606,976
Impairment charge	—	(646,602)	(646,602)
Foreign exchange impact	—	39,626	39,626

Balance at December 31, 2012	$—	$—	$—

Intangible Assets

        Intangible assets relate to issued and applied-for patents on the Company's core technology and gas meter processing know-how purchased in May 2008, as well as trademarks, customer relationships and developed technology acquired from Crossbow Technology, Inc. on January 15, 2010.

        Intangible assets consisted of the following at December 31, 2012 and 2011:

	Gross carrying amount	Accumulated amortization	Net carrying amount	Expected life (Years)
December 31, 2012
Patents	$1,514,081	$(384,031)	$1,130,050	15
Know-how	564,154	(516,973)	47,181	5
Trademarks	408,000	(408,000)	—	2
Customer relationships	4,967,413	(1,581,208)	3,386,205	8 - 10
Developed technology	7,622,193	(2,267,324)	5,354,869	8 - 10

	$15,075,841	$(5,157,536)	$9,918,305

December 31, 2011
Patents	$1,219,129	$(277,804)	$941,325	15
Know-how	593,240	(405,563)	187,677	5
Trademarks	408,000	(399,500)	8,500	2
Customer relationships	4,918,690	(1,031,441)	3,887,249	8 - 10
Developed technology	7,544,929	(1,478,148)	6,066,781	8 - 10

	$14,683,988	$(3,592,456)	$11,091,532

        Amortization expense expected over the next five years (2013 and beyond) is approximately $1.5 million per year. Amortization expense amounted to $1.5 million and $1.6 million, respectively, for

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

8. GOODWILL AND INTANGIBLE ASSETS (Continued)

the years ended December 31, 2012 and 2011. Changes in the net carrying amount of intangible assets included the impact from foreign exchange rate.

        The Company has considered the cash flows associated with the valuation of the definite-lived intangible assets and concluded that the straight-line amortization method best approximates the economic pattern of usefulness of those assets.

9. ACCRUED EXPENSES

        Accrued expenses consist of the following:

	December 31,
	2012	2011
Accrued compensation	$1,746,032	$1,244,690
Professional fees	311,781	347,242
Other	1,877,162	1,039,034

Total accrued expenses	$3,934,975	$2,630,966

10. NOTE PAYABLE TO BANK

        On June 30, 2010, MTS, a wholly owned subsidiary of MEMSIC Semiconductor, entered into a five-year project loan agreement with Agricultural Bank of China. The total loan available is $20 million, of which $15 million was designated by the Company for the purchase of substantially all the assets acquired from Crossbow Technology, Inc., $3 million for working capital purposes and $2 million for the purchase of equipment to be used in the manufacture of the Company's system solution products.

        The loan is collateralized by the buildings and land owned by MEMSIC Semiconductor as well as the land and intellectual property owned or to be purchased by MTS. The interest rate of the loan is a variable rate, adjusted semi-annually based on the LIBOR rate plus 4.00%. MTS has obtained agreement from the local government in Wuxi, China to fully subsidize the interest expense on a quarterly basis. No financial covenants are required for this loan. As of December 31, 2012, $17.9 million has been withdrawn, $0.5 million has been repaid, $17.4 million is outstanding and $2.1 million is available for borrowing. Interest expense paid and subsidized by the Wuxi government for the year ended December 31, 2012 was $0.9 million. Based on the terms of the agreement, there are no circumstances in which amounts previously subsidized by the Wuxi government are repayable by the Company. In the remote event the Wuxi government is unable to fulfill its obligation to subsidize the interest payment, the Company would recognize the interest expense in its income statement. The repayment schedule of the principal amount is as follows:

Date	Payment Amount
June 29, 2013	$1,000,000
June 29, 2014	2,500,000
June 29, 2015	13,930,000

$17,430,000

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

11. BUILDING LIABILITY

        In June 2010, the Company purchased a piece of land in Wuxi for approximately $4.0 million to build the MTS manufacturing facility. In August 2011, the Company completed construction of the MTS manufacturing facility with 14,000 square meters of total space to host the manufacturing of its system solution products. The construction cost of approximately $8.1 million was financed by the local Chinese government. In the third quarter of 2012, the Company was notified by the local Chinese government that the Company would be expected to make payments on the building beginning in February 2013. Upon notification, the Company started to accrue a financing charge using the effective interest rate method at an annual rate of 8% on the construction cost of the building, based on a 2009 memorandum with the local Chinese government, while the Company is renegotiating with the local Chinese government the payment terms of the construction cost of the building. The $8.1 million construction cost of the building is reflected as a long-term liability in the accompanying consolidated financial statements.

12. COMMON STOCK

        The Company reserved 7,152,554 and 5,990,405 shares at December 31, 2012 and 2011 for outstanding options to purchase common stock.

13. STOCK INCENTIVE PLANS

Description of Plans

        On March 29, 2000, the Company's stockholders and board of directors approved the 2000 Omnibus Stock Plan (the "2000 Plan"), as amended, under which 2,969,000 shares of the Company's common stock were reserved for issuance to directors, officers, employees, and consultants. With the adoption of the 2007 Plan discussed below, the Company no longer grants awards under the 2000 Plan.

        On August 22, 2007, the Company's board of directors approved the 2007 Stock Incentive Plan (the "2007 Plan"), under which up to 3,000,000 shares of the Company's common stock may become available for issuance. At the adoption date, 1,526,425 shares were reserved for issuance. The reserved amount will increase by 300,000 shares at each of the five anniversaries of the adoption date, for a maximum of 3,000,000 shares issuable under the 2007 Plan.

        Options granted under the 2000 Plan and the 2007 Plan may be incentive stock options or nonqualified stock options. Both the 2000 Plan and the 2007 Plan provide that the exercise price of incentive stock options must be at least equal to the market value of the Company's common stock at the date such option is granted. For incentive stock option grants to an employee who owns more than 10% of the outstanding shares of common stock of the Company, the exercise price of the incentive stock option must be not less than 110% of market value at the time of grant. Granted options expire in ten years or less from the date of grant and vest based on the terms of the awards, generally ratably over four years.

        Prior to December 19, 2007, there was no public market for the Company's common stock. Accordingly, the board of directors determined the market value of the common stock at the date of grant by considering a number of relevant factors, including the Company's operating and financial performance and corporate milestones achieved, the prices at which shares of convertible preferred stock in arm's-length transactions were sold, the composition of and changes to the management team, the superior rights and preferences of securities senior to the common stock at the time of each grant

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

13. STOCK INCENTIVE PLANS (Continued)

and the likelihood of achieving a liquidity event for the shares of common stock underlying stock options.

        On December 9, 2009, the Company's board of directors approved the 2009 Nonqualified Inducement Stock Option Plan (the "2009 Plan") with an effective date on January 15, 2010, the closing date of the acquisition of Crossbow assets. Under the 2009 Plan, up to 1,250,000 shares of the Company's common stock may become available for issuance. On December 23, 2010, the Company's board of directors approved an Amended and Restated 2009 Nonqualified Inducement Stock Option Plan (the "Amended and Restated Plan") and an increase in shares of the Company's common stock available for issuance under the Amended and Restated Plan from 1,250,000 to 2,500,000. Except as otherwise determined by the Compensation Committee of the Company's board of directors, the form of option to be employed under the Amended and Restated Plan shall be substantially identical to the form of nonqualified option customarily used under the Company's 2007 Stock Incentive Plan.

        On June 29, 2011 at our Annual Meeting of Stockholders, the Company's stockholders and board of directors approved the amendment and restatement of the Company's 2007 Plan. As amended, the 2007 Plan

  •
  permits the granting of restricted stock units ("RSUs"), performance-based stock awards and stock appreciation rights;

  •
  eliminates the ability to reprice options;

  •
  extends the expiration date of the plan to June 29, 2021;

  •
  provides that awards may qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended; and

  •
  incorporates certain other administrative provisions.

        On June 28, 2012, the Company's shareholders voted to approve an amendment to the 2007 Plan, including increasing the number of shares of common stock issuable under the 2007 Plan by 1,500,000 shares. The maximum shares issuable under the 2007 Plan thus increased to 4,500,000 shares.

Valuation of Stock Options

        The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an option award. The key input assumptions used in the Black-Scholes option pricing model include: (i) the risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon bonds at the date of grant with maturity dates approximately equal to the expected life at the grant date, (ii) the expected life of the options is based on evaluations of historical and expected future employee exercise behavior; (iii) volatility is based on the implied volatility of the Company's common stock, which the Company believes results in the best estimate of the grant-date fair value of employee stock options because it reflects the market's current expectations of future volatility; and (iv) dividend yield of zero, as the Company has not paid dividends in the past and it does not expect to in the foreseeable future. The Company utilizes historical data to estimate pre-vesting forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

13. STOCK INCENTIVE PLANS (Continued)

        During the third and fourth quarter of 2012, the Company only granted RSUs and did not grant any stock options. The weighted-average fair values per share of the options granted during 2012 and 2011 were $1.58 and $1.97, respectively, utilizing the following assumptions:

	For the year ended December 31,
	2012	2011
Volatility	67% - 71%	64%
Expected dividend yield	0%	0%
Expected life (years)	5.1 - 8.5	5.6 - 5.8
Risk-free interest rate	1.15% - 1.44%	2.20% - 2.34%
Forfeitures	33% - 36%	36% - 37%

        The Company has historically accounted for stock options granted to consultants using the fair value method for the calculation of compensation cost. For the years ended December 31, 2012 and 2011, the Company recorded compensation expense for stock option grants to consultants in the amount of $5,000 and $0, respectively.

        At December 31, 2012, total unrecognized stock-based compensation expense for stock options granted to the Company's employees and directors was estimated to approximate $1.4 million.

        The stock option activity under the 2000 Plan, 2007 Plan and 2009 Stock Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price	Remaining Contractual Term in Years	Aggregrate Intrinsic Value
Options outstanding at January 1, 2012	2,338,805	$5.00	6.5	$1,131,474
Granted	615,000	2.23	—	—
Exercised	(121,568)	1.88	—	—
Cancelled	(196,737)	3.63	—	—

Options outstanding at December 31, 2012	2,635,500	$4.59	6.3	$2,014,390

Options vested at December 31, 2012	1,424,675	$4.67	4.9	$1,284,225

Available for grant at December 31, 2012	3,823,637

        The intrinsic values (aggregate market value minus aggregate exercise price) of stock options exercised during the years ended December 31, 2012 and 2011 were $178,138 and $34,494, respectively. The total fair value of options vested during the year ended December 31, 2012 and 2011 was approximately $468,000 and $1,121,000, respectively.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

13. STOCK INCENTIVE PLANS (Continued)

        Stock-based compensation expenses related to stock options, restricted stock awards ("RSA") and RSUs were charged to the following expenses:

	For the year ended December 31,
	2012	2011
Research and development	$212,869	$265,953
Sales and marketing	149,387	184,431
General and administrative	963,756	1,144,850

Total	$1,326,012	$1,595,234

        The Company accounted for RSAs and RSUs using the fair value at the date of the grant for the calculation of compensation cost. For the year ended December 31, 2012, the Company recorded compensation expense for RSA and RSU in the amount of $139,000 and $511,000, respectively.

        As of December 31, 2012, total unrecognized compensation expenses related to non-vested RSAs and RSUs were $121,000 and $1.1 million, respectively. These expenses are expected to be recognized over a weighted average period of 2.3 years for RSAs and 3.0 years for RSUs.

        A summary of RSA activity for the year ended December 31, 2012 is as follows:

	Shares	Weighted Average Market Value at Grant Date
Nonvested at January 1, 2012	140,000	$3.41
Awarded	—	—
Vested	(87,500)	3.41
Forfeited	—	—

Nonvested at December 31, 2012	52,500	$3.41

        A summary of RSU activity for the year ended December 31, 2012 is as follows:

	Shares	Weighted Average Market Value at Grant Date
Nonvested at January 1, 2012	534,000	$3.12
Awarded	405,000	3.09
Vested	(117,083)	3.14
Forfeited	(181,000)	3.17

Nonvested at December 31, 2012	640,917	$3.08

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

14. NET LOSS PER SHARE

        The calculation for basic and diluted net loss per share is as follows:

	For the year ended December 31,
	2012	2011
Numerator:
Net loss attributable to MEMSIC, Inc.	$(987,939)	$(6,084,570)

Denominator:
Basic weighted average shares	24,027,523	23,827,937
Dilutive effect of common stock equivalents	—	—

Diluted weighted average shares	24,027,523	23,827,937

Net loss per common share attributable to MEMSIC, Inc.
Basic	$(0.04)	$(0.26)

Diluted	$(0.04)	$(0.26)

        At December 31, 2012 and 2011, the Company had 1.3 million and 1.5 million dilutive potential common shares, respectively, in the form of stock options which were not included in the computation of net loss per diluted share because these stock options would be anti-dilutive.

15. INCOME TAXES

        The Company is subject to United States federal and state income taxes as well as taxation rules and regulations in the PRC and Japan.

        The Company's provision for income taxes consists of the following:

	Year Ended December 31,
	2012	2011
Income tax expense (benefit)
Current:
Federal	$—	$—
State	1,322	1,256
Foreign	264,844	140,649

Total current	266,166	141,905

Deferred:
Federal	—	(25,153)
State	—	(1,554)
Foreign	178	(37,801)

Total deferred	178	(64,508)

Provision for income taxes	$266,344	$77,397

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

        The following table presents loss before income taxes for the Company and its subsidiaries:

	Year Ended December 31,
	2012	2011
United States	$(2,011,483)	$(5,302,163)
Foreign	1,316,484	(622,883)

Loss before income taxes	$(694,999)	$(5,925,046)

        The following table reconciles the provision for income taxes with the expected income tax obligation (benefit) by applying the United States federal statutory rate to the net income (loss):

	Year Ended December 31,
	2012	2011
Benefit computed at statutory rate	$(236,299)	$(2,014,516)
State income tax, net of federal benefit	873	(197)
Permanent differences	102,846	42,807
Research and development tax credits	(49,193)	(634,919)
Foreign rate difference	(323,838)	(192,839)
Unbenefited losses	771,955	2,877,061

Provision for income taxes	$266,344	$77,397

        The Company has permanently reinvested any earnings of MEMSIC Semiconductor in its Chinese operations. The Company has not provided for U.S. income taxes that could result from the distribution of such earnings to the U.S. parent. If these earnings were ultimately distributed to the U.S. in the form of dividends or otherwise, or if the shares of MEMSIC Semiconductor were sold or transferred, the Company would be subject to additional U.S. income taxes, net of the impact of any available foreign tax credits. It is not practicable to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings. As of December 31, 2012, MEMSIC Semiconductor had cumulative foreign earnings of $9.4 million. MEMSIC Semiconductor and its subsidiary MTS are governed by the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises ("FIE") and Foreign Enterprises and various local income tax laws (the "PRC Income Tax Law"). Beginning January 1, 2008, under the new tax law named "Enterprise Income Tax Law", FIEs and domestic companies are subject to a uniform tax rate of 25%. This tax law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential lower tax rate under the then effective tax laws or regulations. In accordance with regulations issued by the State Council, the tax rate of such enterprises may gradually transition to the uniform tax rate within the transition period. For those enterprises which are enjoying tax holidays, such tax holidays may continue until their expiration in accordance with the regulations issued by the State Council, but where the tax holiday has not yet started because of losses, such tax holiday shall be deemed to commence from the first effective year of the new tax law. While the new tax law equalizes the tax rates for FIEs and domestic companies, preferential tax treatment would continue to be given to companies in certain encouraged

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

sectors and to entities classified as "high-technology companies especially supported by the PRC government," whether FIEs or domestic companies.

        Since MEMSIC Semiconductor was established in the Wuxi New District as a PRC high-technology company, it is entitled to the reduced FEIT rate of 15% and is exempt from FEIT for its first two years of profitable operations after offsetting prior year's tax losses and is entitled to a 50% reduction in its FEIT for the following three years as approved by the tax authorities in accordance with the China Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises and its Implementation Rules issued in 1991. In addition, MEMSIC Semiconductor is exempted from the 3% local income tax during the above preferential tax treatment periods of five years pursuant to the Rule Concerning Exemption or Reduction of Local Income Tax for Foreign Invested Enterprises issued by the People's Government of Guangdong Province issued in 1992.

        However, according to the relevant transition preferential tax policies issued by the State Council on March 16, 2007, the preferential enterprise income tax rate under this tax law and the transition-period preferential tax policy can not apply simultaneously. MEMSIC Semiconductor chose the exemption from enterprise income tax for 2007 and 2008 and a 50% reduction on the uniform enterprise income tax rate of 25% from 2009 to 2011. The Company believes the adoption of the transition-period preferential tax policy will be more beneficial to MEMSIC Semiconductor.

        Beginning in 2012, MEMSIC Semiconductor is entitled to the preferential enterprise income tax rate of 15% as a qualified high-technology company. MTS has not obtained a PRC high-technology company status and therefore is subject to the 25% uniform enterprise income tax rate in China. Crossbow Japan is subject to a 40% tax rate in Japan.

        Significant components of the Company's net deferred tax assets consist of the following:

	December 31,
	2012	2011
Deferred tax assets:
Accruals and reserves	$375,859	$290,071
Net operating loss carryforwards	4,866,106	3,458,431
Depreciation and amortization	1,351,291	1,332,416
Stock-based compensation	1,722,200	1,753,900
Long term investment	171,400	137,100
R&D credit carryover	759,931	710,738

Deferred tax assets	9,246,787	7,682,656
Less valuation allowance	(8,944,068)	(7,428,259)

Net deferred tax assets	$302,719	$254,397

Deferred tax liabilities:
Unremitted foreign earnings	$100,600	$52,100

Deferred tax liabilities	$100,600	$52,100

Net deferred tax assets	$202,119	$202,297

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

        Of the $8,944,068 and $7,428,259 valuation allowance at December 31, 2012 and 2011, $171,400 and $137,100 related to temporary decline of the long-term investment balance and were recorded through other comprehensive income, respectively at December 31, 2012 and 2011.

        The deferred tax assets related to temporary differences of the Company's China subsidiaries for the years ended December 31, 2012 and 2011 were $179,474 and $172,913, respectively. The deferred tax assets related to Crossbow Japan were $22,645 and $29,384 at December 31, 2012 and 2011.

        During the fourth quarter of 2008, the Company entered into and has remained in a three-year cumulative loss position in the United States tax jurisdiction and therefore, concluded a valuation allowance was appropriate for its deferred tax assets in the United States. The Company recorded a full valuation allowance against its U.S. deferred tax assets for 2012 and 2011 based upon uncertainty with respect to future taxable income in the United States.

        At December 31, 2012, the Company had gross United States net operating loss carryforwards of $10.3 million, which will expire in various amounts from 2028 through 2032. Included within this amount is approximately $367,000 of excess tax deductions associated with non-qualified stock options that have been exercised. When these excess tax benefits actually result in a reduction to currently payable income taxes, the tax benefit will be recorded as an increase to additional paid-in capital. The Company's operating losses may be subject to limitations under provisions of the Internal Revenue Code.

        The Company has performed an analysis of its uncertain tax positions in connection with the application of ASC Topic 740 for the years ended December 31, 2012 and 2011 and concluded that it has no uncertain tax positions that do not meet a more likely than not standard set forth by ASC Topic 740. Therefore, the Company has recorded no tax reserve related to uncertain positions in its financial statements.

        The Company files returns in many foreign and state jurisdictions with varying statutes of limitations and considers the United States, PRC and Japan to be its significant tax jurisdictions. The tax years 2008 to 2012 are open tax years in the United States taxing jurisdiction. Although the Company believes its estimates of income tax payable are reasonable, no assurance can be given that the Company will prevail in any differences raised in a future audit. The Company believes such differences would not have a material impact on the Company's financial condition, the Company's income tax provision or operating results.

16. COMMITMENTS AND CONTINGENCIES

Lease Commitments

        The Company leases its United States corporate headquarter facility, its California and Chicago offices and certain equipment under noncancelable operating leases expiring through 2017. The Company owns the property utilized for manufacturing and certain other operations located in Wuxi, Jiangsu Province, in the PRC.

        At December 31, 2012, future minimum annual noncancelable operating lease commitments were $273,000, $210,000, $161,000, $2,000 and $1,000 for 2013, 2014, 2015, 2016 and 2017, respectively. Total rent expense for the years ended December 31, 2012 and 2011 was $405,000 and $436,000, respectively.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

16. COMMITMENTS AND CONTINGENCIES (Continued)

Licensing Agreement and Marketing Agreements

        In connection with its initial capitalization, the Company was assigned a technology license related to the design, manufacture and sale of low-cost thermal accelerometers from Analog Devices, Inc. The Company agreed to fulfill the obligations under the technology license, including royalty obligations to a university and patent prosecution expenses. While the Company believes that the agreements as a whole provide it with exclusive rights to the license and the patents, there can be no assurance that, if a third party challenges the validity of the patents, the Company will prevail and continue exclusive rights to the licensed technology and patents.

        The license agreement provides that the Company must pay the university a quarterly royalty of 1% of net sales, not to exceed $100,000 per year, during the term of the license agreement. The Company paid royalty fees in the amount of $100,000 in 2012 and 2011, and recorded such amounts to general and administrative expenses in the consolidated statements of operations.

MEMSIC Wuxi Wireless Sensor Network Technology Co., Ltd. Investment Contribution Agreement

        Under the November 2011 MEMSIC Wuxi Wireless Sensor Network Technology Co., Ltd. Investment Contribution Agreement, Wuxi WSN is expected to increase its total registered capital to up to RMB30 million (approximately $4.8 million) within two years. For the additional investment, MTS is expected to contribute certain intangible assets with an assessed value equal to the incremental investment of RMB16 million (approximately $2.5 million). If the assessed value of the contributed intangible assets is less than RMB16 million, MTS will make up the deficiency in cash in order to bring the total investment from MTS to RMB20 million, representing 66.67% of the total equity.

Employee Benefit Plan

        The Company maintains a 401(k) retirement savings plan (the Plan) whereby employees may elect to defer a portion of their salary and contribute the deferred portion to the Plan. The Plan covers substantially all Unites States employees of the Company. The Company contributes an amount equal to 100% of the amount contributed by each employee, up to 2% of their base compensation. The Company's matching contributions vest over a four year period. Employee contributions and the Company's matching contributions are invested in one or more collective investment funds at the participant's direction. For the years ended December 31, 2012 and 2011, the Company's contributions, including administrative fees, were approximately $31,874 and $54,657, respectively.

Other

        On September 11, 2012, Trilogy Marketing, Inc. (Trilogy) commenced an action in the United States District Court for the Eastern District of Michigan, in which it alleges that MEMSIC has failed to pay sales representative commissions to Trilogy. The Company has not concluded that a loss of any magnitude in this matter is probable, and is unable to estimate the range of potential loss, if any, that might arise from this matter.

        The Company may be subject to claims that arise out of the ordinary course of business in legal disputes which arise in the ordinary course of business. In management's opinion, these matters will not have a material adverse effect on the financial position of the Company.

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

17. SEGMENT INFORMATION

        The Company conducts its operations and manages its business in two reporting segments. The Company develops, designs, manufactures and markets (i) semiconductor sensor products ("sensor products") based on micro-electromechanical systems (MEMS) technology and advanced integrated circuit design and (ii) sensor system solution products ("system solution products") which incorporate sensors with on-board computing, wireless communications and systems and application software solutions and which initially consisted of the product lines acquired from Crossbow in January 2010. In making operating decisions, the Company's chief executive officer, who is the chief operating decision maker, considers the gross profit results of the sensor product reporting unit and the system solution product reporting unit separately, but utilizes enterprise wide operating expense and earning results. As the management resources and certain assets are shared between the reporting segments, it is not practical to report the earnings and assets separately.

Net sales by product application

        The categorization of net sales by product application is determined using a variety of data points including the technical characteristics of the product, the end customer product and application into which the Company's product will be incorporated, and requires substantial judgment. Set forth below are the Company's revenues by product application for the periods presented.

	For the year ended December 31,
	2012	2011
Mobile phone	$29,138,874	$35,354,386
Consumer	10,208,363	6,629,055
Automotive	13,645,638	14,379,675
Industrial/other	10,817,932	11,790,016

Total	$63,810,807	$68,153,132

Net sales and gross profit by product type

        The following table summarizes net sales and gross profit by product categories.

	For the year ended December 31,
	2012	2011
Net sales
Sensor products	$54,491,246	$57,876,788
System solution products	9,319,561	10,276,344

Total	$63,810,807	$68,153,132

Gross Profit
Sensor products	$19,418,342	$18,236,527
System solution products	4,284,873	5,602,823

Total	$23,703,215	$23,839,350

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

17. SEGMENT INFORMATION (Continued)

Net sales by geographical region

        Net sales by geographic region, based upon customer location, for the years ended December 31, 2012 and 2011 was as follows:

	For the year ended December 31,
	2012	2011
Asia (excluding Japan)	$34,468,800	$39,722,012
Europe	3,395,825	3,433,387
Japan	11,471,934	7,995,759
North America	14,354,344	16,630,001
Other	119,904	371,973

Total	$63,810,807	$68,153,132

Total assets by geographical region

        Total assets by geographical region are as follows:

	December 31,
	2012	2011
United States	$54,509,508	$54,144,187
China	67,146,027	71,877,989
Japan	1,672,436	1,510,343

Total	$123,327,971	$127,532,519

        Total long-lived assets by geographical region are as follows:

	December 31,
	2012	2011
United States	$517,960	$830,826
China	28,484,568	30,166,756
Japan	297	907

Total	$29,002,825	$30,998,489

        Total net assets by geographical region are as follows:

	December 31,
	2012	2011
United States	$76,275,602	$76,841,092
China	10,494,626	9,089,186
Japan	324,665	525,013

Total	$87,094,893	$86,455,291

MEMSIC, Inc.

Notes to Consolidated Financial Statements (Continued)

18. QUARTERLY DATA (Unaudited)

	2012 Quarter Ended
	March	June	September	December
Net sales	$20,017,053	$14,415,237	$15,188,705	$14,189,812
Gross profit	7,417,099	5,784,387	5,310,696	5,191,033
Net income (loss)	1,230,609	(477,203)	(299,526)	(1,415,223)
Net income (loss) attributable to MEMSIC, Inc.	1,200,505	(461,415)	(318,155)	(1,408,873)
Basic and diluted net income (loss) per common share	$0.05	$(0.02)	$(0.01)	$(0.06)

	2011 Quarter Ended
	March	June	September	December
Net sales	$12,954,920	$15,372,634	$18,357,300	$21,468,278
Gross profit	4,941,721	4,998,169	6,201,767	7,697,693
Net loss	(1,255,708)	(1,121,983)	(335,872)	(3,288,880)
Net loss attributable to MEMSIC, Inc.	(1,328,179)	(1,108,302)	(368,767)	(3,279,322)
Basic and diluted net loss per common share	$(0.06)	$(0.05)	$(0.02)	$(0.13)

19. SUBSEQUENT EVENTS

        On February 5, 2013, the board of directors of Crossbow Japan voted to dissolve the joint venture as of March 31, 2013. The joint venture partners are in the process of negotiating the agreements that will document the terms of the dissolution. Gain or loss as a result of dissolution of the joint venture cannot be determined as of the date of filing this report.

        The Company evaluated subsequent events occurring after December 31, 2012 through the date of filing of the Annual Report on Form 10-K in which these financial statements are included, and concluded that, except as set forth above, there was no event of which management was aware that occurred after the balance sheet date that would require any adjustment to the accompanying consolidated financial statements.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Item 9A.    Controls and Procedures

  Disclosure Controls and Procedures

        Our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 31, 2012. Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of December 31, 2012, our disclosure controls and procedures were (1) designed to ensure that material information relating to our company, including our consolidated subsidiaries, is made known to our chief executive officer and chief financial officer by others within those entities, particularly during the period in which this report was being prepared and (2) effective, in that they provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms.

        In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the control system will be met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events and the application of judgment in evaluating the cost-benefit relationship of possible controls and procedures. Because of these and other inherent limitations of control systems, there is only reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions.

        Based on the evaluation of our disclosure controls and procedures as of December 31, 2012, our chief executive officer and chief financial officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

  Internal Control over Financial Reporting

  (a)
  Internal Control Over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of our principal executive and principal financial officers and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles.

        Our internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In connection with the preparation of our annual consolidated financial statements, management has undertaken an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or the COSO Framework. Management's assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of those controls. Based on this evaluation, management has concluded that our internal control over financial reporting is effective as of December 31, 2012 based on those criteria.

  (b)
  Changes in Internal Controls

        There were no changes in our internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f), that occurred during the three-month period ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.    Other Information

        None.

 PART III

Item 10.    Directors, Executive Officers and Corporate Governance

        The information required under this Item is incorporated herein by reference to our definitive proxy statement pursuant to Regulation 14A with respect to our 2013 annual meeting of stockholders to be filed with the Commission not later than April 30, 2013 (the "2013 Proxy Statement") under the headings "Election of Directors," "Background Information About Directors Continuing in Office," "Corporate Governance" and "Information About Executive Officers."

Item 11.    Executive Compensation

        The information required under this Item is incorporated herein by reference to our 2013 Proxy Statement under the heading "Executive Compensation."

Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The information required under this Item is incorporated herein by reference to our 2013 Proxy Statement under the heading "Information About Stock Ownership and Performance" and "Securities Authorized for Issuance under Equity Compensation Plans."

Item 13.    Certain Relationships and Related Transactions and Director Independence

        The information, if any, required under this Item is incorporated herein by reference to our 2013 Proxy Statement under the headings "Related Party Transactions" and "Corporate Governance."

Item 14.    Principal Accountant Fees and Services

        The information required under this Item is incorporated herein by reference to our 2013 Proxy Statement under the heading "Principal Accountant Fees and Services."

 PART IV

Item 15.    Exhibits and Financial Statement Schedules

  (a)(1)    Financial Statements

        The following financial statements are included in Item 8:

  (a)(2)    Financial Statement Schedules

        Financial statement schedules have been omitted since the required information is not present, or not present in amounts sufficient to require filing of the schedule, or because information required is included in the consolidated financial statements or the notes thereto.

  (a)(3)    Exhibits

        The following exhibits are included in this Annual Report on Form 10-K:

			Incorporated by Reference
		Filed with This Form 10-K
Exhibit No.	Description		Form	Filing Date	Exhibit No.
3.1	Second Amended and Restated Certificate of Incorporation of MEMSIC, Inc.		8-K	December 19, 2007	3.1
3.2	Amendment to Certificate of Corporation dated October 1, 2009.	X
3.3	Amended and Restated By-Laws of MEMSIC, Inc.		S-1/A	November 30, 2007	3.4
4.1	Form of common stock certificate.		S-1/A	December 7, 2007	4.2
4.2	Fifth Amended and Restated Investor Rights Agreement.		S-1	September 28, 2007	4.3
10.1	Technology License Agreement, dated March 3, 1999, between the Registrant and Analog Devices, Inc.		S-1	September 28, 2007	10.1

			Incorporated by Reference
		Filed with This Form 10-K
Exhibit No.	Description		Form	Filing Date	Exhibit No.
10.2	License Agreement, dated December 1, 1998, between Analog Devices, Inc. and Simon Fraser University together with the Amendment No. 1, dated January 1, 2005 between the Registrant and Simon Fraser University.		S-1	September 28, 2007	10.2
10.4	MEMSIC, Inc. 2000 Omnibus Stock Plan.*		S-1	September 28, 2007	10.9
10.5	MEMSIC, Inc. 2007 Stock Incentive Plan, as amended*		Schedule 14A	June 1, 2012	Appendix A
10.6	Form of Incentive Stock Option Agreement between the Registrant and its officers and employees.*		S-1	November 21, 2007	10.12
10.7	Form of Non-Qualified Stock Option Agreement between the Registrant and directors, officers, employees and consultants of the Registrant*		S-1	November 21, 2007	10.13
10.8	Form of Senior Executive Change in Control Agreement.*		S-1	September 28, 2007	10.11
10.9	MEMSIC, Inc. Amended and Restated 2009 Nonqualified Inducement Stock Option Plan*		S-8	April 9, 2010	10.9
10.10	Fixed Asset Loan Contract dated June 30, 2010		10-Q	August 16, 2010	10.2
10.11	Project Loan Interest Subsidy Agreement dated June 28, 2010		10-Q	August 16, 2010	10.6
10.12	MEMSIC Wuxi Wireless Sensor Network Technology Co., Ltd. Investment Contribution Agreement		10-K	March 16, 2012	10.12
10.13	2012 Cash Incentive Plan for Executive Officers*		8-K	June 22, 2012
21.1	List of subsidiaries.		10-K	March 25, 2011	21.1

Incorporated by Reference
Filed with This Form 10-K
Exhibit No.		Description		Form	Filing Date	Exhibit No.
23.1		Consent of Ernst & Young LLP	X
31.1
		Certification of the Chief Executive Officer required by Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	X
31.2
		Certification of the Chief Financial Officer required by Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	X
32.1		Certification of the Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	X
32.2		Certification of the Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	X
101.	***
The following materials from MEMSIC, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012, formatted in XBRL (eXtensible Business Reporting Language): (i) the Unaudited Consolidated Balance Sheets; (ii) the Unaudited Consolidated Statement of Stockholders' equity; (iii) the Unaudited Consolidated Statements of Income; (iv) the Unaudited Consolidated Statements of Cash Flows and (v) the Notes to Consolidated Financial Statements, tagged as blocks of text.

        Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011; (ii) Consolidated Statements of Operations for the year ended December 31, 2012 and 2011; (iii) Consolidated Statements of Comprehensive Loss for the years ended December 31, 2012 and 2011; (iv) Consolidated Statements of Stockholders' Equity; (v) Consolidated Statements of Cash Flows for the year ended December 31, 2012 and 2011 and (vi) Notes to Consolidated Financial Statements.

        In accordance with Rule 406T of Regulation S-T, the XBRL-related information in Exhibit 101 to this Annual Report on Form 10-K is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise is not subject to liability under these sections.

 SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEMSIC, INC. (Registrant)
By:	/s/ YANG ZHAO Yang Zhao, Ph.D. Chief Executive Officer and President
Date: March 22, 2013

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities stated as of March 22, 2013.

Name	Title

/s/ YANG ZHAO Yang Zhao	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
/s/ PATRICIA NIU Patricia Niu	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ROGER W. BLETHEN Roger W. Blethen	Director
/s/ LARRY A. KAUFMAN Larry A. Kaufman	Director
/s/ MICHAEL TUNG Michael Tung	Director
/s/ QUAN ZHOU Quan Zhou	Director

 Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MEMSIC, INC.

        MEMSIC, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify:

          1.     That the Company's amended and restated Certificate of Incorporation as now in effect has been amended so that the first paragraph of Article FOURTH thereof shall now read, in its entirety, as follows:

    FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000,000, consisting of (i) 45,000,000 shares of Common Stock, $0.00001 par value per share ("Common Stock") and (ii) 5,000,000 shares of Preferred Stock, $0.00001 par value per share ("Preferred Stock").

          2.     That this amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with Sections 228 and 242 of the General Company Law of Delaware.

        IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Robert Birnbaum, its Secretary, thereto duly authorized, this 1st day of October 2009.

MEMSIC, INC.
By:	/s/ ROBERT L. BIRNBAUM Robert Birnbaum, Secretary

 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-149955, 333-165982 and 333-177974), pertaining to the MEMSIC, Inc. 2000 Omnibus Stock Plan, the MEMSIC, Inc. 2007 Stock Incentive Plan and the MEMSIC, Inc. Amended and Restated 2009 Nonqualified Inducement Stock Option Plan, of our report dated March 22, 2013, with respect to the consolidated financial statements of MEMSIC, Inc. included in this Annual Report (Form 10-K) of MEMSIC, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young, LLP
Boston, Massachusetts March 22, 2013

 Exhibit 31.1

Certification Required by Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934,
as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Dr. Yang Zhao, certify that:

  1.
  I have reviewed this Annual Report on Form 10-K of MEMSIC, Inc.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

  a.
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  b.
  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

  c.
  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  d.
  Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting;

  5.
  The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  a.
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b.
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: March 22, 2013

/s/ YANG ZHAO Yang Zhao President and Chief Executive Officer

 Exhibit 31.2

Certification Required by Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934,
as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Patricia Niu, certify that:

  1.
  I have reviewed this Annual Report on Form 10-K of MEMSIC, Inc.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

  a.
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  b.
  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

  c.
  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  d.
  Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting;

  5.
  The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  a.
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b.
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: March 22, 2013

/s/ PATRICIA NIU Patricia Niu Chief Financial Officer

 Exhibit 32.1

Certification Pursuant to 18 U.S.C Section 1350,
as Adopted Pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002

        In connection with the Annual Report of MEMSIC, Inc. (the "Company") on Form 10-K for the period ended December 31, 2012 as filed with the Securities and Exchange Commission (the "Report"), I, Dr. Yang Zhao, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

  1.
  the Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  2.
  the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 22, 2013

/s/ YANG ZHAO Yang Zhao President and Chief Executive Officer

 Exhibit 32.2

Certification Pursuant to 18 U.S.C Section 1350,
as Adopted Pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002

        In connection with the Annual Report of MEMSIC, Inc. (the "Company") on Form 10-K for the period ended December 31, 2012 as filed with the Securities and Exchange Commission (the "Report"), I, Patricia Niu, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

  1.
  the Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  2.
  the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 22, 2013

/s/ PATRICIA NIU Patricia Niu Chief Financial Officer

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2013
or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File No. 001-33813

MEMSIC, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3457049 (I.R.S. Employer Identification No.)
One Tech Drive, Suite 325 Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)

(978) 738-0900
(Registrant's telephone number, including area code)

        Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

        Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

        The number of shares of common stock, par value $0.00001 per share, of the registrant outstanding as of May 10, 2013 was 24,296,504.

 MEMSIC, Inc.

FORM 10-Q, March 31, 2013

2

 PART I. FINANCIAL INFORMATION

Item 1.    Financial Statements (Unaudited)

MEMSIC, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$34,008,973	$27,306,202
Restricted cash	2,775,600	2,867,896
Short-term investments	25,640,124	34,640,188
Accounts receivable, net of allowance for doubtful accounts of $8,334 and $18,774, respectively, as of March 31, 2013 and December 31, 2012	4,263,601	4,821,867
Inventories	8,457,249	9,840,659
Other current assets	2,568,587	2,285,923

Total current assets	77,714,134	81,762,735
Property and equipment, net	28,944,247	29,002,825
Long-term investments	2,500,000	2,500,000
Intangible assets, net	9,559,780	9,918,305
Other assets	137,810	144,106

Total assets	$118,855,971	$123,327,971

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,748,492	$3,778,672
Accrued expenses	2,772,148	3,934,975
Advance research funding	2,775,600	2,867,896
Current portion of note payable to bank	1,000,000	1,000,000

Total current liabilities	9,296,240	11,581,543
Note payable to bank, net of current portion	16,430,000	16,430,000
Building liability	8,160,395	8,135,115
Other liabilities	72,222	86,420

Total other liabilities	24,662,617	24,651,535
Stockholders' equity:
Common stock, $0.00001 par value; authorized, 45,000,000 shares; 24,246,886 and 24,219,685 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	243	242
Additional paid-in capital	103,140,260	102,813,203
Accumulated other comprehensive income	4,553,153	4,477,071
Accumulated deficit	(23,359,991)	(20,896,074)

MEMSIC, Inc. stockholders' equity	84,333,665	86,394,442
Non-controlling interest related to joint ventures	563,449	700,451

Total stockholders' equity	84,897,114	87,094,893

Total liabilities and stockholders' equity	$118,855,971	$123,327,971

See notes to consolidated financial statements (unaudited)

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2013	2012
Net sales	$11,428,283	$20,017,053
Cost of goods sold	7,269,658	12,599,954

Gross profit	4,158,625	7,417,099
Operating expenses:
Research and development	1,945,372	1,703,159
Sales and marketing	1,142,066	1,432,299
General and administrative	2,943,390	2,236,071
Depreciation	326,170	438,941
Amortization	450,944	396,123

Total operating expenses	6,807,942	6,206,593

Operating (loss) income	(2,649,317)	1,210,506
Other income:
Interest and dividend income	33,035	107,774
Foreign exchange gain	80,503	(32,263)
Other, net	67,991	13,174

Total other income	181,529	88,685
Loss before income taxes	(2,467,788)	1,299,191
Provision for income taxes	30,307	68,583

Net (loss) income	(2,498,095)	1,230,608
Less: net (loss) income attributable to noncontrolling interests	(34,178)	30,104

Net (loss) income attributable to MEMSIC, Inc.	$(2,463,917)	$1,200,504

Net (loss) income per common share attributable to MEMSIC, Inc.:
Basic	$(0.10)	$0.05

Diluted	$(0.10)	$0.05

Weighted average shares outstanding used in calculating net (loss) income per common share:
Basic	24,168,301	23,846,864

Diluted	24,168,301	24,344,799

See notes to consolidated financial statements (unaudited)

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended March 31,
	2013	2012
Net (loss) income	$(2,498,095)	$1,230,608
Other comprehensive income (loss):
Unrealized gain on investments	124	—
Foreign currency translation adjustments	75,958	(76,186)

Comprehensive (loss) income	(2,422,013)	1,154,422
Less: (loss) income attributable to noncontrolling interest	(34,178)	30,104

Comprehensive (loss) income attributable to MEMSIC, Inc.	$(2,387,835)	$1,124,318

See notes to consolidated financial statements (unaudited)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

	Common Stock
				Accumulated Other Comprehensive Income
	Shares	Par Value	Additional Paid-In Capital		Accumulated Deficit	MEMSIC, Inc. Stockholders' Equity	Non- controlling Interest	Total Equity
Balance at December 31, 2012	24,219,685	$242	$102,813,203	$4,477,071	$(20,896,074)	$86,394,442	$700,451	$87,094,893
Net loss				—	(2,463,917)	(2,463,917)	(34,178)	(2,498,095)
Foreign currency translation adjustment				75,958	—	75,958	—	75,958
Unrealized loss on investment				124	—	124	—	124
Exercise of options to purchase common stock	12,201	0	7,921			7,922		7,922
Issuance of restricted stock award	20,000	0	(0)			—		—
Stock compensation expense			319,136			319,136		319,136
Retirement of common stock	(5,000)					—		—
Dividend paid to non-controlling interest						—	(102,824)	(102,824)

Balance at March 31, 2013	24,246,886	$243	$103,140,260	$4,553,153	$(23,359,991)	$84,333,665	$563,449	$84,897,114

See notes to consolidated financial statements (unaudited)

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(2,498,095)	$1,230,608
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation	693,771	907,368
Amortization	486,493	400,784
Stock compensation expense	319,136	322,927
Deferred rent	(14,198)	(8,598)
Deferred income taxes	15,809	(2,050)
Changes in operating assets and liabilities:
Restricted cash	101,208	417,993
Accounts receivable	428,566	(655,749)
Inventories	1,384,012	1,311,221
Other assets	(362,070)	(1,445,436)
Advance research funding	(101,208)	(417,993)
Accounts payable and accrued expenses	(2,059,868)	(2,317,465)

Net cash used in operating activities	(1,606,444)	(256,390)
Cash flows from investing activities:
Purchase of short-term investments	(5,000,000)	(14,435,076)
Proceeds from sale of short-term investments	14,000,000	—
Purchase of property and equipment	(556,105)	(847,231)

Net cash provided by (used in) investing activities	8,443,895	(15,282,307)
Cash flows from financing activities:
Cash dividend paid to non-controlling interest	(102,824)	(59,129)
Proceeds from exercise of options to purchase common stock	7,921	14,530

Net cash used in financing activities	(94,903)	(44,599)
Effect of exchange rate changes on cash and cash equivalents	(39,777)	(64,067)

Net increase (decrease) in cash and cash equivalents	6,702,771	(15,647,363)
Cash and cash equivalents—beginning of period	27,306,202	51,914,128

Cash and cash equivalents—end of period	$34,008,973	$36,266,765

See notes to consolidated financial statements (unaudited)

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements

1. NATURE OF THE BUSINESS AND OPERATIONS

        MEMSIC, Inc. (the Company) was incorporated on March 3, 1999 as a Delaware corporation. The Company is a leading provider of semiconductor sensor systems solutions based on micro electromechanical systems (MEMS) technology and advanced integrated circuit design. The Company's sensor and solution products have a wide range of applications for consumer electronics, mobile phones, automotive (airbags, rollover detection, electronic stability control and navigation systems), as well as business, industrial and medical applications.

        MEMSIC, Inc. maintains its corporate headquarters in Massachusetts. All manufacturing operations are provided by its wholly-owned subsidiary, MEMSIC Semiconductor (Wuxi) Company Limited (MEMSIC Semiconductor) and its indirect wholly owned subsidiary, MEMSIC Transducer Systems Company Limited (MTS), which are located in the People's Republic of China (PRC). The Company also has a majority (51%) owned and controlled joint venture, Crossbow Japan Limited (Crossbow Japan) and an indirect majority (67%) owned and controlled joint venture, MEMSIC Wuxi Wireless Sensor Network Technology Company Limited (Wuxi WSN) in the PRC.

Crossbow Japan

        On February 5, 2013, the board of directors of Crossbow Japan voted to dissolve the joint venture as of March 31, 2013. On March 29, 2013, the Company, the other partner of the joint venture, Sumitomo Precision Products Co. Ltd. ("SPP") and Crossbow Japan signed a Termination Agreement to dissolve and liquidate the joint venture as of March 31, 2013. The Company expects that the liquidation and distribution of the net assets will be finalized during the year ended December 31, 2013. The Company and SPP also signed a Distributor Agreement to appoint SPP as the exclusive distributor of the Company's system solution products in Japan effective on April 1, 2013. The Company concluded that the dissolution will not represent a discontinued operation due to the significant continuing involvement as a result of the Distributor Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Principles of Consolidation

        The accompanying unaudited consolidated financial statements include the accounts of the Company, MEMSIC Semiconductor, MTS, Crossbow Japan and Wuxi WSN. The Company presents all of Crossbow Japan's and Wuxi WSN's assets, liabilities, revenue and expenses, as well as the non-controlling interests in joint ventures in its consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

        The accompanying interim consolidated financial statements are unaudited. These financial statements and notes should be read in conjunction with the audited consolidated financial statements and related notes, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the Securities and Exchange Commission (SEC).

        The accompanying unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with accounting

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

principles generally accepted in the United States (GAAP) have been condensed or omitted pursuant to such SEC rules and regulations. In the opinion of management, the unaudited interim consolidated financial statements and notes have been prepared on the same basis as the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and include all adjustments (consisting of normal, recurring adjustments) necessary for the fair presentation of the Company's financial position at March 31, 2013, results of operations for the three months ended March 31, 2013 and 2012 and cash flows for the three months ended March 31, 2013 and 2012. The interim periods are not necessarily indicative of results to be expected for any other interim periods or for the full year.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect at the date of the financial statements the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates.

Cash Equivalents

        The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

        The Company has presented cash on hand associated with advance research funding received from the Chinese government as restricted cash since the cash must be maintained in a separate bank account and used only for specified research projects.

Advance Research Funding

        Advance research funding represents research funding granted by the Chinese government for specific research and development projects the Company is taking on. The amount received is initially recorded as a liability and subsequently recognized as a credit to research and development expenses in the statements of operations or to the carrying value of equipment purchased for the projects as the Company performs the projects and has complied with the conditions or performance obligations attached to the related government grants. There are no conditions under which amounts utilized are required to be refunded under the terms of the grants.

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

        Advance research funding activities for the three months ended March 31, 2013 are as follows:

Advanced Research Funding
Balance at January 1, 2013	$2,867,896
Funds received	450,828
Research and development activities	(95,250)
Property and equipment expenditures	(456,785)
Foreign exchange rate impact	8,912

Balance at March 31, 2013	$2,775,600

Short-term Investments

        Short-term investments consist primarily of bank certificate deposits, government and municipal bonds with maturities of one year or less. The Company classifies its short-term investments as "held-to-maturity", which are carried at amortized cost.

Foreign Currency

        The Company's manufacturing operations and certain other operations are conducted by MEMSIC Semiconductor, MTS and Wuxi WSN. The functional currency of MEMSIC Semiconductor, MTS and Wuxi WSN is the Renminbi. Financial transactions between the Company and MEMSIC Semiconductor and MTS are conducted in United States dollars. At March 31, 2013 and December 31, 2012, the underlying currency for approximately 55.4% and 54.4% of consolidated assets, respectively, was the Renminbi. The functional currency of the acquired joint venture Crossbow Japan is the Japanese Yen. Financial transactions between the Company and Crossbow Japan are conducted in United States dollars. At March 31, 2013 and December 31, 2012, the underlying currency for approximately 0.6% and 1.4% of consolidated assets, respectively, was the Japanese Yen. The Company does not believe that it is subject to significant foreign exchange risk and, accordingly, has not utilized hedging strategies with respect to such foreign exchange exposure.

        The financial statements of MEMSIC Semiconductor, MTS, Wuxi WSN and Crossbow Japan are translated into United States dollars in accordance with GAAP, utilizing the following method: assets and liabilities are translated at the exchange rate in effect at the end of the period, and revenues and expenses are translated at the weighted average exchange rate during the year. Cumulative translation gains and losses are included as a separate component of stockholders' equity and reported as a part of comprehensive income. Transaction gains and losses are included in the consolidated statements of operations as incurred.

Net Income (Loss) per Common Share

        Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted-average common shares outstanding during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted-average common shares and potentially dilutive securities outstanding during the period using the treasury stock method.

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Income Taxes

        Deferred tax assets and liabilities relate to temporary differences between the financial reporting basis and the tax basis of assets and liabilities, the carryforward tax losses and available tax credits. Such assets and liabilities are measured using tax rates and laws expected to be in effect at the time of their reversal or utilization. Valuation allowances are established, when necessary, to reduce the net deferred tax asset to an amount more likely than not to be realized. For interim reporting periods, the Company uses the estimated annual effective tax rate except with respect to discrete items, whose impact is recognized in the interim period in which the discrete item occurred.

Inventories

        Inventories are stated at the lower of cost (weighted average FIFO) or market. The Company evaluates its inventory for potential excess and obsolete inventories based on forecasted demands and records a provision for such amounts as necessary.

Revenue Recognition

        The Company recognizes revenue from the sale of its products to its customers when all of the following conditions have been met: (i) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (ii) the Company's products have been shipped and risk of loss has passed to the customer; (iii) the Company has completed all of the necessary terms of the purchase order or contract; (iv) the amount of revenue to which the Company is entitled is fixed or determinable; and (v) the Company believes it is probable that it will be able to collect the amount due from the customer based upon an evaluation of the customer's creditworthiness. To the extent that one or more of these conditions has not been satisfied, the Company defers recognition of revenue. An allowance for estimated future product returns and sales price allowances is established at the date of revenue recognition. An allowance for uncollectible receivables is established by a charge to operations when, in the opinion of the Company, it is probable that the amount due to the Company will not be collected.

        The Company sells its products to distributors as well as to end customers. Sales to distributors are made pursuant to distributor agreements, which allow for the return of goods under certain limited circumstances. Accordingly, the Company follows the following criteria for recognition of sales to distributors: (i) the selling price to the distributor is fixed or determinable at the date of shipment; (ii) the distributor's obligation to pay the selling price is not contingent on resale of the product; (iii) the Company's product has been shipped and risk of loss has passed to the distributor; (iv) it is probable that the amount due from the distributor will be collected; (v) the Company does not have significant future obligations to directly assist in the distributor's resale of the product; and (vi) the amount of future returns can be reasonably estimated. Once these criteria are met, the Company recognizes revenue upon shipment to the distributor and estimates returns based on historical sales returns.

Stock-Based Compensation

        The Company accounts for share-based payments to employees based on requirements that all share-based payments to employees, including grants of employee stock options, shall be recognized in the financial statements based on their fair values. The cost of equity-based service awards is based on

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

the grant-date fair value of the award and is recognized over the period during which the employee is required to provide service in exchange for the award (vesting period). Stock-based compensation arrangements with non-employees are accounted for utilizing the fair value method or, if a more reliable measurement, the value of the services or consideration received. The resulting compensation expense is recognized for financial reporting purposes over the term of performance or vesting.

3. LONG-TERM INVESTMENTS

        Investments held by the Company at March 31, 2013 and December 31, 2012 consisted primarily of auction rate securities, or ARS, and are considered available for sale. These securities reset the interest or dividend rates by auctions held at intervals of 7, 28, 35 or 49 days, and at such dates the Company has the option to sell such securities. The auction rate securities held by the Company have a contractual maturity of greater than 10 years.

        These investments are carried at fair value, with the unrealized gains and losses, if any, net of tax, reported in other comprehensive income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities are included in interest and dividend income. Quarterly, management reviews the valuation of investments and considers whether any decline in value is deemed to be other than a temporary decline.

        At March 31, 2013, the Company held one ARS investment: Illinois Educational Facilities Authority Select Auction Variable Rate Securities having a value at par of $3.0 million with a maturity date in 2028. The carrying value of this investment at March 31, 2013 was $2.5 million, net of a $0.5 million temporary unrealized impairment loss. The Company has classified this investment as a long-term asset due to liquidity issues experienced in global credit and capital markets as well as failed auctions since the first quarter of 2008. A failed auction means that the amount of securities submitted for sale at auction exceeded the amount of purchase orders. If an auction fails, the issuer becomes obligated to pay interest at penalty rates, and all of the auction rate securities the Company holds continue to pay interest in accordance with their stated terms. However, the failed auctions create uncertainty as to the liquidity of these securities.

        Based on the Company's expected operating cash flows, and other sources of cash, the Company does not expect the potential lack of liquidity in these investments to affect its ability to execute its current business plan in the near term.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company's financial instruments consist primarily of cash equivalents, restricted cash, short-term investments, accounts receivable, long-term investments, accounts payable, notes payable, accrued expenses and long-term debt. The carrying amounts of the Company's financial instruments, which include cash equivalents, restricted cash, short-term investments, accounts receivable, accounts payable, notes payable and accrued expenses, approximate their fair values due to the short-term nature of the instruments. Long-term investments are measured at fair value on a recurring basis. The Company's long-term debt consists of a five-year project loan from Agricultural Bank of China and reflects currently available terms and conditions. Consequently, the carrying value of the Company's long-term debt approximates fair value.

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

5. FAIR VALUE MEASUREMENT

Recurring Fair Value Measurement

        The Company accounts for assets and liabilities recognized or disclosed in the financial statements at fair value on a recurring basis in accordance with the provisions of ASC Topic 820.

        ASC Topic 820 provides that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. ASC Topic 820 requires the Company to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets
Level 2:	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs
Level 3:	Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions about how market participants would price the assets or liabilities

        The valuation techniques that may be used to measure fair value are as follows:

  A.
  Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

  B.
  Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models and excess earnings method

  C.
  Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost)

        The following table sets forth the Company's financial instruments that are measured at fair value on a recurring basis and presents them within the fair value hierarchy using the lowest level of input that is significant to the fair value measurement at March 31, 2013 (in thousands):

	Carrying amount as of March 31, 2013	Quoted prices in active markets available (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation Technique
Cash equivalents	$34,009	$34,009	$—	$—	(A)
Restricted cash	2,776	2,776	—	—	(A)
Short-term investments	25,640	25,640	—	—	(A)
Long-term investments	2,500	—	—	2,500	(B)

Total assets recorded at fair value	$64,925	$62,425	$—	$2,500

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

5. FAIR VALUE MEASUREMENT (Continued)

        The reconciliation of the Company's long-term investments, consist of auction rate securities measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

Auction Rate Securities
Balance at January 1, 2013	$2,500
Redemptions	—
Transfers to Level 3	—
Gains and losses:
Reported in earnings	—
Reported in other comprehensive loss	—

Balance at March 31, 2013	$2,500

        The Company historically accounted for the ARS held in its portfolio as available-for-sale investments. The carrying value of these ARS approximated fair value due to the frequent resetting of the interest rate. While the Company continues to earn interest at the specified contractual rate on this investment, due to the illiquidity of these securities under current market conditions, the Company has considered whether par value continues to be a reasonable basis for estimating the fair value of these ARS at March 31, 2013 and December 31, 2012. The Company estimated the fair value of these securities at March 31, 2013 and December 31, 2012 using broker valuations and internally-developed models of the expected future cash flows related to the securities as well as referencing a third party specialist's valuation. One of the more significant assumptions made in the Company's internally-developed models was the term of expected cash flows of the underlying auction rate securities and the discount related to the illiquidity of the investment. The Company developed several scenarios for the liquidation of the auction rate securities over periods that ranged from 3 to 7 years and applied discount rates of 1.80% to 3.58% for the respective period to calculate the discounted fair value. In estimating the fair value of this investment, the Company also considered the financial condition and near-term prospects of the issuers, the magnitude of the losses compared to the investment' cost, the length of time the investment have been in an unrealized loss position, the low probability that the Company will be unable to collect all amounts due according to the contractual terms of the security, whether the security has been downgraded by a rating agency, and the Company's ability and intent to hold the investment until the anticipated recovery in market value occurs. Based on its estimated operating cash flows and other sources of cash, the Company intends to hold these auction rate securities for the foreseeable future, if necessary.

        The Company's valuation analysis in the first quarter of 2013 did not result in a change to the unrealized impairment loss on record at December 31, 2012. As of March 31, 2013, the unrealized impairment loss is $500,000. The Company continues to monitor the market for auction rate securities and to assess its impact on the fair value of the Company's investments. If current market conditions deteriorate further, the Company may be required to record additional temporary unrealized losses in other comprehensive loss or, if the decline in fair value is judged to be other-than-temporary, the cost basis of the individual security may be written down to fair value as a new cost basis and the amount of the write-down would be reflected as a charge to earnings.

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

6. INVENTORIES

        Inventories consist of the following:

	March 31, 2013	December 31, 2012
Raw materials	$3,687,362	$4,533,002
Work in process	2,509,741	3,083,008
Finished goods	2,260,146	2,224,649

Total	$8,457,249	$9,840,659

7. INTANGIBLE ASSETS

        Intangible assets relate to issued and applied-for patents on the Company's core technology and gas meter processing know-how purchased in May 2008, as well as trademarks, customer relationships and developed technology acquired from Crossbow Technology, Inc. on January 15, 2010.

        As of March 31, 2013, intangible assets consisted of the following:

	Gross carrying amount	Accumulated amortization	Net carrying amount	Expected life (Years)
March 31, 2013
Patents	$1,606,492	$(421,585)	$1,184,907	15
Know-how	556,678	(538,122)	18,556	5
Trademarks	408,000	(408,000)	—	2
Customer relationships	4,982,350	(1,816,758)	3,165,592	8 - 10
Developed technology	7,658,026	(2,467,301)	5,190,725	8 - 10

	$15,211,546	$(5,651,766)	$9,559,780

        Amortization expense expected over the next five years is approximately $1.5 million per year. Amortization expense amounted to $0.5 million and $0.4 million respectively for each of the three months ended March 31, 2013 and 2012.

        The Company has considered the cash flows associated with the valuation of the definite-lived intangible assets and concluded that the straight line method best approximates the economic pattern of usefulness of those assets.

8. NOTE PAYABLE TO BANK

        On June 30, 2010, MTS, a wholly owned subsidiary of MEMSIC Semiconductor, entered into a five-year project loan agreement with Agricultural Bank of China. The total loan available was $20 million, of which $15 million was used by the Company for the purchase of substantially all the assets acquired from Crossbow Technology, Inc., $3 million was available for working capital purposes and $2 million was available for the purchase of equipment to be used in the manufacture of the Company's system solution products.

        The loan is collateralized by the buildings and land owned by MEMSIC Semiconductor as well as the land and intellectual property owned by MTS. The interest rate of the loan is a variable rate,

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

8. NOTE PAYABLE TO BANK (Continued)

adjusted semi-annually based on the LIBOR rate plus 4.00%. MTS has obtained agreement from the local government in Wuxi, China to fully subsidize the interest expense on a quarterly basis. There are no financial covenants required for this loan. As of March 31, 2013, $17.9 million has been withdrawn, $0.5 million has been repaid and $17.4 million is outstanding and $2.1 million is available for borrowing. Interest expense of approximately $0.2 million is paid on a quarterly basis and is fully subsidized by the Wuxi government. Based on the terms of the agreement, there are no circumstances in which amounts previously subsidized by the Wuxi government are repayable by the Company. In the remote event the Wuxi government is unable to fulfill its obligation, the Company would recognize the interest expense in its income statement. The repayment schedule of the principal amount is as follows:

Date	Payment Amount
June 29, 2013	$1,000,000
June 29, 2014	2,500,000
June 29, 2015	13,930,000

$17,430,000

9. BUILDING LIABILITY

        In June 2010, the Company purchased a piece of land in Wuxi for approximately $4.0 million to build the MTS manufacturing facility. In August 2011, the Company completed construction of the MTS manufacturing facility with 14,000 square meters of total space to host the manufacturing of its system solution products. The construction cost of approximately $8.2 million was financed by the local Chinese government. In the third quarter of 2012, the Company was notified by the local Chinese government that the Company would be expected to make payments on the building beginning in February 2013. As of March 31, 2013, the Company has not received any invoice for further notice about this payment. However, since the third quarter of 2012, the Company has accrued a financing charge of $116,000 per quarter using the effective interest rate method at an annual rate of 8% on the construction cost of the building based on a 2009 memorandum with the local Chinese government while the Company is renegotiating with the local Chinese government the payment terms of the construction cost of the building. The $8.2 million construction cost of the building is reflected as a long-term liability and the accrued finance charge of $116,000 per quarter is net of the interest income in the accompanying consolidated financial statements.

10. STOCK BASED COMPENSATION

Description of Plan

        On March 29, 2000, the Company's stockholders and board of directors approved the 2000 Omnibus Stock Plan (the "2000 Plan"), as amended, under which 2,969,000 shares of the Company's common stock were reserved for issuance to directors, officers, employees, and consultants. With the adoption of the 2007 Plan discussed below, the Company no longer grants awards under the 2000 Plan.

        On August 22, 2007, the Company's board of directors approved the 2007 Stock Incentive Plan (the "2007 Plan"), under which up to 3,000,000 shares of the Company's common stock may become available for issuance. At the adoption date, 1,526,425 shares were reserved for issuance. The reserved

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

10. STOCK BASED COMPENSATION (Continued)

amount increases by 300,000 shares at each of the five anniversaries of the adoption date, for a maximum of 3,000,000 shares issuable under the 2007 Plan.

        Options granted under the 2000 Plan and the 2007 Plan may be incentive stock options or nonqualified stock options. Both the 2000 Plan and the 2007 Plan provide that the exercise price of incentive stock options must be at least equal to the market value of the Company's common stock at the date such option is granted. For incentive stock option grants to an employee who owns more than 10% of the outstanding shares of common stock of the Company, the exercise price on the incentive stock option must be 110% of market value at the time of grant. Granted options expire in ten years or less from the date of grant and vest based on the terms of the awards, generally ratably over four years.

        On December 9, 2009, the Company's board of directors approved the 2009 Nonqualified Inducement Stock Option Plan (the "2009 Plan") with an effective date on January 15, 2010, the closing date of the acquisition of Crossbow assets. Under the 2009 Plan, up to 1,250,000 shares of the Company's common stock may become available for issuance. On December 23, 2010, the Company's board of directors approved an Amended and Restated 2009 Nonqualified Inducement Stock Option Plan (the "Amended and Restated Plan") and an increase in shares of the Company's common stock available for issuance under the Amended and Restated Plan from 1,250,000 to 2,500,000. Except as otherwise determined by the Compensation Committee of the Company's board of directors, the form of option to be employed under the Amended and Restated Plan shall be substantially identical to the form of nonqualified option customarily used under the Company's 2007 Stock Incentive Plan.

        On June 29, 2011 at its Annual Meeting of Stockholders, the Company's stockholders and board of directors approved the amendment and restatement of the Company's 2007 Plan. The Amended and Restated 2007 Plan

  •
  permits the granting of restricted stock units ("RSU"), performance-based stock awards and stock appreciation rights;

  •
  eliminates the ability to reprice options;

  •
  extends the expiration date of the plan to June 29, 2021;

  •
  provides that awards may qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended; and

  •
  incorporates certain other administrative provisions.

The approval of the amendment and restatement of the 2007 Plan does not change the number of shares available for awards under the 2007 Plan.

        On June 28, 2012, the Company's shareholders voted to approve an amendment to the Company's amended and restated 2007 stock incentive plan, including increasing the number of shares of common stock issuable under the 2007 Plan by 1,500,000 shares. The maximum shares issuable under the 2007 Plan thus increased to 4,500,000 shares.

Valuation of Stock Options

        The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an option award. The key input assumptions used in the Black-Scholes option pricing model include: (i) the risk-free interest rate, which is based on the yield available on U.S. Treasury zero-coupon bonds

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

10. STOCK BASED COMPENSATION (Continued)

at the date of grant with maturity dates approximately equal to the expected life at the grant date, (ii) the expected life of the options, which is based on evaluations of historical and expected future employee exercise behavior; (iii) volatility, which is based on the implied volatility of the Company's common stock, which the Company believes results in the best estimate of the grant-date fair value of employee stock options because it reflects the market's current expectations of future volatility; and (iv) dividend yield of zero, as the Company has not paid dividends in the past and it does not expect to in the foreseeable future. Prior to January 1, 2010, due to limited historical information on the volatility of the Company's common stock, the Company determined the volatility for options based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The Company utilizes historical data to estimate pre-vesting forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

        No options were granted during the three months ended March 31, 2013 or 2012.

        The Company accounts for stock options granted to consultants using the fair value method for the calculation of compensation cost. For the three months ended March 31, 2013 and 2012, the Company recorded compensation expense for stock option grants to consultants in the amount of approximately $1,000 and $0, respectively. At March 31, 2013, total unrecognized stock-based compensation expense for stock options granted to consultants was $14,000.

        At March 31, 2013, total unrecognized stock-based compensation expense for stock options granted to the Company's employees and directors was approximately $2.3 million.

        The stock option activity under the 2000, 2007 and 2009 Stock Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price	Remaining Contractual Term in Years	Aggregrate Intrinsic Value
Options outstanding at January 1, 2013	2,635,500	$4.59	6.3	$2,014,390
Granted	—	—	—	—
Exercised	(12,201)	0.65	—	—
Cancelled	(64,075)	3.67	—	—

Options outstanding at March 31, 2013	2,559,224	$4.58	6.1	$1,159,403

Options vested at March 31, 2013	1,375,950	$4.63	4.7	$816,197

Available for grant at March 31, 2013	4,123,637

        The intrinsic values (aggregate market value minus aggregate exercise price) of stock options exercised during the three months ended March 31, 2013 were $25,000 and $17,259, respectively. The total fair value of options vested during the three months ended March 31, 2013 and 2012 was approximately $54,000 and $164,000, respectively.

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

10. STOCK BASED COMPENSATION (Continued)

        Stock-based compensation expenses related to stock options, restricted stock awards ("RSAs") and RSUs were charged to the following expenses:

	Three months ended March 31,
	2013	2012
Research and development	$73,907	$44,252
Sales and marketing	34,132	67,721
General and administrative	211,097	210,954

Total	$319,136	$322,927

        The Company accounted for RSAs and RSUs using the fair value at the date of the grant for the calculation of compensation cost. For the three months ended March 31, 2013 and 2012, the Company recorded compensation expense for RSAs and RSUs in the amount of $183,000 and $67,000 respectively.

        As of March 31, 2013, total unrecognized compensation expenses related to non-vested RSAs and RSUs were $0.1 million and $0.9 million, respectively. These expenses are expected to be recognized over a weighted average period of 2.0 years for RSAs and 2.7 years for RSUs.

        A summary of RSA activity for the three months ended March 31, 2013 is as follows:

	Shares	Weighted Average Market Value at Grant Date
Nonvested at January 1, 2013	52,500	$3.41
Awarded	—	—
Vested	—	—
Forfeited	—	—

Nonvested at March 31, 2013	52,500	$3.41

        A summary of RSU activity for the three months ended March 31, 2013 is as follows:

	Shares	Weighted Average Market Value at Grant Date
Nonvested at January 1, 2013	640,917	$3.08
Awarded	—	—
Vested	(66,750)	3.41
Forfeited	(22,500)	2.99

Nonvested at March 31, 2013	551,667	$3.04

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

11. COMMON STOCK

        The Company reserved 7,287,028 and 5,838,625 shares at March 31, 2013 and 2012, respectively for issuance upon exercise of options to purchase common stock and upon vesting of RSUs.

12. NET INCOME (LOSS) PER COMMON SHARE

        The calculation of the numerator and denominator for basic and diluted net income (loss) per common share is as follows:

	For the three months ended March 31,
	2013	2012
Numerator:
Net (loss) income attributable to MEMSIC, Inc.	$(2,463,917)	$1,200,504

Denominator:
Basic weighted average shares	24,168,301	23,846,864
Dilutive effect of common stock equivalents	—	497,935

Diluted weighted average shares	24,168,301	24,344,799

Net (loss) income per common share to MEMSIC, Inc.
Basic	$(0.10)	$0.05

Diluted	$(0.10)	$0.05

        During the three months ended March 31, 2013 and 2012, the Company had 1.3 million and 1.6 million, respectively, potential common shares in the form of stock options and RSUs which were not included in the computation of net income (loss) per diluted share because these stock options and RSUs would be anti-dilutive.

13. SEGMENT INFORMATION

        The Company conducts its operations and manages its business in two reporting segments. The Company develops, designs, manufactures and markets (i) semiconductor sensor products ("sensor products") based on micro-electromechanical systems (MEMS) technology and advanced integrated circuit design and (ii) sensor system solution products ("system solution products") which incorporate sensors with on-board computing, wireless communications and systems and application software solutions. In making operating decisions, the Company's chief executive officer, who is the chief operating decision maker, considers the gross profit results of the sensor product reporting unit and the system solution product reporting unit separately, but utilizes enterprise wide operating expense and earning results. As the management resources and certain assets are shared between the reporting segments, it is not practical to report the earnings and assets separately.

Revenues by product application

        The categorization of revenue by product application is determined using a variety of data points including the technical characteristics of the product, the end customer product and application into

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

13. SEGMENT INFORMATION (Continued)

which the Company's product will be incorporated, and requires substantial judgment. Set forth below are the Company's revenues by product application for the periods presented.

	Three months ended March 31,
	2013	2012
Mobile phone	$5,519,882	$11,746,724
Consumer	928,938	1,424,777
Automotive	3,183,337	3,693,704
Industrial/other	1,796,126	3,151,848

Total	$11,428,283	$20,017,053

Revenues and gross profit by product type

        The following table summarizes revenue and gross profit by product categories.

	Three months ended March 31,
	2013	2012
Revenue
Sensor products	$10,010,903	$17,208,017
System solution products	1,417,380	2,809,036

Total	$11,428,283	$20,017,053

	Three months ended March 31,
	2013	2012
Gross Profit
Sensor products	$3,615,663	$6,004,707
System solution products	542,962	1,412,392

Total	$4,158,625	$7,417,099

Revenues by geographical region

        Revenue by geographic region, based upon customer location, for the three months ended March 31, 2013 and 2012 was as follows:

	Three months ended March 31,
	2013	2012
Asia (excluding Japan)	$6,371,641	$12,725,236
Europe	762,304	1,027,094
Japan	1,219,933	2,237,817
North America	3,051,054	4,006,998
Other	23,351	19,908

Total	$11,428,283	$20,017,053

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

13. SEGMENT INFORMATION (Continued)

Total Assets by geographical region

        Total assets by geographical region are as follows:

	March 31, 2013	December 31, 2012
United States	$52,327,142	$54,509,508
China	65,772,002	67,146,027
Japan	756,827	1,672,436

Total	$118,855,971	$123,327,971

        Total long-lived assets by geographical region are as follows:

	March 31, 2013	December 31, 2012
United States	$511,172	$517,960
China	28,432,919	28,484,568
Japan	156	297

Total	$28,944,247	$29,002,825

        Total net assets by geographical region are as follows:

	March 31, 2013	December 31, 2012
United States	$57,358,196	$58,775,602
China	27,459,603	27,994,626
Japan	79,315	324,665

Total	$84,897,114	$87,094,893

14. CONTINGENCIES

        On September 11, 2011, Trilogy Marketing, Inc. (Trilogy) commenced an action in the United States District Court for the Eastern District of Michigan, in which it alleges that MEMSIC has failed to pay sales representative commissions to Trilogy. The Company has not concluded that a loss of any magnitude in this matter is probable, and is unable to estimate the range of potential loss, if any, that might arise from this matter.

        The Company may be subject to claims that arise out of the ordinary course of business in legal disputes. In management's opinion, these matters will not have a material adverse effect on the financial position of the Company.

MEMSIC, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

15. SUBSEQUENT EVENTS

        On April 22, 2013, the Company entered into an Agreement and Plan of Merger to be acquired by IDG-Accel China Capital II, L.P. and its affiliates MZ Investment Holdings Limited and MZ Investment Holdings Merger Sub Limited (collectively, "IDG"), for $4.225 per share in cash. Affiliates of IDG currently hold approximately 19.5% of the company's outstanding common stock. IDG and its affiliates will acquire all the outstanding shares of common stock of MEMSIC that are not currently owned by them, including shares underlying outstanding in-the-money equity awards, for approximately $88.5 million. The merger agreement is subject to customary conditions, including a vote of the Company's stockholders. The transaction is expected to close during the third quarter of 2013.

        The Company evaluated subsequent events occurring after March 31, 2013 through the date of filing of the Quarterly Report on Form 10-Q in which these financial statements are included, and concluded that except noted above, there was no event of which management was aware that occurred after the balance sheet date that would require any adjustment to the accompanying consolidated financial statements.

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations.

        This information should be read in conjunction with the unaudited condensed consolidated financial statements and related notes included in Item 1 of Quarterly Report on Form 10-Q and the audited consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

        This quarterly report on Form 10-Q contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Quarterly Report on Form 10-Q that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include any expectation of earnings, revenues,or other financial items; any statements of the plans, strategies and objectives of management for future operations; factors that may affect our operating results; statements concerning new products or services; statements related to future capital expenditures; statements related to future economic conditions or performance; statements as to industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These statements are often identified by the use of words such as, but not limited to, "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "will," "plan," "target," "continue," and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled "Risk Factors" included elsewhere in this Form 10-Q and in our other filings with the SEC. Furthermore, such forward-looking statements speak only as of the date of this report. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

 Overview

        We provide advanced semiconductor sensor and system solutions based on integrated micro-electromechanical systems, or MEMS, technology and mixed signal circuit design. We operate and manage our business in two reporting segments. We develop, design, manufacture and market:

  •
  semiconductor sensor products, which we refer to as sensor products, based on MEMS technology and advanced integrated circuit design; and

  •
  sensor system solution products, which we refer to as system solution products, which incorporate sensors with on-board computing, wireless communications and systems and application software solutions.

        In making operating decisions, our chief executive officer, who is the chief operating decision maker, considers the gross profit results of the sensor product segment and the system solution product segment separately, but utilizes enterprise wide operating expense and earning results.

        Our sensor products combine proprietary thermal-based MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard CMOS process. This approach allows us to provide sensor solutions at a lower cost, with higher performance and greater functionality than our competitors. Our magnetic sensor product is based on AMR technology which provides higher accuracy, better sensitivity across temperature and lower power as compared to hall-effect based magnetic sensors. In addition, our technology platform allows us to easily integrate additional functions or create new sensors to expand into touch and flow sensors and related applications. Our sensor products have a wide range of applications such as mobile phones, automotive safety systems and video projectors.

        Our system solution products consist primarily of wireless sensors that connect the physical environment with enterprise management and information systems to provide advanced monitoring, automation and control solutions for a range of industries, as well as inertial systems that provide end-users and systems integrators with MEMS-based solutions for measurement of static and dynamic motion in a wide variety of challenging environments, including avionics, remotely operated vehicles, agricultural and construction vehicles, automotive test and wind power turbines.

        Our system solution products consisted primarily of the product lines we acquired from Crossbow Technology in January 2010, including the non-military portion of Crossbow's inertial navigation systems business and its wireless sensor network Mote and eKo environmental monitoring business.

        We manufacture our sensor products utilizing a "semi-fabless" model by outsourcing the production of CMOS wafers and completing the post-CMOS MEMS process in-house. By outsourcing the standard CMOS manufacturing process, we are able to more efficiently manage our capital expenditures and cost of goods sold.

        We manufacture our wireless system solution products and partial inertial system solution products through outsourcing most of the assembly process to third-party contract assembly vendors and performing final testing and programming functions in-house at our facility in Wuxi. Certain of our inertial system solution products, including FAA certified products, were manufactured by Crossbow Technology under a manufacturing agreement that expired on December 31, 2012. We are currently seeking new contract manufacturers for our FAA certified products.

        We sell our products either to distributors, which then resell to OEMs and ODMs, or to OEM and ODM customers directly. Historically, a small number of our customers have accounted for a substantial portion of our revenue, and sales to our largest distributor customers and OEM and ODM customers have varied significantly. This significant variation is in part due to the fact that our sales are made on the basis of purchase orders rather than long-term contracts. Although our distributors generally provide us with non-binding rolling forecasts, our distributors generally have up to 30 days prior to delivery to cancel or reschedule shipments pursuant to our distribution agreements. This arrangement has added to the fluctuation and unpredictability of our sales. Because our products are a component of our customers' products, our sales performance is significantly affected by the sales performance of our customers' products. It is difficult for us to accurately forecast our product demand because in the case where we sell our products to distributors, we may not know the identity of the distributor's OEM and ODM customers and information regarding their demand.

        OEM and ODM customers' products are complex and require significant time to define, design and ramp to volume production. Our sales cycle begins with our marketing and sales staff and application engineers engaging with our OEM and ODM customers' system designers and management, which is typically a multi-month, or even multi-year, process. If this process is successful, an OEM and ODM customer will decide to incorporate our solution in its product, which we refer to as a design-win. Because the sales cycles for our products are long, we incur expenses to develop and sell our products, regardless of whether we achieve the design-win and well in advance of generating revenue, if any, from those expenditures. Although we do not have long-term purchase commitments from any of our distributor customers or OEM and ODM customers, once one of our products is incorporated into an OEM's or ODM's design, it is likely to remain a part of the design for the life cycle of its product. We believe this to be the case because a redesign would generally be time consuming and expensive.

 Description of Certain Line Items

Net Sales

        Net sales represent gross revenue net of an allowance for the estimated amount of product returns and sales rebates from our customers. Sales to distributors are made pursuant to distributor agreements, which allow for the return of goods under certain circumstances. We recognize revenue in accordance with ASC Topic 605-15, Revenue Recognition.

        Our revenue has been derived from shipments of our sensor products and system solution products. The primary factors that affect our revenue are the sales volumes and average selling prices of our products. Growth in our net sales has generally been attributable to the increase in the unit volumes of our products, as the average selling prices of our sensor products have tended to decline due to the following factors, among others:

  •
  the semiconductor component market is highly competitive, and as a result, the average selling prices of particular components generally experience rapid declines over the course of their respective product and technology life cycles. This trend has been particularly evident recently in the market for mobile phone applications. We seek to mitigate the impact of this trend on our business by continuing to rapidly design, develop and sell new generations of products with additional functionalities to replace older generation products;

  •
  we may also elect to reduce our product prices as we are able to improve our manufacturing efficiency or to reduce our manufacturing costs. We may also reduce prices in order to increase market adoption of our products in certain markets;

  •
  changes in our product mix may affect the average selling prices of our products. For example, our products for consumer and mobile phone markets generally have lower average selling prices than products for the automotive market; and

  •
  we may grant discounts to our large customers or OEM and ODM customers for high volume purchases.

Net Sales by Reportable Segment

        Our sales consist of two reportable segments: sensor products that are used as components in our customers' products and system solution products that incorporate sensors with on-board computing, wireless communications and systems and application software solutions and offer a complete system solution to our customers. The following table sets forth our net sales by reportable segment for the periods indicated by amount and as a percentage of our net sales (dollar amounts in thousands).

	Three months ended March 31,
	2013		2012
	Amount	% of Sales	Amount	% of Sales
Sensor products	$10,011	87.6%	$17,208	86.0%
System solution products	1,417	12.4	2,809	14.0

Total	$11,428	100.0%	$20,017	100.0%

Net Sales by Application

        In the first three months of 2013, net sales from mobile phone applications were the largest component of our total sales, representing 48.3% of total net sales, compared with 58.7% of total net sales for the corresponding period in 2012. The decrease was mainly due to the decrease of our magnetic sensor sales to a major mobile phone manufacturer, which declined to $1.9 million in the first three months of 2013, compared to $8.3 million in the corresponding period of 2012. Our sales to this major mobile phone manufacturer are expected to continue to decrease due to the decline of the average sales price and the winding down in sales volume of the phone models that our sensor is designed in. However, we expect mobile phone applications to continue to be the largest component of our total sales for the remainder of 2013.

        Net sales from automotive applications were the second largest component of our total sales, representing 27.9% of total net sales, compared with 18.5% of total net sales for the corresponding period in 2012. The percentage increase was mainly due to lower total sales in 2013. To increase sales from the automotive market, we will continue to seek to increase sales from new automotive applications and to expand our customer base. However, revenue increases, if any, from the automotive market will require significant time, as the development lead time in this market is generally longer than other markets in which we participate.

        Net sales from industrial and other applications decreased in the first three months of 2013 to $1.8 million, representing 15.7% of total net sales, compared to $3.2 million, or 15.7% of total net sales in the corresponding period of 2012. This decrease was mainly due to lower sales from our system solution products which have undergone product upgrading. Net sales from consumer applications decreased in the first three months of 2013 to $0.9 million, or 8.1% of total net sales, compared to $1.4 million, or 7.1% of total net sales in the corresponding period of 2012. This decrease was primarily due to a decrease in sales of our accelerometer product in a digital camera application in the Japan market.

        The following table sets forth our net sales by application for the periods indicated by amount and as a percentage of our net sales (dollar amounts in thousands).

	Three months ended March 31,
	2013		2012
	Amount	% of Sales	Amount	% of Sales
Mobile phone	$5,520	48.3%	$11,747	58.7%
Consumer	929	8.1	1,425	7.1
Automotive	3,183	27.9	3,694	18.5
Industrial/other	1,796	15.7	3,151	15.7

Total	$11,428	100.0%	$20,017	100.0%

Net Sales by Customer Base

        Our customers primarily consist of distributors, OEMs and ODMs. Historically, a small number of our customers have accounted for a substantial portion of our net sales. We have three customers representing 10% or more of our net sales, which accounted in the aggregate for approximately 56.3% of our net sales in the first quarter of 2013, compared with two customers representing 57.2% in the corresponding period of 2012. Sales to our largest customer declined by 76.7% in the first three months of 2013 compared to the corresponding period of 2012.

        We have experienced and will continue to experience fluctuations in demand from a significant number of customers. It is difficult for us to accurately forecast our product demand, particularly in the case of sales to our distributors, as we may not know the identity of the distributor's OEM and ODM customers and lack information regarding their demand, and recent adverse macro-economic changes have increased the difficulty of accurately forecasting product demand and revenue. Occasionally, design changes in the products of our OEM and ODM customers have resulted in the loss of sales.

Net Sales by Geography

        Our products are shipped to OEM and ODM customers worldwide. However, we focus on different application markets among geographical regions. In Asia (excluding Japan), our revenue is primarily derived from products for mobile phone applications. We are also seeking to expand the consumer and industrial applications markets in that region. In Japan, our revenue has primarily been derived from products for consumer applications, particularly projectors and digital cameras. We are also seeking to penetrate the automotive market in Japan. In North America, our revenue has primarily been derived from products for automotive applications. In Europe, our revenue has primarily been derived from industrial applications.

        The following table sets forth our net sales by geographical region for the periods indicated by amount and as a percentage of our net sales (dollar amounts in thousands).

	Three months ended March 31,
	2013		2012
	Amount	% of Sales	Amount	% of Sales
Asia (excluding Japan)	$6,372	55.8%	$12,725	63.6%
Europe	762	6.6	1,027	5.1
Japan	1,220	10.7	2,238	11.2
North America	3,051	26.7	4,007	20.0
Other	23	0.2	20	0.1

Total	$11,428	100.0%	$20,017	100.0%

Cost of Goods Sold

        We are a semi-fabless company. We outsource wafer production for our accelerometer products and for a portion of the wafers used in our magnetic sensor products to third-party foundries and complete the post-CMOS MEMS and most of the packaging, assembly and testing functions in-house. We also purchase our ceramic packaging materials from third-party suppliers.

        During the first quarter of 2013, our wireless system solution products and some of our inertial system solution products were manufactured by our indirect subsidiary in Wuxi, China through outsourcing most of the assembly process to third-party contract assembly vendors and performing final testing and programming functions in-house at our facility in Wuxi.

        Cost of goods sold consists of: (i) cost of wafer, ceramic and other materials purchased from third parties; (ii) manufacturing overhead, primarily consisting of salaries and wages of our quality control employees and manufacturing-related management employees, depreciation, and equipment and parts; (iii) direct labor, primarily consisting of salaries and wages of our manufacturing operators; and (iv) outsourced processing fees paid to third-party packaging service providers and assembly vendors.

        Our relationships with third-party foundry and packaging service providers do not provide for guaranteed levels of production capacity at pre-determined prices. As a result, our outsourcing costs relating to wafer production, and to a lesser extent, packaging services, are susceptible to sudden changes based on conditions in the global semiconductor market and our service providers' available capacity.

Gross Profit and Gross Margin

        Our gross profit and gross margin from our sensor products have historically declined over time, due to a variety of factors, including average selling prices of our products, our product application mix, prices of wafers, excess and obsolete inventory, pricing by competitors, changes in production yields, and percentage of sales conducted through distributors. Our products for mobile phone applications have historically had lower margins than our products for automotive products. We have continuously worked to stabilize and improve our gross margin through engineering redesign of our sensor products and by seeking to improve the manufacturing process to increase manufacturing efficiency. Notwithstanding the relatively low margins in the mobile phone applications market, we will seek to increase our market share in that market by introducing products with more functionalities and at a competitive cost, in the goal of capitalizing on the significant potential for revenue growth in that market.

        The gross margin from systems solution products has fluctuated based on the mix of the product sales. Gross margins from wireless sensor network products are generally lower than those of inertial products.

Research and Development Expenses

        Research and development expenses are recognized as they are incurred and primarily consist of salaries and wages of research and development employees; research costs, primarily consisting of mask costs and prototype wafers and consulting fees paid for outside design services; travel and other expenses; and stock-based compensation attributable to our research and development employees.

Sales and Marketing Expenses

        Sales and marketing expenses primarily consist of wages, salaries and commissions for our sales and marketing personnel; consulting expenses, primarily consisting of sales consulting services and software application consulting services; travel expenses; independent sales representatives' commissions; office rental; market promotion and other expenses and stock-based compensation.

General and Administrative Expenses

        General and administrative expenses primarily consist of salaries and wages for administrative personnel; costs for professional services, including legal, tax and accounting services; depreciation and amortization expenses for non-manufacturing equipment; travel and entertainment expenses; office supply and other office-related expenses; office rental expenses; other expenses, such as utilities, insurance and provision for accounts receivable; and stock-based compensation.

Other Income (Expense)

        Other income (expense) primarily consists of interest income earned on our investments of cash and cash equivalents, and interest expense incurred on our borrowings and net foreign currency exchange gains and losses.

Provision for Income Taxes

        We conduct sales through our headquarters in Andover, Massachusetts. Our Wuxi subsidiary is primarily engaged in manufacturing and engineering activities and does not conduct direct sales to customers. For internal accounting and PRC tax purposes, we account for the transfers of goods from our Wuxi subsidiary to our U.S. headquarters as sales, and calculate the transfer price of such sales based on a markup of manufacturing and operating costs. We believe the prices of these sales were consistent with the prevailing market prices.

  U.S. Tax

        In the United States, we are subject to the federal income tax and the Massachusetts state income tax, which are approximately at the rates of 34.0% and 8.0%, respectively. At December 31, 2012, the

Company had gross U.S. net operating loss carryforwards of $10.3 million, which expire in various amounts beginning in 2028. Included within this amount is approximately $367,000 of excess tax deductions associated with non-qualified stock options that have been exercised. When these excess tax benefits actually result in a reduction to currently payable income taxes, the tax benefit will be recorded as an increase to additional paid-in capital. The Company's operating losses may be subject to limitations under provisions of the Internal Revenue Code.

  PRC tax

        Our PRC taxes primarily consist of enterprise income tax, value-added tax, and certain other miscellaneous taxes.

  Enterprise Income Tax

        Under the "Enterprise Income Tax Law" of China, which took effect on January 1, 2008, Foreign Invested Enterprises (FIEs) and domestic companies are subject to a uniform tax rate of 25%. In addition, preferential tax treatment would continue to be given to companies (FIEs or domestic) in certain encouraged sectors and to entities classified as "high-technology companies especially supported by the PRC government". The company needs to meet certain qualification requirements to be eligible for this preferential tax treatment. The qualification will be reviewed every three years.

        MEMSIC Semiconductor has been qualified as a "high-technology company especially supported by the PRC government" since 2008 and passed the "high-technology Company especially supported by the PRC government" review in 2011. Therefore, a preferential enterprise income tax rate of 15% under the new tax law will apply to MEMSIC Semiconductor from 2012 to 2014.

        The new tax law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for tax purposes is subject to PRC withholding tax at a rate of 10% subject to reduction by an applicable tax treaty with the PRC. We expect that a 10% withholding tax will apply to dividends paid to us by our Wuxi subsidiary, but this treatment will depend on our status as a non-resident enterprise of China. For detailed discussion of PRC tax issues related to resident enterprise status, see "Risk Factors -Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the Enterprise Income Tax Law effective as of January 1, 2008, which may subject us to PRC income tax for any dividends we pay to our non-PRC stockholders".

        Our indirect Wuxi subsidiary and MEMSIC Semiconductor's wholly owned subsidiary MEMSIC Transducer Systems Company Limited ("MTS") is subject to the enterprise income tax rate of 25%. In 2013, MTS will apply for "high-technology Company especially supported by the PRC government". Once approved, a preferential enterprise income tax rate of 15% will apply to MTS.

        See "Risk Factors—Risks Related to Doing Business in China—The discontinuation of any of the preferential tax treatments currently available to us in China could materially and adversely affect our business, financial condition and results of operations." included in our Annual Report on Form 10-K for the period ended December 31, 2012.

Other PRC taxes

        Other miscellaneous PRC taxes primarily consist of property tax, land-use tax and stamp tax which are accounted for in our general and administrative expenses, and education surcharge and City maintenance and construction tax, which is recorded as part of our cost of goods sold.

Crossbow Japan Taxes

        Our majority owned joint venture in Japan is subject to Japan taxes including enterprise income tax, value-added tax, and certain other miscellaneous taxes. The effective income tax rate for Crossbow Japan is 40%.

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We consider an accounting policy to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. For a discussion of the critical accounting policies that we consider to be the most sensitive and that require the most significant estimates and assumptions used in the preparation of our consolidated financial statements, see our Annual Report on Form 10-K for the year ended December 31, 2012, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies." There has been no change in our critical accounting policies and estimates from those described in our Annual Report on Form 10-K for the year ended December 31, 2012.

 Results of Operations

        The following tables set forth a summary of our unaudited statements of operations data for the periods described by amount and as a percentage of our total net sales. This information should be read together with our unaudited consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q. The operating results in any period are not necessarily indicative of the results that may be expected for any future period:

	For the three months ended March 31,
	2013		2012
	Amount	% of net sales	Amount	% of net sales
	(dollar amounts in thousands)
Net sales	$11,428	100.0%	$20,017	100.0%
Cost of goods sold	7,270	63.6	12,600	62.9

Gross profit	4,158	36.4	7,417	37.1
Operating expenses:
Research and development	1,945	17.0	1,703	8.5
Sales and marketing	1,142	10.0	1,432	7.1
General and administrative	2,943	25.8	2,236	11.2
Depreciation	326	2.9	439	2.2
Amortization	451	3.9	396	2.0

Total operating expenses	6,807	59.6	6,206	31.0

Operating (loss) income	(2,649)	(23.2)	1,211	6.1
Other income:
Interest and dividend income	33	0.3	108	0.5
Foreign exchange gain	81	0.7	(32)	(0.2)
Other, net	68	0.6	13	0.1

Total other income	182	1.6	89	0.4

(Loss) income before income taxes	(2,467)	(21.6)	1,300	6.5
Provision for income taxes	30	0.3	69	0.3

Net (loss) income	(2,497)	(21.9)	1,231	6.2

Less: net (loss) income attributable to noncontrolling interests	(34)	(0.3)	30	0.1

Net (loss) income attributable to MEMSIC, Inc.	$(2,463)	(21.6)%	$1,201	6.1%

Quarter Ended March 31, 2013 Compared to Quarter Ended March 31, 2012

        Net sales.    Our net sales decreased by 42.9% to $11.4 million for the three months ended March 31, 2013 from $20.0 million in the corresponding period of 2012. This decrease was primarily due to a decrease in net sales of our magnetic sensor product to a major mobile phone manufacturer, whose smart phone models in which our sensor is included are winding down in the market.

        Cost of goods sold.    Our cost of goods sold decreased by 42.3% to $7.3 million for the three months ended March 31, 2013 from $12.6 million for the corresponding period of 2012. This decrease was primarily due to the decrease in the volume of units sold in our magnetic sensor products.

        Gross profit and gross margin.    Our gross profit decreased by 43.9% to $4.2 million for the three months ended March 31, 2013 from $7.4 million in the corresponding period of 2012. Our gross margin percentage also decreased by approximately 0.7 percentage points to 36.4% for the three months ended March 31, 2013 from 37.1% in the corresponding period of 2012, due to increased manufacturing cost per unit resulting from lower production volume.

        Our gross profit and gross margin by reportable segment are shown in the following table (dollars in thousands):

	Three months ended March 31,
	2013		2012
	Amount	Margin %	Amount	Margin %
Sensor products	$3,615	36.1%	$6,005	34.9%
System solution products	543	38.3	1,412	50.3

Total	$4,158	36.4%	$7,417	37.1%

        Gross profit from our sensor products decreased to $3.6 million in the first three months of 2013 from $6.0 million in the corresponding period of 2012. This decrease was due to continued price decline in the mobile market and decreased sales volume from our sensor product to mobile phone and digital camera applications. Gross margin of our sensor products increased to 36.1% in the first three months of 2013 from 34.9% in the corresponding period of 2012 as a result of the reduction in sales of lower margin mobile phone sales as a percentage of total net sales.

        Gross profit of our system solution products decreased to $0.5 million in the first three months of 2013 from $1.4 million in the corresponding period of 2012. Gross margin of our system solution products decreased to 38.3% in the first three months of 2013 from 50.3% in the corresponding period of 2012. The decrease in the gross profit and the gross margin of our system solution products were mainly due to an increase in sales of a new wireless solution product which had a low gross margin in Japan and a decrease in sales of inertial products due to product transition.

        Research and development.    Our research and development expenses increased by 14.2% to $1.9 million for the three months ended March 31, 2013 from $1.7 million in the corresponding period of 2012. This increase was primarily due to the addition of engineering headcounts and tape-out cost related to new product development. Research and development expenses, as a percentage of total net sales also increased to 17.0% for the three months ended March 31, 2013 from 8.5% for the corresponding period of 2012. The percentage increase was primarily due to lower net sales in the first quarter of 2013 compared to the corresponding period of 2012. We expect our research and development expenses will continue to increase for the remainder of 2013 as we intend to invest in engineering resources to develop new products and system solutions.

        Sales and marketing.    Our sales and marketing expenses increased by 20.3% to $1.1 million for the three months ended March 31, 2013 from $1.4 million for the corresponding period of 2012. The decrease was primarily due to a reduced commission expense as a result of lower sales to the major mobile phone manufacturer as well as a temporary reduction of our sales and marketing headcounts. Sales and marketing expenses, as a percentage of total net sales, increased to 10.0% for the three months ended March 31, 2013 from 7.1% for the corresponding period of 2012 due to lower total net sales in the first quarter of 2013. We expect sales and marketing expense to increase for the remainder of 2013 as we plan to add additional technical sales in the U.S. market.

        General and administrative.    Our general and administrative expenses increased by 31.7% to $2.9 million for the three months ended March 31, 2013 from $2.2 million in the corresponding period of 2012. This increase was primarily due to legal and board fees related to the evaluation of the IDG merger proposal by the Special Committee of Directors of our Board. General and administrative expenses, as a percentage of total net sales also increased to 25.8% for the three months ended March 31, 2013 from 11.2% for the corresponding period in 2012 due to lower total sales in the first quarter of 2013.

        Depreciation expense.    Depreciation expense related to office equipment, computers, software, leasehold improvements and building spaces that are not used in the course of manufacturing our products. Depreciation expense for the three months ended March 31, 2013 decreased to $326,000 from $439,000 in the corresponding period of 2012 due to transfer of certain research and development equipment into manufacturing.

        Amortization expense.    Amortization expense was at $0.5 million for the three months ended March 31, 2013, compared to $0.4 million in the corresponding period of 2012. The increase was due to foreign exchange rate impact and increased patent amortization expenes.

        Other income.    Our other income was $182,000 for the three months ended March 31, 2013 compared to $89,000 in the corresponding period of 2012. The increase was primarily attributable to higher foreign exchange gain and other income, partially offset by lower net interest income resulted from an accrued interest expense of $116,000 booked in the first quarter of 2013 related to construction cost of the MTS building that was financed by the local Chinese government.

        Provision for income taxes.    Our income tax provision was $30,000 for the three months March 31, 2013 compared to an income tax provision of $69,000 in the corresponding period of 2012. Our income tax provision for the first quarter of 2013 reflected a tax provision of $32,000 related to income in Crossbow Japan, offset by a tax benefit of $2,000 related to a change in certain deferred tax assets in China.

        Our income tax provision for the first quarter of 2012 reflected tax provision of $70,000 related to income in Crossbow Japan, offset by a tax benefit of $2,000 related to a change in the deferred tax assets in China.

Liquidity and Capital Resources

        As of March 31, 2013, our principal sources of liquidity consisted of cash, cash equivalents and restricted cash of $36.8 million. In addition, our investments included $25.6 million of short-term investments and $2.5 million of auction rate securities that are classified as long-term investments on our balance sheet. The principal represented by the auction rate security will not be accessible to us until one of the following occurs: a successful auction occurs, the issuer redeems the issue, a buyer is found outside of the auction process or the underlying securities have matured. Based on our expected operating cash flows, and our other sources of cash, we do not expect the potential lack of liquidity in these investments to affect our ability to execute our current business plan in the near term. There can be no assurance that we would be able in the near term to liquidate these securities on favorable terms, or at all, and if we should require access to these funds sooner than we currently expect, our inability to sell these auction rate securities could adversely affect our liquidity and our financial flexibility.

        We outsource certain steps of the manufacturing process to third parties while conducting the remaining steps in-house. As a result, our principal uses of cash historically have consisted of payments to our suppliers for the costs related to the outsourcing of wafer fabrication and outsourced processing fees paid to and materials purchased from third parties, as well as payments for our manufacturing overhead and equipment purchases. Other significant cash outlays consist of capital expenditures, including the construction of our buildings in China. We also have used cash to fund salaries, wages and commissions for our non-manufacturing related employees.

        On June 30, 2010, our indirect Wuxi subsidiary, MEMSIC Transducer Systems Company Limited, or MTS, obtained a $20 million, five-year project loan from Agricultural Bank of China. Of this amount, $15 million was used by MTS to purchase from us substantially all the assets that we purchased from Crossbow Technology, Inc., $3 million was available for working capital purposes and $2 million was available for the purchase of equipment to build the manufacturing capacity for the system solution products. This loan is collateralized by the buildings and land owned by our Wuxi subsidiaries as well as the intellectual property purchased by MTS from us. The interest rate of the loan is a variable rate, adjusted semi-annually based on the LIBOR rate plus 4.00%. MTS has obtained agreement from the local Wuxi government to fully subsidize the interest expense on a quarterly basis. As of March 31, 2013, $17,930,000 has been withdrawn, $500,000 has been repaid and $17,430,000 is outstanding. The repayment schedule of the principal amount is as follows:

Date	Payment Amount
June 29, 2013	$1,000,000
June 29, 2014	2,500,000
June 29, 2015	13,930,000

$17,430,000

        We believe that our current cash, proceeds of our project loan from the Agricultural Bank of China and cash flow from operations will be sufficient to meet our anticipated cash needs, including working capital requirements and capital expenditures for at least the next twelve months. Our future cash requirements will depend on many factors, including our operating income, the timing of our new product introductions, the costs of maintaining adequate manufacturing capacity, the continuing market acceptance of our products, or other changing business conditions and future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would be dilutive to our stockholders. The incurrence of indebtedness would divert cash for working capital requirements and capital expenditures to service debt and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our stockholders. If we are unable to obtain additional equity or debt financing, our business, operations and prospects may suffer.

Operating Activities

        Net cash used in operating activities for the three months ended March 31, 2013 was $1.6 million, which was derived from net loss of $2.5 million, adjusted to reflect a net increase related to non-cash items, and a net decrease relating to changes in balances of operating assets and liabilities. The adjustment related to non-cash items, an increase of $1.5 million, was mainly attributable to depreciation and amortization expense of $1.2 million, stock compensation expense of $0.3 million and an increase in deferred income tax of $16,000, offset by a decrease in deferred rent of $14,000. The adjustment related to changes in the balances of operating assets and liabilities, a net decrease in cash of $0.6 million, was primarily the result of a decrease of $2.1 million in accounts payable and accrued expenses and an increase of $0.3 million in other assets, offset by decreases of $1.4 million in inventory and $0.4 million in accounts receivable.

        Net cash used in operating activities for the three months ended March 31, 2012 was $0.3 million, which was derived from a net income of $1.2 million, adjusted to reflect a net increase related to non-cash items, and a net decrease relating to changes in balances of operating assets and liabilities. The adjustment related to non-cash items, an increase of $1.6 million, was mainly attributable to depreciation and amortization expense of $1.3 million, stock-based compensation of $0.3 million, deferred rent and income tax of $11,000. The adjustment related to changes in the balances of operating assets and liabilities, a net decrease in cash of $3.1 million, was primarily the result of increases of $0.7 million in accounts receivables due to increased sales, $1.4 million increase in other assets and $2.3 million decrease in accounts payable and accrued expenses, offset by a $1.3 million decrease in inventory.

Investing Activities

        Net cash provided by investing activities for the three months ended March 31, 2013 was $8.4 million, primarily consisting of $14.0 million of proceeds from sale of short-term investments, offset by $5.0 million used for the purchase of short term investments and $0.6 million used for the purchase of property and equipment, mainly attributable to expansion of our sensor manufacturing capacity in China.

        Net cash used in investing activities for the three months ended March 31, 2012 was $15.3 million, primarily consisting of $14.4 million used to purchase short term investments and $0.8 million used for the purchase of property and equipment mainly attributable to expansion of our sensor manufacturing capacity in China.

Financing Activities

        Net cash used in financing activities for the three months ended March 31, 2013 was $95,000, consisting cash dividend of $103,000 paid to the minority owner of Crossbow Japan, offset by proceeds of $8,000 from exercise of options to purchase common stock.

        Net cash used in financing activities for the three months ended March 31, 2012 was $45,000, consisting cash dividend of $59,000 paid to the minority owner of Crossbow Japan, offset by proceeds of $14,000 from exercise of options to purchase common stock.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet financing arrangements, other than property and equipment operating leases, nor do we have any transactions, arrangements or other relationships with any special purpose entities established by us, at our direction or for our benefit.

Item 4.    Controls and Procedures

A. Evaluation of Disclosure Controls and Procedures

        Based on the evaluation of our disclosure controls and procedures (as defined in the Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) required by Exchange Act Rules 13a15(b) or 15d-15(b), our chief executive officer and our principal financial and accounting officer have concluded that as of March 31, 2013, the end of the period covered by this report, our disclosure controls and procedures were effective.

B. Changes in Internal Controls

        There were no changes in our internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f), that occurred during the quarter ended March 31, 2013 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

 PART II—OTHER INFORMATION

Item 1.    Legal Proceedings

        On September 11, 2011, Trilogy Marketing, Inc. (Trilogy) commenced an action in the United States District Court for the Eastern District of Michigan, in which it alleges that MEMSIC has failed to pay sales representative commissions to Trilogy. We have not concluded that a loss of any magnitude in this matter is probable, and are unable to estimate the range of potential loss, if any, that might arise from this matter.

Item 1A.    Risk Factors

        There has been no material change in the risk factors disclosed under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, except as follows:

         New regulations related to conflict minerals may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our relationships with customers.

        On August 22, 2012, as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted new disclosure regulations for public companies that manufacture products that contain certain minerals and their derivatives, namely tin, tantalum, tungsten or gold, known as conflict minerals, if these minerals are necessary to the functionality or production of the company's products. These regulations require such issuers to report annually whether or not such minerals originate from the Democratic Republic of Congo and adjoining countries and in some cases to perform extensive due diligence on their supply chains for such minerals. The implementation of these new requirements could adversely affect the sourcing, availability and pricing of conflict minerals used in the manufacture of semiconductor devices, including our products. In addition, we may incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals used in our products. Since our supply chain is complex, the due diligence procedures that we implement may not enable us to ascertain the origins for these minerals or determine that these minerals are DRC conflict free, which may harm our reputation. We may also face difficulties in satisfying customers who may require that our products be certified as DRC conflict free, which could harm our relationships with these customers and lead to a loss of revenue. These new requirements also could have the effect of limiting the pool of suppliers from which we source these minerals, and we may be unable to obtain conflict-free minerals at competitive prices, which could increase our costs and adversely affect our manufacturing operations and our profitability.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds

        The net proceeds to us of our initial public offering in 2007, including the net proceeds from exercise of underwriters' over-allotment option were approximately $60.2 million. Through March 31, 2013, we have applied approximately $11.2 million of the net proceeds to fund capital expenditures for the expansion of our manufacturing facility in Wuxi, $7.3 million to the construction of two new buildings adjacent to that facility and $4.0 million to the purchase of a piece of land to build the MTS manufacturing facility and manufacturing equipment, and $18.0 million to the Crossbow acquisition. We invested the balance of $19.7 million of the net proceeds from our initial public offering in money market funds and auction rate securities, pending other uses.

Item 6.    Exhibits

			Filed with This Form 10-Q	Incorporated by Reference
Exhibit No.		Description		Form	Filing Date	Exhibit No.
3.1		Second Amended and Restated Certificate of Incorporation of MEMSIC, Inc.		8-K	December 19, 2007	3.1
3.2		Amended and Restated By-Laws of MEMSIC, Inc.		S-1/A	November 30, 2007	3.4
4.1		Form of common stock certificate.		S-1/A	December 7, 2007	4.2
4.2		Fifth Amended and Restated Investor Rights Agreement.		S-1	September 28, 2007	4.3
4.4		2009 Nonqualified Inducement Stock Plan		10Q	November 14, 2011	4.4
31.1		Chief Executive Officer certification required by Rule 13a-14(a)	X
31.2		Principal Accounting Officer certification required by Rule 13a-14(a)	X
32.1		Chief Executive Officer certification pursuant to 18 U.S.C. Section 1350	X
32.2		Principal Financial and Accounting Officer certification pursuant to 18 U.S.C. Section 1350	X

101.	***	The following materials from MEMSIC, Inc.'s Quarterly Report on Form 10-Q for the three and nine months ended March 31, 2013, formatted in XBRL (eXtensible Business Reporting Language): (i) the Unaudited Consolidated Balance Sheets; (ii) the Unaudited Consolidated Statements of Operations; (iii) the Unaudited Consolidated Statements of Comprehensive Income (Loss); (iv) the Unaudited Consolidated Statements of Cash Flows and (v) the Notes to Consolidated Financial Statements, tagged as blocks of text.	X

        Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets as of March 31, 2013 (Unaudited) and December 31, 2012; (ii) Unaudited Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012; (iii) Unaudited Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2013 and 2012, (iv) Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012 and (v) Notes to Unaudited Consolidated Financial Statements.

        In accordance with Rule 406T of Regulation S-T, the XBRL-related information in Exhibit 101 to this Quarterly Report on Form 10-Q is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise is not subject to liability under these sections.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMSIC, Inc.
Dated: May 15, 2013	By:	/s/ YANG ZHAO Yang Zhao Chief Executive Officer and President Principal Executive Officer
Dated: May 15, 2013	By:	/s/ PATRICIA NIU Patricia Niu Principal Financial and Accounting Officer

SPECIAL MEETING OF STOCKHOLDERS OF MEMSIC, INC. ____ __, 2013 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON _____, 2013. The Notice of special meeting, proxy statement and proxy card are available at http://__________. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Proposal 1. Proposal 1. Adopt the merger agreement. Proposal 2. Approve, on a non-binding basis, certain compensation arrangements for our named executive officers in connection with the merger. Proposal 3. Approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit proxies in favor of the merger agreement. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NOT DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE APPROVAL, ON A NON-BINDING BASIS, OF CERTAIN COMPENSATION ARRANGEMENTS FOR OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER AGREEMENT. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, TO THE EXTENT AUTHORIZED BY APPLICABLE REGULATIONS. PLEASE INDICATE YOUR VOTE, SIGN AND MAIL THIS PROXY TODAY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES FOR AGAINST ABSTAIN PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 00030303000000000000 2 062813 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 MEMSIC, INC. One Tech Drive, Suite 325 Andover, Massachusetts 01810 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of MEMSIC, Inc. (the "Company") acknowledges receipt of the Company's Notice of Special Meeting of Stockholders and Proxy Statement, and does hereby appoint Lawrence A. Kaufman, Ph.D., Roger W. Blethen and Robert L. Birnbaum, or any of them acting singly, as the attorneys and proxies of the undersigned, with full power of substitution, to vote, on behalf of the undersigned, all of the shares of common stock of the Company held of record by the undersigned on _____, 2013, at the Company's Special Meeting of Stockholders to be held at 10:00 a.m. Eastern time, on _____, 2013 at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, 13th Floor, Boston, MA 02210 and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such shares. (Continued and to be signed on the reverse side)